Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on May 25, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWO HARBORS INVESTMENT CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	001-34506 (Primary Standard Industrial Classification Code Number)	27-0312904 (I.R.S. Employer Identification Number)

575 Lexington Avenue, Suite 2930
New York, New York 10022
(612) 629-2500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Rebecca B. Sandberg
Vice President, General Counsel and Secretary
Two Harbors Investment Corp.
575 Lexington Avenue, Suite 2930
New York, New York 10022
Tel: (612) 629-2500
Fax: (612) 629-2501
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
S. Gregory Cope Stephen M. Gill Vinson & Elkins L.L.P 2200 Pennsylvania Avenue NW Suite 500 West Washington, D.C. 20037-1701 (202) 639-6500	Thomas A. Rosenbloom Executive Vice President Business Development, General Counsel, and Secretary CYS Investments, Inc. 500 Totten Pond Road, 6th Floor Waltham, Massachusetts 02451 (617) 639-0440	Scott M. Freeman Gabriel Saltarelli Sidley Austin LLP 787 Seventh Ave New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the merger described herein.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

         If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common stock, par value $0.01 per share	75,729,550(3)	N/A	$1,117,368,161(4)	$139,112.34

Series D cumulative redeemable preferred stock, par value $0.01 per share	3,000,000(5)	N/A	$74,940,000(6)	$9,330.03(7)

Series E cumulative redeemable preferred stock, par value $0.01 per share	8,000,000(8)	N/A	$195,560,000(9)	$24,347.22(10)

(1)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(c) under the Securities Act.

(2)
The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933 at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

(3)
Represents the estimated maximum number of shares of common stock, par value $0.01 per share ("Two Harbors Common Stock"), of Two Harbors Investment Corp. ("Two Harbors") to be issuable, or subject to options or other equity-based awards that are assumed by Two Harbors, upon the completion of the merger described herein. The number of shares of Two Harbors Common Stock being registered is based on (a) 155,438,320 shares of common stock, par value $0.01 per share ("CYS Common Stock"), of CYS Investments, Inc. ("CYS"), issued and outstanding as of May 23, 2018, and (b) an assumed exchange ratio of 0.4872 shares of Two Harbors Common Stock for each share of CYS Common Stock.

(4)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is based on (a) the product of (i) $7.285 (the average of the high and low prices of CYS Common Stock as reported on the New York Stock Exchange ("NYSE") on May 23, 2018) multiplied by (ii) the 155,438,320 shares of CYS Common Stock outstanding as of May 23, 2018, minus (b) $15,000,000 (the estimated amount of cash that will be paid by Two Harbors to the holders of shares of CYS Common Stock in the merger).

(5)
Represents the maximum number of shares of 7.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors ("Two Harbors Series D Preferred Stock"), to be issued in connection with the transactions described herein, calculated by applying the exchange ratio of one share of Two Harbors Series D Preferred Stock for one share of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of CYS ("CYS Series A Preferred Stock"), as set forth in the merger agreement, based on 3,000,000 shares of CYS Series A Preferred Stock issued and outstanding on May 23, 2018.

(6)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based on the product of (a) $24.98 (the average of the high and low prices of CYS Series A Preferred Stock as reported by NYSE on May 23, 2018) multiplied by (b) the 3,000,000 shares of CYS Series A Preferred Stock outstanding as of May 23, 2018.

(7)
Pursuant to Rule 457(i), there is no fee associated with the registration of the shares of Two Harbors Common Stock issuable upon conversion of the shares of Two Harbors Series D Preferred Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with such conversion.

(8)
Represents the maximum number of shares of 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors ("Two Harbors Series E Preferred Stock"), to be issued in connection with the transactions described herein, calculated by applying the exchange ratio of one share of Two Harbors Series E Preferred Stock for one share of 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of CYS ("CYS Series B Preferred Stock"), as set forth in the merger agreement, based on 8,000,000 shares of CYS Series B Preferred Stock issued and outstanding on May 23, 2018.

(9)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based on the product of (a) $24.445 (the average of the high and low prices of CYS Series B Preferred Stock as reported by NYSE on May 23, 2018) multiplied by (b) the 8,000,000 shares of CYS Series B Preferred Stock outstanding as of May 23, 2018.

(10)
Pursuant to Rule 457(i), there is no fee associated with the registration of the shares of Two Harbors Common Stock issuable upon conversion of the shares of Two Harbors Series E Preferred Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with such conversion.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION

DATED MAY 25, 2018

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

             [    •    ], 2018

To the Stockholders of Two Harbors Investment Corp. and the Stockholders of CYS Investments, Inc.:

             The board of directors (the "Two Harbors Board") of Two Harbors Investment Corp. ("Two Harbors") and the board of directors (the "CYS Board") of CYS Investments, Inc. ("CYS"), each a Maryland corporation, each have approved an Agreement and Plan of Merger, dated as of April 25, 2018 (the "Merger Agreement"), by and among Two Harbors, Eiger Merger Subsidiary LLC ("Merger Sub") and CYS, pursuant to which Merger Sub will merge with and into CYS, with CYS continuing as the surviving corporation (the "Merger"). As a result of the Merger, the surviving corporation will become an indirect, wholly owned subsidiary of Two Harbors. The closing of the Merger will occur as promptly as practicable following satisfaction of all closing conditions set forth in the Merger Agreement, and either Two Harbors or CYS may terminate the Merger Agreement if closing has not occurred by October 31, 2018. After the Merger, the combined company of Two Harbors and CYS will retain the name "Two Harbors Investment Corp." and its shares will continue to trade on the New York Stock Exchange under the symbol "TWO".

             Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of CYS ("CYS Common Stock") will be converted into the right to receive from Two Harbors (a) a number of shares of common stock, par value $0.01 per share, of Two Harbors ("Two Harbors Common Stock") determined (to the nearest one-ten-thousandth) by dividing (i) CYS's adjusted book value per share, multiplied by 96.75%, by (ii) Two Harbors' adjusted book value per share, multiplied by 94.20%, each as calculated at a time and pursuant to certain calculation principles set forth in the Merger Agreement, and (b) $15,000,000 divided by the sum of the number of shares of CYS Common Stock issued and outstanding immediately prior to the effective time of the Merger (excluding any cancelled shares), including outstanding CYS restricted stock that will vest upon completion of the Merger pursuant to the Merger Agreement (less any shares surrendered for income tax purposes).

             Based on the number of shares of CYS Common Stock outstanding on [    •    ], 2018, the record date for the Two Harbors special meeting, and an assumed exchange ratio of 0.4872 based on the adjusted book value per share of Two Harbors Common Stock and CYS Common Stock as of March 31, 2018, calculated in accordance with the Merger Agreement, we expect approximately [    •    ] shares of Two Harbors Common Stock will be issued in connection with the Merger. The actual Exchange Ratio will be publicly announced at least five business days before each of the special meetings of stockholders described below.

             In addition, each share of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of CYS (the "CYS Series A Preferred Stock") will be converted into the right to receive one share of newly classified 7.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors (the "Two Harbors Series D Preferred Stock"), and each share of 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of CYS (the "CYS Series B Preferred Stock") will be converted into the right to receive one share of newly classified 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors (the "Two Harbors Series E Preferred Stock").

             In connection with the Merger, PRCM Advisers LLC ("PRCM Advisers"), Two Harbors' external manager and a subsidiary of Pine River Capital Management L.P., has agreed to reduce the base management fee it charges Two Harbors with respect to the additional equity under management resulting from the Merger from 1.5% of stockholders' equity on an annualized basis to 0.75% through the first anniversary of Closing. PRCM Advisers will also make a one-time downward adjustment of $15,000,000 to the management fees payable by Two Harbors for the quarter in which the Merger closes as well as a downward adjustment to the management fees payable by Two Harbors of up to an additional $3.3 million to reimburse Two Harbors for certain transaction-related expenses.

             Two Harbors and CYS will each hold a special meeting of their respective common stockholders. Two Harbors' special meeting will be held at [    •    ] on [    •    ], 2018, at [    •    ], Eastern Time. CYS's special meeting will be held at [    •    ] on [    •    ], 2018, at [    •    ], [    •    ] Eastern Time. The preferred stockholders of each of CYS and Two Harbors are not entitled to vote on any of the matters to be considered and voted upon at the CYS special meeting or the Two Harbors special meeting, as applicable.

             At the Two Harbors special meeting, the Two Harbors common stockholders will be asked to (i) consider and vote on a proposal to approve the issuance of shares of Two Harbors Common Stock in the Merger and upon any conversion (upon certain future changes of control of Two Harbors, if any) of the Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock to be issued in the Merger (the "Two Harbors Common Stock Issuance Proposal") and (ii) approve the adjournment of the Two Harbors special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Two Harbors Common Stock Issuance Proposal (the "Two Harbors Adjournment Proposal"). The Two Harbors Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the issuance of shares of Two Harbors Common Stock (the "Two Harbors Common Stock Issuance"), are in the best interests of Two Harbors and its stockholders, (ii) approved the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, (iii) directed that the Two Harbors Common Stock Issuance Proposal be submitted to the holders of Two Harbors Common Stock for consideration at the Two Harbors special meeting and (iv) recommended that the holders of Two Harbors Common Stock approve the Two Harbors Common Stock Issuance Proposal. The Two Harbors Board unanimously recommends that the Two Harbors common stockholders vote "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two Harbors Adjournment Proposal. Only those matters included in the Two Harbors Notice of Meeting may be considered and voted upon at the Two Harbors special meeting.

             At the CYS special meeting, the CYS common stockholders will be asked to (i) consider and vote on a proposal to approve the Merger (the "Merger Proposal"), (ii) consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to CYS's named executive officers that is based on or otherwise relates to the Merger (the "CYS Non-Binding Compensation Advisory Proposal"), and (iii) approve the adjournment of the CYS special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal (the "CYS Adjournment Proposal"). The CYS Board, acting upon the unanimous recommendation of a special committee of independent directors of CYS formed for the purpose of, among other things, evaluating and making a recommendation to the CYS Board with respect to the Merger Agreement and the other transactions contemplated therein, has unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the merger of Merger Sub with and into CYS, are in the best interests of CYS and its stockholders, (ii) approved the Merger Agreement and declared that the transactions contemplated therein, including the Merger, are advisable, (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of CYS Common Stock for consideration at the CYS special meeting and (iv) recommended that the CYS common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.

             The CYS Board unanimously recommends that the CYS common stockholders vote "FOR" the Merger Proposal, "FOR" the CYS Non-Binding Compensation Advisory Proposal and "FOR" the CYS Adjournment Proposal. Only those matters included in the CYS Notice of Meeting may be considered and voted upon at the CYS special meeting.

             This joint proxy statement/prospectus provides detailed information about the special meetings of Two Harbors and CYS, the Merger Agreement, the Merger and other related matters. A copy of the Merger Agreement is included as Annex A to this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, the Merger Agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this joint proxy statement/prospectus entitled "Risk Factors" beginning on page [    •    ]. You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission (the "SEC").

             Whether or not you plan to attend the Two Harbors special meeting or the CYS special meeting, as applicable, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or authorize a proxy to vote your shares through the Internet or by telephone. You may also authorize a proxy to vote your shares over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you authorize a proxy to vote your shares through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend a special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

             Your vote is very important, regardless of the number of shares of stock you own. Whether or not you plan to attend the Two Harbors special meeting or the CYS special meeting, as applicable, please authorize a proxy to vote your shares of stock as promptly as possible to make sure that your shares of stock are represented at the applicable special meeting. Please note that the failure to vote, or authorize a proxy to vote, your shares of stock of CYS is the equivalent of a vote against the Merger Proposal.

             Thank you in advance for your continued support.

             Sincerely,

Thomas E. Siering	Kevin E. Grant
Chief Executive Officer, President and	Chief Executive Officer, Chairman,
Director	President, Chief Investment Officer and
Two Harbors Investment Corp.	Founder
CYS Investments, Inc.

             Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

             This joint proxy statement/prospectus is dated [    •    ], 2018, and is first being mailed to the stockholders of Two Harbors and the stockholders of CYS on or about [    •    ], 2018.

575 Lexington Avenue
Suite 2930
New York, New York 10022

NOTICE OF SPECIAL MEETING OF TWO HARBORS COMMON STOCKHOLDERS
TO BE HELD ON [    •    ], 2018

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Two Harbors Investment Corp., a Maryland corporation ("Two Harbors"), will be held at [    •    ] on [    •    ], 2018 at [    •    ], Eastern Time, for the following purposes:

  1.
  to consider and vote on a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of Two Harbors ("Two Harbors Common Stock") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 25, 2018, by and among Two Harbors, Eiger Merger Subsidiary LLC, a Maryland limited liability company, and CYS Investments, Inc., a Maryland corporation, as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the "Two Harbors Common Stock Issuance Proposal"); and

  2.
  to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Two Harbors Common Stock Issuance Proposal (the "Two Harbors Adjournment Proposal").

        Two Harbors will transact no other business at the Two Harbors special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Two Harbors special meeting. The board of directors of Two Harbors (the "Two Harbors Board") has fixed the close of business on [    •    ], 2018 as the record date for the determination of Two Harbors stockholders entitled to notice of, and to vote at, the Two Harbors special meeting or any adjournments or postponements thereof. Accordingly, only common stockholders at the close of business on that date are entitled to notice of, and to vote at, the Two Harbors special meeting and any adjournments or postponements thereof.

        The Two Harbors Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the issuance of shares of Two Harbors Common Stock (the "Two Harbors Common Stock Issuance"), are in the best interests of Two Harbors and its stockholders, (ii) approved the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, (iii) directed that the Two Harbors Common Stock Issuance Proposal be submitted to the holders of Two Harbors Common Stock for consideration at the Two Harbors special meeting and (iv) recommended that the holders of Two Harbors Common Stock approve the Two Harbors Common Stock Issuance Proposal. The Two Harbors Board unanimously recommends that the Two Harbors common stockholders vote "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two Harbors Adjournment Proposal.

        Your vote is very important, regardless of the number of shares of Two Harbors Common Stock you own. Whether or not you plan to attend the Two Harbors special meeting, please authorize a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Two Harbors special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two

Harbors Adjournment Proposal. Even if you plan to attend the Two Harbors special meeting in person, we urge you to authorize a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Two Harbors special meeting to ensure that your shares will be represented and voted at the Two Harbors special meeting. If you hold your shares of Two Harbors Common Stock in "street name," which means through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

        Please note that if you hold shares of stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of stock represented by each account. If you attend the Two Harbors special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or authorized a proxy to vote your shares through the Internet or by telephone. If your shares of Two Harbors Common Stock are held by a bank, broker or other nominee, and you plan to attend the Two Harbors special meeting in person, please bring to the special meeting your statement evidencing your beneficial ownership of your shares of Two Harbors Common Stock. Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other nominee regarding each of these options.

        This notice and the enclosed proxy statement/prospectus are first being mailed to Two Harbors stockholders on or about [    •    ], 2018.

By Order of the Board of Directors,
Rebecca B. Sandberg Vice President, General Counsel and Secretary

New York, New York
[    •    ], 2018

500 Totten Pond Road, 6th Floor
Waltham, Massachusetts 02451

NOTICE OF SPECIAL MEETING OF CYS COMMON STOCKHOLDERS
TO BE HELD ON [    •    ], 2018

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of CYS Investments, Inc., a Maryland corporation ("CYS") will be held at [    •    ] on [    •    ], 2018 at [    •    ], Eastern Time, for the following purposes:

  1.
  to consider and vote on a proposal (the "Merger Proposal") to approve the merger transaction in which CYS merges with and into Eiger Merger Subsidiary LLC, a Maryland limited liability company, ("Merger Sub") related to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 25, 2018, among Two Harbors Investment Corp., a Maryland corporation, Merger Sub and CYS, as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

  2.
  to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to CYS's named executive officers that is based on or otherwise relates to the Merger (the "CYS Non-Binding Compensation Advisory Proposal"); and

  3.
  to consider and vote on a proposal to approve the adjournment of the CYS special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal (the "CYS Adjournment Proposal").

        CYS will transact no other business at the special meeting or any adjournment or postponement thereof. These items of business are described in the enclosed joint proxy statement/prospectus. The CYS board of directors (the "CYS Board") has designated the close of business on [    •    ], 2018 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the CYS special meeting and any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with an adjournment or postponement of the special meeting. Accordingly, only CYS common stockholders at the close of business on the record date are entitled to notice of the CYS special meeting and only CYS common stockholders are entitled to vote at the CYS special meeting and at any adjournment or postponement of the special meeting.

        The CYS Board, acting upon the unanimous recommendation of a special committee of independent directors of CYS formed for the purpose of, among other things, evaluating and making a recommendation to the CYS Board with respect to the Merger Agreement and the other transactions contemplated therein, has unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the merger of Merger Sub with and into CYS, are in the best interests of CYS and its stockholders, (ii) approved the Merger Agreement and declared that the transactions contemplated therein, including the Merger, are advisable, (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of CYS Common Stock for consideration at the CYS special meeting and (iv) recommended that the CYS common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement. The CYS Board unanimously recommends that the CYS common stockholders vote "FOR" the Merger Proposal, "FOR" the CYS Non-Binding Compensation Advisory Proposal and "FOR" the CYS Adjournment Proposal.

        Your vote is very important, regardless of the number of shares of CYS you own. Whether or not you plan to attend the CYS special meeting, please authorize a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted "FOR" the Merger Proposal, "FOR" the CYS Non-Binding Compensation Advisory Proposal and "FOR" the CYS Adjournment Proposal. Even if you plan to attend the CYS special meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you are unable to attend. If you hold your CYS shares in "street name," which means through a bank, broker or other nominee, you must obtain a legal proxy from this bank, broker or other nominee in order to vote in person at the CYS special meeting.

        If you do not vote on the Merger Proposal, this will have the same effect as a vote by you against the approval of the Merger Proposal.

        Please note that if you hold shares of stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of stock represented by each account. If you attend the CYS special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or authorized a proxy to vote your shares through the Internet or by telephone. If your CYS shares are held by a bank, broker or other nominee, and you plan to attend the CYS special meeting in person, please bring to the special meeting your statement evidencing your beneficial ownership of your CYS shares. Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other nominee regarding each of these options.

By Order of the Board of Directors,
Thomas A. Rosenbloom Executive Vice President of Business Development, General Counsel, and Secretary

Waltham, Massachusetts
[    •    ], 2018

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Two Harbors and CYS from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. To obtain timely delivery, you must request the information no later than five business days before the date of the applicable special meeting. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Two Harbors' or CYS's investor relations departments:

If you are a Two Harbors stockholder:	If you are a CYS stockholder:
D.F. King & Co., Inc. 48 Wall Street, 22nd floor New York, New York 10005 (866) 530-8623 (toll free) two@dfking.com	Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, New York 10104 866-300-8594 (toll free)
or	or
575 Lexington Avenue Suite 2930 New York, New York 10022 (612) 629-2500 Attention: Investor Relations	500 Totten Pond Road 6th Floor Waltham, Massachusetts 02451 (617) 639-0440 Attention: Investor Relations

        Investors may also consult Two Harbors' or CYS's website for more information concerning the Merger and other related transactions described in this joint proxy statement/prospectus. Two Harbors' website is www.twoharborsinvestment.com. CYS's website is www.cysinv.com. Each company's public filings are also available at www.sec.gov. The information contained on Two Harbors' and CYS's websites is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. The references to Two Harbors' and CYS's websites are intended to be inactive textual references only.

        If you would like to request any documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by [    •    ], 2018 in order to receive them before the Two Harbors special meeting and by [    •    ], 2018 in order to receive them before the CYS special meeting.

        For more information, see "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

ABOUT THIS DOCUMENT

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. [    •    ]) filed by Two Harbors with the SEC, constitutes a prospectus of Two Harbors for purposes of the Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) the shares of Two Harbors Common Stock to be issued to CYS common stockholders in exchange for shares of CYS Common Stock, (ii) the shares of Two Harbors Series D Preferred Stock to be issued to holders of CYS Series A Preferred Stock in exchange for shares of CYS Series A Preferred Stock and (iii) the shares of Two Harbors Series E Preferred Stock to be issued to holders of CYS Series B Preferred Stock in exchange for shares of CYS Series B Preferred Stock, in each case, pursuant to the Merger Agreement, as such agreement may be amended or modified from time to time. This joint proxy statement/prospectus also constitutes a proxy statement for each of Two Harbors and CYS for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, it constitutes a notice of special meeting with respect to the Two Harbors special meeting and a notice of special meeting with respect to the CYS special meeting.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2018, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/prospectus to Two Harbors stockholders or CYS stockholders nor the Two Harbors Common Stock Issuance to CYS common stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Two Harbors has been provided by Two Harbors and information contained in this joint proxy statement/prospectus regarding CYS has been provided by CYS.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER

        The following questions and answers are intended to address certain commonly asked questions regarding the Merger Agreement, the Merger and the Two Harbors and CYS special meetings. These questions and answers do not address all questions that may be important to you as a stockholder of Two Harbors or CYS. Please refer to the "Summary" beginning on page [    •    ] and the more detailed information contained elsewhere in this joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus, which you should read carefully. Unless stated otherwise, all references in this joint proxy statement/prospectus to:

  •
  "Alternative Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving any merger, amalgamation, share exchange, recapitalization, consolidation, acquisition, business combination of or involving Two Harbors and/or any of its subsidiaries, and any person, in which the consideration paid by Two Harbors or its subsidiaries was cash, voting stock of Two Harbors or other consideration valued at $500,000,000 or more.

  •
  "Barclays" refers to Barclays Capital Inc.

  •
  "Closing" refers to the closing of the Merger.

  •
  "Code" refers to the Internal Revenue Code of 1986, as amended.

  •
  "Combined Company" refers to Two Harbors and its subsidiaries after the closing of the Merger.

  •
  "Credit Suisse" refers to Credit Suisse Securities (USA) LLC.

  •
  "CYS" refers to CYS Investments, Inc., a Maryland corporation.

  •
  "CYS Adjournment Proposal" refers to the proposal to approve the adjournment of the CYS special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal.

  •
  "CYS Board" refers to the board of directors of CYS.

  •
  "CYS Bylaws" refers to CYS's Amended and Restated Bylaws, as amended from time to time.

  •
  "CYS Charter" refers to CYS's Articles of Amendment and Restatement, as amended or supplemented from time to time.

  •
  "CYS Common Stock" refers to each outstanding share of common stock, par value $0.01, per share, of CYS.

  •
  "CYS Non-Binding Compensation Advisory Proposal" refers to the non-binding advisory proposal to approve the compensation that may be paid or become payable to CYS's named executive officers that is based on or otherwise relates to the Merger.

  •
  "CYS Preferred Stock" refers to each outstanding share of CYS Series A Preferred Stock and CYS Series B Preferred Stock.

  •
  "CYS Restricted Stock" means CYS Common Stock that is subject to vesting, repurchase or other lapse restriction.

  •
  "CYS Series A Preferred Stock" refers to each outstanding share of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of CYS.

  •
  "CYS Series B Preferred Stock" refers to each outstanding share of 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of CYS.

  •
  "CYS Stock" refers to the CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock, collectively.

  •
  "CYS Stock Plan" refers to the CYS 2013 Equity Incentive Plan.

  •
  "Determination Date" means the last day of the month immediately preceding the month in which the conditions to Closing are reasonably expected to be satisfied (other than the obtainment of the Two Harbors common stockholder approval or the CYS common stockholder approval and those conditions that by their nature are to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions.

  •
  "Exchange Ratio" refers to a quotient (rounded to the nearest one ten-thousandth) determined by dividing (i) (a) CYS adjusted book value per share, multiplied by (b) 96.75% by (ii) (a) Two Harbors adjusted book value per share, multiplied by (b) 94.20%, in each case as determined in accordance with the Merger Agreement.

  •
  "Fourth Amendment to the Management Agreement" refers to the Fourth Amendment to the Management Agreement between Two Harbors, Two Harbors Operating Company LLC and PRCM Advisers dated April 25, 2018.

  •
  "GAAP" refers to the accounting principles generally accepted in the United States of America.

  •
  "Granite Point" means Granite Point Mortgage Trust Inc.

  •
  "JMP" means JMP Securities LLC.

  •
  "Management Agreement" refers to the Management Agreement between Two Harbors, Two Harbors Operating Company LLC and PRCM Advisers dated October 28, 2009, as amended.

  •
  "Merger" refers to the merger of Merger Sub with and into CYS, with CYS continuing as the surviving corporation.

  •
  "Merger Agreement" refers to the Agreement and Plan of Merger, dated as of April 25, 2018, by and among Two Harbors, Merger Sub, and CYS, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

  •
  "Merger Proposal" refers to the proposal to approve the Merger.

  •
  "Merger Sub" refers to Eiger Merger Subsidiary LLC, a Maryland limited liability company and an indirect wholly owned subsidiary of Two Harbors.

  •
  "NYSE" refers to the New York Stock Exchange.

  •
  "Per Share Cash Consideration" means $15,000,000 divided by the sum of the number of shares of CYS Common Stock issued and outstanding immediately prior to the effective time of the Merger (excluding any cancelled shares), including outstanding CYS Restricted Stock that will vest upon completion of the Merger (less any shares surrendered for income tax purposes).

  •
  "Per Share Stock Consideration" means a number of shares of Two Harbors Common Stock equal to the Exchange Ratio.

  •
  "PRCM Advisers" refers to PRCM Advisers LLC, Two Harbors' external manager and a wholly owned subsidiary of Pine River.

  •
  "Pine River" refers to Pine River Capital Management L.P.

  •
  "REIT" refers to a real estate investment trust as defined in Section 856 of the Code.

  •
  "Two Harbors" refers to Two Harbors Investment Corp., a Maryland corporation.

  •
  "Two Harbors Adjournment Proposal" refers to the proposal to approve the adjournment of the Two Harbors special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Two Harbors Common Stock Issuance Proposal.

  •
  "Two Harbors Board" refers to the board of directors of Two Harbors.

  •
  "Two Harbors Bylaws" refers to Two Harbors' Amended and Restated Bylaws, as amended from time to time.

  •
  "Two Harbors Charter" refers to Two Harbors' Articles of Amendment and Restatement, as amended or supplemented from time to time.

  •
  "Two Harbors Common Stock" refers to the common stock, par value $0.01 per share, of Two Harbors.

  •
  "Two Harbors Common Stock Issuance" refers to the issuance of shares of Two Harbors Common Stock to holders of CYS Common Stock, as contemplated by the Merger Agreement, and upon any conversion (upon certain future changes of control of Two Harbors, if any) of the Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock to be issued in the Merger.

  •
  "Two Harbors Common Stock Issuance Proposal" refers to the proposal to approve the Two Harbors Common Stock Issuance.

  •
  "Two Harbors Series A Preferred Stock" refers to each outstanding share of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Two Harbors.

  •
  "Two Harbors Series B Preferred Stock" refers to each outstanding share of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Two Harbors.

  •
  "Two Harbors Series C Preferred Stock" refers to each outstanding share of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Two Harbors.

  •
  "Two Harbors Series D Preferred Stock" refers to the newly classified 7.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors.

  •
  "Two Harbors Series E Preferred Stock" refers to the newly classified 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors.

Q:
What is the proposed transaction for which I am being asked to vote?

A:
The CYS common stockholders are being asked to approve the Merger. The approval of the Merger by the CYS common stockholders is a condition to the effectiveness of the Merger.

  The Two Harbors common stockholders are being asked to approve the Two Harbors Common Stock Issuance Proposal in connection with the Merger. The approval of the Two Harbors Common Stock Issuance Proposal by the Two Harbors common stockholders is a condition to the effectiveness of the Merger.

  The CYS common stockholders are being asked to approve the CYS Non-Binding Compensation Advisory Proposal, and the CYS common stockholders and the Two Harbors common stockholders are also being asked to approve the CYS Adjournment Proposal and the Two Harbors Adjournment Proposal, respectively, if necessary. The approval of these proposals is not a condition to the effectiveness of the Merger.

Q:
Why are Two Harbors and CYS proposing the Merger?

A:
The Two Harbors Board and the CYS Board have determined that the Merger will provide a number of significant strategic opportunities and benefits and will be in the best interests of their respective stockholders. At Closing, the Combined Company will have a larger capital base, which will support continued growth across Two Harbors' target assets and will position Two Harbors to take advantage of market opportunities as they arise. The Combined Company is expected to provide improved scale, liquidity and capital alternatives for Two Harbors stockholders as a result of the increased equity capitalization and the increased stockholder base of the Combined Company. The combination of Two Harbors and CYS is also expected to create cost efficiencies and decrease Two Harbors' other operating expense ratio by 30 to 40 basis points. To review the reasons for the Merger in greater detail, see "The Merger—Recommendation of the Two Harbors Board and Its Reasons for the Merger" beginning on page [    •    ] and "The Merger—Recommendation of the CYS Board and Its Reasons for the Merger" beginning on page [    •    ].

Q:
Were appraisals or valuations performed on the assets and liabilities of Two Harbors and CYS in connection with the Merger?

A:
Except for the valuation to be performed on an office property owned by CYS (representing less than 1% of CYS's total assets), no third-party appraisals or valuations on the assets and liabilities of Two Harbors and CYS were obtained in connection with the Merger.

Q:
What happens if the market price of Two Harbors Common Stock or CYS Common Stock changes before the Closing?

A:
Changes in the market price of Two Harbors Common Stock or the market price of CYS Common Stock at or prior to the effective time of the Merger will not change the number of shares of Two Harbors Common Stock that CYS common stockholders will receive because the Exchange Ratio is linked to Two Harbors' adjusted book value per share and CYS's adjusted book value per share as of the Determination Date, and not to the market price of either stock.

Q:
What happens if the adjusted book value per share of Two Harbors or the adjusted book value per share of CYS changes before the Determination Date?

A:
The value of the merger consideration received by CYS common stockholders will depend on the Exchange Ratio and the value of a share of Two Harbors Common Stock at the effective time of the Merger. The Exchange Ratio will be based on Two Harbors' adjusted book value per share and CYS's adjusted book value per share as of the Determination Date. These adjusted book value per share amounts may vary from their respective amounts as of March 31, 2018. As a result, the Exchange Ratio may also vary. As of March 31, 2018, the adjusted book values per share for Two Harbors and CYS, on a pro forma basis, would have been $15.63 and $7.41, respectively, representing an illustrative Exchange Ratio of 0.4872, with each share of CYS being exchanged for the right to receive 0.4872 shares of Two Harbors (plus the Per Share Cash Consideration). The actual Exchange Ratio for the Merger will be based on each of the parties' adjusted book values per share as of the Determination Date, and such Exchange Ratio will be publicly announced at least five business days prior to the special meetings.

Q:
Are there any conditions to completion of the Merger?

A:
Yes. In addition to the approvals of the Two Harbors common stockholders and the CYS common stockholders, as described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all the conditions to the Merger, see "The Merger Agreement—Conditions to Complete the Merger" beginning on page [    •    ].

The following questions and answers apply to Two Harbors stockholders only:

Q:
When and where is the Two Harbors special meeting?

A:
The special meeting of Two Harbors common stockholders will be held on [    •    ], 2018, at [    •    ], on [    •    ], at [    •    ], Eastern Time.

Q:
What matters will be voted on at the Two Harbors special meeting?

A:
Two Harbors common stockholders will be asked to consider and vote on the following proposals:

•
the Two Harbors Common Stock Issuance Proposal; and

•
the Two Harbors Adjournment Proposal.

  Two Harbors will transact no other business at the Two Harbors special meeting or any adjournment or postponement thereof.

Q:
How does the Two Harbors Board recommend that I vote on the proposals?

A:
The Two Harbors Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, are in the best interests of Two Harbors and its stockholders, (ii) approved the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, (iii) directed that the Two Harbors Common Stock Issuance Proposal be submitted to the holders of Two Harbors Common Stock for consideration at the Two Harbors special meeting and (iv) recommended that the holders of Two Harbors Common Stock approve the Two Harbors Common Stock Issuance Proposal. The Two Harbors Board unanimously recommends that the Two Harbors common stockholders vote "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two Harbors Adjournment Proposal. For a more complete description of the recommendation of the Two Harbors Board, see "The Merger—Recommendation of the Two Harbors Board and Its Reasons for the Merger" beginning on page [    •    ].

Q:
What constitutes a quorum for the Two Harbors special meeting?

A:
The presence, in person or by proxy, of the holders of shares of Two Harbors Common Stock entitled to cast a majority of all the votes entitled to be cast at the Two Harbors special meeting will constitute a quorum at the Two Harbors special meeting. Two Harbors will include abstentions in the calculation of the number of shares considered to be present at the Two Harbors special meeting for purposes of determining the presence of a quorum at the Two Harbors special meeting. As of the close of business on [    •    ], 2018, the record date for the Two Harbors special meeting, there were [    •    ] shares of Two Harbors Common Stock outstanding.

Q:
What vote is required for Two Harbors common stockholders to approve the Two Harbors Common Stock Issuance Proposal?

A:
Approval of the Two Harbors Common Stock Issuance Proposal will require that the number of votes cast for the Two Harbors Common Stock Issuance Proposal exceeds the number of votes cast against and abstaining from the Two Harbors Common Stock Issuance Proposal, provided a quorum is present.

  Holders of Two Harbors preferred stock will not be entitled to vote on any matter at the Two Harbors special meeting.

Q:
What vote is required for Two Harbors common stockholders to approve the Two Harbors Adjournment Proposal?

A:
Approval of the Two Harbors Adjournment Proposal will require that the number of votes cast for the Two Harbors Adjournment Proposal exceeds the number of votes cast against the Two Harbors Adjournment Proposal, provided a quorum is present.

Q:
How are votes counted?

A:
For the Two Harbors Common Stock Issuance Proposal, you may vote "FOR", "AGAINST" or "ABSTAIN". If you do not return your proxy card or otherwise authorize a proxy to vote your shares or attend the meeting in person, your shares will not be considered present for the purpose of determining the presence of a quorum and will have no effect on the Two Harbors Common Stock Issuance Proposal. Under NYSE rules, abstentions will be considered as votes cast and, accordingly, will have the same effect as votes "AGAINST" the Two Harbors Common Stock Issuance Proposal.

  For the Two Harbors Adjournment Proposal, you may vote "FOR", "AGAINST" or "ABSTAIN". Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the Two Harbors Adjournment Proposal, provided that a quorum is otherwise present.

  Properly executed proxy cards with no instructions indicated on the proxy card will be voted "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two Harbors Adjournment Proposal.

  In addition, banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the Two Harbors special meeting is considered "non-routine," such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Two Harbors Common Stock, your shares of Two Harbors Common Stock will not be considered present at the Two Harbors special meeting and will not be voted on any of the proposals.

Q:
Who is entitled to vote at the Two Harbors special meeting?

A:
All holders of Two Harbors Common Stock as of the close of business on [    •    ], 2018, the record date for the Two Harbors special meeting, are entitled to vote at the Two Harbors special meeting, unless a new record date is fixed for any adjournment or postponement of the Two Harbors special meeting. As of the record date, there were [    •    ] issued and outstanding shares of Two Harbors Common Stock. Each holder of Two Harbors Common Stock on the record date is entitled to one vote per share.

  Holders of Two Harbors preferred stock will not be entitled to vote on any matter at the Two Harbors special meeting.

Q:
How will Two Harbors common stockholders be affected by the Merger and the Two Harbors Common Stock Issuance?

A:
After the Merger, each Two Harbors common stockholder will continue to own the shares of Two Harbors Common Stock that such stockholder held immediately prior to the Merger. As a result, each Two Harbors common stockholder will continue to own common stock in the Combined Company, which will be a larger company with more assets. However, because Two Harbors will be issuing new shares of Two Harbors Common Stock to CYS common stockholders in the Merger, each outstanding share of Two Harbors Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of Two Harbors Common Stock outstanding after the Merger.

Q:
Do the Two Harbors directors and executive officers and its external manager, PRCM Advisers, have any interests in the Merger?

A:
Yes. The Combined Company will continue to be managed by PRCM Advisers under the terms of the Management Agreement. Under the Management Agreement, PRCM Advisers provides the day-to-day management of Two Harbors' business, including providing Two Harbors with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Two Harbors pays PRCM Advisers a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Two Harbors. Pine River is the parent of PRCM Advisers. Certain directors and executive officers of Two Harbors are partners and employees of Pine River.

  Pursuant to the Management Agreement, Two Harbors pays PRCM Advisers a base management fee equal to 1.5% per annum of its stockholders' equity, which is calculated and payable quarterly in arrears. Following the Merger, Two Harbors stockholders' equity will include the additional equity attributable to the acquisition of CYS, thus the amount of the management fees payable to PRCM Advisers will also increase, which gives PRCM Advisers and its parent, Pine River (and therefore, Two Harbors' management), an incentive, not shared by Two Harbors stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Two Harbors than would otherwise have been achieved. However, in connection with the Merger, PRCM Advisers has agreed to amend the Management Agreement to provide for: (i) a reduction in the base management fee PRCM Advisers charges Two Harbors with respect to the additional equity under management resulting from the Merger from 1.5% of stockholders' equity on an annualized basis to 0.75% through the first anniversary of the Closing; (ii) a one-time downward adjustment of $15,000,000 to the management fees payable by Two Harbors for the quarter in which the Merger closes; and (iii) a one-time downward adjustment of up to $3.3 million in the management fees payable by Two Harbors for the quarter in which the Merger occurs in order to reimburse Two Harbors for certain expenses it incurs in connection with the Merger. In the event the total amount of the management fee payable for the quarter referenced in clauses (ii) and (iii) above is less than the aggregate amount of the referenced downward adjustments (collectively, the "Adjustments"), PRCM Advisers will pay to Two Harbors in immediately available funds the difference between (i) such Adjustments and (ii) the base management fee payable to PRCM Advisers with respect to such quarter.

  The Fourth Amendment to the Management Agreement between Two Harbors and PRCM Advisers was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to Two Harbors as if it had been negotiated with an unaffiliated third party.

The following questions and answers apply to CYS common stockholders only:

Q:
What will I receive for my CYS Stock in the Merger?

A:
Under the terms of the Merger Agreement, each share of CYS Common Stock will be converted into the right to receive (i) the Per Share Cash Consideration and (ii) a number of shares of Two Harbors Common Stock based on the Exchange Ratio, which will be publicly announced at least five business days prior to the earlier of the CYS special meeting and the Two Harbors special meeting. Each share of CYS Series A Preferred Stock will be converted into the right to receive one share of newly classified Two Harbors Series D Preferred Stock. Each share of CYS Series B Preferred Stock will be converted into the right to receive one share of newly classified Two Harbors Series E Preferred Stock.

Q:
How will I receive the merger consideration if the Merger is completed?

A:
For CYS stockholders, if you hold physical share certificates of CYS Common Stock or CYS Preferred Stock, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares for the merger consideration, and the exchange agent will forward to you the merger consideration to which you are entitled after receiving the proper documentation from you. If you hold your shares of CYS Common Stock or CYS Preferred Stock in uncertificated book-entry form, you are not required to take any specific actions to exchange your shares. After the consummation of the Merger, uncertificated shares of CYS Common Stock and CYS Preferred Stock will be automatically exchanged for the applicable merger consideration. For more information, see the section entitled "The Merger Agreement—Exchange Procedures" beginning on page [    •    ].

Q:
When and where is the CYS special meeting?

A:
The special meeting of CYS common stockholders will be held on [    •    ], 2018, at [    •    ], starting at [    •    ], [    •    ] Eastern Time.

Q:
What matters will be voted on at the CYS special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
the Merger Proposal;

•
the CYS Non-Binding Compensation Advisory Proposal; and

•
the CYS Adjournment Proposal.

  CYS will transact no other business at the CYS special meeting or any adjournment or postponement thereof. Holders of CYS Preferred Stock will not be entitled to vote on any matter at the CYS special meeting.

Q:
How does the CYS Board recommend that I vote on the proposals?

A:
The CYS Board, acting upon the unanimous recommendation of a special committee of independent directors of CYS formed for the purpose of, among other things, evaluating and making a recommendation to the CYS Board with respect to the Merger Agreement and the other transactions contemplated therein, has unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the merger of Merger Sub with and into CYS, are in the best interests of CYS and its stockholders, (ii) approved the Merger Agreement and declared that the transactions contemplated therein, including the Merger, are advisable, (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of CYS Common Stock for consideration at the CYS special meeting and (iv) recommended that the CYS common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.

  The CYS Board unanimously recommends that the CYS common stockholders vote "FOR" the Merger Proposal, "FOR" the CYS Non-Binding Compensation Advisory Proposal and "FOR" the CYS Adjournment Proposal. For a more complete description of the recommendation of the CYS Board, see "The Merger—Recommendation of the CYS Board and Its Reasons for the Merger" beginning on page [    •    ].

Q:
Do the CYS directors and executive officers have any interests in the Merger?

A:
Yes. In considering the CYS Board's recommendation for CYS stockholders to approve the Merger Proposal and the CYS Non-Binding Compensation Advisory Proposal, CYS stockholders should be aware that directors and executive officers of CYS have interests in the Merger that may be different from, or in addition to, the interests of CYS stockholders generally and that may present actual or potential conflicts of interests. These interests include:

  •
  immediately prior to the effective time of the Merger, each outstanding award of CYS Restricted Stock granted pursuant to the CYS Stock Plan will automatically vest in full and any forfeiture restrictions applicable to such shares of CYS Restricted Stock shall immediately lapse. As a result, each share of CYS Restricted Stock (less any shares surrendered for income tax purposes) will be treated as a share of CYS Common Stock for all purposes of the Merger, including the right to receive the merger consideration; and

  •
  continued indemnification and insurance coverage for the directors and executive officers of CYS in accordance with the Merger Agreement.

  In addition, CYS maintains employment agreements with each of Messrs. Grant, DeCicco, Cleary, and Rosenbloom (the "Employment Agreements"), which provide for payments and other benefits if the individual's employment terminates for a qualifying event or circumstance, such as being terminated without "cause" or leaving employment for "good reason," as these terms are defined in the Employment Agreements. Upon the termination of such individual's employment by CYS or Two Harbors other than for cause, retirement or disability, or by such individual for good reason, the individual would be eligible to receive, among other benefits, (i) a lump sum severance payment equal to 2.5 in the case of Mr. Grant and 1.0 in the case of Messrs. DeCicco, Cleary and Rosenbloom, multiplied by the average of the sum of such individual's base salary and bonus earned during the shorter of (a) the three (3) fiscal years immediately preceding the year in which the termination of employment occurs or (b) the period of time beginning on the date of the individual's employment agreement and ending on the termination date of such individual's employment, (ii) a pro rata bonus for the year of termination, and (iii) certain benefit continuation rights for up to 24 months for Mr. Grant and up to 12 months for Messrs. DeCicco, Cleary, and Rosenbloom, following termination.

  In connection with the approval of the execution of the Merger Agreement, the CYS Board approved an amendment to the Employment Agreements to clarify payment mechanics and timing of severance amounts that may become payable pursuant to the Employment Agreements following a qualifying termination of employment with CYS.

  Upon Closing, each of James A. Stern and Karen Hammond, independent directors currently sitting on the CYS Board, will be appointed to the Two Harbors Board and each will be entitled to compensation pursuant to Two Harbors' independent director compensation program.

  The CYS Board was aware of these interests and considered them, among other matters, when approving the Merger Agreement and the transactions contemplated thereby, including the Merger. For additional information, see "The Merger—Interests of CYS's Directors and Executive Officers in the Merger" beginning on page [    •    ].

Q:
What constitutes a quorum for the CYS special meeting?

A:
The CYS Bylaws provide that the presence in person or by proxy of CYS stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum at each meeting of CYS stockholders. Abstentions will be counted for the purpose of determining a quorum.

Q:
What vote is required for CYS common stockholders to approve the Merger Proposal?

A:
Approval of the Merger Proposal will require the affirmative vote of the holders of at least a majority of all outstanding shares of CYS Common Stock entitled to vote on the Merger Proposal,

  which is the only vote of the holders of any class or series of shares of capital stock of CYS required for such approval, provided a quorum is present.

  Holders of CYS Preferred Stock will not be entitled to vote on any matter at the CYS special meeting.

Q:
What vote is required for CYS common stockholders to approve the CYS Non-Binding Compensation Advisory Proposal?

A:
Approval of the CYS Non-Binding Compensation Advisory Proposal will require the affirmative vote of a majority of the votes cast on the matter by holders of CYS Common Stock, provided a quorum is present, which is the only vote of the holders of any class or series of shares of capital stock of CYS required for such approval.

Q:
What vote is required for CYS common stockholders to approve the CYS Adjournment Proposal?

A:
Approval of the CYS Adjournment Proposal will require the affirmative vote of a majority of the votes cast on the matter by holders of shares of CYS Common Stock, provided a quorum is present, which is the only vote of the holders of any class or series of shares of capital stock of CYS required for such approval.

Q:
How are votes counted?

A:
For the Merger Proposal, you may vote "FOR", "AGAINST" or "ABSTAIN". If you abstain or fail to return your proxy card, it will have the same effect as a vote "AGAINST" the Merger Proposal.

  For the CYS Non-Binding Compensation Advisory Proposal, you may vote "FOR", "AGAINST" or "ABSTAIN". Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the CYS Non-Binding Compensation Advisory Proposal, provided that a quorum is otherwise present.

  For the CYS Adjournment Proposal, you may vote "FOR", "AGAINST" or "ABSTAIN". Abstentions and other shares not voted (whether by broker non-votes, if any, or otherwise) will not have an effect on the CYS Adjournment Proposal, provided that a quorum is otherwise present.

  Properly executed proxy cards with no instructions indicated on the proxy card will be voted "FOR" the Merger Proposal, "FOR" the CYS Non-Binding Compensation Advisory Proposal and "FOR" the CYS Adjournment Proposal.

  In addition, if your shares are held in the name of a bank, broker or other nominee, your bank, broker or other nominee will not vote your shares in the absence of specific instructions from you on how to vote your shares. These "broker non-votes" (if any) and abstentions will have the same effect as a vote against the Merger Proposal.

Q:
Who is entitled to vote at the CYS special meeting?

A:
All holders of CYS Common Stock as of the close of business on [    •    ], 2018, the record date for the CYS special meeting, are entitled to vote at the CYS special meeting, unless a new record date is fixed for any adjournment or postponement of the CYS special meeting. As of the record date, there were [    •    ] issued and outstanding shares of CYS Common Stock. Each holder of CYS Common Stock on the record date is entitled to one vote per share. Holders of CYS Preferred Stock will not be entitled to vote on any matter at the CYS special meeting.

Q:
How will CYS stockholders be affected by the Merger?

A:
Under the terms of the Merger Agreement, holders of CYS Common Stock will receive (i) the Per Share Cash Consideration and (ii) a number of shares of Two Harbors Common Stock for each share of CYS Common Stock owned by them immediately prior to the completion of the Merger based on the Exchange Ratio, which will be publicly announced at least five business days prior to the special meeting of CYS stockholders. As such, after the Merger is completed, CYS Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and former CYS common stockholders are expected to own in the aggregate approximately 30% of the Combined Company's fully diluted equity. Also as a result of the Merger, each share of CYS Series A Preferred Stock will be converted into the right to receive one share of newly classified Two Harbors Series D Preferred Stock, and each share of CYS Series B Preferred Stock will be converted into the right to receive one share of newly classified Two Harbors Series E Preferred Stock.

The following questions and answers apply to Two Harbors stockholders and CYS stockholders:

Q:
Have any Two Harbors common stockholders or CYS common stockholders already agreed to vote in favor of the proposals?

A:
To either Two Harbors' or CYS's knowledge, no Two Harbors common stockholder has entered into any agreement to vote any of their shares of Two Harbors Common Stock either in favor or against any proposal at the Two Harbors special meeting, and no CYS common stockholder has entered into any agreement to vote any of their shares of CYS Common Stock either in favor or against any proposal at the CYS special meeting.

Q:
What happens if I sell my stock before the special meetings?

A:
The record date for each company's special meeting is earlier than the date of each company's special meeting and the date that the Merger is expected to be completed. If you sell your stock after your company's record date but before the date of your company's special meeting, you will retain any right to vote at your company's special meeting, but, for CYS stockholders, you will have transferred your right to receive the merger consideration. For CYS stockholders, in order to receive the merger consideration, you must hold your stock through completion of the Merger.

Q:
What is the difference between a stockholder of record and a beneficial owner?

A:
If your shares of Two Harbors Common Stock or CYS Common Stock are registered directly in your name with Two Harbors' or CYS's transfer agent, respectively, you are considered the stockholder of record with respect to those shares.

  If your shares of Two Harbors Common Stock or CYS Common Stock are held in a stock brokerage account, or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee on how to vote the shares that you beneficially own and you are also invited to attend the applicable special meeting. However, beneficial owners generally cannot vote their shares directly because they are not the stockholder of record; instead, beneficial owners must instruct the broker, bank, trustee or other nominee how to vote their shares.

Q:
How do I vote?

A:
Stockholders of Record. If you are a stockholder of record of Two Harbors or CYS, you may have your shares of Two Harbors Common Stock or CYS Common Stock voted on the matters to be presented at the applicable special meeting in any of the following ways:

•
To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on [    •    ], 2018.

•
To authorize a proxy by telephone, dial the toll free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on [    •    ], 2018.

•
To authorize a your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted "FOR" the Two Harbors Common Stock Issuance Proposal, the Two Harbors Adjournment Proposal, the Merger Proposal, the CYS Non-Binding Compensation Advisory Proposal and the CYS Adjournment Proposal, as applicable.

•
If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of shares of the applicable company.

  Beneficial Owners.    If your shares of Two Harbors or CYS are held in "street name," please refer to the instructions provided by your broker, bank, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a holder in "street name" and wish to vote in person at the special meeting, you must obtain a legal proxy from broker, bank, trustee or other nominee. Please also see the question and answer referencing "street name" shares below.

Q:
What happens if I am both a Two Harbors common stockholder and a CYS common stockholder?

A:
If you are both a Two Harbors common stockholder and a CYS common stockholder, you are entitled to vote at the special meeting of each company. You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by authorizing a proxy to vote your shares by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:
If I am a beneficial owner of Two Harbors or CYS shares, will my broker, bank or other nominee vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in "street name"), you must provide your broker, bank or other nominee with instructions on how to vote your shares. Unless you instruct your broker, bank or other nominee to vote your shares held in street name, your shares will NOT be voted. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares.

Q:
How can I revoke or change my vote?

A:
You may revoke your proxy at any time before the vote is taken at the special meeting of the company of which you are a stockholder in any of the following ways:

•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on [    •    ], 2018;

•
filing with the Secretary of the applicable company, before the taking of the vote at the applicable company's special meeting, a written notice of revocation bearing a later date than the proxy card;

•
duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of the applicable company before the taking of the vote at the applicable company's special meeting; or

•
voting in person at the applicable company's special meeting.

  Your attendance at the applicable company's special meeting does not automatically revoke your previously submitted proxy. If you have instructed your bank, broker or other nominee to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your bank, broker or other nominee to change your vote.

Q:
When is the Merger expected to be consummated?

A:
The Merger is expected to be consummated by the end of the third quarter of 2018, although Two Harbors and CYS cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including the approval of the Two Harbors Common Stock Issuance Proposal by the requisite vote of the Two Harbors common stockholders and the Merger Proposal by the requisite vote of the CYS common stockholders, the exact timing of the Merger cannot be determined at this time and Two Harbors and CYS cannot guarantee that the Merger will be completed at all.

Q:
Following the Merger, what percentage of Two Harbors Common Stock will current Two Harbors common stockholders and CYS common stockholders own?

A:
Following the completion of the Merger:

•
the shares of Two Harbors Common Stock held by the current Two Harbors common stockholders are expected to represent in the aggregate approximately 70% of the Combined Company's fully diluted equity; and

•
former CYS common stockholders are expected to own in the aggregate the remaining approximately 30% of the Combined Company's fully diluted equity.

Q:
What happens if the Merger is not completed?

A:
If the Two Harbors Common Stock Issuance Proposal or the Merger Proposal is not approved by Two Harbors common stockholders or CYS common stockholders, respectively, or if the Merger is not completed for any other reason, CYS common stockholders will not have their CYS Common Stock exchanged for Two Harbors Common Stock and cash in connection with the Merger. Instead, CYS and Two Harbors would remain separate companies. Under certain circumstances, Two Harbors may be required to pay CYS a termination fee or an expense amount, or CYS may be required to pay Two Harbors a termination fee or expense amount, as described under "The Merger Agreement—Termination Fees and Expenses" beginning on page [    •    ].

Q:
Am I entitled to exercise appraisal rights?

A:
No. Neither holders of Two Harbors Common Stock nor holders of CYS Common Stock will be entitled to appraisal rights.

Q:
Will Two Harbors have the same business strategy as CYS following the Merger?

A:
No. The Combined Company will follow Two Harbors' current business strategy of investing in, financing and managing Agency residential mortgage-backed securities, non-Agency securities, MSR and other financial assets. See "Description of Policies of Two Harbors" on page [    •    ].

Q:
Will my dividend payments continue after the Merger?

A:
Following completion of the Merger, holders of Two Harbors Common Stock will be entitled to receive dividend or other distributions when, as and if declared by the Two Harbors Board out of funds legally available therefor.

Q:
Are there risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this joint proxy statement/ prospectus described in the section entitled "Risk Factors" beginning on page [    •    ].

Q:
What are the material U.S. federal income tax consequences of the Merger to CYS common stockholders and Two Harbors common stockholders?

A:
Assuming that the Merger is completed as currently contemplated, Two Harbors and CYS expect that the receipt of (i) cash and Two Harbors Common Stock in exchange for CYS Common Stock, (ii) Two Harbors Series D Preferred Stock in exchange for CYS Series A Preferred Stock, or (iii) Two Harbors Series E Preferred Stock in exchange for CYS Series B Preferred Stock, as applicable, by U.S. stockholders pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, U.S. stockholders of CYS Common Stock will recognize gain or loss as a result of the Merger measured by the difference, if any, between (i) the sum of the fair market value of the Two Harbors Common Stock received and the amount of any cash received, and (ii) the stockholder's adjusted tax basis in its CYS Common Stock. In addition, generally, for U.S. federal income tax purposes, U.S. stockholders of CYS Series A Preferred Stock or CYS Series B Preferred Stock will recognize gain or loss as a result of the Merger measured by the difference, if any, between (i) the fair market value of the Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock received, as applicable, and (ii) the stockholder's adjusted tax basis in its CYS Series A Preferred Stock or CYS Series B Preferred Stock, as applicable. Because the consideration to be given to stockholders of (i) CYS Common Stock consists primarily of Two Harbors Common Stock and (ii) CYS Series A Preferred Stock and CYS Series B Preferred Stock consists solely of Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock, respectively, U.S. stockholders of CYS Stock, may need to sell their Two Harbors stock received in the Merger, or raise cash from other sources, to pay any tax obligations resulting from the Merger. Generally, non-U.S. stockholders are not expected to be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized from the Merger. See "Material U.S. Federal Income Tax Consequences—Consequences of the Merger to Non-U.S. Stockholders of CYS Stock." Two Harbors and CYS anticipate that the Merger will have no material U.S. federal income tax consequences to Two Harbors stockholders who do not own any CYS Stock.

  The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. For more information regarding the tax consequences of the Merger to CYS stockholders, please see "Material U.S. Federal Income Tax Consequences" beginning on page [    •    ].

Q:
How can I obtain additional information about Two Harbors and CYS?

A:
Two Harbors and CYS each file annual, quarterly and current reports, proxy statements and other information with the SEC. Each company's filings with the SEC may be accessed on the Internet at http://www.sec.gov. Copies of the documents filed by Two Harbors with the SEC will be available free of charge on Two Harbors' website at https://www.twoharborsinvestment.com/ or by contacting Two Harbors Investor Relations at investors@twoharborsinvestment.com or at 612-629-2500. Copies of the documents filed by CYS with the SEC will be available free of charge on CYS's website at http://www.cysinv.com/home or by contacting CYS Investor Relations at ir@cysinv.com or at 617-639-0440. The information provided on each company's website is not part of this joint proxy statement/ prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see "Where You Can Find More Information and Incorporation by Reference" on page [    •    ].

Q:
What else do I need to do now?

A:
You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger affects you. Even if you plan to attend your company's special meeting, please authorize a proxy to vote your shares by voting via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. You can also attend your company's special meeting and vote, or change your prior proxy authorization, in person. If you hold your shares in "street name" through a bank, broker or other nominee, then you should have received this joint proxy statement/prospectus from that nominee, along with that nominee's proxy card which includes voting instructions and instructions on how to change your vote. Please see the question "How do I vote?" on page [    •    ].

Q:
Will a proxy solicitor be used?

A:
Yes. Two Harbors has engaged D.F. King & Co., Inc. ("D.F. King"), to assist in the solicitation of proxies for the Two Harbors special meeting, and Two Harbors estimates it will pay D.F. King a fee of approximately $12,500. Two Harbors has also agreed to reimburse D.F. King for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify D.F. King against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, Two Harbors' directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Two Harbors' directors, officers or employees for such services.

  CYS has engaged Georgeson LLC ("Georgeson") to assist in the solicitation of proxies for the CYS special meeting, and CYS estimates it will pay Georgeson a fee of approximately $12,500. CYS has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, costs and expenses. In addition to mailing proxy solicitation material, CYS's directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to CYS's directors, officers or employees for such services.

Q:
Who can answer my questions?

A:
If you have any questions about the Merger or the other matters to be voted on at the Two Harbors special meeting or the CYS special meeting, how to submit your proxy, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Two Harbors stockholder:	If you are a CYS stockholder:
D.F. King & Co., Inc. 48 Wall Street, 22nd floor New York, New York 10005 (866) 530-8623 (toll free) two@dfking.com	Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, New York 10104 866-300-8594 (toll free)

SUMMARY

        The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger or the special meetings. Accordingly, you are encouraged to read this joint proxy statement/prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also "Where You Can Find More Information and Incorporation by Reference" on page [    •    ].

The Companies

Two Harbors Investment Corp. (Page [    •    ])

Two Harbors Investment Corp.
575 Lexington Avenue
Suite 2930
New York, New York 10022
(612) 629-2500

        Two Harbors is a Maryland corporation focused on investing in, financing and managing Agency residential mortgage-backed securities, or Agency RMBS, non-Agency securities, mortgage servicing rights, or MSR, and other financial assets, which Two Harbors collectively refers to as its target assets. Two Harbors operates as a REIT and is externally managed by PRCM Advisers.

        Two Harbors Common Stock is listed on the NYSE, trading under the symbol "TWO".

        Two Harbors' principal executive offices are located at 575 Lexington Avenue, Suite 2930, New York, New York 10022, and its telephone number is (612) 629-2500.

Eiger Merger Subsidiary LLC (Page [    •    ])

Eiger Merger Subsidiary LLC
575 Lexington Avenue
Suite 2930
New York, New York 10022
(612) 629-2500

        Merger Sub is a Maryland limited liability company that was formed on April 24, 2018 solely for the purpose of effecting the Merger. Upon Closing, the Merger will be consummated whereby Merger Sub will be merged with and into CYS, with CYS continuing as the surviving corporation. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

CYS Investments, Inc. (Page [    •    ])

CYS Investments, Inc.
500 Totten Pond Road, 6th Floor
Waltham, Massachusetts 02451
(617) 639-0440

        CYS is a specialty finance company created with the objective of achieving consistent risk-adjusted investment income. CYS seeks to achieve this objective by investing, on a leveraged basis, in residential mortgage pass-through securities for which the principal and interest payments are guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association, and collateralized by single-family residential mortgage loans ("Agency RMBS"). In addition, CYS's investment guidelines permit investments in collateralized mortgage obligations issued by a government agency or a government-sponsored entity that are collateralized by Agency RMBS, or CMOs, debt securities issued by the U.S. Department of the Treasury or a government-sponsored entity that are not backed by collateral but, in the case of government agencies, are backed by the full faith and credit of the U.S. government, or U.S. Treasury Securities, and, in the case of government sponsored entities, are backed by the integrity and creditworthiness of the issuer, or U.S. Agency Debentures and credit risk transfer securities, such as Structured Agency Credit Risk ("STACR") debt securities issued by Freddie Mac, Connecticut Avenue Securities ("CAS") issued by Fannie Mae and similar securities issued by a GSE where their cash flows track the credit risk performance of a notional reference pool of mortage loans.

        CYS was formed as a Maryland corporation on January 3, 2006. CYS has elected to be taxed as a REIT for U.S. federal income tax purposes. The CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock trade on the NYSE under the symbols "CYS", "CYS PrA" and "CYS PrB", respectively.

The Combined Company (Page [    •    ])

        The Combined Company will retain the name "Two Harbors Investment Corp." and will continue to be a Maryland corporation, which has elected to be taxed as a REIT under the Code. The Combined Company will be a publicly traded corporation, focused on investing in, financing and managing Agency RMBS, non-Agency securities, MSR, and other financial assets. The Combined Company is expected to have a pro forma equity market capitalization of approximately $3.9 billion and a total capitalization of approximately $4.9 billion based on the $15.55 per share closing price of Two Harbors Common Stock on May 23, 2018. Following the completion of the Merger, the Combined Company will continue to be externally managed by PRCM Advisers.

        The business of the Combined Company will be operated through Two Harbors and its subsidiaries, which will include CYS and its subsidiaries. Upon completion of the Merger, the continuing Two Harbors common stockholders are expected to own in the aggregate approximately 70% of the Combined Company's fully diluted equity, and the former CYS common stockholders are expected to own in the aggregate the remaining approximately 30%. CYS preferred stockholders will continue to hold shares of preferred stock of Two Harbors with substantially similar terms following the Merger.

        The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol "TWO". The newly issued shares of Two Harbors Series D Preferred Stock will trade under the symbol "TWO PRD", and the newly issued shares of Two Harbors Series E Preferred Stock will trade under the symbol "TWO PRE".

        The Combined Company's principal executive offices will be located at 575 Lexington Avenue, Suite 2930, New York, New York 10022, and its telephone number will be (612) 629-2500.

The Merger

The Merger Agreement (Page [    •    ])

        Two Harbors, Merger Sub and CYS have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Two Harbors and CYS encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.

The Merger (Page [    •    ])

        Subject to the terms and conditions of the Merger Agreement, the Merger will be consummated whereby Merger Sub will merge with and into CYS, with CYS continuing as the surviving corporation. As a result of the Merger, CYS will be an indirect, wholly owned subsidiary of Two Harbors.

        Upon completion of the Merger, the continuing Two Harbors common stockholders are expected to own in the aggregate approximately 70% of the Combined Company's fully diluted equity, and the former CYS common stockholders are expected to own in the aggregate the remaining approximately 30%. Once the Merger is consummated, the Combined Company will retain the name "Two Harbors Investment Corp.", will continue to be listed on the NYSE, and its shares will trade under the symbol "TWO".

Consideration for the Merger (Page [    •    ])

        Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of CYS Common Stock will be converted into the right to receive from Two Harbors (a) a number of shares of Two Harbors Common Stock equal to the "Exchange Ratio," determined by dividing (i) (a) CYS adjusted book value per share, multiplied by (b) 96.75% by (ii) (a) Two Harbors adjusted book value per share, multiplied by (b) 94.20%, in each case as determined in accordance with the Merger Agreement (the "Per Share Stock Consideration") and (b) $15,000,000 divided by the sum of the number of shares of CYS Common Stock issued and outstanding immediately prior to the effective time of the Merger (excluding any cancelled shares), including outstanding CYS Restricted Stock that will vest upon completion of the Merger (less any shares surrendered for income tax purposes) (the "Per Share Cash Consideration") pursuant to the Merger Agreement.

        Based on the number of shares of CYS Common Stock outstanding on March 31, 2018 and an assumed Exchange Ratio of 0.4872 based on the adjusted book value per share of Two Harbors Common Stock and CYS Common Stock as of March 31, 2018, calculated in accordance with the Merger Agreement, it is expected that approximately 75.7 million shares of Two Harbors Common Stock will be issued in connection with the Merger. The actual Exchange Ratio will be publicly announced at least five business days before the earlier of the special meetings of stockholders described below.

        Also at the effective time of the Merger, each outstanding share of CYS Series A Preferred Stock will be converted into the right to receive one share of newly classified Two Harbors Series D Preferred Stock, and each outstanding share of CYS Series B Preferred Stock will be converted into the right to receive one share of newly classified Two Harbors Series E Preferred Stock.

        No fractional shares of Two Harbors Common Stock will be issued in the Merger, and the value of any fractional interests to which a holder would otherwise be entitled will be paid in cash.

Recommendation of the Two Harbors Board and Its Reasons for the Merger (Page [    •    ])

        On April 25, 2018, following careful consideration, the Two Harbors Board unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, are in the best interests of Two Harbors and its stockholders, (ii) approved the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, (iii) directed that the Two Harbors Common Stock Issuance Proposal be submitted to the holders of Two Harbors Common Stock for consideration at the Two Harbors special meeting and (iv) recommended that the holders of Two Harbors Common Stock approve the Two Harbors Common Stock Issuance Proposal. Certain factors considered by the Two Harbors Board in reaching its decision to authorize, approve and adopt the

Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled "The Merger—Recommendation of the Two Harbors Board and Its Reasons for the Merger" beginning on page [    •    ].

        The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two Harbors Adjournment Proposal.

Recommendation of the CYS Board and Its Reasons for the Merger (Page [    •    ])

        On April 25, 2018, after careful consideration, the CYS Board, acting upon the unanimous recommendation of a special committee of independent directors of CYS formed for the purpose of, among other things, evaluating and making a recommendation to the CYS Board with respect to the Merger Agreement and the other transactions contemplated therein, unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the merger of Merger Sub with and into CYS, are in the best interests of CYS and its stockholders, (ii) approved the Merger Agreement and declared that the transactions contemplated therein, including the Merger, are advisable, (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the holders of CYS Common Stock for consideration at the CYS special meeting and (iv) recommended that the CYS common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement. Certain factors considered by the CYS Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled "The Merger—Recommendation of the CYS Board and Its Reasons for the Merger" beginning on page [    •    ].

        The CYS Board unanimously recommends that CYS stockholders vote "FOR" the Merger Proposal, "FOR" the CYS Non-Binding Compensation Advisory Proposal and "FOR" the CYS Adjournment Proposal.

Summary of Risk Factors Related to the Merger (Page [    •    ])

        You should carefully consider the following important risks, together with all of the other information included in this joint proxy statement/prospectus and the risks related to the Merger and the related transactions described under the section "Risk Factors" beginning on page [    •    ], before deciding how to vote:

  •
  The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact Two Harbors' and CYS's ability to complete the transaction.

  •
  Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Two Harbors Common Stock or CYS Common Stock and the future business and financial results of Two Harbors and CYS.

  •
  The Merger Agreement contains provisions that could discourage a potential competing acquirer of either Two Harbors or CYS or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

  •
  The pendency of the Merger could adversely affect Two Harbors' and CYS's business and operations.

  •
  Following the Merger, the Combined Company may be unable to integrate Two Harbors' business and CYS's business successfully and realize the anticipated synergies or other expected benefits of the Merger on the anticipated timeframe or at all.

  •
  Because the number of shares of Two Harbors Common Stock exchanged per share of CYS Common Stock is not fixed, any change in Two Harbors' adjusted book value per share or CYS's adjusted book value per share prior to setting the Exchange Ratio will affect the number of shares of Two Harbors Common Stock issued by Two Harbors and received by CYS common stockholders at the Closing.

  •
  The Merger and related transactions are subject to Two Harbors common stockholder approval and CYS common stockholder approval.

  •
  Two Harbors common stockholders and CYS common stockholders will be diluted by the Merger.

  •
  If the Merger is not consummated by October 31, 2018, either Two Harbors or CYS may terminate the Merger Agreement.

  •
  The market price of Two Harbors Common Stock may decline as a result of the Merger and the market price of Two Harbors Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of Two Harbors Common Stock or the price of CYS Common Stock before the Merger.

  •
  An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

  •
  Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by Two Harbors or CYS.

  •
  The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

  •
  The Combined Company is expected to incur substantial expenses related and unrelated to the Merger.

  •
  The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company's results after the Merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.

  •
  The Merger is expected to be taxable to U.S. stockholders of CYS Stock; however, the cash received by CYS stockholders in the Merger might not be sufficient to pay such tax.

  •
  Two Harbors would incur adverse tax consequences if it or CYS failed to qualify as a REIT for U.S. federal income tax purposes.

The Two Harbors Special Meeting (Page [    •    ])

  •
  Date, Time and Place.  The special meeting of Two Harbors common stockholders will be held at [    •    ] on [    •    ], at [    •    ], Eastern Time.

  •
  Purpose.  At the Two Harbors special meeting, Two Harbors common stockholders will be asked to consider and vote upon the Two Harbors Common Stock Issuance Proposal and the Two Harbors Adjournment Proposal.

  •
  Record Date; Voting Rights.  Two Harbors common stockholders at the close of business on [    •    ], 2018 are entitled to vote at the Two Harbors special meeting and any adjournments or postponements thereof. Each holder of Two Harbors Common Stock on the record date is entitled to one vote per share.

  •
  Quorum.  The presence, in person or by proxy, of the holders of shares of Two Harbors Common Stock entitled to cast a majority of all votes entitled to be cast at the Two Harbors special meeting, will constitute a quorum at the Two Harbors special meeting. Abstentions will be counted for the purpose of determining a quorum.

  •
  Required Vote.  Approval of the Two Harbors Common Stock Issuance Proposal requires that the number of votes cast for the Two Harbors Common Stock Issuance Proposal exceeds the number of votes cast against and abstaining from the Two Harbors Common Stock Issuance Proposal, assuming a quorum is present. Approval of the Two Harbors Adjournment Proposal also requires that the number of votes cast for the Two Harbors Adjournment Proposal exceeds the number of votes cast against the Two Harbors Adjournment Proposal. Holders of Two Harbors preferred stock will not be entitled to vote on any matter at the Two Harbors special meeting.

        As of the close of business on the record date for the Two Harbors special meeting, the directors and executive officers of Two Harbors owned approximately [    •    ]% of the outstanding shares of Two Harbors Common Stock entitled to vote at the Two Harbors special meeting. Two Harbors currently expects that Two Harbors' directors and executive officers will vote their shares of Two Harbors Common Stock in favor of the Two Harbors Common Stock Issuance Proposal as well as the other proposals to be considered at the Two Harbors special meeting, although none of them are obligated to do so.

        Your vote as a Two Harbors common stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Two Harbors special meeting in person.

The CYS Special Meeting (Page [    •    ])

  •
  Date, Time and Place.  The special meeting of CYS stockholders will be held at [    •    ], on [    •    ], 2018 at [    •    ], [    •    ] Eastern Time.

  •
  Purpose.  At the CYS special meeting, the CYS common stockholders will be asked to approve the Merger Proposal, the CYS Non-Binding Compensation Advisory Proposal and the CYS Adjournment Proposal.

  •
  Record Date; Voting Rights.  CYS stockholders at the close of business on [    •    ], 2018 are entitled to receive this notice and CYS common stockholders are entitled to vote at the CYS special meeting and any adjournments or postponements thereof. Each holder of record of CYS Common Stock on the record date is entitled to one vote per share.

  •
  Quorum.  The presence, in person or by proxy of the holders of shares of CYS Common Stock entitled to cast a majority of all the votes entitled to be cast at the CYS special meeting, will constitute a quorum at the CYS special meeting. Abstentions will be counted for the purpose of determining a quorum.

  •
  Required Vote.  Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CYS Common Stock entitled to vote on the Merger Proposal. Approval of the CYS Non-Binding Compensation Advisory Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of shares of CYS Common Stock at the CYS special meeting. Approval of the CYS Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of shares of CYS Common Stock at the meeting.

        As of the close of business on the record date for the CYS special meeting, the directors and executive officers of CYS owned approximately [    •    ]% of the outstanding CYS Common Stock

entitled to vote at the CYS special meeting. CYS currently expects that the CYS directors and officers will vote their shares of CYS Common Stock in favor of the Merger Proposal, although none of them are obligated to do so.

Opinion of Two Harbors' Financial Advisor (Page [    •    ])

        In connection with the Merger, the Two Harbors Board received a written opinion, dated April 25, 2018, from JMP, as to the fairness, from a financial point of view and as of the date of the opinion, to Two Harbors of the Per Share Stock Consideration (as defined in the Merger Agreement) to be paid by Two Harbors as part of the merger consideration. The full text of JMP's written opinion, which is attached to this joint proxy statement/prospectus as Annex B sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. JMP's opinion was directed and addressed to the Two Harbors Board (in its capacity as such) in connection with its consideration of the Merger. JMP's opinion did not address the underlying decision of the Two Harbors Board to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative strategy or transaction that might exist for Two Harbors. JMP's opinion does not constitute a recommendation as to how the Two Harbors Board or any Two Harbors common stockholder should act or vote with respect to the Merger or any other matter.

Opinion of CYS's Financial Advisor, Barclays Capital Inc. (Page [    •    ])

        Barclays was engaged to act as a financial advisor to the CYS board in connection with a potential transaction involving CYS. At the CYS board meeting on April 25, 2018, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the CYS board that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth in the written opinion, the merger consideration to be offered to the holders of CYS common stock in the merger was fair, from a financial point of view, to such holders.

        The full text of Barclays' written opinion, dated as of April 25, 2018, is attached to this joint proxy statement/prospectus as Annex C and incorporated by reference herein. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The summary of Barclays' opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Barclays' opinion is addressed to the CYS board, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the holders of CYS common stock and does not constitute a recommendation to any stockholder of CYS as to how such stockholder should vote with respect to the merger or any other matter.

        For more information, see "The Merger—Opinion of CYS's Financial Advisor, Barclays Capital Inc." beginning on page [    •    ] and Annex C.

Opinion of CYS's Financial Advisor, Credit Suisse Securities (USA) LLC (Page [    •    ])

        CYS has engaged Credit Suisse to act as a financial advisor to CYS in connection with the proposed merger. In connection with this engagement, Credit Suisse delivered an opinion, dated April 25, 2018, to the CYS board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of CYS common stock (other than excluded holders (as defined below)) pursuant to the merger agreement. For purposes of Credit Suisse's analyses and opinion, the term "excluded holders" refers to, collectively, CYS, Two Harbors, Merger Sub and any of their respective wholly owned subsidiaries.

        The full text of Credit Suisse's written opinion, dated April 25, 2018, is attached to this joint proxy statement/prospectus as Annex D and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse's opinion. Credit Suisse's opinion was provided to the CYS board (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the proposed merger, the relative merits of the proposed merger or related transactions as compared to alternative transactions or strategies that might be available to CYS or the underlying business decision of the CYS board or CYS to proceed with the proposed merger or related transactions. Credit Suisse's opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger or otherwise.

        For more information, see "The Merger—Opinion of CYS's Financial Advisor, Credit Suisse Securities (USA) LLC" beginning on page [    •    ] and Annex D.

Directors and Management of Two Harbors After the Merger (Page [    •    ])

        Following the consummation of the Merger, the number of directors on the Two Harbors Board will be increased to eleven, and will include all of the current nine directors of the Two Harbors Board and two additional independent directors from the CYS Board: James A. Stern and Karen Hammond. Each of the executive officers of Two Harbors immediately prior to the effective time of the Merger will continue as an executive officer of the Combined Company following the effective time of the Merger.

Interests of Two Harbors Directors and Executive Officers in the Merger (Page [    •    ])

        In considering the recommendation of the Two Harbors Board to approve the Two Harbors Common Stock Issuance, Two Harbors common stockholders should be aware that directors and executive officers of Two Harbors have certain interests in the Merger that may be different from, or in addition to, the interests of Two Harbors common stockholders generally and that may present actual or potential conflicts of interests. The Two Harbors Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.

        The Combined Company will continue to be managed by PRCM Advisers under the terms of the Management Agreement. Under the Management Agreement, PRCM Advisers provides the day-to-day management of Two Harbors' business, including providing Two Harbors with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Two Harbors pays PRCM Advisers a management fee as well as reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Two Harbors. Pine River is the parent of PRCM Advisers. Certain directors and executive officers of Two Harbors are partners and employees of Pine River.

        Pursuant to the Management Agreement, Two Harbors pays PRCM Advisers a base management fee equal to 1.5% per annum of its stockholders' equity, which is calculated and payable quarterly in arrears. Following the Merger, Two Harbors stockholders' equity will include the additional equity attributable to the acquisition of CYS, thus the amount of the management fees payable to PRCM Advisers will also increase, which gives PRCM Advisers and its parent, Pine River (and therefore, Two Harbors' management), an incentive, not shared by Two Harbors stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Two Harbors than would otherwise have been achieved. However, in connection with the Merger, PRCM Advisers has agreed to amend the Management

Agreement to provide for: (i) a reduction in the base management fee PRCM Advisers charges Two Harbors with respect to the additional equity under management resulting from the Merger from 1.5% of stockholders' equity on an annualized basis to 0.75% through the first anniversary of the Closing; (ii) a one-time downward adjustment of $15,000,000 to the management fees payable by Two Harbors for the quarter in which the Merger closes; and (iii) a one-time downward adjustment of up to $3.3 million in the management fees payable by Two Harbors for the quarter in which the Merger occurs in order to reimburse Two Harbors for certain expenses it incurs in connection with the Merger. In the event the total amount of the management fee payable for the quarter referenced in clauses (ii) and (iii) above is less than the aggregate amount of the Adjustments, PRCM Advisers will pay to Two Harbors in immediately available funds the difference between (i) such Adjustments and (ii) the base management fee payable to PRCM Advisers with respect to such quarter.

        The Fourth Amendment to the Management Agreement between Two Harbors and PRCM Advisers was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to Two Harbors as if it had been negotiated with an unaffiliated third party.

        For additional information, see "The Merger—Interests of Two Harbors' Directors and Executive Officers in the Merger" beginning on page [    •    ].

Interests of CYS's Directors and Executive Officers in the Merger (Page [    •    ])

        In considering the CYS Board's recommendation for CYS stockholders to approve the Merger Proposal and the CYS Non-Binding Compensation Advisory Proposal, CYS stockholders should be aware that directors and executive officers of CYS have interests in the Merger that may be different from, or in addition to, the interests of CYS stockholders generally and that may present actual or potential conflicts of interests. These interests include:

  •
  immediately prior to the effective time of the Merger, each outstanding award of CYS Restricted Stock granted pursuant to the CYS Stock Plan will automatically vest in full and any forfeiture restrictions applicable to such shares of CYS Restricted Stock shall immediately lapse. As a result, each share of CYS Restricted Stock (less any shares surrendered for income tax purposes) will be treated as a share of CYS Common Stock for all purposes of the Merger, including the right to receive the merger consideration; and

  •
  continued indemnification and insurance coverage for the directors and executive officers of CYS in accordance with the Merger Agreement.

        In addition, CYS maintains Employment Agreements with each of Messrs. Grant, DeCicco, Cleary, and Rosenbloom, which provide for payments and other benefits if the individual's employment terminates for a qualifying event or circumstance, such as being terminated without "cause" or leaving employment for "good reason," as these terms are defined in the Employment Agreements. Upon the termination of such individual's employment by CYS or Two Harbors other than for cause, or by such individual for good reason, the individual would be eligible to receive, among other benefits, (i) a lump sum severance payment equal to 2.5 in the case of Mr. Grant and 1.0 in the case of Messrs. DeCicco, Cleary, and Rosenbloom, multiplied by the average of the sum of such individual's base salary and bonus earned during the shorter of (a) the three (3) fiscal years immediately preceding the year in which the termination of employment occurs or (b) the period of time beginning on the date of the individual's employment agreement and ending on the termination date of such individual's employment, (ii) a pro rata bonus for the year of termination, and (iii) certain benefit continuation rights for up to 24 months for Mr. Grant and up to 12 months for Messrs. DeCicco, Cleary, and Rosenbloom, following termination. In addition, under the agreement, such individuals are eligible to receive a "gross-up" payment, if applicable, related to any excise taxes imposed under Section 4999 of the Code.

        Upon Closing, each of James A. Stern and Karen Hammond, independent directors from the CYS Board, will be appointed to the Two Harbors Board and will be entitled to compensation pursuant to Two Harbors' independent director compensation program.

        In connection with the approval of the execution of the Merger Agreement, the CYS Board approved an amendment to the Employment Agreements to clarify payment mechanics and timing of severance amounts that may become payable pursuant to the Employment Agreements following a qualifying termination of employment with CYS.

Treatment of CYS Restricted Stock (Page [    •    ])

        Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding award of shares of CYS Restricted Stock granted pursuant to the CYS Stock Plan will automatically vest in full and any forfeiture restrictions applicable to such shares of CYS Restricted Stock shall immediately lapse. As a result, each share of CYS Restricted Stock (less any shares surrendered for income tax purposes) will be treated as a share of CYS Common Stock for all purposes of the Merger, including the right to receive the merger consideration.

Fourth Amendment to the Management Agreement (Page [    •    ])

        In connection with the Merger Agreement, the Management Agreement was amended pursuant to the Fourth Amendment to the Management Agreement so as to (a) reduce PRCM Advisers' base management fee with respect to the additional equity under management resulting from the Merger and the transactions contemplated by the Merger Agreement to 0.75% from the effective time of the Merger through the first anniversary of such effective time and (b) for the fiscal quarter in which the Closing occurs, make a one-time downward adjustment of $15 million to the management fees payable by Two Harbors for such quarter to offset the Per Share Cash Consideration payable to stockholders of CYS, plus up to an additional $3.3 million downward adjustment for certain transaction-related expenses.

Conditions to Complete the Merger (Page [    •    ])

        A number of conditions must be satisfied or, to the extent permitted by law, waived before the Merger can be consummated. These include, among others:

  •
  the approval of the Merger Proposal by CYS common stockholders;

  •
  the approval of the Two Harbors Common Stock Issuance Proposal by Two Harbors common stockholders;

  •
  effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus constitutes a part, and no stop order suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;

  •
  no injunction or law prohibiting the Merger;

  •
  approval for listing on the NYSE of the shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock to be issued in the Merger or reserved therefor, subject to official notice of issuance;

  •
  accuracy of each party's representations, subject in most cases to materiality or material adverse effect qualifications;

  •
  the absence of a material adverse effect on either Two Harbors or CYS;

  •
  material performance and compliance with each party's covenants; and

  •
  the receipt of tax opinions relating to the REIT status of each of Two Harbors and CYS.

Regulatory Approvals Required for the Merger (Page [    •    ])

        Two Harbors and CYS are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Listing of Two Harbors Common Stock and Deregistration of CYS Common Stock (Page [    •    ])

        It is a condition to the completion of the Merger that the shares of Two Harbors Common Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, the CYS Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Accounting Treatment (Page [    •    ])

        Each of Two Harbors and CYS prepare their financial statements in accordance with GAAP. The Merger will be accounted for as an asset acquisition, with Two Harbors treated as the acquirer. For more information, see "Accounting Treatment" beginning on page [    •    ].

Comparison of Rights of Two Harbors Common Stockholders and CYS Common Stockholders (Page [    •    ])

        Holders of CYS Common Stock will have different rights following the effective time of the Merger because they will hold shares of Two Harbors Common Stock instead of shares of CYS Common Stock, and there are differences between the governing documents of Two Harbors and CYS. For more information regarding the differences in rights of Two Harbors common stockholders and CYS common stockholders, see "Comparison of Rights of Two Harbors Common Stockholders and CYS Common Stockholders" beginning on page [    •    ].

Appraisal Rights (Page [    •    ])

        Neither holders of Two Harbors Common Stock nor holders of CYS Common Stock will be entitled to appraisal rights.

No Solicitation; Change in Recommendations (Page [    •    ])

        From and after the date of the Merger Agreement until the effective time of the Merger or if earlier, the termination of the Merger Agreement, each of Two Harbors and CYS will not, and will cause its subsidiaries and will instruct its representatives not to, among other things, directly or indirectly:

  •
  initiate, solicit or knowingly encourage the making of a Competing Proposal (as defined in "The Merger Agreement—Competing Proposals" beginning on page [    •    ]);

  •
  engage in any discussions or negotiations with any person with respect to a Competing Proposal or furnish any non-public information regarding Two Harbors or CYS or any of their subsidiaries, as applicable, or access to the properties, assets or employees of Two Harbors or CYS or any of their subsidiaries, as applicable, to any person in connection with or in response to any Competing Proposal;

  •
  enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Competing Proposal (other than certain confidentiality agreements);

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the other party, the Two Harbors board recommendation or the CYS board recommendation, as applicable, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Competing Proposal;

  •
  fail to include the Two Harbors board recommendation or the CYS board recommendation, as applicable, in this joint proxy statement or any amendment or supplement thereto; or

  •
  fail publicly to reaffirm without qualification the Two Harbors board recommendation or the CYS board recommendation, as applicable, within five business days after the written request of the other party following a Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Two Harbors special meeting or CYS special meeting, as applicable, as it may be adjourned or postponed).

        Notwithstanding the restrictions set forth above, at any time prior to obtaining the applicable approval of their stockholders at their respective stockholder meetings, each of Two Harbors and CYS may, directly or indirectly through one or more of its representatives, engage in discussions or negotiations with any person with respect to a Competing Proposal or furnish non-public information regarding Two Harbors or CYS or any of their subsidiaries, or access to the properties, assets or employees of Two Harbors or CYS or any of their subsidiaries, to any person in connection with or in response to a Competing Proposal, in either case, if certain conditions are met and such proposal is reasonably expected to lead to a Superior Proposal.

        At any time prior to obtaining the applicable approval of their stockholders at their respective stockholder meetings, each of Two Harbors and CYS may effect a change in its board recommendation (i) in response to a bona fide written Competing Proposal from a third party that was not solicited at any time following the execution of the Merger Agreement and did not arise from a material breach of the obligations set forth in certain provisions of the Merger Agreement, if the Two Harbors Board or the CYS Board, as applicable, so chooses, and (ii) if the Two Harbors Board or the CYS Board, as applicable, determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties under applicable law and Two Harbors or CYS, as applicable, have given notice to the other party that it intends to effect a change in its board recommendation. Additionally, CYS may terminate the Merger Agreement, if prior to taking such action, among other things, the CYS Board determines in good faith after consultation with its financial advisors and outside legal counsel that such CYS Competing Proposal is a CYS Superior Proposal and the CYS Board has approved, and concurrently with the termination thereunder, CYS enters into, a definitive agreement providing for the implementation of such CYS Superior Proposal.

        For more information regarding what constitutes a "Competing Proposal" and what constitutes a "CYS Superior Proposal," see "The Merger Agreement—Competing Proposals" beginning on page [    •    ].

Termination of the Merger Agreement (Page [    •    ])

        The Merger Agreement may be terminated at any time before the effective time of the Merger by the mutual written consent of Two Harbors and CYS.

        The Merger Agreement may also be terminated prior to the effective time of the Merger by either Two Harbors or CYS if:

  •
  any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the effective time of the Merger any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

  •
  the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on October 31, 2018 (the "End Date") (provided that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

  •
  the other party breaches any of its representations, warranties, covenants or other agreements (other than a breach of its non-solicitation covenant), if such breach resulted in a failure of a closing condition, and such breach cannot be or has not been cured within 30 days (or, if earlier, the End Date), provided that the other party may not terminate if such other party is similarly in breach;

  •
  the other party commits a willful and material breach of its non-solicitation covenant;

  •
  Two Harbors common stockholders have failed to approve the issuance of shares of Two Harbors Common Stock in connection with the Merger, or CYS common stockholders have failed to approve Merger and the other transactions contemplated by the Merger Agreement, as applicable; or

  •
  the other party's board of directors has effected a change in its board recommendation prior to the time that such party has obtained the applicable approval of its stockholders at its respective stockholder meeting.

        In addition to the termination rights set forth above, CYS may also terminate the Merger Agreement upon entering into a definitive agreement providing for the implementation of a CYS Superior Proposal.

        For more information regarding termination of the Merger Agreement, see "The Merger Agreement—Termination of the Merger Agreement" beginning on page [    •    ].

Termination Fees and Expenses (Page [    •    ])

        Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses; provided that, in certain circumstances, Two Harbors may be obligated to pay to CYS a termination fee of $51.8 million or an expense amount equal to $20.6 million, or CYS may be obligated to pay to Two Harbors a termination fee of $43.2 million or an expense amount equal to $8.6 million.

        For further discussion of the termination fees, see "The Merger Agreement—Termination Fees and Expenses" beginning on page [    •    ].

Material U.S. Federal Income Tax Consequences (Page [    •    ])

        Assuming that the Merger is completed as currently contemplated, CYS and Two Harbors expect that the receipt of (i) cash and Two Harbors Common Stock in exchange for CYS Common Stock, (ii) Two Harbors Series D Preferred Stock in exchange for CYS Series A Preferred Stock, or (iii) Two Harbors Series E Preferred Stock in exchange for CYS Series B Preferred Stock, as applicable, by U.S. stockholders pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, U.S. stockholders of CYS Common Stock will recognize gain or loss as a result of the Merger measured by the difference, if any, between (i) the sum of the fair market value of the Two Harbors Common Stock received and the amount of any cash received, and (ii) the stockholder's adjusted tax basis in its CYS Common Stock. In addition, generally, for U.S. federal income tax purposes, U.S. stockholders of CYS Series A Preferred Stock or CYS Series B Preferred Stock will recognize gain or loss as a result of the Merger measured by the difference, if any, between (i) the fair market value of the Two Harbors Series D Preferred Stock or

Two Harbors Series E Preferred Stock received, as applicable, and (ii) the stockholder's adjusted tax basis in its CYS Series A Preferred Stock or CYS Series B Preferred Stock, as applicable. Because the consideration to be given to stockholders of (i) CYS Common Stock consists primarily of Two Harbors Common Stock and (ii) CYS Series A Preferred Stock and CYS Series B Preferred Stock consists solely of Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock, respectively, U.S. stockholders of CYS Stock may need to sell their Two Harbors stock received in the Merger, or raise cash from other sources, to pay any tax obligations resulting from the Merger. Generally, non-U.S. stockholders are not expected be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized from the Merger. See "Material U.S. Federal Income Tax Consequences—Consequences of the Merger to Non-U.S. Stockholders of CYS Stock." CYS and Two Harbors anticipate that the Merger will have no material U.S. federal income tax consequences to Two Harbors stockholders who do not own any CYS stock.

        The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. For more information regarding the U.S. federal income tax consequences of the Merger to CYS stockholders, please see "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [    •    ].

Description of Two Harbors Common Stock (Page [    •    ])

        As of May 23, 2018, 175,467,421 shares of Two Harbors Common Stock were issued and outstanding and 5,750,000 shares of Two Harbors Series A Preferred Stock, 11,500,000 shares of Two Harbors Series B Preferred Stock, and 11,800,000 shares of Two Harbors Series C Preferred Stock, were issued and outstanding. Based on an assumed exchange ratio of 0.4872 based on book values as of March 31, 2018, upon consummation of the Merger, the Combined Company would be expected to have approximately 251.1 million shares of Two Harbors Common Stock, 5,750,000 shares of Two Harbors Series A Preferred Stock, 11,500,000 shares of Two Harbors Series B Preferred Stock, 11,800,000 shares of Two Harbors Series C Preferred Stock, [    •    ]shares of Two Harbors Series D Preferred Stock and [    •    ] shares of Two Harbors Series E Preferred Stock issued and outstanding.

        Voting rights are generally vested in the holders of the Two Harbors Common Stock, and such holders are entitled to receive dividends on such Two Harbors Common Stock if, as and when authorized by the Two Harbors Board, and declared by Two Harbors out of assets legally available therefor.

Selected Historical Financial Information of Two Harbors (Page [    •    ])

        The following selected historical financial information for each of the years during the five-year period ended December 31, 2017 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2017, have been derived from Two Harbors' audited consolidated financial statements.

        The selected historical financial information as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 have been derived from Two Harbors' unaudited interim consolidated financial statements included in Two Harbors' Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which is incorporated herein by reference. The following selected historical financial information as of March 31, 2017 has been derived from Two Harbors' unaudited interim consolidated financial statements not included or incorporated herein by reference.

        You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management's discussion and analysis of financial condition and results of operations of Two Harbors included in Two Harbors' Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated herein by reference. See also "Where You Can Find More Information and Incorporation by Reference" on page [    •    ].

 TWO HARBORS SELECTED FINANCIAL DATA

	For the three months ended March 31,		For the year ended December 31,
(in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
	unaudited	unaudited
Statement of comprehensive income data:
Interest income:
Available-for-sale securities	$190,716	$135,327	$631,853	$414,050	$458,515	$506,268	$507,180
Trading securities	—	—	—	—	8,676	12,913	5,963
Residential mortgage loans held-for-investment in securitization trusts	—	31,628	102,886	133,993	95,740	41,220	19,220
Residential mortgage loans held-for-sale	307	398	1,704	23,037	28,966	16,089	22,185
Other	2,996	1,801	8,646	4,000	982	717	1,043

Total interest income	194,019	169,154	745,089	575,080	592,879	577,207	555,591
Interest expense:
Repurchase agreements	86,580	32,256	210,430	88,850	72,653	76,177	89,470
Collateralized borrowings in securitization trusts	—	25,386	82,573	97,729	57,216	26,760	10,937
Federal Home Loan Bank advances	4,458	8,793	36,911	26,101	11,921	4,513	—
Revolving credit facilities	804	429	2,341	604	—	—	—
Convertible senior notes	4,718	3,821	17,933	—	—	—	—

Total interest expense	96,560	70,685	350,188	213,284	141,790	107,450	100,407

Net interest income	97,459	98,469	394,901	361,796	451,089	469,757	455,184
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(94)	—	(789)	(1,822)	(535)	(392)	(1,662)
Other income (loss):
(Loss) gain on investment securities	(20,671)	(52,352)	(34,695)	(107,374)	363,379	87,201	(54,430)
Servicing income	71,190	39,773	209,065	143,579	127,398	128,160	11,795
Gain (loss) on servicing asset	71,807	(14,565)	(91,033)	(83,531)	(99,584)	(128,388)	13,881
Gain (loss) on interest rate swaps and swaption agreements	150,545	9,927	(9,753)	45,371	(210,621)	(345,647)	245,229
Gain (loss) on other derivative instruments	8,053	(27,864)	(70,159)	99,379	(5,049)	(17,529)	95,345
Other income (loss)	1,058	9,496	30,141	9,964	(7,686)	35,836	(19,011)

Total other income (loss)	281,982	(35,585)	33,566	107,388	167,837	(240,367)	292,809
Expenses:
Management fees	11,708	9,808	40,472	39,261	49,116	48,803	41,707
Servicing expenses	14,554	5,298	35,289	32,119	28,028	25,925	3,761
Securitization deal costs	—	—	—	6,152	8,971	4,638	4,153
Other operating expenses	14,492	13,764	54,160	56,605	56,764	56,231	37,259
Restructuring charges	—	—	—	2,990	—	—	—

Total expenses	40,754	28,870	129,921	137,127	142,879	135,597	86,880

Income from continuing operations before income taxes	338,593	34,014	297,757	330,235	475,512	93,401	659,451
Provision for (benefit from) income taxes	3,784	(24,517)	(10,482)	12,314	(16,560)	(73,738)	84,411

Net income from continuing operations	334,809	58,531	308,239	317,921	492,072	167,139	575,040
Income from discontinued operations, net of tax	—	13,454	44,146	35,357	138	—	3,999

Net income	334,809	71,985	352,385	353,278	492,210	167,139	579,039
Income from discontinued operations attributable to non-controlling interest	—	—	3,814	—	—	—	—

Net income attributable to Two Harbors Investment Corp.	334,809	71,985	348,571	353,278	492,210	167,139	579,039
Dividends on preferred stock	13,747	—	25,122	—	—	—	—

Net income attributable to common stockholders	$321,062	$71,985	$323,449	$353,278	$492,210	$167,139	$579,039

Basic per common share data:
Net income from continuing operations per weighted average common share	$1.83	$0.33	$1.62	$1.83	$2.70	$0.91	$3.28
Income from discontinued operations per weighted average common share	—	0.08	0.23	0.20	—	—	0.02

Net income per weighted average common share	$1.83	$0.41	$1.85	$2.03	$2.70	$0.91	$3.30

Weighted average number of shares of common stock outstanding	175,145,964	174,281,965	174,433,999	174,036,852	182,623,869	183,005,928	175,180,914
Diluted per common share data:
Net income from continuing operations per weighted average common share	$1.69	$0.33	$1.60	$1.83	$2.70	$0.91	$3.28
Income from discontinued operations per weighted average common share	—	0.08	0.21	0.20	—	—	0.02

Net income per weighted average common share	$1.69	$0.41	$1.81	$2.03	$2.70	$0.91	$3.30

	For the three months ended March 31,		For the year ended December 31,
(in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
	unaudited	unaudited

Weighted average number of shares of common stock outstanding	192,818,531	174,281,965	188,133,341	174,036,852	182,623,869	183,005,928	175,496,194
Dividends declared per common share	$0.24	$0.25	$1.01	$0.93	$1.04	$1.04	$1.17
Comprehensive income:
Net income	$334,809	$71,985	$352,385	$353,278	$492,210	$167,139	$579,039
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on available-for-sale securities	(344,777)	73,762	135,586	(159,834)	(496,728)	411,054	(251,723)

Other comprehensive (loss) income	(344,777)	73,762	135,586	(159,834)	(496,728)	411,054	(251,723)

Comprehensive (loss) income	(9,968)	145,747	487,971	193,444	(4,518)	578,193	327,316
Comprehensive income attributable to non-controlling interest	—	—	3,814	—	—	—	—

Comprehensive (loss) income attributable to Two Harbors Investment Corp.	(9,968)	145,747	484,157	193,444	(4,518)	578,193	327,316
Dividends on preferred stock	13,747	—	25,122	—	—	—	—

Comprehensive (loss) income attributable to common stockholders	$(23,715)	$145,747	$459,035	$193,444	$(4,518)	$578,193	$327,316

	As of March 31,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013
	unaudited	unaudited
Balance sheet data:
Available-for-sale securities	$21,059,377	$17,318,697	$21,220,819	$13,116,171	$7,825,320	$14,341,102	$12,256,727
Mortgage servicing rights	$1,301,023	$747,580	$1,086,717	$693,815	$493,688	$452,006	$514,402
Total assets	$24,077,165	$24,270,844	$24,789,313	$20,112,056	$14,575,772	$21,084,309	$17,173,862
Repurchase agreements	$19,148,679	$13,640,720	$19,451,207	$8,865,184	$4,948,926	$12,932,463	$12,250,450
Federal Home Loan Bank advances	$865,024	$3,571,762	$1,215,024	$4,000,000	$3,785,000	$2,500,000	$—
Total stockholders' equity	$3,467,685	$3,602,561	$3,571,424	$3,401,111	$3,576,561	$4,068,042	$3,854,995

Selected Historical Financial Information of CYS (Page [    •    ])

        The following selected historical financial information for each of the years during the five-year period ended December 31, 2017 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2017 have been derived from CYS's audited consolidated financial statements. The selected historical financial information for the three months ended March 31, 2018 and the selected balance sheet data as of March 31, 2018 have been derived from CYS's unaudited interim consolidated financial statements. The "Key Performance Metrics" have been derived from CYS's underlying books and records.

        You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management's discussion and analysis of financial condition and results of operations of CYS included in CYS's Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated herein by reference. See also "Where You Can Find More Information and Incorporation by Reference" on page [    •    ].

CYS SELECTED FINANCIAL DATA

	For the three months ended March 31, 2018	For the three months ended March 31, 2017
			For the year ended December 31,
(In thousands, except per share numbers)			2017	2016	2015	2014**	2013**
Income Statement Data:
Interest income:
Agency RMBS	$85,986	$73,227	$304,421	$291,097	$328,286	$301,996	$330,430
Other	2,692	86	6,362	3,440	2,909	15,080	1,481

Total interest income	88,678	73,313	310,783	294,537	331,195	317,076	331,911

Interest expense:
Repurchase agreements	41,117	21,221	114,616	70,230	40,700	33,825	52,763
FHLBC Advances	—	—	—	4,049	5,429	—	—

Total interest expense	41,117	21,221	114,616	74,279	46,129	33,825	52,763

Net interest income	47,561	52,092	196,167	220,258	285,066	283,251	279,148

Other income (loss):
Net realized gain (loss) on investments	(71,191)	(66,044)	(114,737)	19,463	13,652	132,563	(595,116)
Net unrealized gain (loss) on investments	(166,009)	63,478	94,463	(132,500)	(129,764)	233,763	(314,530)
Net unrealized gain (loss) on FHLBC Advances	—	—	—	(1,299)	1,299	—	—
Other income	39	47	163	1,361	867	269	120

Net realized and unrealized gain (loss) on investments, FHLBC Advances and other income	(237,161)	(2,519)	(20,111)	(112,975)	(113,946)	366,595	(909,526)

Interest rate hedge expense, net	(2,508)	(8,327)	(29,550)	(55,798)	(100,110)	(90,812)	(93,497)
Net realized and unrealized gain (loss) on derivative instruments	89,468	(1,012)	57,750	(11,483)	(54,932)	(110,542)	269,128

Net gain (loss) on derivative instruments	86,960	(9,339)	28,200	(67,281)	(155,042)	(201,354)	175,631

Total other income (loss)	(150,201)	(11,858)	8,089	(180,256)	(268,988)	165,241	(733,895)

Expenses:
Compensation and benefits	3,192	3,776	13,759	12,934	12,121	14,105	12,599
General, administrative and other	2,676	2,438	9,236	10,677	8,722	8,778	8,436

Total expenses	5,868	6,214	22,995	23,611	20,843	22,883	21,035

Net income (loss)	$(108,508)	$34.020	$181,261	$16,391	$(4,765)	$425,609	$(475,782)

Dividend on preferred stock	(5,203)	(5,203)	(20,812)	(20,812)	(20,813)	(20,812)	(15,854)

Net income (loss) available to common stockholders	$(113,711)	$28,817	$160,449	$(4,421)	$(25,578)	$404,797	$(491,636)

Net income (loss) per common share basic & diluted	$(0.74)	$0.19	$1.05	$(0.04)	$(0.17)	$2.50	$(2.90)

Dividends per common share	$0.22	$0.25	$1.00	$1.01	$1.10	$1.24	$1.32

	For the three months ended March 31, 2018	For the three months ended March 31, 2017
			For the year ended December 31,
(In thousands, except per share numbers)			2017	2016	2015	2014**	2013**
Key Balance Sheet Metrics
Average settled Debt Securities(1)	$11,701,609	$10,819,433	$11,233,526	$11,781,920	$12,962,340	$12,198,178	$14,813,725
Average total Debt Securities(2)	$13,185,053	$12,485,920	$12,701,093	$13,212,278	$14,223,921	$13,910,227	$17,806,279
Average repurchase agreements and FHLBC Advances(3)	$10,215,763	$9,264,522	$9,697,163	$10,290,967	$11,395,383	$10,559,856	$12,836,246
Average Debt Securities liabilities(4)	$11,699,207	$10,931,009	$11,164,730	$11,721,325	$12,656,964	$12,271,905	$15,828,800
Average stockholders' equity(5)	$1,480,291	$1,539,245	$1,561,583	$1,704,701	$1,856,455	$1,922,938	$2,145,397
Average common shares outstanding(6)	155,198	151,572	152,700	151,522	156,686	161,950	170,803
Leverage ratio (at period end)(7)	8.06:1	7.15:1	7.33:1	7.06:1	6.77:1	6.44:1	6.97:1
Liquidity as % of stockholders' equity(8)	61%	69%	65%	61%	66%	67%	63%
Hedge ratio(9)	101%	99%	99%	92%	94%	90%	91%
Book value per common share (at period end)(10)	$7.41	$8.26	$8.38	$8.33	$9.36	$10.50	$9.24
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries(11)	$102.95	103.26	$102.92	$103.78	$103.69	$103.98	$102.57

	For the three months ended March 31, 2018	For the three months ended March 31, 2017
			For the year ended December 31,
(In thousands, except per share numbers)			2017	2016	2015	2014**	2013**
Key Performance Metrics*
Average yield on settled Debt Securities(12)	3.02%	2.71%	2.77%	2.50%	2.56%	2.60%	2.24%
Average yield on total Debt Securities including Drop Income(13)	2.80%	2.65%	2.68%	2.48%	2.56%	2.72%	2.39%
Average cost of funds(14)	1.61%	0.92%	1.18%	0.72%	0.40%	0.32%	0.41%
Average cost of funds and hedge(15)	1.71%	1.28%	1.49%	1.26%	1.28%	1.18%	1.14%
Adjusted average cost of funds and hedge(16)	1.49%	1.08%	1.29%	1.11%	1.16%	1.02%	0.92%
Interest rate spread net of hedge(17)	1.31%	1.43%	1.28%	1.24%	1.28%	1.42%	1.10%
Interest rate spread net of hedge including Drop Income(18)	1.31%	1.57%	1.39%	1.37%	1.40%	1.70%	1.47%
Operating expense ratio(19)	1.59%	1.61%	1.47%	1.39%	1.12%	1.19%	0.98%
Total stockholder return on common equity(20)	(8.95)%	2.16%	12.61%	(0.21)%	(0.38)%	27.06%	(20.66)%
CPR (weighted-average experienced 1-month)(21)	7.1%	8.1%	8.6%	12.1%	10.4%	7.9%	11.6%

(1)
The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)
The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities and unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(3)
The average repurchase agreements and FHLBC Advances are calculated by averaging the month-end repurchase agreements and FHLBC Advances balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month-end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)
The average stockholders' equity is calculated by averaging the month-end stockholders' equity during the period.

(6)
The average common shares outstanding is calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) CYS's repurchase agreements and FHLBC Advances balance plus payable for securities purchased minus receivable for securities sold, plus or minus the net TBA Derivatives positions by (ii) stockholders' equity.

(8)
Liquidity as % of stockholders' equity is calculated by dividing unencumbered liquid assets by stockholders' equity.

(9)
The hedge ratio for the period is calculated by dividing the combined total Interest Rate Swaps, Swaptions and Interest Rate Caps notional amount by total repurchase agreements and FHLBC Advances balances.

(10)
Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(11)
The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using the weighted-average amortized cost by security divided by the current face at period end.

(12)
The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(13)
Average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income was $29.9 million, $32.9 million, $32.6 million, $60.7 million and $94.5 million for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively. Drop Income is a component of CYS's net realized and unrealized gain (loss) on investments and derivative instruments in the Consolidated Statements of Operations. Drop Income is the difference between the spot price and the forward-settlement price for the same security on the trade date.

(14)
The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(15)
The average cost of funds and hedge for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense and interest rate hedge expense, net by average repurchase agreements and FHLBC Advances.

(16)
The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense and interest rate hedge expense, net by average Debt Securities liabilities.

(17)
The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(18)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(19)
The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(20)
The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the beginning of the period.

(21)
CPR represents the weighted-average 1-month CPR of CYS's Agency RMBS during the period.

*
All percentages are annualized except total stockholder return on common equity.

**
Previously reported under specialized accounting, ASC 946—Financial Services—Investment Companies. See Notes to consolidated financial statements, in CYS's Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarterly period ended March 31, 2018.

			As of December 31,
	As of March 31, 2018	As of March 31, 2017
(in thousands, except per share numbers)			2017	2016	2015	2014	2013
Balance Sheet Data:
Investments in securities, at fair value	$11,535,960	$11,060,851	$12,634,654	$12,648,731	$13,027,707	$14,601,507	$13,858,848
Total assets	12,930,261	11,240,918	13,145,582	13,245,268	14,330,704	14,895,863	14,633,064
Repurchase agreements and other debt	10,084,643	9,015,594	10,089,917	9,691,544	11,086,477	11,289,559	11,206,950
Stockholders' equity	1,426,945	1,527,670	1,574,247	1,535,719	1,694,614	1,975,168	1,768,656
Book value per common share	$7.41	$8.26	$8.38	$8.33	$9.36	$10.50	$9.24

	For the three months ended March 31, 2018	For the three months ended March 31, 2017
			For the year ended December 31,
(in thousands, except per share numbers)			2017	2016	2015	2014	2013
Non-GAAP Reconciliation:
Net income (loss) available to common stockholders	$(113,711)	$28,817	$160,449	$(4,421)	$(25,578)	$404,797	$(491,636)
Net realized (gain) loss on investments	71,191	66,044	114,737	(19,463)	(13,652)	(132,563)	595,116
Net unrealized (gain) loss on investments	166,009	(63,478)	(94,463)	132,500	129,764	(233,763)	314,530
Net realized and unrealized (gain) loss on derivative instruments	(89,468)	1,012	(57,750)	11,483	54,932	110,542	(269,128)
Net unrealized (gain) loss on FHLBC Advances	—	—	—	1,299	(1,299)	—	—

Core Earnings	$34,021	$32,395	$122,973	$121,398	$144,167	$149,013	$148,882

Selected Unaudited Pro Forma Condensed Combined Financial Statements (Page [    •    ])

        The following table shows summary unaudited pro forma condensed combined financial information about the combined financial condition and operating results of Two Harbors and CYS after giving effect to the Merger. The unaudited pro forma financial information assumes that the Merger is accounted for as an asset acquisition with Two Harbors as the acquiring entity. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations data gives effect to the Merger as if it had occurred on January 1, 2017. The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of both Two Harbors and CYS, incorporated herein by reference. See "Unaudited Pro Forma Condensed Combined Financial Statement" beginning on page [    •    ] and "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

	As of, or for the Three Months Ended, March 31, 2018 (in thousands, except for per share data)
	Two Harbors Historical(1)	CYS Historical(1)	Pro Forma Adjustments	Two Harbors Pro Forma
Statement of Comprehensive Income (Loss) Data:
Interest income	$194,019	$88,678	$—	$282,697
Interest expense	96,560	41,117	—	137,677

Net interest income	97,459	47,561	—	145,020
Other-than-temporary impairment losses	(94)	—	—	(94)
Other income (loss)	281,982	(150,201)	167,039	298,820
Expenses	40,754	5,868	—	46,622
Provision for income taxes	3,784	—	—	3,784

Net income (loss)	334,809	(108,508)	167,039	393,340
Dividends on preferred stock	13,747	5,203	—	18,950

Net income (loss) attributable to common stockholders	$321,062	$(113,711)	$167,039	$374,390

Per Share Data:
Net income (loss) per weighted average common share—basic	$1.83	$(0.74)	$0.40	$1.49
Net income (loss) per weighted average common share—diluted	$1.69	$(0.74)	$0.46	$1.41
Weighted average number of shares of common stock outstanding—basic	175,145,964	154,230,144	(78,517,301)	250,858,807
Weighted average number of shares of common stock outstanding—diluted	192,818,531	154,230,144	(78,517,301)	268,531,374
Comprehensive loss:
Net income (loss)	$334,809	$(108,508)	$167,039	$393,340
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities	(344,777)	—	(167,039)	(511,816)

Other comprehensive loss	(344,777)	—	(167,039)	(511,816)

Comprehensive loss	(9,968)	(108,508)	—	(118,476)
Dividends on preferred stock	13,747	5,203	—	18,950

Comprehensive loss attributable to common stockholders	$(23,715)	$(113,711)	$—	$(137,426)

Balance sheet data:
Available-for-sale securities	$21,059,377	$11,535,960	$—	$32,595,337
Mortgage servicing rights	$1,301,023	$—	$—	$1,301,023
Total assets	$24,077,165	$12,930,261	$(15,000)	$36,992,426
Repurchase agreements	$19,148,679	$10,084,643	$—	$29,233,322
Federal Home Loan Bank advances	$865,024	$—	$—	$865,024
Total liabilities	$20,609,480	$11,503,316	$21,061	$32,133,857
Total stockholders' equity	$3,467,685	$1,426,945	$(36,061)	$4,858,569

(1)
The historical financial information of Two Harbors and CYS is derived from their respective Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2018. Certain historical CYS amounts have been reclassified to conform to Two Harbors' financial statement presentation.

	For the year ended December 31, 2017 (in thousands, except for per share data)
	Two Harbors Historical(1)	CYS Historical(1)	Pro Forma Adjustments	Two Harbors Pro Forma
Statement of Comprehensive Income Data:
Interest income	$745,089	$310,783	$—	$1,055,872
Interest expense	350,188	114,616	—	464,804

Net interest income	394,901	196,167	—	591,068
Other-than-temporary impairment losses	(789)	—	—	(789)
Other income (loss)	33,566	8,089	(93,490)	(51,835)
Expenses	129,921	22,995	—	152,916
Benefit from income taxes	(10,482)	—	—	(10,482)

Net income (loss) from continuing operations	308,239	181,261	(93,490)	396,010
Income from discontinued operations, net of tax	44,146	—	—	44,146

Net income (loss)	352,385	181,261	(93,490)	440,156
Income from discontinued operations attributable to non-controlling interest	3,814	—	—	3,814

Net income (loss) attributable to Two Harbors or CYS (as applicable)	348,571	181,261	(93,490)	436,342
Dividends on preferred stock	25,122	20,812	—	45,934

Net income (loss) attributable to common stockholders	$323,449	$160,449	$(93,490)	$390,408

Per Share Data:
Net income (loss) per weighted average common stock—basic	$1.85	$1.05	$(1.34)	$1.56
Net income (loss) per weighted average common stock—diluted	$1.81	$1.05	$(1.32)	$1.54
Weighted average number of shares of common stock outstanding—basic	174,433,999	151,757,485	(76,044,642)	250,146,842
Weighted average number of shares of common stock outstanding—diluted	188,133,341	151,757,485	(76,044,642)	263,846,184
Comprehensive income:
Net income (loss) attributable to Two Harbors or CYS (as applicable)	$348,571	$181,261	$(93,490)	$436,342
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale securities	135,586	—	93,490	229,076

Other comprehensive income	135,586	—	93,490	229,076

Comprehensive income	484,157	181,261	—	665,418
Dividends on preferred stock	25,122	20,812	—	45,934

Comprehensive income attributable to common stockholders	$459,035	$160,449	$—	$619,484

(1)
The historical financial information of Two Harbors and CYS is derived from their respective Annual Reports on Form 10-K for the year ended December 31, 2017. Certain historical CYS amounts have been reclassified to conform to Two Harbors' financial statement presentation.

Unaudited Comparative Per Share Information (Page [    •    ])

        The following table sets forth for the year ended December 31, 2017 and as of, and for the three months ended, March 31, 2018, selected per share information for Two Harbors Common Stock on a historical and pro forma combined basis and for CYS Common Stock on a historical and pro forma equivalent basis. Except for the historical information for the year ended December 31, 2017, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes thereto of Two Harbors and CYS contained in Two Harbors' Annual Report on Form 10-K for the year ended December 31, 2017, CYS's Annual Report on Form 10-K for the year ended December 31, 2017, and each of Two Harbors' and CYS's respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, all of which are incorporated herein by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

        The Two Harbors pro forma combined amounts were calculated using the methodology as described above under the heading "Unaudited Pro Forma Condensed Combined Financial Statements," and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations data gives effect to the Merger as if it occurred on January 1, 2017. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on March 31, 2018 or January 1, 2017, respectively, nor do they purport to represent Two Harbors' future financial position or operating results. The CYS pro forma equivalent amounts were calculated by multiplying the Two Harbors pro forma combined amounts by the assumed Exchange Ratio of 0.4872 based on the adjusted book value per share of Two Harbors Common Stock and CYS Common Stock as of March 31, 2018, calculated in accordance with the Merger Agreement.

	CYS Historical	Two Harbors Historical		Pro Forma Combined		Pro Forma Equivalent CYS Share
For the year ended December 31, 2017
Net income per weighted share of common stock, basic	$1.05	$1.85		$1.56		$0.76
Net income per weighted share of common stock, diluted	$1.05	$1.81		$1.54		$0.75
Dividends declared per share	$1.00	$3.02	(1)		(2)		(2)
For the quarter ended March 31, 2018
Net income (loss) per weighted share of common stock, basic	$(0.74)	$1.83		$1.49		$0.73
Net income (loss) per weighted share of common stock, diluted	$(0.74)	$1.69		$1.41		$0.69
Dividends declared per share	$0.22	$0.47			(2)		(2)
As of March 31, 2018
Net book value per share of common stock	$7.41	$15.63		$15.36	(3)	$7.48

(1)
Includes the special dividend of Granite Point common stock of $1.78 per common share.

(2)
Pro forma dividends per share of common stock are not presented as the dividend policy for the Combined Company will be determined by the Two Harbors board following the completion of the Merger. It is anticipated that the initial per share dividend for the first full quarter following Closing will be $0.47.

(3)
Net book value per share of common stock for Pro Forma Combined does not reflect approximately $9.0 million of compensation related expenses (i.e., non-executive severance, retention, etc.) which will be recognized subsequent to the Closing in accordance with GAAP.

RISK FACTORS

        In addition to other information included elsewhere in this joint proxy statement/prospectus and in the annexes to this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    •    ], you should carefully consider the following risk factors in deciding whether to vote for the Two Harbors Common Stock Issuance Proposal or the Merger Proposal. In addition, you should read and consider the risks associated with the businesses of each of Two Harbors and CYS. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 of CYS and the Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 of Two Harbors, which reports are incorporated by reference into this joint proxy statement/prospectus, including particularly the sections therein titled "Risk Factors" and "Tax Risks". You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please also see "Where You Can Find More Information and Incorporation by Reference" on page [    •    ].

Risks Related to the Merger

The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact Two Harbors' and CYS's ability to complete the transaction.

        The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, Two Harbors or CYS may terminate the Merger Agreement. In particular, completion of the Merger requires (i) the approval of the Merger Proposal by the CYS common stockholders, and (ii) the approval of the Two Harbors Common Stock Issuance Proposal by Two Harbors common stockholders. While it is currently anticipated that the Merger will be completed shortly after the later of the CYS special meeting to approve the Merger Proposal and the Two Harbors special meeting to approve the Two Harbors Common Stock Issuance Proposal, there can be no assurance that the conditions to Closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, Two Harbors and CYS cannot provide any assurances with respect to the timing of the Closing, whether the Merger will be completed at all and when the CYS stockholders would receive the consideration for the Merger, if at all.

Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Two Harbors Common Stock or CYS Common Stock and the future business and financial results of Two Harbors and/or CYS.

        Completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including approval by the Two Harbors common stockholders of the Two Harbors Common Stock Issuance Proposal and approval by the CYS common stockholders of the Merger Proposal. Two Harbors and CYS cannot guarantee when or if these conditions will be satisfied or that the Merger will be successfully completed. The consummation of the Merger may be delayed, the Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms than as contemplated by the Merger Agreement, Two Harbors and CYS could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:

  •
  the Two Harbors stockholders and the CYS stockholders may be prevented from realizing the anticipated benefits of the Merger;

  •
  the market price of Two Harbors Common Stock or CYS Common Stock could decline significantly;

  •
  reputational harm due to the adverse perception of any failure to successfully consummate the Merger;

  •
  Two Harbors and CYS being required, under certain circumstances, to pay to the other party a termination fee or expense amount;

  •
  incurrence of substantial costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

  •
  the attention of Two Harbors' and CYS's management and employees may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.

        Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or if the Merger is not completed, could materially adversely affect the business, financial results and stock price of Two Harbors and CYS.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of either Two Harbors or CYS or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

        The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of Two Harbors and CYS to solicit, initiate, knowingly encourage or facilitate any Competing Proposal. With respect to any written, bona fide Competing Proposal received by either Two Harbors or CYS, the other party generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before the Two Harbors Board or CYS Board, as the case may be, or committee thereof, may withdraw or modify its recommendation to their respective stockholders in response to such Competing Proposal. In the event that either party's board of directors withdraws or modifies its recommendation, the other party may terminate the Merger Agreement, in which case CYS may be required to pay to Two Harbors a termination fee of $43.2 million or Two Harbors may be required to pay to CYS a termination fee of $51.8 million, payable by the party whose board withdrew or modified its recommendation. Similarly, such termination fees may be payable in certain circumstances if the Merger Agreement is terminated because of a failure to obtain stockholder approval following the announcement of a competing acquisition proposal. See "The Merger Agreement—Competing Proposals" beginning on page [    •    ], "The Merger Agreement—Termination of the Merger Agreement" beginning on page [    •    ] and "The Merger Agreement—Termination Fees and Expenses" beginning on page [    •    ].

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Two Harbors or CYS from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense amount that may become payable in certain circumstances under the Merger Agreement.

The pendency of the Merger could adversely affect Two Harbors' and CYS's business and operations.

        In connection with the pending Merger, some of the parties with whom Two Harbors or CYS does business may delay or defer decisions, which could negatively impact Two Harbors' or CYS's revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, Two Harbors and CYS are each subject to certain restrictions on the conduct of its respective business prior to completing the Merger. These restrictions may prevent Two Harbors or CYS from pursuing certain strategic transactions, acquiring and disposing assets, undertaking certain capital projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede Two Harbors' or CYS's growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Merger may make it more difficult for Two Harbors or CYS to effectively retain and incentivize key personnel.

Because the number of shares of Two Harbors Common Stock exchanged per share of CYS Common Stock is not fixed, any change in Two Harbors' adjusted book value per share or CYS's adjusted book value per share prior to the Determination Date will affect the number of shares of Two Harbors Common Stock issued by Two Harbors and received by CYS common stockholders at the Closing.

        The number of shares of Two Harbors Common Stock to be received by CYS stockholders will be based on the Exchange Ratio to be determined by dividing 96.75% of the CYS adjusted book value per share by 94.20% of the Two Harbors adjusted book value per share. As defined in the Merger Agreement as "Company Adjusted Book Value Per Share" and "Parent Adjusted Book Value Per Share," as applicable, adjusted book value per share for each company means (i) such company's total consolidated common stockholders' equity after giving pro forma effect to any dividends or other distributions for which the record date is after the exchange ratio but prior to the Closing and as modified for potential transaction-related adjustments, divided by (ii) each respective company's number of shares of common stock issued and outstanding, including shares issuable upon the vesting of restricted stock (less any shares surrendered for income tax purposes). Changes in the adjusted book value per share of either Two Harbors or CYS prior to the Determination Date will affect the consideration that CYS stockholders will receive on the date of Closing.

        Changes in Two Harbors' adjusted book value per share and CYS's adjusted book value per share may result from a variety of factors (some of which may be beyond the control of Two Harbors and CYS), including the following factors:

  •
  changes in interest rates;

  •
  changes in prepayment rates of mortgages;

  •
  the occurrence, extent and timing of credit losses within Two Harbors' and CYS's respective portfolios;

  •
  exposure to adjustable-rate and negative amortization mortgage loans;

  •
  the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers;

  •
  the concentration of the credit risks to which Two Harbors and CYS are exposed;

  •
  legislative and regulatory actions affecting Two Harbors' and CYS's businesses;

  •
  the availability and cost of Two Harbors' and CYS's target assets;

  •
  the availability and cost of financing for Two Harbors' and CYS's target assets, including repurchase agreement financing, lines of credit, revolving credit facilities and, with respect to Two Harbors, financing through the Federal Home Loan Bank of Des Moines;

  •
  declines in home prices;

  •
  increases in payment delinquencies and defaults on the mortgages;

  •
  changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale; and

  •
  other factors beyond the control of either Two Harbors or CYS, including those described or referred to elsewhere in this "Risk Factors" section.

        Two Harbors' adjusted book value per share and CYS's adjusted book value per share at the Determination Date may vary from their respective adjusted book values per share on March 31, 2018, the date used to determine the illustrative Exchange Ratio of 0.4872 used in this joint proxy statement/prospectus and on the dates of Two Harbors' and CYS's special meetings. As a result, the market value of the consideration for the Merger represented by the Exchange Ratio may also vary. Therefore, Two Harbors common stockholders cannot be sure of the Exchange Ratio or the market value of the consideration that will be paid to CYS common stockholders upon completion of the Merger, and CYS common stockholders cannot be sure of the Exchange Ratio or the market value of the consideration they will receive upon completion of the Merger. Neither Two Harbors nor CYS has the right to terminate the Merger Agreement based on an increase or decrease in their respective adjusted book value per share or the market price of Two Harbors Common Stock.

The Merger and related transactions are subject to Two Harbors common stockholder approval and CYS common stockholder approval.

        The Merger cannot be completed unless (i) CYS common stockholders approve the Merger Proposal by the affirmative vote of the holders of at least a majority of all outstanding shares of CYS Common Stock entitled to vote on the Merger Proposal and (ii) Two Harbors common stockholders approve the Two Harbors Common Stock Issuance Proposal by the affirmative vote of a majority of the votes cast on such proposal, provided a quorum is present. Pursuant to the guidance of the NYSE, abstentions with regard to the Two Harbors Common Stock Issuance Proposal will have the effect of a vote against such proposal. If stockholder approval is not obtained from either CYS common stockholders or Two Harbors common stockholders, the Merger and related transactions cannot be completed.

Two Harbors common stockholders and CYS common stockholders will be diluted by the Merger.

        The Merger will dilute the ownership position of Two Harbors common stockholders and result in CYS common stockholders having an ownership stake in the Combined Company that is smaller than their current stake in CYS. Following the Two Harbors Common Stock Issuance, Two Harbors and CYS estimate that current Two Harbors common stockholders will own in the aggregate approximately 70% of outstanding Two Harbors Common Stock immediately after the Merger, and CYS common stockholders will own in the aggregate approximately 30% of outstanding Two Harbors Common Stock immediately after the Merger. Consequently, Two Harbors common stockholders and CYS common stockholders, as a general matter, will have less influence over the Combined Company's management and policies after the effective time of the Merger than they currently exercise over the management and policies of Two Harbors and CYS, respectively.

If the Merger is not consummated by October 31, 2018, Two Harbors or CYS may terminate the Merger Agreement.

        Either Two Harbors or CYS may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated by October 31, 2018. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the cause of, or resulted in, the failure to consummate the Merger on or before such date.

The market price of Two Harbors Common Stock may decline as a result of the Merger and the market price of Two Harbors Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of Two Harbors Common Stock or the price of CYS Common Stock before the Merger.

        The market price of Two Harbors Common Stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger or the effect of the Merger on the Combined Company's financial results is not consistent with the expectations of financial or industry analysts.

        In addition, upon consummation of the Merger, Two Harbors stockholders and CYS stockholders will own interests in the Combined Company operating an expanded business with a different mix of assets, risks and liabilities. Two Harbors current stockholders and CYS's current stockholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of Two Harbors Common Stock. If, following the effective time of the Merger, a large amount of Two Harbors Common Stock is sold, the price of Two Harbors Common Stock could decline.

        Further, the Combined Company's results of operations, as well as the market price of Two Harbors Common Stock after the Merger may be affected by factors in addition to those currently affecting Two Harbors' or CYS's results of operations and the market prices of Two Harbors Common Stock and CYS Common Stock, particularly the increase in the Combined Company's leverage compared to that in place for Two Harbors and CYS today, and other differences in assets and capitalization. Accordingly, Two Harbors' and CYS's historical market prices and financial results may not be indicative of these matters for the Combined Company after the Merger.

An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

        It is possible that Two Harbors stockholders or CYS stockholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name Two Harbors, CYS, Two Harbors Board and/or the CYS Board as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger in the expected timeframe, or may prevent the Merger from being consummated altogether. Whether or not any plaintiff's claim is successful, this type of litigation may result in significant costs and divert management's attention and resources, which could adversely affect the operation of Two Harbors' business and/or CYS's business.

Risks Related to the Combined Company Following the Merger

Following the Merger, the Combined Company may be unable to integrate Two Harbors' business and CYS's business successfully and realize the anticipated synergies and other expected benefits of the Merger on the anticipated timeframe or at all.

        The Merger involves the combination of two companies that currently operate as independent public companies. The Combined Company expects to benefit from the elimination of duplicative costs associated with supporting a public company platform and operating the respective businesses, and the resulting economies of scale. These savings are not expected to be realized until full integration, which is not expected to occur until 2019. The Combined Company will be required to devote significant management attention and resources to the integration of Two Harbors' and CYS's business practices and operations. The potential difficulties the Combined Company may encounter in the integration process include, but are not limited to, the following:

  •
  the inability to successfully combine Two Harbors' and CYS's business in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

  •
  the complexities associated with integrating personnel from the two companies;

  •
  the complexities of combining two companies with different histories, cultures, geographic footprints and portfolio assets;

  •
  difficulties or delays in redeploying the capital acquired in connection with the Merger into the target assets of the Combined Company;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Merger; and

  •
  performance shortfalls as a result of the diversion of management's attention caused by completing the Merger and integrating the companies' operations.

        For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company's management, the disruption of the Combined Company's ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the Combined Company's ability to deliver investment returns to stockholders, to maintain relationships with its key stakeholders and employees, to achieve the anticipated benefits of the Merger, or could otherwise materially and adversely affect its business and financial results.

Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by Two Harbors or CYS.

        Following the Merger, the Combined Company's stockholders may not receive dividends at the same rate that they did as Two Harbors stockholders or CYS stockholders prior to the Merger for various reasons, including the following:

  •
  the Combined Company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Combined Company's board of directors, which reserves the right to change its dividend practices at any time and for any reason; and

  •
  the amount of dividends that the Combined Company's subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

        The Combined Company's stockholders will have no contractual or other legal right to dividends that have not been declared by its board of directors.

The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

        The Combined Company will have substantial indebtedness following completion of the Merger. In addition, in connection with executing its business strategies following the Merger, the Combined Company expects to evaluate the possibility of investing in additional target assets and making other strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:

  •
  hindering its ability to adjust to changing market, industry or economic conditions;

  •
  limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;

  •
  limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

  •
  making it more vulnerable to economic or industry downturns, including interest rate increases; and

  •
  placing it at a competitive disadvantage compared to less leveraged competitors.

        Moreover, to respond to competitive challenges, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company's ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If the Combined Company is able to obtain additional financing, its credit ratings could be further adversely affected, which could further raise its borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The Combined Company is expected to incur substantial expenses related and unrelated to the Merger.

        Two Harbors and CYS have incurred substantial legal, accounting, financial advisory and other costs, and the management teams of Two Harbors and CYS have devoted considerable time and effort in connection with the Merger. Two Harbors and CYS may incur significant additional costs in connection with the completion of the Merger or in connection with any delay in completing the Merger or termination of the Merger Agreement, in addition to the other costs already incurred. If the Merger is not completed, Two Harbors and CYS will separately bear certain fees and expenses associated with the Merger without realizing the benefits of the Merger. If the Merger is completed, the Combined Company expects to incur substantial expenses in connection with integrating the business, operations, network, systems, technologies, policies and procedures of the two companies. The fees and expenses may be significant and could have an adverse impact on the Combined Company's results of operations.

        Although Two Harbors and CYS have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the control of either Two Harbors or CYS that could affect the total amount or the timing of the integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.

The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company's results after the Merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.

        The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Two Harbors and CYS believe are reasonable under the circumstances. Neither Two Harbors nor CYS can assure you that the assumptions will prove to be accurate over time.

The Merger will be taxable to U.S. stockholders of CYS Stock and stockholders of CYS Common Stock will receive limited cash, if any, with which to pay any tax.

        Assuming that the Merger is completed as currently contemplated, CYS and Two Harbors expect that the receipt of (i) cash and Two Harbors Common Stock in exchange for CYS Common Stock, (ii) Two Harbors Series D Preferred Stock in exchange for CYS Series A Preferred Stock, or (iii) Two Harbors Series E Preferred Stock in exchange for CYS Series B Preferred Stock, as applicable, by U.S. stockholders pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, U.S. stockholders of CYS Common Stock will recognize gain or loss as a result of the Merger measured by the difference, if any, between (i) the sum of the fair market value of the Two Harbors Common Stock received and the amount of any cash received, and (ii) the stockholder's adjusted tax basis in its CYS Common Stock. In addition, generally, for U.S. federal income tax purposes, U.S. stockholders of CYS Series A Preferred Stock or CYS Series B Preferred Stock will recognize gain or loss as a result of the Merger measured by the difference, if any, between (i) the fair market value of the Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock received, as applicable, and (ii) the stockholder's adjusted tax basis in its CYS Series A Preferred Stock or CYS Series B Preferred Stock, as applicable. Because the consideration to be given to stockholders of (i) CYS Common Stock consists primarily of Two Harbors Common Stock and (ii) CYS Series A Preferred Stock and CYS Series B Preferred Stock consists solely of Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock, respectively, U.S. stockholders of CYS Stock may need to sell their shares of Two Harbors Stock received in the Merger, or raise cash from other sources, to pay any tax obligations resulting from the Merger. Generally, non-U.S. stockholders are not expected be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized from the Merger. See "Material U.S. Federal Income Tax Consequences—Consequences of the Merger to Non-U.S. Stockholders of CYS Stock."

Two Harbors would incur adverse tax consequences if it or CYS failed to qualify as a REIT for U.S. federal income tax purposes.

        Two Harbors has assumed, based on public filings, that CYS has qualified and will continue to qualify as a REIT for U.S. federal income tax purposes prior to the Merger and that Two Harbors will be able to continue to qualify as a REIT following the Merger. In addition, as a condition of the Merger, Two Harbors expects to receive an opinion of Vinson & Elkins L.L.P. ("Vinson & Elkins") to the effect that CYS has qualified as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2006. However, if CYS has failed or fails to qualify as a REIT, Two Harbors and Merger Sub generally would succeed to or incur significant tax liabilities (including the significant tax liability that would result from the deemed sale of assets by CYS pursuant to the Merger), and Two Harbors could possibly lose its REIT status should disqualifying activities continue after the acquisition.

        REITs are subject to a range of complex organizational and operational requirements. As a REIT, Two Harbors must distribute with respect to each year at least 90% of its REIT taxable income to its stockholders. Other restrictions apply to its income and assets. Two Harbors' REIT status is also dependent upon the ongoing qualification of subsidiary entities as REITs, as a result of its substantial ownership interest in those entities.

        For any taxable year that Two Harbors fails to qualify as a REIT and is unable to avail itself of certain savings provisions set forth in the Code, it would be subject to U.S. federal income tax at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its stockholders. Those taxes would reduce the amount of cash available for distribution to its stockholders or for reinvestment and would adversely affect Two Harbors' earnings. As a result, Two Harbors' failure to qualify as a REIT during any taxable year could have a material adverse effect upon Two Harbors and its stockholders. Furthermore, unless certain relief provisions apply, Two Harbors would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which it failed to qualify.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.

        These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as "may," "believe," "expect," "anticipate," "intend," "estimate," "project," "target," "goal," "plan," "should," "will," "predict," "potential," "likely," or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of Two Harbors, CYS or the Combined Company. Without limiting the generality of the preceding sentence, certain information contained in the sections "The Merger—Background of the Merger," "The Merger—Recommendation of the Two Harbors Board and Its Reasons for the Merger," "The Merger—Recommendation of the CYS Board and Its Reasons for the Merger," "The Merger—Certain Two Harbors Unaudited Prospective Financial Information," and "The Merger—Certain CYS Unaudited Prospective Financial Information" constitute forward-looking statements.

        Two Harbors and CYS base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of Two Harbors' and CYS's respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of Two Harbors, CYS or the Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement/prospectus, including those disclosed under "Risk Factors" beginning on page [    •    ], these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

  •
  the ability of Two Harbors and CYS to obtain the required stockholder approvals to consummate the Merger;

  •
  the satisfaction or waiver of other conditions in the Merger Agreement;

  •
  the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require Two Harbors to pay CYS or CYS to pay Two Harbors a termination fee or expense amount, as described under "The Merger Agreement—Termination Fees and Expenses" beginning on page [    •    ];

  •
  the ability of Two Harbors to successfully integrate pending transactions and implement its operating strategy, including the Merger;

  •
  adverse changes in residential real estate and the residential real estate capital markets;

  •
  financing risks;

  •
  the outcome of current and future litigation, including any legal proceedings that may be instituted against Two Harbors, CYS or others related to the Merger Agreement;

  •
  regulatory proceedings or inquiries;

  •
  changes in laws or regulations or interpretations of current laws and regulations that impact Two Harbors' or CYS's business, assets or classification as a REIT; and

  •
  other risks detailed in filings made by each of Two Harbors and CYS with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed by Two Harbors with the SEC and incorporated herein by reference and the Annual Report on Form 10-K for the year ended December 31, 2017, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed by CYS and incorporated herein by reference. See also "Where You Can Find More Information and Incorporation by Reference" on page [    •    ] of this joint proxy statement/prospectus.

        Although Two Harbors and CYS believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this joint proxy statement/prospectus will prove to be accurate. As you read and consider the information in this joint proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this joint proxy statement/prospectus, in the case of forward-looking statements made in those documents. Neither Two Harbors nor CYS undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law.

        In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Two Harbors, CYS or any other person that the results or conditions described in such statements or the objectives and plans of Two Harbors or CYS will be achieved. In addition, Two Harbors' and CYS's qualification as a REIT involves the application of highly technical and complex provisions of the Code.

        All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Two Harbors, CYS or persons acting on their behalf may issue.

 THE COMPANIES

Two Harbors Investment Corp.

Two Harbors Investment Corp.
575 Lexington Avenue
Suite 2930
New York, New York 10022
(612) 629-2500

        Two Harbors is a Maryland corporation focused on investing in, financing and managing Agency RMBS, non-Agency securities, MSR and other financial assets, which Two Harbors collectively refers to as its target assets. Two Harbors operates as a REIT and is externally managed by PRCM Advisers.

        Two Harbors was incorporated on May 21, 2009 and commenced operations as a publicly traded company on October 28, 2009, upon completion of a merger with Capitol Acquisition Corp. which became its wholly owned indirect subsidiary as a result of the merger.

        Two Harbors' objective is to provide attractive risk-adjusted total return to its stockholders over the long term, primarily through dividends and secondarily through capital appreciation. Two Harbors selectively acquires and manages an investment portfolio of its target assets, which is constructed to generate attractive returns through market cycles. Two Harbors focuses on asset selection and implements a relative value investment approach across various sectors within the mortgage market. Two Harbors' target assets include the following:

  •
  Agency RMBS, meaning RMBS whose principal and interest payments are guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

  •
  non-Agency securities that are not issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

  •
  MSR; and

  •
  other financial assets comprising approximately 5% to 10% of the portfolio.

        Two Harbors seeks to deploy moderate leverage as part of its investment strategy. Two Harbors generally finances its Agency RMBS and non-Agency securities through short- and long-term borrowings structured as repurchase agreements and advances from the FHLB. Two Harbors also finances its MSR through repurchase agreements and revolving credit facilities.

        Two Harbors has elected to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT, Two Harbors is required to meet certain investment and operating tests and annual distribution requirements. Two Harbors generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to stockholders, does not participate in prohibited transactions and maintains its intended qualification as a REIT. However, certain activities that Two Harbors may perform may cause Two Harbors to earn income which will not be qualifying income for REIT purposes. Two Harbors has designated certain of its subsidiaries as taxable REIT subsidiaries, as defined in the Code, to engage in such activities, and Two Harbors may form additional taxable REIT subsidiaries in the future. Two Harbors also operates its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act of 1940, as amended (the "1940 Act").

        Shares of Two Harbors Common Stock are listed on the NYSE, trading under the symbol "TWO".

        Two Harbors' principal executive offices are located at 575 Lexington Avenue, Suite 2930, New York, New York 10022, and its telephone number is (612) 629-2500.

Eiger Merger Subsidiary LLC

Eiger Merger Subsidiary LLC
575 Lexington Avenue
Suite 2930
New York, New York 10022
(612) 629-2500

        Merger Sub is a Maryland limited liability company that was formed on April 24, 2018 solely for the purpose of effecting the Merger. Upon Closing, Merger Sub will be merged with and into CYS, with CYS continuing as the surviving corporation. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

CYS Investments, Inc.

CYS Investments, Inc.
500 Totten Pond Road, 6th Floor
Waltham, Massachusetts 02451
(617) 639-0440

        CYS is a specialty finance company created with the objective of achieving consistent risk-adjusted investment income. CYS seeks to achieve this objective by investing, on a leveraged basis, in Agency RMBS. In addition, CYS's investment guidelines permit investments in collateralized mortgage obligations issued by a government agency or a government-sponsored entity that are collateralized by Agency RMBS, or CMOs, debt securities issued by the U.S. Department of the Treasury or a government-sponsored entity that are not backed by collateral but, in the case of government agencies, are backed by the full faith and credit of the U.S. government, or U.S. Treasury Securities, and, in the case of government sponsored entities, are backed by the integrity and creditworthiness of the issuer, or U.S. Agency Debentures and credit risk transfer securities, such as Structured Agency Credit Risk ("STACR") debt securities issued by Freddie Mac, Connecticut Avenue Securities ("CAS") issued by Fannie Mae and similar securities issued by a GSE where their cash flows track the credit risk performance of a notional reference pool of mortage loans.

        CYS was formed as a Maryland corporation on January 3, 2006. CYS has elected to be taxed as a REIT for U.S. federal income tax purposes. The CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock trade on the NYSE under the symbols "CYS," "CYS PrA" and "CYS PrB," respectively.

The Combined Company

        The Combined Company will retain the name "Two Harbors Investment Corp." and will continue to be a Maryland corporation which has elected to be taxed as a REIT under the Code. The Combined Company will be a publicly traded corporation focused on investing in, financing and managing Agency RMBS, non-Agency securities, MSR and other financial assets. The Combined Company is expected to have a pro forma equity market capitalization of approximately $3.9 billion and a total capitalization of approximately $4.9 billion based on the $15.55 per share closing price of Two Harbors Common Stock on May 23, 2018.

        The business of the Combined Company will be operated through Two Harbors and its subsidiaries, which will include CYS and its subsidiaries. Upon completion of the Merger, the continuing Two Harbors common stockholders are expected to own in the aggregate approximately 70% of the Combined Company's fully diluted equity, and the former CYS common stockholders are expected to own in the aggregate the remaining approximately 30%.

        The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol "TWO". The newly issued shares of Two Harbors Series D Preferred Stock will trade under the symbol "TWO PRD", and the newly issued shares of Two Harbors Series E Preferred Stock will trade under the symbol "TWO PRE".

        The Combined Company's principal executive offices will be located at 575 Lexington Avenue, Suite 2930, New York, New York 10022, and its telephone number will be (612) 629-2500.

 THE TWO HARBORS SPECIAL MEETING

        This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Two Harbors common stockholders for use at the Two Harbors special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to Two Harbors common stockholders on or about [    •    ], 2018.

Purpose of the Two Harbors Special Meeting

        A special meeting of Two Harbors stockholders will be held at [    •    ], on [    •    ], 2018, at [    •    ], Eastern Time, for the following purposes:

  •
  to consider and vote on the Two Harbors Common Stock Issuance Proposal, which is the proposal to approve the issuance of shares of Two Harbors Common Stock to the CYS common stockholders in the Merger and upon any conversion (upon certain future changes of control of Two Harbors, if any) of the Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock to be issued in the Merger; and

  •
  to consider and vote on the Two Harbors Adjournment Proposal, the proposal to adjourn the Two Harbors special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Two Harbors Common Stock Issuance Proposal.

        Only business within the purposes described in the Notice of Special Meeting of Two Harbors common stockholders' may be conducted at the Two Harbors special meeting. Any action may be taken on the items of business described above at the Two Harbors special meeting on the date specified above, or on any date or dates to which the special meeting may be adjourned or postponed.

        This joint proxy statement/prospectus also contains information regarding the CYS special meeting, including the items of business for that special meeting. Two Harbors common stockholders are not voting on the proposals to be voted on at the CYS special meeting.

Record Date; Voting Rights; Proxies

        Two Harbors has fixed the close of business on [    •    ], 2018 as the record date for determining holders of Two Harbors Common Stock entitled to notice of, and to vote at, the Two Harbors special meeting. Only holders of Two Harbors Common Stock at the close of business on the record date will be entitled to notice of, and to vote at, the Two Harbors special meeting, unless a new record date is set in connection with any adjournment or postponement of the Two Harbors special meeting. As of the record date, there were [    •    ] issued and outstanding shares of Two Harbors Common Stock. Each holder of record of Two Harbors Common Stock on the record date is entitled to one vote per share. Votes may be cast either in person or by properly executed proxy at the Two Harbors special meeting. As of the record date, the issued and outstanding shares of Two Harbors Common Stock were held by approximately [    •    ] beneficial owners.

        Stockholders of Record.    If you are a stockholder of record of Two Harbors Common Stock, you may have your shares of Two Harbors Common Stock voted on the matters to be presented at the special meeting in any of the following ways:

  •
  To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on [    •    ], 2018.

  •
  To authorize a proxy by telephone, dial the toll free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by

    telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on [    •    ], 2018.

  •
  To authorize a your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted "FOR" the Two Harbors Common Stock Issuance Proposal and the Two Harbors Adjournment Proposal.

  •
  If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of shares of the applicable company.

        Beneficial Owners.    If your shares of Two Harbors Common Stock are held in "street name," please refer to the instructions provided by your broker, bank, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a holder in "street name" and wish to vote in person at the special meeting, you must obtain a legal proxy from broker, bank, trustee or other nominee.

        All shares of Two Harbors Common Stock that are entitled to vote and are represented at the Two Harbors special meeting by properly authorized proxies received before or at the Two Harbors special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of stock will be voted:

  •
  "FOR" the Two Harbors Common Stock Issuance Proposal; and

  •
  "FOR" the Two Harbors Adjournment Proposal.

        Votes cast by proxy or in person at the Two Harbors special meeting will be tabulated by the inspector of elections appointed for the Two Harbors special meeting, who will also determine whether or not a quorum is present.

        Any proxy given by a common stockholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

  •
  authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on [    •    ], 2018;

  •
  filing with the Secretary of Two Harbors, before the taking of the vote at the Two Harbors special meeting, a written notice of revocation bearing a later date than the proxy card;

  •
  duly executing a later dated proxy card relating to the same shares of stock and delivering it to the Secretary of Two Harbors before the taking of the vote at the Two Harbors special meeting; or

  •
  voting in person at the Two Harbors special meeting, although attendance at the special meeting alone will not by itself constitute a revocation of a proxy.

        Any written notice of revocation or subsequent proxy card should be sent to Two Harbors Investment Corp., 575 Lexington Avenue, Suite 2930, New York, New York, 10022, Attention: Secretary, or hand delivered to the Secretary of Two Harbors before the taking of the vote at the Two Harbors special meeting.

Solicitation of Proxies

        Two Harbors is soliciting proxies on behalf of the Two Harbors Board. Two Harbors will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Two Harbors Common Stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Two Harbors common stockholders by directors, officers and employees of Two Harbors in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Two Harbors in connection with this solicitation. Two Harbors has retained D.F. King to solicit, and for advice and assistance in connection with the solicitation of, proxies for the Two Harbors special meeting at a cost of $12,500, plus out-of-pocket expenses. No portion of the amount that Two Harbors has agreed to pay to D.F. King is contingent upon the Closing. Any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials may be directed to D.F. King by mail at D.F. King & Co., Inc., 28 Wall Street, 22nd Floor, New York, New York 10005, by telephone at (866) 530-8632, or by email at two@dfking.com.

Quorum; Abstentions and Broker Non-Votes

        The presence, in person or by proxy, of the holders of shares of Two Harbors Common Stock entitled to cast a majority of all the votes entitled to be cast at the Two Harbors special meeting will constitute a quorum at the Two Harbors special meeting. Two Harbors will include abstentions in the calculation of the number of shares considered to be present at the Two Harbors special meeting for purposes of determining the presence of a quorum at the Two Harbors special meeting. Approval of the Two Harbors Common Stock Issuance Proposal requires that the number of votes cast for the Two Harbors Common Stock Issuance Proposal exceeds the number of votes cast against and abstaining from the Two Harbors Common Stock Issuance Proposal, assuming a quorum is present. Under NYSE guidance applicable to the Two Harbors Stock Issuance Proposal, abstentions will be considered as votes cast and accordingly will have the same effect as votes "AGAINST" the Two Harbors Stock Issuance Proposal. Approval of the Two Harbors Adjournment Proposal requires that the number of votes cast for the Two Harbors Adjournment Proposal exceeds the number of votes cast against the Two Adjournment Proposal. Abstentions will not be counted as "votes cast" for this proposal and will therefore have no effect on the outcome of the vote on the Two Harbors Adjournment Proposal. Any failure to return your proxy card or other failure to vote will have no effect on the outcome of the vote on either the Two Harbors Stock Issuance Proposal or the Two Harbor Adjournment Proposal provided that a quorum is otherwise present at the Two Harbors special meeting.

        Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the Two Harbors special meeting is considered "non-routine," such organizations do not have discretion to vote on any of the proposals. As a result, if you do not provide your broker, bank or other nominee with instructions regarding how to vote your shares of Two Harbors Common Stock, your shares of Two Harbors Common Stock will not be considered present at the Two Harbors special meeting and will not be voted on any of the proposals.

Required Vote

        Approval of the Two Harbors Common Stock Issuance Proposal requires that the number of votes cast for the Two Harbors Common Stock Issuance Proposal exceeds the number of votes cast against and abstaining from the Two Harbors Common Stock Issuance Proposal, assuming a quorum is present.

        If voted upon at the Two Harbors special meeting, approval of the Two Harbors Adjournment Proposal requires that the number of votes cast for the Two Harbors Adjournment Proposal exceeds the number of votes cast against the Two Harbors Adjournment Proposal. Abstentions will not be counted as "votes cast" for this proposal and will therefore have no effect on the outcome of the vote on the Two Harbors Adjournment Proposal.

        Regardless of the number of shares of Two Harbors Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.

 PROPOSALS SUBMITTED TO THE TWO HARBORS COMMON STOCKHOLDERS

Proposal 1: Two Harbors Common Stock Issuance Proposal

        Two Harbors common stockholders are being asked to approve the issuance of shares of Two Harbors Common Stock to the CYS common stockholders in the Merger and upon any conversion (upon certain future changes of control of Two Harbors, if any) of the Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock to be issued in the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page [    •    ] and "The Merger Agreement" beginning on page [    •    ]. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the Merger Agreement, approval of the Two Harbors Common Stock Issuance is a condition to the consummation of the Merger. If the Two Harbors Common Stock Issuance Proposal is not approved, the Merger will not be completed.

        Approval of the Two Harbors Common Stock Issuance Proposal requires that the number of votes cast for this proposal exceeds the number of votes cast against this proposal and abstaining from voting on the proposal from holders of Two Harbors Common Stock represented in person or by proxy and entitled to vote at the Two Harbors special meeting, assuming a quorum is present.

Recommendation of the Two Harbors Board

        The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote "FOR" the Two Harbors Common Stock Issuance Proposal to issue shares of Two Harbors Common Stock to CYS common stockholders, pursuant to the Merger Agreement.

Proposal 2: Two Harbors Adjournment Proposal

        The Two Harbors special meeting may be adjourned to another time or place, if necessary or appropriate in the view of the Two Harbors Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the Two Harbors Board, in favor of the Two Harbors Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.

        Two Harbors is asking Two Harbors common stockholders to approve the adjournment of the Two Harbors special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Two Harbors Common Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.

        Approval of the Two Harbors Adjournment Proposal requires that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of Two Harbors Common Stock represented in person or by proxy and entitled to vote at the Two Harbors special meeting.

        Two Harbors does not intend to call a vote on the Two Harbors Adjournment Proposal if the Two Harbors Common Stock Issuance Proposal considered at the Two Harbors special meeting has been approved at the Two Harbors special meeting.

Recommendation of the Two Harbors Board

        The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote "FOR" the Two Harbors Adjournment Proposal to adjourn the Two Harbors special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Two Harbors Common Stock Issuance Proposal.

Other Business

        Pursuant to Maryland law and Two Harbors Bylaws, only matters described in the Notice of Special Meeting for Two Harbors may be brought before the Two Harbors special meeting.

 THE CYS SPECIAL MEETING

        This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from CYS common stockholders for use at the CYS special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to CYS common stockholders on or about [    •    ], 2018.

Purpose of the CYS Special Meeting

        A special meeting of CYS common stockholders will be held at [    •    ], on [    •    ], 2018 at [    •    ], [    •    ] Eastern Time, for the following purposes:

  •
  to consider and vote on the Merger Proposal;

  •
  to consider and vote on the CYS Non-Binding Compensation Advisory Proposal; and

  •
  to consider and vote on the CYS Adjournment Proposal.

        Only business within the purposes described in the Notice of Special Meeting of CYS may be conducted at the CYS special meeting. Any action may be taken on the items of business described above at the CYS special meeting on the date specified above, or on any date or dates to which the CYS special meeting may be adjourned or postponed.

        This joint proxy statement/prospectus also contains information regarding the Two Harbors special meeting, including the items of business for that special meeting. CYS stockholders are not voting on the proposals to be voted on at the Two Harbors special meeting.

Record Date; Voting Rights; Proxies

        CYS has fixed the close of business on [    •    ], 2018 as the record date for determining holders of CYS Common Stock entitled to notice of, and to vote at, the CYS special meeting. Holders of CYS Common Stock and CYS Series A Preferred Stock and CYS Series B Preferred Stock at the close of business on the record date will be entitled to notice of the CYS special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. Only holders of CYS Common Stock at the close of business on the record date will be entitled to vote at the CYS special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were [    •    ] issued and outstanding shares of CYS Common Stock. Each holder of record of CYS Common Stock on the record date is entitled to one vote per share. Votes may be cast either in person or by properly authorized proxy at the CYS special meeting. As of the record date, the issued and outstanding CYS Common Stock was held by approximately [    •    ] beneficial owners.

        Stockholders of Record.    If you are a stockholder of record of CYS Common Stock, you may have your shares of CYS Common Stock voted on the matters to be presented at the special meeting in any of the following ways:

  •
  To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on [    •    ], 2018.

  •
  To authorize a proxy by telephone, dial the toll free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on [    •    ], 2018.

  •
  To authorize a your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted "FOR" the Merger Proposal, the CYS Non-Binding Compensation Advisory Proposal and the CYS Adjournment Proposal.

  •
  If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of shares of the applicable company.

        Beneficial Owners.    If your shares of CYS Common Stock are held in "street name," please refer to the instructions provided by your broker, bank, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a holder in "street name" and wish to vote in person at the special meeting, you must obtain a legal proxy from broker, bank, trustee or other nominee. Please also see the question and answer referencing "street name" shares below.

        All shares of CYS Common Stock that are entitled to vote and are represented at the CYS special meeting by properly authorized proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

  •
  "FOR" the Merger Proposal.

  •
  "FOR" the CYS Non-Binding Compensation Advisory Proposal.

  •
  "FOR" the CYS Adjournment Proposal.

Votes cast by proxy or in person at the CYS special meeting will be tabulated by one or more inspectors appointed by the CYS Board for the special meeting who will also determine whether or not a quorum is present.

        Any proxy given by a stockholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

  •
  authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on [    •    ], 2018;

  •
  filing with the Secretary of CYS, before the taking of the vote at the CYS special meeting, a written notice of revocation bearing a later date than the proxy card;

  •
  duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of CYS before the taking of the vote at the CYS special meeting; or

  •
  voting in person at the CYS special meeting, although attendance at the special meeting alone will not by itself constitute a revocation of a proxy.

        Any written notice of revocation or subsequent proxy card should be sent to 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Corporate Secretary, or hand delivered to the Secretary of CYS before the taking of the vote at the CYS special meeting.

Solicitation of Proxies

        CYS is soliciting proxies on behalf of the CYS Board. CYS will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of CYS Common Stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from CYS common stockholders by directors, officers and employees of CYS in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of CYS in connection with this solicitation. CYS has retained Georgeson to solicit, and for advice and assistance in connection with the solicitation of, proxies for the CYS special meeting at a cost of $12,500, plus out-of-pocket expenses. No portion of the amount that CYS has agreed to pay to Georgeson is contingent upon the Closing. CYS has agreed to indemnify Georgeson against any loss, damage, expense, liability or claim arising out of such services. Any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials may be directed to Georgeson by telephone at 866-300-8594.

Quorum; Abstentions and Broker Non-Votes

        The presence in person or by proxy of the holders of shares of CYS Common Stock entitled to cast a majority of all the votes entitled to be cast at the CYS special meeting will constitute a quorum at the special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the CYS special meeting for purposes of determining whether a quorum exists. Because approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of CYS Common Stock entitled to vote on the matter, abstentions and the failure to vote will have the same effect as votes "AGAINST" approval of the Merger Proposal. For the CYS Non-Binding Compensation Advisory Proposal and the CYS Adjournment Proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have no effect, assuming a quorum is present.

        Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the CYS special meeting is considered "non-routine," such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in "street name" and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of CYS Common Stock your shares of CYS Common Stock will not be considered present at the CYS special meeting and will not be voted on any of the proposals.

Required Vote

        Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CYS Common Stock entitled to vote on the matter.

        Approval of the CYS Non-Binding Compensation Advisory Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the CYS Non-Binding Compensation Advisory Proposal by holders of CYS Common Stock at the CYS special meeting.

        Approval of the CYS Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the CYS Adjournment Proposal by holders of CYS Common Stock at the CYS special meeting.

        Regardless of the number of shares of CYS Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.

PROPOSALS SUBMITTED TO THE CYS COMMON STOCKHOLDERS

Proposal 1: Merger Proposal

        CYS common stockholders are asked to approve the Merger Proposal as contemplated by the Merger Agreement. For a summary and detailed information regarding the Merger Proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page [    •    ] and "The Merger Agreement" beginning on page [    •    ]. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.

        Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CYS Common Stock entitled to vote on the matter.

Recommendation of the CYS Board

        The CYS Board unanimously recommends that CYS common stockholders vote "FOR" the Merger Proposal.

Proposal 2: CYS Non-Binding Compensation Advisory Proposal

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, CYS is seeking stockholder approval of a non-binding advisory proposal to approve the compensation that may be paid or become payable to CYS's named executive officers that is based on or otherwise relates to the Merger, as described in the section entitled "The Merger—Related Compensation" beginning on page [    •    ].

        As an advisory vote, this proposal is not binding upon CYS or the CYS Board, or Two Harbors or the Two Harbors Board, and approval of this proposal is not a condition to completion of the Merger and is a vote separate and apart from the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the CYS Non-Binding Compensation Advisory Proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with CYS's named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Proposal is approved (subject only to the contractual conditions applicable thereto). However, CYS seeks the support of its stockholders and believes that stockholder support is appropriate because CYS has a comprehensive executive compensation program designed to link the compensation of its executives with CYS's performance and the interests of CYS stockholders. Accordingly, holders of shares of CYS Common Stock are being asked to vote on the following resolution:

  RESOLVED, that the compensation that may be paid or become payable to CYS's named executive officers, in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading "The Merger—Merger Related Compensation" is hereby APPROVED.

        Approval of the CYS Non-Binding Compensation Advisory Proposal, provided a quorum is present, requires the affirmative vote of a majority of votes cast on the proposal. For purposes of the CYS Non-Binding Compensation Advisory Proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have no effect.

 Recommendation of the CYS Board

        The CYS Board unanimously recommends that CYS common stockholders vote "FOR" the CYS Non-Binding Compensation Advisory Proposal.

Proposal 3: CYS Adjournment Proposal

        The CYS common stockholders are being asked to approve a proposal that will give CYS the authority to adjourn the CYS special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are not sufficient votes at the time of the CYS special meeting to approve the Merger Proposal. If, at the CYS special meeting, the number of shares of CYS Common Stock present or represented by proxy and voting for the approval of the Merger Proposal is insufficient to approve such proposal, CYS intends to move to adjourn the CYS special meeting to another place, date or time in order to enable the CYS Board to solicit additional proxies for approval of the proposal. The affirmative vote of a majority of votes cast, provided a quorum is present, may adjourn the special meeting to another place, date or time. CYS does not intend to call a vote on the CYS Adjournment Proposal if the Merger Proposal is considered and approved at the CYS special meeting. If the CYS special meeting is adjourned for the purpose of soliciting additional proxies, CYS common stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.

Recommendation of the CYS Board

        The CYS Board unanimously recommends that CYS common stockholders vote "FOR" the CYS Adjournment Proposal to adjourn the CYS special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.

Other Business

        No other matters will be transacted at the CYS special meeting.

 THE MERGER

        The following is a summary of the material terms of the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. The summary of the material terms of the Merger below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read this joint proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.

General

        Each of the Two Harbors Board and the CYS Board has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, including the approval of the CYS common stockholders of the Merger Proposal and the Two Harbors common stockholders of the Two Harbors Common Stock Issuance Proposal, Merger Sub will merge with and into CYS, with CYS continuing as the surviving corporation. As a result of the Merger, the surviving corporation will be an indirect, wholly owned subsidiary of Two Harbors. CYS stockholders will receive the merger consideration described below under "The Merger Agreement—Consideration for the Merger" beginning on page [    •    ].

Background of the Merger

        The CYS Board regularly evaluates CYS's strategic direction and ongoing business plans and reviews possible ways of increasing long-term stockholder value. These reviews include the consideration of various investments, diversification into new assets, purchases and sales of assets, potential strategic business combinations, and other transactions with third parties that would further CYS's strategic objectives and ability to create stockholder value.

        On April 29, 2016, Kevin E. Grant, Chairman of the CYS Board and President and Chief Executive Officer of CYS, was approached by representatives of a mortgage REIT ("Company A") with an interest in exploring a potential acquisition of CYS. Mr. Grant subsequently briefed Stephen P. Jonas, the then-lead independent director of the CYS Board, and later, Vinson & Elkins, CYS's legal counsel, and the CYS Board regarding these discussions. On May 20, 2016, the CYS Board formed a committee of independent directors consisting of Jeffery P. Hughes, Stephen P. Jonas, Dale A. Reiss and James A. Stern (the "2016 CYS Committee") to evaluate and negotiate any potential transaction with Company A. The CYS Board discussed the appropriateness of engaging a financial advisor to assist in the evaluation of any proposal from Company A and which financial advisor would be a good fit based on such advisor's knowledge of the mortgage REIT sector, familiarity with CYS and independence from Company A. At the CYS Board's direction, Mr. Grant contacted representatives of Barclays to assist the 2016 CYS Committee if a Company A Proposal were to materialize. The CYS Board also authorized the 2016 CYS Committee and CYS management to engage in negotiations with Company A with respect to a non-disclosure agreement (the "Company A NDA"). Over the course of the following month, CYS and Company A engaged in negotiations with respect to the Company A NDA, but no agreement was reached between the two companies. As a result, no confidential information was exchanged, no further discussions ensued between CYS and Company A and the 2016 CYS Committee did not formally engage Barclays.

        In July 2016, Mr. Grant received discussion materials from a representative of another mortgage REIT ("Company B"), in which Company B expressed an interest in exploring a potential acquisition of CYS. Following receipt of the materials, the CYS Board worked with Vinson & Elkins to consider how CYS should respond. On August 9, 2016, the CYS Board re-formed the 2016 CYS Committee and authorized the 2016 CYS Committee to evaluate and negotiate any potential transaction involving a change of control of CYS, including with Company A and Company B. Following such discussion, the CYS Board authorized the 2016 CYS Committee and CYS management, together with Vinson & Elkins, to engage in negotiations with Company B with respect to a non-disclosure agreement (the "Company B NDA") that also included, at the request of Company B, a 30-day exclusivity period. At the direction of the CYS Board, Mr. Grant contacted representatives of Barclays and inquired as to Barclays' willingness to serve as a financial advisor. The Company B NDA was executed on August 22, 2016, and CYS and Company B subsequently began sharing confidential information about their respective business and operations, and discussing preliminarily the terms of a potential transaction. On August 24, 2016, the 2016 CYS Committee engaged Barclays for the purpose of evaluating any change of control transaction and, if appropriate, issue a fairness opinion with respect to such transaction. On September 22, 2016, Company B withdrew its indication of interest to acquire CYS and discussions with respect to a potential transaction with Company B ceased.

        On February 8, 2018, Mr. Grant received an unsolicited letter from a third mortgage REIT ("Company C") that contained a non-binding proposal to acquire CYS in a stock-for-stock merger. Following receipt of the letter from Company C, the CYS Board worked with Vinson & Elkins to consider how CYS should respond to the proposal from Company C.

        On February 13, 2018, the CYS Board held a telephonic meeting with representatives of Vinson & Elkins to discuss Company C's proposal. After reviewing the Company C proposal, the independent members of the CYS Board met in executive session without management, including Mr. Grant, to discuss the appropriate roles of management and members of the CYS Board in negotiating and evaluating Company C's proposal and the advisability of forming a special committee of the CYS Board to negotiate a potential transaction with Company C, and to consider other strategic alternatives. The independent members of the CYS Board considered potential conflicts of interests among the members of the CYS Board and determined that there were none. However, due to the possibility of conflicts of interest with Mr. Grant, should he be requested to continue employment with Company C or another acquirer of CYS, the independent members of the CYS Board formed a special committee (the "CYS Special Committee") comprised of James A. Stern (designated by the CYS Board at the February 13, 2018 meeting as the chairman of the CYS Special Committee), Karen Hammond, and Tanya S. Beder. The CYS Board delegated to the CYS Special Committee the power and authority to, among other things, (i) review, evaluate and, if advisable, negotiate the terms and provisions of any transaction involving a change of control of CYS, (ii) determine whether any such potential transaction is fair to, and in the best interests of, CYS and its stockholders, and (iii) make a recommendation to the CYS Board to approve or disapprove of any such proposed transaction. No conflict with Mr. Grant materialized during the process and the Special Committee functioned as a transaction committee throughout the process.

        Mr. Grant then rejoined the CYS Board meeting and provided the CYS Board with an update regarding his recent discussions with Company C relating to its proposal. The CYS Board then discussed the relative strategic merits of a potential transaction with Company C and Vinson & Elkins advised the CYS Board of its duties in the context of a sale transaction or business combination. The CYS Board then discussed the hiring of a financial advisor to assist the CYS Board in its consideration of a potential transaction with Company C and other strategic alternatives available to CYS. At this time, representatives of each of Barclays and Credit Suisse were invited to join the meeting and review their respective preliminary financial analyses with respect to a potential transaction with Company C and other strategic alternatives available to CYS. After the representatives of Credit Suisse and Barclays left the meeting, the CYS Board discussed the potential financial advisor candidates, their industry knowledge and experience and how each of Barclays and Credit Suisse could assist the CYS Board and the CYS Special Committee in their consideration of a potential transaction with Company C and other strategic alternatives available to CYS.

        On February 15, 2018, the CYS Board held a telephonic meeting with representatives of Vinson & Elkins present to discuss, among other things, the hiring of Barclays, Credit Suisse, or both, to serve as the financial advisor or financial advisors to CYS, the CYS Board and/or the CYS Special Committee. During this meeting, the CYS Board considered the qualifications of each investment bank to serve as a financial advisor and evaluated each investment bank based on various criteria, including, among other things, its past relationships with and knowledge of CYS, its institutional knowledge of the commercial and residential mortgage REIT industries, its capacities as a full-service investment bank, including its knowledge of the trading market for mortgage-backed securities, and the investment banking team's past experience advising other companies in connection with similar transactions. The CYS Board further considered the advantages and disadvantages of engaging two financial advisors as opposed to one. Based on the foregoing criteria, and upon determining that engaging two financial advisors would be more conducive to maximizing value to CYS stockholders, the CYS Board decided to engage both Barclays and Credit Suisse as the CYS Board's and CYS's financial advisors, respectively, in connection with CYS's evaluation of a potential transaction with Company C and other strategic alternatives, subject to the negotiation of acceptable engagement letters. Over the course of the following week, representatives of CYS, including Vinson & Elkins, on the one hand, and each of Barclays and Credit Suisse, on the other hand, negotiated the terms and conditions of the engagement letters, which were executed on February 26, 2018, in the case of the Barclays engagement letter, and February 27, 2018, in the case of the Credit Suisse engagement letter.

        On February 16, 2018, the CYS Special Committee held a telephonic meeting, together with representatives of Barclays, Credit Suisse, and Vinson & Elkins, to discuss the unsolicited proposal received by CYS from Company C and whether CYS should pursue a sale of CYS at that time. During the meeting, representatives of Barclays and Credit Suisse reviewed their respective preliminary financial analyses of Company C's proposal. Representatives of Barclays and Credit Suisse also provided general views of the mortgage REIT industry, noting that there were likely other strategic parties that would have an interest in potentially acquiring CYS.

        Following the CYS Special Committee meeting, at the direction of the CYS Special Committee, representatives of Barclays and Credit Suisse contacted representatives of Company C to ask certain clarifying questions regarding its proposal.

        On February 21, 2018, Mr. Grant received an unsolicited letter that contained a non-binding proposal from Company B relating to a potential acquisition of CYS by Company B.

        On February 27, 2018, the CYS Board held a telephonic meeting, together with representatives of Barclays, Credit Suisse, and Vinson & Elkins, to discuss the proposals received from Company B and Company C. During the meeting, representatives of Barclays and Credit Suisse summarized their conversations with Company C regarding its proposal, including Company C's stated willingness to pay a premium over CYS's current book value and engage in discussions relating to certain purchase price protection mechanisms. Members of the CYS Board, with representatives of Barclays and Credit Suisse in attendance, also discussed whether it was in the best interest of CYS and its stockholders to consider a sale of CYS at that time. The CYS Board then engaged in a related discussion regarding whether CYS should solicit additional proposals from other potential bidders and, if so, how a bid process with multiple bidders should be structured in light of CYS having already received unsolicited proposals from different potential acquirers. At the conclusion of the meeting, the CYS Board (i) authorized CYS management to negotiate and execute a non-disclosure agreement with Company C, and (ii) instructed representatives of Barclays and Credit Suisse to contact Company B to obtain additional information about its proposal.

        Immediately following the meeting of the CYS Board, the CYS Special Committee held a meeting with representatives of Barclays, Credit Suisse, and Vinson & Elkins to discuss the potential bid process, timing, and outreach to other potential bidders, including the likelihood of various potential bidders being interested in, and capable of, acquiring CYS or otherwise entering into a strategic transaction or business combination with CYS. During the meeting, the CYS Special Committee decided to engage with other potential bidders, including Company B, while continuing to engage in discussions with Company C. Following such discussion, the CYS Special Committee instructed Barclays and Credit Suisse to contact six other potential bidders (in addition to Company B and Company C) to determine whether they would be interested in submitting an offer to enter into a business combination or strategic transaction with CYS. The CYS Special Committee also instructed Vinson & Elkins to negotiate non-disclosure agreements with any such interested parties, in addition to Company B and Company C.

        At the direction of the CYS Special Committee, on February 27, 2018 and February 28, 2018, representatives of Barclays and Credit Suisse reached out to six mortgage REIT counterparties, including Two Harbors, to obtain a general level of interest in a potential strategic transaction with CYS.

        On March 2, 2018, the CYS Special Committee held a telephonic meeting to discuss the status of the targeted bid process. During the meeting, representatives of Barclays and Credit Suisse noted that all six of the potential bidders contacted by representatives of Barclays and Credit Suisse, as well as Company B and Company C, had requested non-disclosure agreements and had either entered into a non-disclosure agreement with CYS or were in the process of negotiating a non-disclosure agreement with CYS. Members of the CYS Special Committee and representatives of Vinson & Elkins, Barclays, and Credit Suisse also discussed their initial assessments of the potential bidders.

        Following Barclays' and Credit Suisse's outreach to other potential bidders, CYS entered into non-disclosure agreements that contained customary standstill provisions with seven of the eight potential bidders, which included Two Harbors, Company A, Company B, and Company C. CYS subsequently provided all the potential counterparties, except Company C, with certain limited confidential information about CYS's existing securities portfolio for purposes of submitting an initial offer to acquire or otherwise enter into a strategic transaction or business combination with CYS. Company C had previously been provided with similar information. At the direction of the CYS Special Committee, representatives of Barclays and Credit Suisse requested that the counterparties provide preliminary indications of interest by March 12, 2018. Company C was not invited to submit an indication of interest because it had already submitted a non-binding offer to acquire CYS on February 8, 2018.

        Shortly after the execution of the Company A NDA, Company A indicated that it was no longer interested in participating in the bid process and that it would not be submitting a bid.

        On March 7, 2018, Company C received access to CYS's virtual data room for the purpose of conducting due diligence on CYS.

        On March 8, 2018, the CYS Special Committee held telephonic meetings with representatives of Vinson & Elkins, Barclays, and Credit Suisse to discuss the status of each of the potential bidders and the due diligence materials that had been provided to Company C, in addition to transaction structure and appropriate terms and conditions to provide price protection in the event of a transaction involving consideration consisting of shares of stock in whole or in part.

        On March 9, 2018, Barclays and Credit Suisse delivered to Company C a reverse diligence request list and requested that Company C populate a virtual data room with relevant information about Company C.

        On or about March 12, 2018, representatives of Barclays and Credit Suisse received initial indications of interest from three potential counterparties, including Two Harbors.

        On March 13, 2018, CYS and its representatives received access to Company C's virtual data room for purposes of conducting due diligence on Company C. From March 13, 2018 until April 15, 2018, CYS and its representatives engaged in due diligence on Company C.

        On the morning of March 14, 2018, CYS and its representatives and Company C held an in-person reciprocal due diligence session.

        On March 14, 2018, Barclays and Credit Suisse circulated to the CYS Special Committee preliminary indications of interest received from four potential counterparties, including Two Harbors and Company B. In addition to Company C's non-binding proposal, the non-binding indications of interest included (i) a proposal from Company B for an all-cash tender offer, (ii) a proposal from a publicly traded mortgage REIT ("Company D") for an all-stock merger that would require the approval of Company D's stockholders, (iii) a proposal from a publicly traded mortgage REIT ("Company E") for a part-cash, part-stock merger, and (iv) a proposal from Two Harbors for an all-stock merger that would require the approval of Two Harbors stockholders.

        Later on March 14, 2018, the CYS Special Committee held a telephonic meeting with representatives of Barclays, Credit Suisse, and Vinson & Elkins to discuss the indications of interest received from the five bidders described in the foregoing paragraph. Representatives of Barclays and Credit Suisse reviewed their preliminary financial analyses of each indication of interest with the CYS Special Committee. At the conclusion of the meeting, the CYS Special Committee instructed representatives of Barclays and Credit Suisse to request that all five bidders submit revised bids incorporating certain assumptions relating to CYS's anticipated transaction expenses.

        Following the CYS Special Committee meeting on March 14, 2018, Barclays and Credit Suisse contacted the five bidders, and requested that each bidder submit revised indications of interest by March 16, 2018 incorporating CYS's transaction expense assumptions.

        On or about March 16, 2018, representatives of Barclays and Credit Suisse received revised indications of interest from Company B, Company D, Company E, and Two Harbors.

        On March 19, 2018, the CYS Special Committee held a telephonic meeting to discuss the revised bids. Representatives of Barclays and Credit Suisse summarized the revised bids, which reflected the following proposed purchase price per share of CYS Common Stock: (i) Company B proposed $7.27 per share of CYS Common Stock; (ii) Company C proposed a range of $7.33 to $7.47 per share of CYS Common Stock; (iii) Two Harbors proposed $7.33 per share of CYS Common Stock; (iv) Company D proposed $7.42 per share of CYS Common Stock and (v) Company E proposed $7.15 per share of CYS Common Stock. In summarizing the revised bids, representatives of Barclays and Credit Suisse noted that while Company B, Company D, and Company E did not modify their proposed purchase price to acquire CYS, each of these bidders had revised estimated transaction related expenses and as a result, they had each effectively increased their proposed purchase price for CYS on an adjusted book value basis. Representatives of Barclays and Credit Suisse also explained that (i) Company B had indicated a willingness to pay up to 50% of the merger consideration in Company B common stock, (ii) Two Harbors had increased its proposed purchase price by approximately $0.13 per share of CYS Common Stock and (iii) Two Harbors' external manager, PRCM Advisers, had offered to further reduce its base management fee by 0.25%, to a total reduction of 0.75%, with respect to the additional equity under management resulting from the proposed transaction with CYS for the first year following the effective time of the Merger.

        On March 20, 2018, CYS received a letter from Company B indicating that Company B would revoke its proposal to acquire CYS unless Company B was provided with access to CYS's virtual data room by 5:00 p.m. Eastern Time, on March 21, 2018. The letter further indicated that Company B's offer would be withdrawn if no definitive merger agreement were executed by March 28, 2018.

        On the evening of March 20, 2018, CYS received a letter from Company C with its revised indication of interest to acquire CYS in a stock-for-stock merger transaction.

        On the morning of March 21, 2018, the CYS Special Committee, together with representatives of Barclays, Credit Suisse, and Vinson & Elkins, held a telephonic meeting to discuss the revised indication of interest received from Company C. Following a discussion regarding the advantages and disadvantages of Company C's revised proposal, the meeting was adjourned in anticipation of a CYS Board meeting.

        During the telephonic meeting of the CYS Board on March 21, 2018, representatives of Barclays and Credit Suisse reviewed the revised indications of interests from all five bidders. The CYS Board discussed (i) the advantages and disadvantages of each bid, (ii) which bidders, if any, should be eliminated from the bid process, and (iii) the demand from Company B that it would revoke its indication of interest unless CYS undertook certain actions. During the meeting, and upon the request of the CYS Board, Mr. Grant provided an update with respect to CYS's ongoing business operations. Mr. Grant and representatives of Barclays and Credit Suisse also discussed the potential impact of a rising interest rate environment on CYS's business on a going forward basis.

        Following the CYS Board meeting, the CYS Special Committee reconvened its meeting to further discuss each of the revised bids, and which bidders should be invited to participate in a subsequent round (the "second round") of the bid process. Following such discussion, the CYS Special Committee instructed representatives of Barclays and Credit Suisse to invite Company C, Company D, and Two Harbors to continue to participate in the bid process. The CYS Special Committee also instructed representatives of Barclays and Credit Suisse to speak with Company B to confirm that it would be willing to move forward in the bid process based on CYS's proposed timeline and approach. The CYS Special Committee further instructed representatives of Barclays and Credit Suisse to invite Company E to participate in the second round of the bid process if Company B elected not to proceed based on CYS's proposed timeline and approach.

        On the afternoon of March 21, 2018, representatives of Barclays and Credit Suisse contacted Company B to inquire as to whether it would be willing to proceed on CYS's proposed timeline and approach. Representatives of Company B did not provide a definitive answer in response. On that same afternoon, representatives of Barclays and Credit Suisse reached out to each of Company C, Company D and Two Harbors to request that each party submit a markup of a draft merger agreement by March 28, 2018. Barclays and Credit Suisse also provided each of Company C and Two Harbors a comprehensive due diligence request list and requested that such bidders populate a virtual data room with relevant information about such counterparty. Each of Company D and Two Harbors was also granted access to CYS's virtual data room (Company C had already been granted access to CYS's virtual data room).

        Following the March 21, 2018 CYS Board meeting, and continuing through April 5, 2018, each remaining bidder engaged in due diligence of CYS, and CYS and its representatives engaged in due diligence on each bidder.

        On the morning of March 22, 2018, representatives of Credit Suisse followed up with Company B and informed it that absent the expression of an affirmative desire to continue in the bid process, CYS would move forward without Company B. Following Company B's failure to confirm that it would be willing to proceed on CYS's proposed timeline and approach, the CYS Special Committee determined that CYS should move forward without Company B and that Company E should be invited to the process in Company B's place. At the direction of the CYS Special Committee, representatives of Vinson & Elkins sent a letter to Company B reminding it of its obligations of confidentiality under its NDA, subsequent to which no further discussions or negotiations took place with Company B. At the direction of the CYS Special Committee, representatives of Barclays and Credit Suisse then contacted representatives of Company E and invited Company E to participate in the second round of the bid process and provided them with the diligence instructions provided to the other bidders.

        Also on March 22, 2018, Company E received access to CYS's virtual data room for the purpose of conducting due diligence on CYS. Also on March 22, 2018, forms of draft merger agreements reflecting alternative transaction structures prepared by Vinson & Elkins were uploaded to CYS's virtual data room. Each merger agreement was based on the same form, but one draft contained a tender offer structure and the other draft contemplated a single-step merger structure.

        On the morning of March 26, 2018, representatives of each of Two Harbors and CYS held an in-person diligence session, with representatives of Barclays, Credit Suisse, and Vinson & Elkins in attendance either in person or by telephone. Later that same day, representatives of Company D held an in-person diligence session, with representatives of Barclays, Credit Suisse, and Vinson & Elkins in attendance either in person or by telephone.

        On March 27, 2018, representatives of each of Company E and CYS held an in-person diligence session, with representatives of Barclays, Credit Suisse, and Vinson & Elkins in attendance either in person or by telephone. Also on March 27, 2018, CYS management participated in a follow-up diligence call with representatives of Company C.

        On March 28, 2018, CYS received a markup of the draft merger agreement from Company E. On March 29, 2018, CYS received markups of the draft merger agreement from Company C, Company D, and Two Harbors.

        On April 3, 2018, the CYS Special Committee held a telephonic meeting during which members of the CYS Special Committee and representatives of Barclays, Credit Suisse, and Vinson & Elkins discussed the proposals from the remaining four bidders and their markups to the draft merger agreement. Neither the form of consideration nor the relative values of the bids from Company D, Company E and Two Harbors had changed from their respective previous bids, while Company C had revised its stock-for-stock bid and proposed $7.46 per share of CYS Common Stock. During the meeting, the CYS Special Committee discussed the advantages and disadvantages of each bid, including various strategic considerations relating to the proposed tax structure of each bid, the expected timing to close, and the value and future prospects of each bidder's common stock that would be issued to CYS stockholders as merger consideration. The CYS Special Committee also discussed the next round (the "third round") of the bid process, including narrowing the number of bidders from four to two and which bidders should be invited to participate in the third round. Following such discussions, the CYS Special Committee decided to discuss the foregoing matters with the CYS Board.

        On the afternoon and evening of April 3, 2018, at the direction of the CYS Special Committee, representatives of Vinson & Elkins held telephonic meetings with representatives of each of the four bidders and their legal counsel to discuss their proposed markups of the draft merger agreement. The purpose of each meeting was to remind each bidder of the competitiveness of the bid process and to suggest improvements in regards to the respective positions taken by the bidders with respect to certain legal and business points (the "Legal and Business Points") that would improve the competitiveness of the bidder's markup. Vinson & Elkins also reminded each of the bidders that the CYS Board would be evaluating the mark ups to determine whether such bidder would be invited to continue to participate in the third round of the bid process. Following such meetings, each of the four bidders provided Vinson & Elkins with written responses to the Legal and Business Points. In particular, Two Harbors, upon consultation with its legal counsel, Sidley Austin LLP ("Sidley"), agreed to make certain changes to its proposed markup of the draft merger agreement, including (i) PRCM Advisers agreeing to contribute $10 million in cash as part of the merger consideration, (ii) providing CYS with the right to terminate the merger agreement for a CYS superior proposal, provided that the fee payable with respect to any CYS superior proposal termination was equal to 3.5% of the expected transaction value, and (iii) providing each party with an expense amount to be paid in the event the requisite stockholder approval is not obtained equal to 0.5% of the equity value of the other party.

        On April 4, 2018, the CYS Special Committee held a telephonic meeting with representatives of Barclays, Credit Suisse, and Vinson & Elkins to discuss each bidder's response to the Legal and Business Points. Representatives of Vinson & Elkins provided an overview of each bidder's response, noting that several of the bidders made significant concessions to their initial markup of the draft merger agreement. Following a discussion of each bid and markup of the draft merger agreement, the CYS Special Committee determined, after considering a multitude of factors, including the value of the consideration offered, the tax structure of the proposed transaction, whether the bidder would be required to obtain stockholder approval, the pricing mechanics of the proposed merger consideration and the markups of the draft merger agreement, among other factors, to recommend to the CYS Board that CYS should (i) continue to engage in negotiations with Company C and Two Harbors and (ii) pause negotiations with Company D and Company E.

        On April 5, 2018, the CYS Board held a telephonic meeting with representatives of Barclays, Credit Suisse, and Vinson & Elkins to discuss each of the remaining proposed bids. During the meeting, representatives of Barclays and Credit Suisse reviewed their preliminary financial analyses of each bid and Vinson & Elkins presented an overview of each bidder's markup to the draft merger agreement and their responses to the Legal and Business Points. Following a discussion by members of the CYS Board and representatives of Barclays, Credit Suisse, and Vinson & Elkins regarding the merits of each bid, the CYS Board instructed the CYS Special Committee to (i) continue negotiating with Company C and Two Harbors and (ii) pause discussions regarding a strategic transaction with Company D and Company E unless such parties increased their revised proposals.

        Following the April 5, 2018 meeting, at the direction of the CYS Board, representatives of Barclays and Credit Suisse contacted Company C and Two Harbors to inform them that the CYS Board had decided to move forward with each bidder in the bid process. At the direction of the CYS Board, representatives of Barclays and Credit Suisse also contacted Company D and Company E to inform them that CYS would not be moving forward with their proposals unless such parties responded with improved proposals.

        On April 7, 2018, at the direction of the CYS Special Committee, Barclays and Credit Suisse provided Two Harbors a comprehensive due diligence request list and requested that Two Harbors populate a virtual data room with relevant information. At the direction of the CYS Special Committee, Barclays and Credit Suisse also delivered CYS' follow-up due diligence request list to representatives of Company C.

        On April 8, 2018, Vinson & Elkins delivered revised markups of the draft merger agreement to representatives of Company C and Two Harbors.

        On April 9, 2018, counsel to Company C and representatives of Vinson & Elkins held a call to discuss CYS's revised draft of the merger agreement.

        Also on April 9, 2018, CYS and its representatives received access to Two Harbors' virtual data room for purposes of conducting due diligence on Two Harbors. From April 9, 2018 until April 25, 2018, CYS and its representatives engaged in corporate, tax and legal due diligence on Two Harbors.

        On April 11, 2018, tax counsel to Company C and representatives of Vinson & Elkins held a call to discuss certain tax due diligence items.

        Also on April 11, 2018, counsel to Company C delivered a revised draft of the merger agreement to Vinson & Elkins. Company C's revised draft of the merger agreement contained a number of revisions, including adjustments to the offer price and purchase price mechanics that effectively resulted in at least a $0.11 per share reduction in Company C's per share offer price (to $7.32 or less, which was less than the value of the Two Harbors bid). In addition, Company C's revised draft of the merger agreement failed to include certain purchase price protection mechanisms that were expected to be included in the merger agreement, and deemed by the CYS Board to be favorable and important to CYS stockholders. Upon receipt of Company C's revised draft of the merger agreement, representatives of Barclays and Credit Suisse contacted representatives of Company C to seek further clarification in regards to the revisions to the economic terms that were reflected in the draft of the merger agreement.

        On April 12, 2018, representatives of Two Harbors held a call with representatives of CYS to discuss various due diligence matters. During the call, representatives of Two Harbors indicated a desire for the transaction to be structured as a taxable transaction to CYS stockholders and discussed its rationale that a taxable transaction would be in the best interests of the Combined Company as a result of various REIT tax limitations that would be imposed on the Combined Company and the amortization of premium on CYS's assets that were retained, which would have reduced the earnings of the Combined Company, if the transaction were structured as a tax free reorganization.

        On April 12, 2018, the CYS Special Committee held a telephonic meeting with representatives of Barclays, Credit Suisse, and Vinson & Elkins, during which they discussed Company C's revised markup of the draft merger agreement, including Company C's revisions to the purchase price mechanics and the effective reduction in Company C's offer price. During the meeting, representatives of Barclays and Credit Suisse briefed the CYS Special Committee on their discussions with Company C about its revised offer price. Representatives of Vinson & Elkins also discussed with the CYS Special Committee the material legal issues contained in Company C's revised markup of the draft merger agreement. Members of the CYS Special Committee also discussed whether to suspend negotiations with Company C regarding a strategic transaction as a result of its reduction in its offer price. Members of the CYS Special Committee also discussed a number of additional business points raised by Two Harbors, including its desire to effect a taxable transaction and the appointment of CYS directors to the Two Harbors Board upon the closing of the transaction.

        On the evening of April 12, 2018, a representative of Two Harbors delivered to the CYS Board (i) a revised markup of the merger agreement, and (ii) a letter proposing that Two Harbors and CYS engage on an exclusive basis for a period of at least one week prior to an anticipated signing date of April 24, 2018. The letter also notified the CYS Board that Two Harbors' offer would remain open until 5:00 p.m. Eastern Time, on April 16, 2018.

        On April 13, 2018, the CYS Board held a telephonic meeting with members of CYS management, Barclays, Credit Suisse, and Vinson & Elkins during which they discussed, among other things, (i) the projections prepared by CYS management and (ii) the revised proposals and merger agreement markups received from Company C and Two Harbors. During this meeting, members of the CYS Board discussed whether to move forward with both Company C and Two Harbors or to move forward exclusively with Two Harbors. Upon further discussion, the CYS Board determined that the CYS Special Committee should negotiate for additional value and/or concessions from Two Harbors in exchange for agreeing to an exclusivity period.

        From April 14 through April 15, 2018, representatives of Barclays and Credit Suisse engaged in further discussions with representatives of Company C to determine whether Company C would be willing to improve the economics of its bid. On April 15, 2018, Company C terminated CYS's access to its virtual data room.

        On April 15, 2018, Vinson & Elkins sent a revised draft of the merger agreement to Sidley, and on April 16, 2018, representatives of Vinson & Elkins and Sidley discussed that revised draft of the merger agreement.

        On the afternoon of April 16, 2018, the CYS Special Committee held a telephonic meeting. Representatives of Barclays and Credit Suisse informed the CYS Special Committee that Company C had indicated it was still interested in pursuing a transaction with CYS but that it was unwilling to increase its bid. Representatives of Vinson & Elkins then provided an overview of the open issues in the Two Harbors draft merger agreement, which included: (i) the appropriate number of CYS directors that would be appointed to serve on Two Harbors' board upon the closing of the transaction; (ii) whether Two Harbors would have the right to terminate the merger agreement to enter into a definitive agreement with respect to a possible future acquisition transaction involving Two Harbors that the Two Harbors' Board deemed to be a superior proposal; (iii) whether the CYS termination fee would be 3.5% or 4.0% of the expected transaction value; (iv) whether the expense amount payable to each party under certain circumstances would be 0.5% or 0.8% of the equity value of the other party; and (v) whether the transaction would be structured as a taxable transaction to CYS stockholders. The CYS Special Committee then engaged in a discussion regarding whether CYS should engage exclusively with Two Harbors and on what terms CYS would be willing to do so. Following such discussion, members of the CYS Special Committee resolved to propose to Two Harbors that CYS would be willing to agree to enter into exclusive negotiations for a one-week period if (a) Two Harbors or PRCM Advisers agreed to make an additional $10 million cash payment to CYS stockholders (such that the cash paid to CYS stockholders was $20 million in the aggregate); (b) three CYS directors would be appointed to the Two Harbors Board upon the closing of the transaction; (c) Two Harbors would not have the right to terminate the merger agreement for a Two Harbors superior proposal; (d) Two Harbors agreed that the CYS termination fee would be 3.5% of the expected transaction value and that the Two Harbors termination fee would be 4.5% of the expected transaction value; and (e) the expense amount payable under certain circumstances would be 0.8% of the other party's equity value. The CYS Special Committee further instructed representatives of Barclays and Credit Suisse to convey CYS's proposal to Two Harbors. Following the meeting, representatives of Barclays and Credit Suisse relayed the foregoing proposal to Two Harbors.

        On the evening of April 16, 2018, representatives of Two Harbors contacted representatives of Barclays and Credit Suisse to respond to CYS's proposal. A representative of Two Harbors stated in an email that (i) PRCM Advisers would contribute an additional $5 million in cash consideration to CYS common stockholders (such that the cash paid to CYS common stockholder was $15 million in the aggregate), (ii) Two Harbors would agree not to have the right to terminate the merger agreement for a Two Harbors superior proposal, and (iii) Two Harbors would agree to a CYS termination fee equal to 3.5% of the expected transaction value and a Two Harbors termination fee equal to 4.5% of the expected transaction value. The representatives of Two Harbors did not agree to elect three CYS directors to the Two Harbors Board or to the expense amounts proposed by CYS.

        On April 17, 2018, the CYS Board met telephonically, together with members of CYS management and representatives of Barclays, Credit Suisse, and Vinson & Elkins, to discuss financial projections prepared by CYS management. Members of CYS management provided an overview of these projections to the CYS Board and the assumptions and approach undertaken with respect to such projections. Following questions from members of the CYS Board and a discussion regarding the projections, the CYS Board determined that, based on the assumptions set forth therein, the CYS management projections were reasonable. Representatives of Barclays, Credit Suisse, and Vinson & Elkins informed the CYS Board that the CYS Special Committee had terminated negotiations with Company C as a result of Company C's unwillingness to increase its offer, which reflected an overall decrease in the economics of Company C's proposal compared to its initial bid, and a lower bid compared to other bids, including Two Harbors' bid. Representatives of Barclays, Credit Suisse, and Vinson & Elkins also explained that the CYS Special Committee had proposed to Two Harbors a list of economic and legal proposals in exchange for CYS negotiating exclusively with Two Harbors and that Two Harbors had agreed to some, but not all, of those requests.

        On April 17, 2018, Vinson & Elkins received a draft exclusivity agreement from Sidley. Later that day, the CYS Special Committee met telephonically, together with members of CYS management and representatives of Barclays, Credit Suisse, and Vinson & Elkins, to discuss the draft exclusivity agreement and the open business and legal issues.

        Also on April 17, 2018, at the direction of the CYS Special Committee, representatives of Barclays and Credit Suisse proposed to Two Harbors that CYS would agree to a CYS termination fee of 3.75% of the expected transaction value if Two Harbors agreed to expense amounts of 0.75% of the other party's equity value measured at the date of signing. Shortly thereafter, in response to the foregoing proposal, representatives of Two Harbors offered to agree to the proposed termination fee and expense amounts if CYS agreed that it would have the right to designate only two directors for appointment to the Two Harbors Board.

        On the afternoon of April 18, 2018, the CYS Special Committee held a telephonic meeting with representatives of Barclays, Credit Suisse, and Vinson & Elkins to discuss the proposed transaction with Two Harbors. Representatives from Credit Suisse provided an update on their discussions with Two Harbors, noting that Two Harbors would not agree to the appointment of three CYS directors to the Two Harbors Board upon the closing of the transaction. Following a discussion, the CYS Special Committee agreed to accept two board seats in exchange for Two Harbors agreeing to the termination fee and expense amounts proposed by CYS.

        During the evening of April 18, 2018, Vinson & Elkins sent a revised draft of the exclusivity agreement to Sidley, and CYS and Two Harbors executed an exclusivity agreement providing for exclusivity regarding a potential strategic transaction between CYS and Two Harbors until 11:59 p.m. Central Time on April 25, 2018.

        Thereafter, Vinson & Elkins and Sidley exchanged drafts of the merger agreement and the various ancillary documents related thereto.

        On the evening of April 23, 2018, the CYS Special Committee met telephonically, together with representatives of Barclays, Credit Suisse, and Vinson & Elkins, to discuss the proposed transaction with Two Harbors. Representatives of Credit Suisse and Barclays informed the CYS Special Committee that Two Harbors had requested that the transaction be structured as a taxable transaction. The CYS Board, together with representatives of Barclays, Credit Suisse, and Vinson & Elkins, discussed the merits of structuring the transaction as a taxable transaction and its impact on CYS stockholders, including the number of CYS stockholders that potentially could be taxed as a result of the transaction. Representatives of Credit Suisse and Barclays also informed the CYS Special Committee that Two Harbors had assumed that certain post-closing transaction expenses had been included in CYS's estimated transaction expense amount that Two Harbors had used to calculate its offer price and that Two Harbors, after being informed that such post-closing expenses were not included, now desired to reduce the purchase price by the amount of such expenses. The CYS Special Committee instructed Barclays and Credit Suisse to seek clarification from Two Harbors regarding how it factored post-closing transaction expenses into the purchase price and to respond negatively to such request before the CYS Special Committee responded to Two Harbors' request for a taxable transaction. Following the meeting, representatives of Barclays and Credit Suisse contacted representatives of Two Harbors to discuss how Two Harbors factored post-closing transaction expenses into the purchase price.

        During the early afternoon of April 24, 2018, representatives of Vinson & Elkins and Sidley held a telephone call to discuss various open items in the draft merger agreement, and that evening Vinson & Elkins delivered a revised draft of the merger agreement to Sidley.

        On the morning of April 25, 2018, the CYS Board met in person and telephonically, together with members of CYS management and representatives of Barclays, Credit Suisse and Vinson & Elkins to discuss and review the draft merger agreement and to consider the proposed transaction. Barclays and Credit Suisse provided an update regarding the open business issues, including the post-closing transaction expenses. Following such update, representatives of Venable LLP, Maryland counsel to CYS, reviewed with the CYS Board the duties of the CYS directors under Maryland law. Representatives of Vinson & Elkins then reviewed the terms of the draft merger agreement and noted

the outstanding legal issues. Also at this meeting, Barclays and Credit Suisse reviewed with the CYS Board their respective preliminary financial analyses of the proposed transaction with Two Harbors.

        At noon, Eastern Time, on April 25, 2018, the CYS Special Committee met telephonically, together with representatives of Barclays, Credit Suisse, and Vinson & Elkins to discuss the open business issues in the draft merger agreement.

        On the afternoon of April 25, 2018, the CYS Board met telephonically, and representatives of Barclays, Credit Suisse, and Vinson & Elkins briefed the CYS Board regarding the remaining open issues in the draft merger agreement. Representatives of Barclays and Credit Suisse informed the CYS Board that PRCM Advisers had agreed that it would cover the relevant post-closing transaction expenses up to an amount of $3.3 million by taking a post-closing downward adjustment in its management fees. After confirming that no other economic or business points remained outstanding, the CYS Board instructed Barclays and Credit Suisse to agree to Two Harbors' request to structure the transaction as a taxable transaction. Following further discussion, the CYS Board instructed Vinson & Elkins, Barclays and Credit Suisse to finalize the draft merger agreement with Two Harbors and its representatives.

        Throughout the day on April 25, 2018, Vinson & Elkins and Sidley exchanged drafts of the merger agreement and ancillary agreements related thereto.

        On the evening of April 25, 2018, the CYS Board met telephonically to approve the merger agreement. Following a discussion of the resolution of the final open issues in the draft merger agreement, the CYS Board agreed to the terms of the merger agreement. Also at this meeting, representatives of Barclays and Credit Suisse rendered their respective oral fairness opinions, subsequently confirmed by delivery of written opinions, each dated April 25, 2018, that, in the case of Barclays' opinion, based upon and subject to the qualifications, limitations and assumptions set forth therein, as of the date of the opinion, the merger consideration to be offered to the holders of shares of CYS Common Stock in the Merger was fair, from a financial point of view, to such holders of CYS Common Stock, and in the case of Credit Suisse's opinion, as of the date of the opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of CYS Common Stock (other than excluded holders) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Following the delivery of the oral opinions by Barclays and Credit Suisse, the CYS Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (collectively, the "Transactions"), including the Merger, were in the best interests of CYS and its stockholders, (ii) approved the Merger Agreement and declared the Transactions, including the Merger, advisable and (iii) authorized CYS to enter into the Merger Agreement.

        On the evening of April 25, 2018, the Two Harbors Board met telephonically to approve the merger agreement with representatives of Two Harbors' management, Sidley and JMP in attendance. At the meeting, Two Harbors' management provided the Two Harbors Board with an update on the resolution of open issues on the merger agreement. Following this discussion, representatives of Sidley reviewed with the Two Harbors Board the duties of directors in connection with transactions of this type. Representatives from Sidley then summarized the final terms of the merger agreement, including the resolution of open issues. Also at this meeting, JMP reviewed with the Two Harbors Board its financial analysis of the Per Share Stock Consideration to be paid by Two Harbors as part of the merger consideration and rendered to the Two Harbors Board an oral opinion, confirmed by delivery of a written opinion dated April 25, 2018, to the effect that, as of that date and based on and subject to the various assumptions and limitations set forth in its opinion, the Per Share Stock Consideration to be paid by Two Harbors as part of the merger consideration was fair, from a financial point of view, to Two Harbors. After further discussions, and after taking into consideration all of the information presented and discussed in the several prior communications and meetings among Two Harbors' management, the Two Harbors Board and its members that occurred over the course of the negotiations between Two Harbors and CYS, the Two Harbors Board unanimously (i) determined that the Merger Agreement, the Fourth Amendment to the Management Agreement and the Transactions, including the merger of Merger Sub with and into CYS and the Two Harbors Common Stock Issuance, were in the best interests of Two Harbors and its stockholders, (ii) approved the Merger Agreement, the Fourth Amendment to the Management Agreement and the Transactions, including the Merger and the Two Harbors Common Stock Issuance; (iii) directed that Two Harbors Common Stock Issuance be submitted to the holders of Two Harbors Common Stock for consideration at the Two Harbors special meeting, and (iv) recommended that the holders of Two Harbors Common Stock approve the issuance of the shares of Two Harbors Common Stock to be issued in the Merger.

        On the morning of April 26, 2018, the parties executed the Merger Agreement, which was dated effective as of April 25, 2018.

        Prior to the opening of trading on April 26, 2018 of Two Harbors Common Stock and CYS Common Stock on the NYSE, Two Harbors and CYS issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Two Harbors Board and Its Reasons for the Merger

        By vote at a meeting held on April 25, 2018, after careful consideration, the Two Harbors Board unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, are in the best interests of Two Harbors and its stockholders, (ii) approved the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, (iii) directed that the Two Harbors Common Stock Issuance Proposal be submitted to the holders of Two Harbors Common Stock for consideration at the Two Harbors special meeting and (iv) recommended that the holders of Two Harbors Common Stock approve the Two Harbors Common Stock Issuance Proposal. The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two Harbors Adjournment Proposal.

        In reaching its determination, the Two Harbors Board evaluated the Merger Agreement and the other transactions contemplated therein in consultation with Two Harbors' senior management and outside legal and financial advisors and carefully considered numerous factors that the Two Harbors Board viewed as supporting its decision, including, but not limited to, the following material factors:

  •
  The Two Harbors Board expects that the Merger will provide a number of significant potential strategic opportunities and benefits, including the following:

  •
  the combination of Two Harbors and CYS is expected to create cost efficiencies and decrease Two Harbors' other operating expense ratio by approximately 30 to 40 basis points. In addition, PRCM Advisers' agreement to reduce its base management fee on the new CYS equity will further enhance operating cost efficiencies in the year following the Closing;

  •
  following the Closing, Two Harbors anticipates that its current quarterly dividend of $0.47 will be sustainable at least through 2018, subject to market conditions and the discretion and authorization of the Two Harbors Board;

  •
  assuming improvements in Agency spreads in 2018, as is currently expected by Two Harbors, the Merger is expected to be accretive to earnings;

    •
    the Combined Company is expected to provide improved scale, liquidity and capital alternatives for Two Harbors stockholders as a result of the increased equity capitalization and the increased stockholder base of the Combined Company. In addition, larger capitalized mortgage REITs have historically carried premium valuations; and

    •
    the Combined Company will have a larger capital base, which will support continued growth across Two Harbors' target assets and positions Two Harbors to take advantage of market opportunities as they arise.

  •
  The Two Harbors Board considered that the Merger Agreement provides the Two Harbors Board with the right, prior to the receipt of Two Harbors stockholder approval of the Two Harbors Common Stock Issuance Proposal and subject to certain terms and conditions of the Merger Agreement, to make a change in recommendation regarding the Two Harbors Common Stock Issuance Proposal.

  •
  The Two Harbors Board considered JMP's opinion, dated April 25, 2018, to the Two Harbors Board as to the fairness, from a financial point of view and as of the date of JMP's opinion, to Two Harbors of the Per Share Stock Consideration (based on an illustrative 0.4872 Exchange Ratio as calculated, with the approval of Two Harbors, based on CYS's adjusted book value per share as of March 31, 2018 (as provided by CYS) and Two Harbors' adjusted book value per share as of March 31, 2018 (as provided by Two Harbors)), as more fully described in the section entitled "The Merger—Opinion of Two Harbors' Financial Advisor" beginning on page [    •    ].

  •
  The Two Harbors Board considered its knowledge of the business, operations, financial condition, earnings and prospects of Two Harbors and CYS, taking into account the results of Two Harbors' due diligence review of CYS, as well as its knowledge of the current and prospective environment in which Two Harbors and CYS operate, including economic and market conditions.

  •
  The Two Harbors Board considered the commitment on the part of both parties to consummate the Merger as reflected in their respective obligations under the terms of the Merger Agreement, and the likelihood that the stockholder approvals needed to consummate the Merger would be obtained in a timely manner.

        The Two Harbors Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:

  •
  the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

  •
  that, under the terms of the Merger Agreement, Two Harbors must pay CYS a termination fee of $51.8 million and/or pay an expense amount equal to $20.6 million if the Merger Agreement is terminated under specified circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Two Harbors stockholders, or which may become payable following a termination of the Merger Agreement in circumstances where no alternative transaction or superior proposal is available to Two Harbors. For more information, see "The Merger Agreement—Termination of the Merger Agreement" on page [    •    ];

  •
  the limitations in the Merger Agreement on the right of Two Harbors to (i) solicit, initiate or knowingly encourage the making of a competing proposal, (ii) engage in any discussions or negotiations with any person with respect to a competing proposal and (iii) furnish non-public information regarding Two Harbors to any person in connection with or in response to a competing proposal;

  •
  the risk that, notwithstanding the likelihood of the Merger being completed, the Merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the Merger and the effect such failure to be completed may have on the trading price of Two Harbors common stock and Two Harbors' operating results, particularly in light of the costs incurred in connection with the transaction;

  •
  the risk that the cost savings, operational synergies and other benefits to the Two Harbors stockholders expected to result from the Merger might not be fully realized or realized at all, including as a result of possible changes in the markets in which the Combined Company will operate;

  •
  the risk that Two Harbors will be unable to redeploy the capital acquired in connection with the Merger into its target assets within the anticipated timeline or at anticipated returns;

  •
  the risk of other potential difficulties in integrating the two companies and their respective operations;

  •
  the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of Two Harbors and CYS;

  •
  the restrictions on the conduct of Two Harbors' business during the period between the execution of the Merger Agreement and the Closing. For more information, see "The Merger Agreement—Conduct of Business by Two Harbors Pending the Merger";

  •
  the risk that Two Harbors or CYS may be unable to retain key employees;

  •
  the Merger Agreement's provisions permitting CYS to terminate the Merger Agreement in order to enter into a superior proposal for more than 50% of CYS (as further defined in "The Merger Agreement—Competing Proposals—CYS Competing Proposal" and "The Merger Agreement—Superior Proposals—CYS Superior Proposal") (subject to compliance with the provisions of the Merger Agreement regarding non-solicitation of competing proposals) upon payment by CYS to Two Harbors of a termination fee of $43.2 million and/or an expense amount equal to $8.6 million. For more information, see "The Merger Agreement—Termination of the Merger Agreement"; and

  •
  other matters described in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The foregoing discussion of the factors considered by the Two Harbors Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Two Harbors Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Two Harbors Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The Two Harbors Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with Two Harbors' management and outside legal and financial advisors, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

        The explanation and reasoning of the Two Harbors Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    •    ].

        For the reasons set forth above, the Two Harbors Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, are in the best interests of Two Harbors and its stockholders, (ii) approved the Merger Agreement and the other transactions contemplated therein, including the Merger and the Two Harbors Common Stock Issuance, (iii) directed that the Two Harbors Common Stock Issuance Proposal be submitted to the holders of Two Harbors Common Stock for consideration at the Two Harbors special meeting and (iv) recommended that the holders of Two Harbors Common Stock approve the Two Harbors Common Stock Issuance Proposal. The Two Harbors Board unanimously recommends that the Two Harbors common stockholders vote "FOR" the Two Harbors Common Stock Issuance Proposal and "FOR" the Two Harbors Adjournment Proposal.

Recommendation of the CYS Board and Its Reasons for the Merger

        In evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the CYS Board and the CYS Special Committee consulted with CYS's financial and legal advisors: Barclays and Credit Suisse, as financial advisors to CYS, and Vinson & Elkins, as legal counsel to CYS. In reaching its determination that the transactions contemplated by the Merger Agreement are advisable and in the best interests of CYS and its stockholders, the CYS Board and CYS Special Committee considered a number of factors, including, but not limited to, the following material factors, which the CYS Board and the CYS Special Committee viewed as supporting its determination with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

  •
  in the case of the CYS Board, the unanimous recommendation of the CYS Special Committee that the CYS Board approve the Merger Agreement and declare the transactions contemplated thereby, including the Merger, advisable and in the best interests of CYS and its stockholders, as well as the independence of the members of the CYS Special Committee making such recommendation;

  •
  the merger consideration had an implied value per share of CYS Common Stock of $7.79 which represented a premium of approximately 17.7% to CYS's closing price per share and 105% of CYS's book value per share on April 25, 2018, the last trading day prior to the public announcement of the Merger Agreement;

  •
  the final merger consideration is based on the Exchange Ratio, which will fluctuate as a result of changes in the book values of CYS and Two Harbors prior to the Determination Date, plus a cash payment to be paid by Two Harbors in the amount of $15 million;

  •
  the general views of the members of the CYS Board and the CYS Special Committee with respect to the business, financial condition, current business strategy, and short and long-term prospects of CYS;

  •
  the belief of the CYS Special Committee that, as a result of the targeted bid process conducted by CYS and its robust negotiations with multiple bidders, including Two Harbors, CYS maximized stockholder value and obtained Two Harbors' best and final offer;

  •
  the receipt of Two Harbors Common Stock as part of the merger consideration provides CYS common stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

    •
    Two Harbors' more diversified portfolio helps mitigate the impact of rising interest rates due to its mortgage servicing rights and deeply discounted, legacy non-Agency RMBS;

    •
    the meaningful premium to the CYS Common Stock price is also a premium to CYS common stockholders on a book value basis;

    •
    Two Harbors' hybrid business model is well positioned for periods of market volatility because it is comprised of a mix of asset classes and a well-built platform that has been developed over time. Two Harbors' portfolio includes a rates strategy comprised of Agency RMBS paired with mortgage servicing rights, which typically perform better in a rising interest rate environment, and a credit strategy, comprised primarily of deeply discounted, legacy non-Agency RMBS; and

    •
    CYS common stockholders will benefit from increased operating scale, liquidity, and capital alternatives available to the larger Combined Company;

  •
  the valuation of Agency RMBS could be vulnerable as the Federal Reserve's balance sheet normalization takes full effect and as interest rates increase;

  •
  the merger consideration, which includes shares of Two Harbors Common Stock that will be listed for trading on the NYSE, continues to provide liquidity for CYS common stockholders desiring to liquidate their investment after the Merger;

  •
  the opinions of each of Barclays and Credit Suisse, each dated April 25, 2018, to the CYS Board that, in the case of Barclays' opinion, based upon and subject to the qualifications, limitations and assumptions set forth therein, as of the date of the opinion, the merger consideration to be offered to the holders of shares of CYS Common Stock in the Merger was fair, from a financial point of view, to such holders of CYS Common Stock, and in the case of Credit Suisse's opinion, as of the date of the opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of CYS Common Stock (other than excluded holders) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled "The Merger—Opinion of CYS's Financial Advisors" beginning on page [    •    ];

  •
  the Merger Agreement permits CYS to continue to pay its stockholders regular quarterly dividends payable in respect of the CYS Common Stock consistent with past practice between the signing of the Merger Agreement and the consummation of the Merger;

  •
  the Merger is subject to approval by holders of a majority of the outstanding shares of CYS Common Stock entitled to vote on the matter;

  •
  the Merger Agreement provides CYS with the right, under certain specified circumstances, to consider an unsolicited competing proposal if the CYS Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or is reasonably expected to lead to, a Superior Proposal, and provides the CYS Board with the ability, under certain specified circumstances, to make a change in recommendation or to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal upon payment of a $43.2 million termination fee;

  •
  the commitment on the part of each of CYS and Two Harbors to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents, and the likelihood that the Merger will be completed on a timely basis;

  •
  the fact that the Merger Agreement provides that two current CYS directors will be appointed to serve on the Combined Company's board of directors; and

  •
  the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

        The CYS Board and the CYS Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:

  •
  that, because the Exchange Ratio may fluctuate as a result of changes in either party's book value prior to the Determination Date, an unfavorable change would reduce the number of shares of Two Harbors Common Stock received by holders of CYS Common Stock in the Merger;

  •
  the risk that a different strategic alternative, such as continuing as an independent public company, could be more beneficial to CYS stockholders than the Merger;

  •
  that the receipt of the merger consideration by CYS U.S. stockholders in exchange for their CYS Stock in the Merger will be a taxable transaction for federal income tax purposes;

  •
  that, under the terms of the Merger Agreement, CYS must pay Two Harbors a $43.2 million termination fee if the Merger Agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to CYS stockholders;

  •
  the possibility that, in certain circumstances, CYS could be required to pay Two Harbors an expense amount equal to $8.6 million;

  •
  that the terms of the Merger Agreement place limitations on CYS's right to initiate, solicit or knowingly encourage the making of any proposal by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction;

  •
  the risk that, while the Merger is expected to be completed, there is no assurance that all the conditions to the parties' obligations to complete the Merger will be satisfied or waived, or that the Merger in fact will be completed;

  •
  that forecasts of future financial and operational results of the Combined Company are necessarily estimates based on assumptions and may vary significantly from future performance;

  •
  the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

  •
  that the consummation of the Merger is subject to the approval of the Two Harbors common stockholders, and that the Merger will not close if the Two Harbors common stockholders do not approve the Two Harbors Common Stock Issuance Proposal;

  •
  that the consummation of the Merger is subject to the approval of the CYS common stockholders and the Merger will not close if the CYS common stockholders do not approve the Merger Proposal;

  •
  that, under the terms of the Merger Agreement, in certain circumstances, the Two Harbors Board may make a change in recommendation, as more fully described in the section entitled "The Merger Agreement—Competing Proposal; Change in Recommendation" beginning on page [    •    ];

  •
  that provisions in the Merger Agreement restricting non-ordinary course operation of CYS's business during the period between the signing of the Merger Agreement and consummation of the Merger may delay or prevent CYS from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the Merger;

  •
  the expenses to be incurred in connection with the Merger; and

  •
  the types and nature of the risks described under the section entitled "Risk Factors" beginning on page [    •    ].

        The foregoing discussion of the factors considered by the CYS Board and the CYS Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the CYS Board and the CYS Special Committee. In view of the wide variety of factors considered in connection with their respective evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the CYS Board and the CYS Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The CYS Board and the CYS Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

        The explanation and reasoning of the CYS Board and the CYS Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    •    ].

        After careful consideration, for the reasons set forth above, the CYS Board has approved the Merger Agreement, the Merger, and the other transactions contemplated thereby and has determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of CYS and its stockholders and recommends to the CYS common stockholders that they vote "FOR" the Merger Proposal, "FOR" the CYS Non-Binding Compensation Advisory Proposal and "FOR" the CYS Adjournment Proposal.

Opinion of Two Harbors' Financial Advisor

        Two Harbors has retained JMP as its financial advisor in connection with the Merger. In connection with this engagement, the Two Harbors Board requested that JMP evaluate the fairness, from a financial point of view, of the Per Share Stock Consideration to be paid by Two Harbors as part of the merger consideration. On April 25, 2018, at a meeting of the Two Harbors Board at which the Merger was approved, JMP rendered to the Two Harbors Board an oral opinion, confirmed by delivery of a written opinion dated April 25, 2018, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Per Share Stock Consideration to be paid by Two Harbors as part of the merger consideration was fair, from a financial point of view, to Two Harbors.

        The full text of JMP's written opinion, dated April 25, 2018, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/

prospectus by reference. The description of JMP's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of JMP's opinion. JMP's opinion was directed and addressed to the Two Harbors Board (in its capacity as such) in connection with its consideration of the Merger. JMP's opinion did not address the underlying decision of the Two Harbors Board to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative strategy or transaction that might exist for Two Harbors. JMP's opinion does not constitute a recommendation as to how the Two Harbors Board or any Two Harbors common stockholder should act or vote with respect to the Merger or any other matter.

        For purposes of its opinion, JMP:

  •
  reviewed the financial terms and conditions of a draft dated April 25, 2018 of the Merger Agreement;

  •
  reviewed certain publicly available business and financial information relating to CYS and Two Harbors, including research analyst estimates for CYS and Two Harbors;

  •
  reviewed certain financial projections provided to JMP by CYS relating to CYS and certain other historical and current financial and business information relating to CYS provided to JMP by CYS, including estimates of the senior management of CYS as to the net asset value per share of CYS as of March 31, 2018;

  •
  reviewed certain historical, current and prospective financial and business information relating to Two Harbors provided to JMP by Two Harbors, including estimates of the senior management of Two Harbors (which consists solely of employees of PRCM Advisers) as to the net asset value per share of Two Harbors as of March 31, 2018;

  •
  held discussions regarding the operations, financial condition and prospects of CYS and Two Harbors with the respective senior managements of CYS and Two Harbors;

  •
  reviewed the financial and stock market performance of CYS and Two Harbors and compared them with one another and with those of certain other publicly traded companies that JMP deemed to be relevant;

  •
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions JMP deemed relevant;

  •
  reviewed the premiums paid in certain publicly announced specialty finance mergers and acquisitions transactions;

  •
  reviewed the current and historical trading prices and volume for CYS Common Stock and Two Harbors Common Stock;

  •
  reviewed certain publicly available research analyst price targets for CYS; and

  •
  performed such other studies, analyses and inquiries and considered such other factors as JMP deemed appropriate.

        In arriving at its opinion, JMP, with Two Harbors' consent, (i) relied upon and assumed the accuracy and completeness of all information from public sources or which was provided to JMP by or on behalf of CYS or Two Harbors or otherwise reviewed by JMP, without independent verification, (ii) did not assume any responsibility for independently verifying such information, and (iii) relied on the assurances of the senior managements of CYS and Two Harbors that they were not aware of any facts or circumstances that would make such information which was provided to JMP inaccurate or misleading. In addition, with Two Harbors' consent, JMP did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CYS or Two Harbors, nor was JMP furnished with any such evaluations or appraisals. With respect to the financial projections and net asset value per share estimates referred to above and any other forecasts or forward-looking information, JMP assumed, upon the advice of the respective senior managements of CYS and Two Harbors, as the case may be, that such projections, estimates, forecasts and information were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of CYS and Two Harbors, as the case may be, as to the expected future results of operations and financial condition of CYS and Two Harbors and the other matters covered thereby, and JMP relied on such information in arriving at its opinion and did not assess the reasonableness or achievability of such projections, estimates, forecasts and information. Further, with respect to such financial projections, as part of JMP's analysis in connection with its opinion, JMP assumed, at the direction of Two Harbors, that the financial results reflected therein could be realized in the amounts and at the times indicated thereby. In addition, JMP did not perform or rely upon any analysis to (i) value the respective portfolio investments or assets of CYS or Two Harbors, (ii) value any preferred stock of CYS or Two Harbors, or (iii) evaluate the potential pro forma financial and/or strategic effects of the Merger on Two Harbors. JMP also assumed that there would be no developments with respect to the housing market, mortgage industry and related credit and financial markets that would be material in any respect to its analysis or opinion.

        In addition, in arriving at its opinion, JMP assumed, with Two Harbors' consent, that (i) there were no material changes in any of the assets, financial condition, business or prospects of CYS or Two Harbors since the date of the most recent financial statements and other information made available to JMP, (ii) all material information JMP requested from Two Harbors and CYS during the scope of its engagement was provided to JMP fully and in good faith, (iii) the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, the management fee reductions contemplated by the Fourth Amendment to the Management Agreement ("Management Fee Reductions")) would be consummated in accordance with the terms and conditions set forth in the Merger Agreement (the final terms and conditions of which JMP assumed would not differ in any respect material to its analysis from the aforementioned draft it reviewed), without any waiver, modification or amendment of any material terms or conditions, (iv) the representations and warranties made by the parties to the Merger Agreement were and would be true and correct in all respects material to its analysis, (v) all governmental and third party consents, approvals and agreements necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement would be obtained without any adverse effect on Two Harbors, CYS or the Merger, and (vi) the Merger and the other transactions contemplated by the Merger Agreement would not violate any applicable federal or state statutes, rules or regulations. JMP assumed, with Two Harbors' consent, that Two Harbors and CYS have operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since their respective formation as a REIT, and JMP also assumed, with Two Harbors' consent, that the Merger and the other transactions contemplated by the Merger Agreement would not adversely affect the REIT status of Two Harbors. JMP further assumed, with Two Harbors' consent, that the Merger would qualify for the intended tax treatment described in the Merger Agreement for U.S. federal income tax purposes. JMP did not review, and expressed no view or opinion with respect to, the repurchase agreements of Two Harbors or CYS.

        JMP's opinion addressed only the fairness, from a financial point of view and as of the date of JMP's opinion, to Two Harbors of the Per Share Stock Consideration based on an illustrative 0.4872 Exchange Ratio as calculated, with the approval of Two Harbors, based on CYS's adjusted book value per share as of March 31, 2018 (as provided by CYS) and Two Harbors' adjusted book value per share as of March 31, 2018 (as provided by Two Harbors). Two Harbors advised JMP, and JMP assumed, that the proceeds of the one-time downward adjustment of $15 million to the management fees payable by Two Harbors for the quarter in which the Merger closes would be used by Two Harbors to fund the aggregate Per Share Cash Consideration and, accordingly, (i) JMP treated the Per Share Cash Consideration as if it were paid directly by PRCM Advisers and not Two Harbors and (ii) JMP's opinion did not address, and JMP expressed no view or opinion with respect to, the Per Share Cash Consideration.

        JMP expressed no view or opinion as to the form or structure of the Merger, including, without limitation, the calculation of the Exchange Ratio, what the actual Exchange Ratio would be when determined, the allocation of the consideration to be paid to the holders of CYS Common Stock between the Per Share Stock Consideration and the Per Share Cash Consideration or the treatment of the outstanding shares of CYS Series A Preferred Stock and CYS Series B Preferred Stock in the Merger. JMP's opinion did not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and did not address (i) the underlying decision of the Two Harbors Board to proceed with or effect the Merger or the other transactions contemplated by the Merger Agreement (including, without limitation, the Management Fee Reductions), (ii) the terms of the Merger (other than the Per Share Stock Consideration to the extent expressly addressed in JMP's opinion), the Management Fee Reductions or any other related transaction or any arrangements, understandings, agreements or documents related to the Merger or any related transaction, (iii) the fairness of the Merger or any other transaction to Two Harbors' equity holders or creditors, PRCM Advisers or any other person or entity (other than to Two Harbors with respect to the Per Share Stock Consideration to the extent expressly addressed in JMP's opinion), (iv) the relative merits of the Merger or the other transactions contemplated by the Merger Agreement as compared to any alternative strategy or transaction that might exist for Two Harbors, or the effect of any other transaction which it may consider in the future, (v) the tax, accounting or legal consequences of the Merger or the other transactions contemplated by the Merger Agreement, (vi) the solvency, creditworthiness, fair market value or fair value of any of Two Harbors, CYS or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the appropriate capital structure of Two Harbors or the potential dilutive or other effects of the Merger on the existing security holders of Two Harbors. JMP's opinion expressed no opinion as to the fairness of the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Per Share Stock Consideration.

        JMP's opinion was necessarily based on business, economic, monetary, market and other conditions as they existed and could reasonably be evaluated on, and the information made available to JMP as of, the date of JMP's opinion. Subsequent developments may affect JMP's opinion, and JMP assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of JMP's opinion (regardless of the date of Closing). JMP was not engaged to amend, supplement or update its opinion at any time. JMP expressed no view or opinion as to what the value of Two Harbors Common Stock or any other security of Two Harbors actually would be when issued pursuant to the Merger or otherwise or the prices at which Two Harbors Common Stock, CYS Common Stock or any other security of Two Harbors or CYS might be purchased, sold or exchanged, or otherwise be transferable, at any time. JMP also expressed no view or opinion as to the prices at which any of the respective portfolio investments or assets of Two Harbors or CYS may be purchased, sold or exchanged, or otherwise be transferable, at any time. Except as described in this summary, Two Harbors imposed no other instructions or limitations on JMP with respect to the investigations made or procedures followed by JMP in rendering its opinion.

        In preparing its opinion, JMP performed a variety of financial analyses, including those described below. This summary of the analyses is not a complete description of JMP's opinion or the analyses underlying, and factors considered in connection with, JMP's opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. JMP arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, JMP believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, JMP considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Two Harbors. No company, business or transaction reviewed is identical to Two Harbors, CYS or the Merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions reviewed.

        The estimates contained in JMP's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, JMP's analyses are inherently subject to substantial uncertainty.

        JMP was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiations between Two Harbors and CYS and the decision of Two Harbors to enter into the Merger Agreement was solely that of the Two Harbors Board. JMP's opinion was only one of many factors considered by the Two Harbors Board in its consideration of the Merger and should not be viewed as determinative of the views of the Two Harbors Board or Two Harbors management with respect to the Merger or the consideration to be paid in the Merger.

        The following is a summary of the material financial analyses provided to the Two Harbors Board in connection with JMP's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand JMP's financial analyses, the tables must be read together with the text of each summary. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of JMP's financial analyses.

        For purposes of the financial analyses of CYS described below, JMP utilized an implied value of the Per Share Stock Consideration of $7.66 per outstanding share of CYS Common Stock based on an illustrative 0.4872 Exchange Ratio (as calculated, with the approval of Two Harbors, based on CYS's adjusted book value per share as of March 31, 2018 (as provided by CYS) and Two Harbors' adjusted book value per share as of March 31, 2018 (as provided by Two Harbors)) and the closing price of Two Harbors Common Stock on April 24, 2018.

  Selected Public Companies Comparable Data

        JMP compared certain financial and stock market information for Two Harbors and CYS to similar information for 12 selected publicly traded residential mortgage REITs with current market capitalizations greater than $500 million. The selected companies were the following:

  •
  Annaly Capital Management, Inc.

  •
  AGNC Investment Corp.

  •
  New Residential Investment Corp.

  •
  Chimera Investment Corporation

  •
  MFA Financial, Inc.

  •
  Invesco Mortgage Capital Inc.

  •
  Redwood Trust, Inc.

  •
  PennyMac Mortgage Investment Trust

  •
  ARMOUR Residential REIT, Inc.

  •
  MTGE Investment Corp.

  •
  Capstead Mortgage Corporation

  •
  New York Mortgage Trust, Inc.

        Using publicly available information and market data, JMP reviewed closing stock prices on April 24, 2018 of the selected companies as multiples of calendar year 2018 and 2019 estimated earnings per share ("EPS") and tangible book value per share as of the end of the most recent publicly available completed quarter. JMP also reviewed dividend yields of the selected companies calculated as annualized dividends for the most recent publicly available completed quarter as a percentage of closing stock prices on April 24, 2018. JMP then compared these multiples and dividend yields to the corresponding data of Two Harbors and CYS based on research analyst estimates for Two Harbors and CYS, reported book values per share for Two Harbors and CYS as of December 31, 2017 and closing stock prices on April 24, 2018. This analysis indicated the following top quartile, median and bottom quartile data for the selected companies as compared to corresponding data for Two Harbors and CYS:

Selected Companies	Price-to-2018 EPS	Price-to-2019 EPS	Price-to-Tangible Book Value	Dividend Yield
Top Quartile	10.4x	10.1x	0.99x	11.6%
Median	9.4x	9.9x	0.94x	11.0%
Bottom Quartile	8.7x	8.8x	0.87x	10.3%
Two Harbors	8.3x	8.4x	0.96x	12.0%
CYS	7.7x	8.2x	0.79x	13.3%

CYS Financial Analyses

  Premiums Paid Analysis

        JMP reviewed the premiums paid in 17 selected acquisitions of publicly traded specialty finance companies relative to the closing stock prices of the acquired companies one day, one week and one month prior to public announcement of the relevant transaction. The selected acquisitions consisted of completed transactions announced between October 26, 2009 and February 27, 2018 with announced implied transaction values of between $250 million and $2.5 billion.

        The top quartile, median and bottom quartile of premiums paid in the selected acquisitions reviewed by JMP and the corresponding closing stock prices of CYS on April 24, 2018, April 17, 2018 and March 26, 2018 are indicated in the table below:

	Based on Closing Stock Price at
	1 - Day	1 - Week	1 - Month
Top Quartile of Premiums Paid	30.9%	28.8%	24.2%
Median of Premiums Paid	16.6%	17.7%	17.5%
Bottom Quartile of Premiums Paid	2.6%	4.3%	10.0%
Corresponding CYS Closing Stock Price	$6.62 (as of 4/24/18)	$6.67 (as of 4/17/18)	$6.56 (as of 3/26/18)

        Taking into account the above summary data, JMP applied a range of premiums, using the bottom and top quartiles of the premiums paid to closing stock prices one-day prior to announcement in the selected acquisitions, to the closing price of CYS Common Stock on April 24, 2018. This analysis indicated an implied per share equity value reference range for CYS of $6.79 to $8.67, as compared to the implied value of the Per Share Stock Consideration of $7.66 per outstanding share of CYS Common Stock.

  Selected Public Companies Analysis

        Using publicly available information and market data, JMP reviewed closing stock prices on April 24, 2018 of 13 selected companies, consisting of Two Harbors and the 12 residential mortgage REITs listed above under "Selected Public Companies Comparable Data," as a multiple of tangible book value per share as of the end of the most recent publicly available completed quarter. JMP also reviewed dividend yields of the selected companies, including Two Harbors, calculated as annualized dividends for the most recent publicly available completed quarter as a percentage of closing stock prices on April 24, 2018.

        The top quartile, median and bottom quartile of tangible book value per share multiples and dividend yields of the selected companies, including Two Harbors, are indicated in the table below:

	Price-to-Tangible Book Value	Dividend Yield
Top Quartile	0.98x	11.7%
Median	0.96x	11.2%
Bottom Quartile	0.87x	10.4%

        Taking into account the above summary data, JMP applied a range of tangible book value per share multiples, using the bottom and top quartiles of the multiples of the selected companies, to CYS's book value per share as of March 31, 2018, and JMP applied a range of dividend yields, using the bottom and top quartiles of the dividend yields of the selected companies, to CYS's current annualized dividend for the quarter ended March 31, 2018. This analysis indicated an implied per share equity value reference range of CYS of $6.43 to $7.25 based on tangible book value per share multiples and an implied per share equity value reference range of CYS of $7.55 to $8.50 based on dividend yields, as compared to the implied value of the Per Share Stock Consideration of $7.66 per outstanding share of CYS Common Stock.

  Selected Precedent M&A Transactions Analysis

        JMP reviewed publicly available information relating to 14 selected mortgage REIT M&A transactions that were announced since January 1, 2000 involving companies in the mortgage REIT industry. The selected transactions were the following:

Target	Acquirer
Hatteras Financial	Annaly Capital Management
JAVELIN Mortgage	ARMOUR Residential REIT
Apollo Residential Mortgage	Apollo Commercial Real Estate Finance
CreXus Investment	Annaly Capital Management
Accredited Home Lenders Holding	Lone Star Funds
Fieldstone Investment	Credit-Based Asset Servicing and Securitization
ARCap Investors	CharterMac
Saxon Capital	Morgan Stanley
MortgageIT Holdings	Deutsche Bank
Aames Investment	Accredited Home Lenders Holding
CRIIMI MAE	Caisse de Depot et Placement du Quebec
Apex Mortgage Capital	American Home Mortgage Investment
FBR Asset Investment	Arlington Asset Investment
IMPAC Commercial Holdings	Fortress Investment Group

        Using publicly available information, JMP reviewed the equity purchase value in each of the selected transactions as a multiple of each target company's equity book value at the end of the most recent completed quarter prior to public announcement of the relevant transaction based on then publicly available information. The top quartile, median and bottom quartile of the equity book value multiples of the selected transactions are indicated in the table below:

Equity Value/ Book Value
Top Quartile	1.20x
Median	0.98x
Bottom Quartile	0.84x

        Taking into account the above summary data, JMP applied a range of book value multiples, using the bottom and top quartiles of the multiples of the selected transactions, to CYS's book value as of March 31, 2018. This analysis indicated an implied per share equity value reference range of $6.24 to $8.88, as compared to the implied value of the Per Share Stock Consideration of $7.66 per outstanding share of CYS Common Stock.

  Dividend Discount Analysis

        JMP performed a dividend discount analysis of CYS based on financial projections provided to JMP by CYS. Using discount rates ranging from 9.0% to 10.0%, JMP calculated (i) a range of implied present values of the projected dividends that CYS was forecasted to generate from March 31, 2018 through calendar year 2020 and (ii) ranges of implied present values of implied terminal values for CYS using two methodologies, one based on long-term price-to-book value multiples and the other based on dividend yields. The implied terminal values were derived by (a) applying a range of terminal multiples of 0.95x to 1.05x to CYS's estimated book value as of December 31, 2020 and (b) applying a range of dividend yields of 12.0% to 14.0% to CYS's estimated dividends per share for the year ended December 31, 2020. This analysis indicated an implied per share equity value reference range for CYS of $7.53 to $8.26 using the long-term price-to-book value multiple-based terminal value methodology and an implied per share equity value reference range for CYS of $7.75-$8.86 using the long-term dividend yield-based terminal value methodology, as compared to the implied value of the Per Share Stock Consideration of $7.66 per outstanding share of CYS Common Stock.

  Other Information

        In addition to the financial analyses described above, JMP reviewed with the Two Harbors Board for informational purposes, among other things, the following:

  •
  historical closing stock price-to-book value multiples of Two Harbors during the one-year period ended April 24, 2018, which had an average of 0.99x, as compared to the closing stock price-to-book value multiple of Two Harbors on April 24, 2018 of approximately 0.96x;

  •
  historical closing stock price-to-book value multiples of CYS since its initial public offering on June 11, 2009, as compared to an implied transaction multiple for the proposed Merger (based on the implied value of the Per Share Stock Consideration of $7.66 per outstanding share of CYS Common Stock) of 1.03x CYS's book value as of March 31, 2018; and

  •
  five publicly available research analyst price targets for CYS, which ranged from $6.50 to $8.00, as of April 24, 2018.

  Miscellaneous

        Under the terms of JMP's engagement, Two Harbors has agreed to pay JMP for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $6.0 million, portions of which became payable upon JMP's engagement and upon delivery of JMP's opinion and a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, Two Harbors has agreed to indemnify JMP against certain claims and liabilities related to or arising out of its engagement. JMP may seek to provide investment banking and other financial services to Two Harbors, CYS or their respective affiliates in the future, for which JMP would expect to receive compensation. JMP and its affiliates in the past provided investment banking and other financial services to Two Harbors and CYS and received compensation for the rendering of these services, including (i) having acted as manager for a share repurchase program of CYS and (ii) having acted as manager on the at-the-market equity placement program for CYS. Furthermore, JMP acted as co-manager on the initial public offering of Granite Point Mortgage Trust Inc., then an affiliate of Two Harbors. In the ordinary course of business, JMP and its affiliates may actively trade or hold the securities of Two Harbors and CYS for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities.

        Two Harbors selected JMP as its financial advisor in connection with the merger based on JMP's reputation and experience and familiarity with Two Harbors and its business. JMP is a nationally recognized investment banking firm which provides capital raising, mergers and acquisitions transaction and other strategic advisory services to corporate clients. JMP's opinion was approved by a JMP Securities LLC fairness opinion committee.

Opinion of CYS's Financial Advisor, Barclays Capital Inc.

        Barclays was engaged to act as a financial advisor to the CYS Board with respect to pursuing strategic alternatives for CYS, including a possible sale of CYS, pursuant to an engagement letter dated February 26, 2018, as amended. On April 25, 2018, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the CYS Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the merger consideration to be offered to the holders of shares of CYS Common Stock is fair to such stockholders.

        The full text of Barclays' written opinion, dated as of April 25, 2018, is attached as Annex C to this joint proxy statement/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Valuation and Fairness Opinion Committee, is addressed to the CYS Board, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the holders of CYS Common Stock and does not constitute a recommendation to any holder of CYS Common Stock as to how such stockholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm's-length negotiations between CYS and Two Harbors and were unanimously approved by CYS's Board. Barclays did not recommend any specific form of consideration to CYS or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, CYS's underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which CYS may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the holders of CYS Common Stock in the proposed transaction. No limitations were imposed by CYS's Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays, among other things:

  •
  reviewed and analyzed a draft of the merger agreement, dated as of April 25, 2018, and the specific terms of the proposed transaction;

  •
  reviewed and analyzed publicly available information concerning CYS and Two Harbors that Barclays believed to be relevant to its analysis, including CYS's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Two Harbors' Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of CYS furnished to Barclays by CYS, including financial projections of CYS prepared by CYS's management furnished to Barclays by CYS (which are referred to in this section as the "CYS Projections");

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Two Harbors furnished to Barclays by Two Harbors or CYS, including financial projections of Two Harbors prepared by management of Two Harbors and furnished to Barclays by Two Harbors (which are referred to in this section as the "Two Harbors Projections");

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the pro forma combined company (which is referred to in this section as "Pro Forma Two Harbors") furnished to Barclays by Two Harbors or CYS, including financial projections of Pro Forma Two Harbors prepared by management of Two Harbors and furnished to Barclays by Two Harbors (which are referred to in this section as the "Pro Forma Projections");

  •
  reviewed and analyzed a trading history of CYS Common Stock and Two Harbors Common Stock from June 17, 2009 through April 20, 2018 and a comparison of those trading histories with each other and with those of other companies that Barclays deemed relevant;

  •
  reviewed and analyzed a comparison of the historical financial results and present financial condition of CYS and Two Harbors with each other and with those of other companies that Barclays deemed relevant;

  •
  reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Barclays deemed relevant;

  •
  reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and net asset value of CYS and Two Harbors and price targets of CYS Common Stock and Two Harbors Common Stock;

  •
  had discussions with the managements of CYS and Two Harbors concerning the business, operations, assets, liabilities, financial condition and prospects of Two Harbors and with the management of CYS concerning the strategic rationale for the proposed transaction and the business, operations, assets, liabilities, financial condition and prospects of CYS; and

  •
  has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the managements of CYS and Two Harbors that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the CYS Projections, upon the advice and at the direction of CYS, Barclays assumed that such projections, based on the assumptions stated therein, (i) were reasonably prepared and (ii) reflected the most reasonable currently available estimates and judgments of the management of CYS as to the future financial performance of CYS and that CYS would perform substantially in accordance with such projections. With respect to the Two Harbors Projections, upon the advice and at the direction of CYS, Barclays assumed that such projections, based on the assumptions stated therein, (i) were reasonably prepared and (ii) reflected the most reasonable currently available estimates of the management of CYS as to the future financial performance of Two Harbors and that Two Harbors would perform substantially in accordance with such projections. With respect to the Pro Forma Projections, upon the advice and at the direction of CYS, Barclays assumed that such projections, based on the assumptions stated therein, (i) were reasonably prepared and (ii) reflected the most reasonable currently available estimates and judgments of the management of CYS as to the future financial performance of Pro Forma Two Harbors and that Pro Forma Two Harbors would perform substantially in accordance with the Pro Forma Projections.

        In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of CYS or Two Harbors and did not make or obtain any evaluations or appraisals of the assets or liabilities of CYS or Two Harbors. Barclays' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 25, 2018. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after April 25, 2018. Barclays expressed no opinion as to the prices at which (i) shares of Two Harbors Common Stock would trade following the announcement or consummation of the proposed transaction or (ii) shares of CYS Common Stock would trade following the announcement of the proposed transaction. Barclays'

opinion should not be viewed as having provided any assurance that the market value of the shares of Two Harbors Common Stock to be held by the holders of shares of CYS Common Stock after the consummation of the proposed transaction would be in excess of the market value of the shares of CYS Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction. Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of CYS, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the merger agreement and that the Merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood CYS had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of CYS Common Stock but rather made its determination as to fairness, from a financial point of view, to holders of CYS Common Stock of the merger consideration to be offered to such stockholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

  Summary of Material Financial Analyses

        The following is a summary of the material financial analyses used by Barclays in preparing its opinion to CYS's Board. The summary of Barclays' analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays' opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

        For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CYS or any other parties to the proposed transaction. No company, business or transaction considered in Barclays' analyses and reviews is identical to CYS, Two Harbors or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays' analyses and reviews. None of CYS, Two Harbors, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays' analyses and reviews are inherently subject to substantial uncertainty. For purposes of the financial analyses and reviews summarized below, the term "implied per share merger consideration" refers to the value implied by adding $0.10 (which is the amount obtained by dividing $15 million (the total cash consideration payable in the merger) by the number of shares of CYS Common Stock estimated by CYS management to be outstanding as of April 25, 2018) to the product of $15.70 (which was the market price of Two Harbors Common Stock as of April 20, 2018) multiplied by the exchange ratio derived by dividing the product of CYS's March 31, 2018 adjusted book value per share multiplied by 96.75% by the product of Two Harbors' March 31, 2018 adjusted book value per share multiplied by 94.20%, pursuant to the merger agreement.

        The summary of the financial analyses and reviews summarized below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays' analyses and reviews.

Selected Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of CYS Common Stock and per share of Two Harbors Common Stock by reference to those companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to CYS and Two Harbors, respectively, with selected companies that Barclays, based on its experience in the agency REIT sector, deemed comparable to CYS and Two Harbors, respectively. The selected comparable companies with respect to CYS (which are referred to in this section collectively as the "CYS comparable") were:

  •
  AGNC Investment Corp.

  •
  Annaly Capital Management, Inc.

  •
  ARMOUR Residential REIT, Inc.

  •
  Capstead Mortgage Corporation

        The selected comparable companies with respect to Two Harbors which are referred to in this section collectively as the "Two Harbors comparable") were:

  •
  Annaly Capital Management, Inc.

  •
  Invesco Mortgage Capital Inc.

  •
  ARMOUR Residential REIT, Inc.

  •
  MTGE Investment Corp.

  •
  CYS Investments, Inc.

        Barclays calculated and compared various financial multiples and ratios of CYS, Two Harbors (on a historic standalone basis and pro forma giving effect to the Merger) and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed (i) CYS's, Two Harbors' (on a historic standalone basis) and each selected comparable company's ratio of its current stock price to its tangible book value per share (which is referred to in this section as "TBVPS") as of December 31, 2017, (ii) CYS's, Pro Forma Two Harbors' and each selected comparable company's ratio of its current stock price to its projected 2018 earnings per share (which is referred to in this section as "2018 expected EPS") and (iii) CYS's, Two Harbors' and each selected comparable company's first quarter of 2018 annualized dividend yield (which is referred to in this section as "2018 Q1 annualized dividend yield")). All of these calculations were performed, and based on (i) publicly available financial data (including FactSet data), (ii) closing prices, as of April 20, 2018, the last reasonably practicable trading date prior to the delivery of Barclays' opinion, (iii) in the case of CYS's 2018 expected EPS and 2018 Q1 annualized dividend yield, the CYS Projections, (iv) in the case of Two Harbors' 2018 Q1 annualized dividend yield, the Two Harbors Projections, and (v) in the case of Pro Forma Two Harbors' 2018 expected EPS, the Pro Forma Projections. The results of this selected comparable company analysis are summarized below:

	CYS			Two Harbors (historic standalone basis)			Pro Forma Two Harbors
	Bottom Quartile	Median	Top Quartile	Bottom Quartile	Median	Top Quartile	Bottom Quartile	Median	Top Quartile
Price to December 31, 2017 TBVPS	0.86x	0.89x	0.92x	0.86x	0.86x	0.88x	—	—	—
Price to 2018 expected EPS	8.5x	9.0x	10.5x	—	—	—	8.8x	8.9x	9.3x
2018 Q1 annualized dividend yield	9.6%	10.8%	11.6%	10.4%	11.2%	11.7%	—	—	—

        Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of CYS or Two Harbors, as applicable. However, because no selected comparable company is exactly the same as CYS or Two Harbors, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of CYS or Two Harbors, as applicable, and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between CYS or Two Harbors, as applicable, and the companies included in the selected company analysis.

CYS

        Based upon these judgments, with respect to CYS, Barclays selected multiple ranges of 0.80x to 0.90x for December 31, 2017 TBVPS and March 31, 2018 TBVPS, 7.5x to 9.0x for 2018 expected EPS and 10.0% to 12.0% for 2018 Q1 annualized dividend yield to calculate a range of implied prices per share of CYS Common Stock. The following summarizes the result of these calculations:

Metric	Implied price per share of CYS Common Stock	Implied per share merger consideration
December 31, 2017 TBVPS	$6.71 to $7.54	$7.75
March 31, 2018 TBVPS	$5.93 to $6.67	$7.75
2018 expected EPS	$6.67 to $8.01	$7.75
2018 Q1 annualized dividend yield	$7.33 to $8.80	$7.75

Two Harbors

        Based upon these judgments, with respect to Two Harbors, Barclays selected multiple ranges of 0.85x to 0.95x for Two Harbors' December 31, 2017 TBVPS (on a historic standalone basis), March 31, 2018 TBVPS (on a historic standalone basis) and June 30, 2018 TBVPS (pro forma giving effect to the Merger), 8.0x to 9.0x for 2018 expected EPS (pro forma giving effect to the Merger) and 10.0% to 12.0% for 2018 Q1 annualized dividend yield (on a historic standalone basis) to calculate a range of implied prices per share of Two Harbors common stock. The following summarizes the result of these calculations:

	Metric	Implied price per share of Two Harbors common stock	Closing stock price as of April 20, 2018
Two Harbors (on a historic standalone basis)	December 31, 2017 TBVPS	$13.86 to $15.49	$15.70
	March 31, 2018 TBVPS	$13.28 to $14.85	$15.70
	Q1 2018 annualized dividend	$15.67 to $18.80	$15.70
Two Harbors (pro forma giving effect to the merger)	June 30, 2018 TBVPS	$13.19 to $14.74	$15.70
	2018 expected EPS	$14.96 to $16.83	$15.70

Selected Precedent Transaction Analysis

        Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the mortgage REIT sector that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to CYS and Two Harbors with respect to the industry, operations and other characteristics of their businesses. The following list sets forth the transactions analyzed based on such characteristics:

Target / Acquirer	Announcement date
Annaly Capital Management, Inc. / Hatteras Financial Corp.	April 11, 2016
ZAIS Financial Corp. / Sutherland Partners	April 7, 2016
ARMOUR Residential REIT, Inc. / JAVELIN Mortgage Investment Corp.	March 2, 2016
Apollo Commercial Real Estate Finance, Inc. / Apollo Residential Mortgage, Inc.	February 26, 2016

        The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of CYS, Two Harbors and the companies included in the selected precedent transaction analysis. Using publicly available information, Barclays analyzed the ratio of the per share purchase price paid in each transaction to the pre-announcement TBVPS for the target company as of the Friday the week before the applicable transaction was announced, which ratio is referred to in this section as "Transaction/Book". The following summarizes the result of these calculations:

	Low	Median	Mean	High
Transaction/Book	0.85x	0.88x	0.88x	0.92x

        Based upon this analysis, Barclays applied a Transaction/Book range of 0.85x to 0.92x to CYS's March 31, 2018 TBVPS to calculate a range of implied prices per share of CYS. The following table sets forth the results of such analysis:

	Low	High	Implied per share merger consideration
Implied price per share of CYS	$6.30	$6.82	$7.75

Dividend Discount Analysis

        In order to estimate the present value of CYS Common Stock and Two Harbors Common Stock, Barclays performed a dividend discount analysis of CYS and Pro Forma Two Harbors. A dividend discount analysis is a valuation methodology used to derive a valuation of an entity by calculating the "present value" of estimated distributable cash flows of the entity. "Present value" refers to the current value of future distributable cash flows and is obtained by discounting those future distributable cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

CYS

        To calculate the estimated present value of CYS Common Stock, Barclays added the estimated dividends expected to be paid by CYS to holders of CYS Common Stock during the last three quarters of the calendar year ending December 31, 2018 through the calendar year ending December 31, 2020 (based on the CYS Projections) to the estimated terminal value per share of CYS Common Stock on December 31, 2020 and discounted such sum to its present value using a range of selected discount rates. In connection with this analysis, Barclays assumed (i) a terminal value of 0.80x to 1.00x tangible book value (which is referred to in this section as "TBV") on December 31, 2020, (ii) a constant payout ratio of core earnings and drop income of 100% and (iii) discount rates based on the cost of equity (based on the capital asset pricing model) of CYS of 7.5% to 9.5% and the 2018 Q1 annualized dividend yield of the CYS comparable of 10.0% to 12.0%, respectively. Based upon these assumptions, Barclays calculated a range of implied prices per share of CYS Common Stock. The following summarizes the result of these calculations:

	Equity value per share	Implied per share merger consideration
Cost of equity	$6.83 - $8.30	$7.75
2018 Q1 annualized dividend yield	$6.49 - $7.86	$7.75

Two Harbors

        To calculate the estimated present value of Two Harbors Common Stock, Barclays added the estimated dividends expected to be paid by Pro Forma Two Harbors to holders of Two Harbors Common Stock during the last two quarters of the calendar year ending December 31, 2018 through the calendar year ending December 31, 2020 (based on the Pro Forma Projections) to the estimated terminal value per share of Two Harbors Common Stock on December 31, 2020 and discounted such sum to its present value using a range of selected discount rates. In connection with this analysis, Barclays assumed (i) a terminal value of 0.85x to 1.00x TBV on December 31, 2020, (ii) dividends paid to holders of Two Harbors Common Stock in accordance with the Pro Forma Projections and (iii) discount rates based on the cost of equity (based on the capital asset pricing model) of Pro Forma Two Harbors of 8.0% to 10.0% and the 2018 Q1 annualized dividend yield of Two Harbors comparable of 10.0% to 12.0%, respectively. Based upon these assumptions, Barclays calculated a range of implied prices per share of Two Harbors Common Stock. The following summarizes the result of these calculations:

	Equity value per share	Closing stock price as of April 20, 2018
Cost of equity	$13.77 - $16.34	$15.70
2018 Q1 annualized dividend yield	$13.17 - $15.60	$15.70

  Other Factors

        Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Historical Trading and the Analyst Target Prices described below.

Historical Trading

        To illustrate the trend in the historical trading prices of CYS Common Stock, Barclays considered historical data with regard to the trading prices of CYS Common Stock for the period from June 17, 2009 to April 20, 2018 and compared such data with the relative stock price performances during the same period of Two Harbors Common Stock and a composite comprised of the following companies: Armour Residential REIT Inc.; Annaly Capital Management, Inc.; AGNC Investment Corp.; Capstead Mortgage Corporation; and Anworth Mortgage Asset Corporation (which is referred to in this section as the "Index").

        Barclays noted that during the period from June 17, 2009 to April 20, 2018, the closing price of CYS Common Stock decreased by 43.9%, the closing price of Two Harbors Common Stock increased by 9.2% and the aggregate closing stock price of the Index decreased by 33.9%.

        Barclays also considered historical data with regard to the trading prices of CYS Common Stock for the period from April 20, 2017 to April 20, 2018. The high and low closing prices for CYS Common Stock during this period provided an illustrative range per share of CYS Common Stock of $6.25 to $8.98.

        To illustrate the trend in the historical price to TBV ratios of CYS Common Stock, Barclays also considered historical data with regard to CYS's TBV for the period from April 20, 2015 to April 20, 2018 in order to calculate the ratio of the price per share of CYS Common Stock to its TBV (which is referred to in this section as "P/BV"), and compared such data with the relative P/BV during the same periods of Two Harbors and the Index. Barclays noted that during the period from April 20, 2015 to April 20, 2018, the average P/BV of CYS was 0.88x, compared to Two Harbors, which was 0.89x, and the Index, which was 0.88x.

Analyst Target Prices

        Barclays considered publicly available research analysts' per share price targets for CYS Common Stock and Two Harbors Common Stock. The research analysts' one year per share price targets for CYS Common Stock and Two Harbors Common Stock ranged from $6.50 to $7.25 and from $15.00 to $17.00, respectively. Barclays also calculated the implied premium of such analyst price targets to the share prices of CYS Common Stock and Two Harbors Common Stock as of April 20, 2018, which ranged from –1.4% to 10.0% and from –4.5% to 8.3%, respectively. The publicly available per share price targets published by securities research analysts do not necessarily reflect the current market trading prices for CYS Common Stock or Two Harbors Common Stock and these estimates are subject to uncertainties, including future financial performance of CYS and Two Harbors and future market conditions.

  General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CYS's Board selected Barclays because of its familiarity with CYS and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

        Barclays is acting as financial advisor to CYS in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, CYS paid Barclays a fee of $1.0 million upon the delivery of Barclays' opinion, which is referred to as the "Opinion Fee". The Opinion Fee was not contingent upon the conclusion of Barclays' opinion or the consummation of the proposed transaction. Additional compensation of between $7.0 million and $7.5 million will be payable on completion of the proposed transaction against which the Opinion Fee will be credited. In addition, CYS has agreed to reimburse Barclays for its expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by CYS and the rendering of Barclays' opinion. Barclays has performed various investment banking services for CYS and Two Harbors in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.

        Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of CYS and Two Harbors and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of CYS's Financial Advisor, Credit Suisse Securities (USA) LLC

        CYS has engaged Credit Suisse to act as a financial advisor to CYS in connection with the proposed merger. In connection with this engagement, the CYS Board requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of CYS Common Stock (other than excluded holders) pursuant to the merger agreement. On April 25, 2018, at a meeting of the CYS Board held to evaluate the proposed merger, Credit Suisse rendered an oral opinion, confirmed by delivery of a written opinion dated April 25, 2018, to the CYS Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of CYS Common Stock (other than excluded holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of Credit Suisse's analyses and opinion, the term "excluded holders" refers to, collectively, CYS, Two Harbors, Merger Sub and any of their respective wholly owned subsidiaries.

        The full text of Credit Suisse's written opinion, dated April 25, 2018, to the CYS Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion, is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of Credit Suisse's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse's opinion. Credit Suisse's opinion was provided to the CYS Board (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the proposed merger, the relative merits of the proposed merger or related transactions as compared to alternative transactions or strategies that might be available to CYS or the underlying business decision of the CYS Board or CYS to proceed with the proposed merger or related transactions. Credit Suisse's opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger or otherwise.

        In arriving at its opinion, Credit Suisse reviewed a draft, dated April 25, 2018, of the merger agreement and certain publicly available business and financial information relating to CYS and Two Harbors. Credit Suisse also reviewed certain other information relating to CYS and Two Harbors provided to or discussed with Credit Suisse by the management of CYS, including (i) financial forecasts relating to CYS for the fiscal years ending December 31, 2018 through December 31, 2020 (which are referred to in this section as the "CYS Projections") prepared and provided to Credit Suisse by the management of CYS, (ii) financial forecasts relating to Two Harbors for the fiscal quarters ending June 30, 2018 through December 31, 2020 (which are referred to in this section as the "Two Harbors Projections") prepared by the management of Two Harbors and provided to Credit Suisse by the management of Two Harbors and (iii) financial forecasts relating to the pro forma combined company (reflecting consummation of the proposed merger) for the fiscal quarters ending September 30, 2018 through December 31, 2020 (which are referred to in this section as the "Pro Forma Projections") prepared by the management of Two Harbors and provided to Credit Suisse by the management of Two Harbors. Credit Suisse also met with the management of Two Harbors and certain of its representatives to discuss the business and prospects of Two Harbors and met with the management of CYS and certain of its representatives to discuss the business and prospects of Two Harbors and CYS. Credit Suisse also considered certain financial and stock market data of CYS and Two Harbors, and Credit Suisse compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of CYS and Two Harbors, respectively, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which had been effected. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

        In connection with its review, Credit Suisse did not independently verify any of the foregoing information and, with CYS's consent, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to Credit Suisse's analyses and opinion. With respect to the CYS Projections, Credit Suisse was advised by the management of CYS, and Credit Suisse assumed, with CYS's consent, that such forecasts and estimates, based on the assumptions stated therein, (i) were reasonably prepared and (ii) reflected the most reasonable currently available estimates and judgments of the management of CYS as to the future financial performance of CYS and the other matters covered thereby. With respect to the Two Harbors Projections and the Pro Forma Projections, Credit Suisse was advised by the management of Two Harbors, and Credit Suisse assumed with CYS's consent, that such forecasts and estimates, based on the assumptions stated therein, (i) were reasonably prepared and (ii) reflected the most reasonable currently available estimates and judgments of the management of CYS as to the future financial performance of Two Harbors and Pro Forma Two Harbors, respectively. At CYS's direction, Credit Suisse assumed that the CYS Projections, the Two Harbors Projections and the Pro Forma Projections are a reasonable basis to evaluate CYS, Two Harbors and the proposed merger and at CYS's direction Credit Suisse relied upon the CYS Projections, the Two Harbors Projections and the Pro Forma Projections for purposes of its analyses and opinion.

        Credit Suisse assumed, with CYS's consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the proposed merger, no modification delay, limitation, restriction or condition would be imposed that would have an adverse effect on CYS, Two Harbors or the contemplated benefits of the proposed merger and that the proposed merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof that is material to CYS's analyses or opinion. In addition, CYS was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CYS or Two Harbors, nor was it furnished with any such evaluations or appraisals. With CYS's consent, Credit Suisse further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses and opinion.

        Credit Suisse's opinion addressed only the fairness, from a financial point of view, to the holders of CYS Common Stock, other than the excluded holders, of the consideration to be received by such holders in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication of the proposed merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the proposed merger or the consideration and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the proposed merger, or class of such persons, relative to the consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that required legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that CYS had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse's opinion was approved by Credit Suisse's authorized internal committee.

        Credit Suisse's opinion was necessarily based on information made available to Credit Suisse as of the date of Credit Suisse's opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on that date. It should be understood that Credit Suisse has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Credit Suisse did not express any opinion as to what the value of shares of Two Harbors Common Stock actually would be when issued to the holders of CYS Common Stock pursuant to the merger agreement or the prices or ranges of prices at which shares of CYS Common Stock or Two Harbors Common Stock might be purchased or sold at any time. Credit Suisse assumed that the shares of Two Harbors Common Stock to be issued in the proposed merger would be approved for listing on the NYSE prior to the consummation of the proposed merger. Credit Suisse's opinion did not address the relative merits of the proposed merger as compared to alternative transactions or strategies that might be available to CYS, nor did it address the underlying business decision of the CYS Board or CYS to proceed with or effect the proposed merger.

        In preparing its opinion to the CYS Board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse's analyses described below is not a complete description of the analyses underlying Credit Suisse's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CYS and Two Harbors and the other parties involved in the proposed merger. No company, business or transaction used for comparative purposes in Credit Suisse's analyses is identical to CYS, Two Harbors or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The estimates contained in Credit Suisse's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse's analyses are inherently subject to substantial uncertainty.

        Credit Suisse was not requested to, and it did not, determine or recommend the merger consideration, which was determined through negotiations among CYS and Two Harbors, and the decision to enter into the merger agreement was solely that of the CYS Board. Credit Suisse's opinion and financial analyses were only one of many factors considered by the CYS Board in its evaluation of the merger consideration and should not be viewed as determinative of the views of the CYS Board or CYS management with respect to the proposed merger or the consideration payable in the proposed merger.

  Financial Analyses

        The summary of the financial analyses described in this section entitled "—Financial Analyses" is a summary of the material financial analyses reviewed by Credit Suisse with the CYS Board on April 25, 2018 in connection with Credit Suisse's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse's financial analyses. For purposes of the analyses described below, the term "implied per share merger consideration" refers to the value implied by adding $0.10, which is the amount obtained by dividing $15 million (the total cash consideration payable in the proposed merger) by the number of shares of CYS Common Stock estimated by CYS management to be outstanding as of April 25, 2018, to the product of $15.70, which was the closing stock price of Two Harbors Common Stock as of April 20, 2018, multiplied by the exchange ratio derived by dividing the product of CYS's March 31, 2018 adjusted book value per share multiplied by 96.75% by the product of Two Harbors' March 31, 2018 adjusted book value per share multiplied by 94.20%, pursuant to the merger agreement.

Selected Public Companies Analysis.

        Credit Suisse performed separate selected public companies analyses of CYS and Two Harbors.

CYS

        In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of CYS Common Stock by reference to these companies, Credit Suisse reviewed and compared certain financial and stock market information relating to CYS with selected companies that Credit Suisse deemed comparable to CYS. Credit Suisse reviewed certain financial and stock market information relating to CYS and the following four selected publicly traded agency residential mortgage REITs, which are referred to in this section as the "selected agency REITs", with business characteristics, including operations and scale, that Credit Suisse considered generally similar to those of CYS:

  •
  Annaly Capital Management, Inc.

  •
  AGNC Investment Corp.

  •
  ARMOUR Residential REIT, Inc.

  •
  Capstead Mortgage Corporation

        Credit Suisse reviewed, among other information, closing stock prices as of April 20, 2018 as a multiple of reported tangible book value per share (which is referred to in this section as "TBVPS") as of December 31, 2017. Financial data of the selected agency REITs were based on public filings, publicly available Wall Street research analysts' estimates and other publicly available information. Financial data of CYS was based on the CYS Projections and public filings, publicly available Wall Street research analysts' estimates and other publicly available information.

        Credit Suisse observed that CYS's December 31, 2017 TBVPS multiple was 0.79x. The overall low to high December 31, 2017 TBVPS multiples (and mean and median multiples) observed for the selected agency REITs were as follows:

Selected Agency REITs	Low	High	Mean	Median
December 31, 2017 TBVPS	0.85x	0.95x	0.89x	0.89x

        Credit Suisse then applied a selected range of December 31, 2017 tangible book value (which is referred to in this section as "TBV") multiples of 0.80x to 0.95x derived from the December 31, 2017 TBV multiples of the selected agency REITs to the December 31, 2017 TBVPS of CYS. Credit Suisse then applied a selected range of March 31, 2018 TBV multiples of 0.90x to 1.05x derived from current and historical TBV multiples of the selected agency REITs to the March 31, 2018 TBVPS of CYS. Approximate implied per share equity values for CYS derived from such selected range of December 31, 2017 and March 31, 2018 TBVPS multiples were calculated as total implied equity value divided by, in the case of December 31, 2017 TBVPS, the total number of fully diluted shares of CYS Common Stock outstanding as of December 31, 2017 based on public filings, and in the case of March 31, 2018 TBVPS, the total number of fully diluted shares of CYS Common Stock estimated by the management of CYS to be outstanding as of March 31, 2018. This analysis indicated the following approximate implied per share equity value reference ranges for CYS, as compared to the implied per share merger consideration:

  Implied Per Share Equity Value Reference Range

December 31, 2017 TBVPS	March 31, 2018 TBVPS	Implied Per Share Merger Consideration
$6.70 - $7.96	$6.67 - $7.78	$7.75

Two Harbors

        In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Two Harbors Common Stock by reference to these companies, Credit Suisse reviewed and compared certain financial and stock market information relating to Two Harbors with selected companies that Credit Suisse deemed comparable to

Two Harbors. Credit Suisse reviewed certain financial and stock market information relating to Two Harbors and the following six selected publicly traded hybrid residential companies, which are referred to in this section as the "selected hybrids", with business characteristics, including operations and scale, that Credit Suisse considered generally similar to those of Two Harbors:

  •
  Annaly Capital Management, Inc.

  •
  New Residential Investment Corp.

  •
  Chimera Investment Corp.

  •
  MFA Financial, Inc.

  •
  Invesco Mortgage Capital Inc.

  •
  PennyMac Mortgage Investment Trust

        Credit Suisse reviewed, among other information, closing stock prices as of April 20, 2018 as a multiple of reported TBVPS as of December 31, 2017. Financial data of the selected agency REITs were based on public filings and other publicly available information. Financial data of Two Harbors was based on the Two Harbors Projections and public filings, publicly available Wall Street research analysts' estimates and other publicly available information.

        Credit Suisse observed that Two Harbors' December 31, 2017 TBVPS multiple was 0.96x. The overall low to high December 31, 2017 TBVPS multiples (and mean and median multiples) observed for the selected hybrids were as follows:

Selected Hybrids	Low	High	Mean	Median
December 31, 2017 TBVPS	0.87x	1.08x	0.96x	0.94x

        Credit Suisse then applied a selected range of December 31, 2017 TBVPS multiples of 0.85x to 1.05x derived from the December 31, 2017 TBV multiples of the selected hybrids to the December 31, 2017 TBVPS of Two Harbors. Credit Suisse then applied a selected range of March 31, 2018 TBV multiples of 0.90x to 1.10x derived from current and historical TBV multiples of the selected hybrids to the March 31, 2018 TBVPS of Two Harbors. Approximate implied per share equity values for Two Harbors derived from such selected range of December 31, 2017 and March 31, 2018 TBVPS multiples were calculated as total implied equity value divided by, in the case of December 31, 2017 TBVPS, the total number of fully diluted shares of Two Harbors Common Stock outstanding as of December 31, 2017 based on public filings, and in the case of March 31, 2018 TBVPS the total number of fully diluted shares of Two Harbors Common Stock estimated by the management of Two Harbors to be outstanding as of March 31, 2018, which estimate was approved for Credit Suisse's use by CYS's management. This analysis indicated the following approximate implied per share equity value reference range for Two Harbors, as compared to Two Harbors' closing stock price as of April 20, 2018:

  Implied Per Share Equity Value Reference Range

December 31, 2017 TBVPS	March 31, 2018 TBVPS	Current Market Price as of April 20, 2018
$13.86 - $17.12	$14.06 - $17.19	$15.70

Selected Precedent Transactions Analysis.

        Credit Suisse reviewed publicly available financial information relating to the following three selected transactions involving target agency REITs with business characteristics that Credit Suisse considered generally similar to those of CYS and Two Harbors, collectively referred to as the "selected transactions":

Announcement Date	Acquirer	Target
04/11/2016	Annaly Capital Management	Hatteras Financial Corp
03/02/2016	ARMOUR Residential REIT	JAVELIN Mortgage Investment Corp
02/26/2016	Apollo Commercial Real Estate Finance	Apollo Residential Mortgage

        Credit Suisse reviewed, among other information, transaction values in the selected transactions, based on the purchase prices paid in the selected transactions, as a multiple of the target company's latest reported TBVPS prior to the announcement date of the relevant transaction. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of CYS was based on the CYS Projections and public filings and other publicly available information. Financial data of Two Harbors was based on the Two Harbors Projections and public filings and other publicly available information.

        The overall low to high latest reported TBVPS multiples (and mean and median multiples) observed for the selected transactions were as follows:

Selected Transactions	Low	High	Mean	Median
Latest reported TBVPS	0.86x	0.89x	0.87x	0.87x

        Credit Suisse then applied a selected range of latest reported TBVPS multiples derived from the selected transactions of 0.85x to 0.90x to the March 31, 2018 TBVPS of CYS and Two Harbors. Approximate implied per share equity values for CYS and Two Harbors derived from such range of selected latest reported TBVPS multiples were calculated as total implied equity value divided by the total number of fully diluted shares of CYS Common Stock estimated by the management of CYS to be outstanding as of March 31, 2018 and by the total number of fully diluted shares of Two Harbors Common Stock estimated by the management of Two Harbors to be outstanding as of March 31, 2018 (which estimate was approved for Credit Suisse's use by CYS management), respectively. This analysis indicated the following approximate implied per share equity value reference range for CYS, as compared to the implied per share merger consideration:

CYS

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$6.30 - $6.67	$7.75

        This analysis indicated the following approximate implied per share equity value reference range for Two Harbors, as compared to Two Harbors' closing stock price as of April 20, 2018:

Two Harbors

Implied Per Share Equity Value Reference Range	Closing Stock Price as of April 20, 2018
$13.28 - $14.06	$15.70

Dividend Discount Analysis.

Credit Suisse performed separate dividend discount analyses of CYS and Two Harbors.

        CYS.    Credit Suisse performed a dividend discount analysis of CYS to calculate the estimated present value of the distributed cash flows that CYS was forecasted to generate during the last three quarters of CYS's fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2020 based on the CYS Projections. Credit Suisse calculated terminal values for CYS by applying a selected range of TBVPS multiples of 0.80x to 1.00x to CYS's estimated TBVPS as of December 31, 2020. The present values (as of March 31, 2018) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 7.25% to 13.75%. Approximate implied per share equity values for CYS were calculated as total implied equity value divided by the total number of fully diluted shares of CYS Common Stock estimated by the management of CYS to be outstanding as of April 20, 2018. This analysis indicated the following approximate implied per share equity value reference range for CYS, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$6.30 - $8.36	$7.75

        Two Harbors.    Credit Suisse performed a dividend discount analysis of Two Harbors (on a standalone basis) to calculate the estimated present value of the distributed cash flows that Two Harbors was forecasted to generate during the last three quarters of Two Harbors' fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2020 based on the Two Harbors Projections. Credit Suisse calculated terminal values for Two Harbors by applying a selected range of TBVPS multiples of 0.90x to 1.10x to Two Harbors' estimated TBVPS as of December 31, 2020. The present values (as of March 31, 2018) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 7.0% to 15.0%. Approximate implied per share equity values for Two Harbors were calculated as total implied equity value divided by the total number of fully diluted shares of Two Harbors Common Stock estimated by the management of Two Harbors to be outstanding as of March 31, 2018, which estimate was approved for Credit Suisse's use by CYS's management. This analysis indicated the following approximate implied per share equity value reference range for Two Harbors, as compared to Two Harbors' closing stock price as of April 20, 2018:

Implied Per Share Equity Value Reference Range	Closing Stock Price as of April 20, 2018
$13.68 - $18.73	$15.70

Exchange Ratio Analysis

        Credit Suisse also compared the exchange ratio to the exchange ratio reference ranges implied by the CYS and Two Harbors per share equity value reference ranges calculated in the analyses set forth above in this section, with the high end and low end of such ranges calculated as follows: (i) the high end of the implied exchange ratio reference range was calculated by dividing the applicable high value of the CYS implied per share equity value reference range by the applicable low value of the Two Harbors implied per share equity value reference range; and (ii) the low end of the implied exchange ratio reference range was calculated by dividing the applicable low value of the CYS implied per share equity value reference range by the applicable high value of the Two Harbors implied per share equity value reference range. The implied exchange ratio reference ranges are summarized below.

Valuation Methodology	Implied Exchange Ratio Reference Range
Selected Public Companies Analysis	0.338x - 0.574x
Selected Precedent Transactions Analysis	0.448x - 0.502x
Dividend Discount Analysis	0.336x - 0.611x

        Credit Suisse noted that the exchange ratio of 0.493x implied by adding (i) the exchange ratio obtained by dividing $15 million (the total cash consideration payable in the proposed merger) by the product of the number of shares of CYS Common Stock estimated by CYS management to be outstanding as of March 31, 2018 multiplied by $15.70 (the market price of Two Harbors Common Stock as of April 20, 2018) plus (ii) the exchange ratio obtained by dividing the product of CYS's March 31, 2018 adjusted book value per share multiplied by 96.75% by the product of Two Harbors' March 31, 2018 adjusted book value per share multiplied by 94.20% is within the exchange ratio reference range implied by the selected public companies analysis, the selected precedent transactions analysis and the dividend discount analysis.

  Certain Additional Information

        Credit Suisse observed certain additional information that was not considered part of Credit Suisse's financial analyses with respect to its opinion but was noted for informational purposes, including the following:

  •
  historical trading prices of CYS Common Stock and Two Harbors Common Stock during the 52-week period ended April 20, 2018, which indicated low and high intraday prices for CYS Common Stock and Two Harbors Common Stock during such period of approximately $6.32 and $8.92 per share and $14.21 and $17.15 per share, respectively; and

  •
  price targets for CYS Common Stock and Two Harbors Common Stock as reflected in selected publicly available Wall Street research analysts' reports, dated from, (i) in the case of CYS Common Stock, February 15, 2018 to April 19, 2018, and (ii) in the case of Two Harbors common stock, February 7, 2018 to April 18, 2018, which indicated overall low to high target stock price ranges of $6.50 to $8.00 per share for CYS and $15.00 to $17.00 for Two Harbors, respectively.

  Miscellaneous

        CYS selected Credit Suisse to act as a financial advisor to CYS in connection with the proposed merger based on Credit Suisse's qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        CYS has agreed to pay Credit Suisse for its financial advisory services in connection with the proposed merger an aggregate fee currently estimated to be $7.5 million, of which a portion was payable upon the rendering of Credit Suisse's opinion and $6.5 million is contingent upon consummation of the proposed merger. In addition, CYS has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

        As the CYS Board was aware, Credit Suisse and its affiliates in the past have provided and currently are providing investment banking and other financial advice and services unrelated to the proposed merger to Two Harbors and its affiliates for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as (i) the sole underwriter in connection with an offering of Convertible Senior Notes by Two Harbors in January 2017 and (ii) financial advisor to the Two Harbors board in connection with the initial public offering and spin-off of Granite Point in June 2017. Credit Suisse may in the future provide investment banking and other financial advice and services to CYS, Two Harbors and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. During the two-year period prior to the date of Credit Suisse's opinion, Credit Suisse and its affiliates received aggregate fees from Two Harbors for the services described in clauses (i) and (ii) above of approximately $5.9 million.

        Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse's and its affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CYS, Two Harbors, the other excluded holders or any other entity that may be involved in the proposed merger or related transactions and certain of their respective affiliates (and portfolio companies or managed or related entities, as applicable), as well as provide investment banking and other financial services to such entities.

Certain Two Harbors Unaudited Prospective Financial Information

        Although Two Harbors periodically may issue limited financial guidance to investors, Two Harbors does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the Merger, Two Harbors' management prepared and provided to the Two Harbors Board in connection with its evaluation of the transaction, and to Two Harbors' financial advisor, JMP, certain unaudited prospective financial information regarding Two Harbors' operations for fiscal years 2018 through 2020 (the "Two Harbors Projections"). The below summary of the Two Harbors Projections is included for the purpose of providing Two Harbors stockholders or CYS stockholders access to certain nonpublic information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Two Harbors common stockholder or CYS common stockholder.

        Two Harbors' unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Two Harbors management. Ernst & Young LLP has neither examined, compiled nor performed any procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this joint proxy statement/prospectus relates to Two Harbors' historical financial information. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        While presented with numeric specificity, this unaudited prospective financial information constituted forward-looking information and was based on numerous variables and assumptions (including assumptions related to general business, economic, market and financial conditions and additional matters specific to Two Harbors' businesses) that are inherently subjective and uncertain and are beyond the control of Two Harbors' management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Two Harbors' business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Two Harbors stockholders and CYS stockholders are urged to review the most recent SEC filings of Two Harbors for a description of the reported and anticipated results of operations and financial condition and capital resources, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Two Harbors' Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference into this joint proxy statement/prospectus.

        None of Two Harbors, CYS or their respective directors, officers, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

        TWO HARBORS UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.

        Two Harbors and CYS may calculate certain non-GAAP financial metrics, including core earnings, using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Two Harbors and CYS may not be directly comparable to one another.

        Two Harbors has not made and makes no representation to CYS or any CYS stockholder, in the Merger Agreement or otherwise, concerning this unaudited prospective financial information or regarding Two Harbors' ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Two Harbors urges all Two Harbors stockholders and CYS stockholders not to place undue reliance on such information and to review Two Harbors' and CYS's most recent SEC filings for a description of Two Harbors' and CYS's reported financial results.

  Two Harbors Projections

        The following table presents selected unaudited prospective financial data for the fiscal years ending 2018 through 2020 for Two Harbors on a standalone basis.

	For the year ended December 31,
	2018E	2019E	2020E
Core Earnings, including dollar roll income, Per Common Share(1)	$1.88	$1.90	$1.90

(1)
Core Earnings is a non-U.S. GAAP measure that Two Harbors defines as comprehensive (loss) income attributable to common stockholders, excluding "realized and unrealized gains and losses" (impairment losses, realized and unrealized gains and losses on the aggregate portfolio, reserve expense for representation and warranty obligations on mortgage servicing rights and non-cash compensation expense related to restricted common stock). As defined, Core Earnings includes interest income or expense and premium income or loss on derivative instruments and servicing income, net of estimated amortization on mortgage servicing rights. Dollar roll income is the economic equivalent to holding and financing Agency residential mortgage-backed securities using short-term repurchase agreements. Two Harbors believes the presentation of Core Earnings, including dollar roll income, provides investors greater transparency into its period-over-period financial performance and facilities comparisons to peer REITs.

        In preparing the Two Harbors Projections, Two Harbors made a number of assumptions. Assumptions made include, among others:

  •
  Two Harbors maintains the ability to acquire its targeted assets of Agency RMBS, MSR and non-Agency RMBS at its current levered return targets;

  •
  other operating expenses increase marginally throughout 2018, 2019 and 2020 and are limited to volume-driven activities and/or inflationary increases in compensation and vendor contracts;

  •
  tangible book value will have no material change over the forecast period, including any impact from changes in Agency RMBS and non-Agency RMBS spreads;

  •
  interest rates remain static throughout the forecast period;

  •
  no significant changes in its investment strategy or targeted leverage are forecasted for 2018, 2019 or 2020; and

  •
  no new equity capital raises, share repurchases and/or change in the number of outstanding shares of Two Harbors Common Stock or Two Harbors preferred stock are forecasted for 2018, 2019 or 2020.

Certain CYS Unaudited Prospective Financial Information

        CYS does not make public long-term projections as to future interest income, performance, earnings, or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither CYS nor Two Harbors can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this document. However, in connection with the Merger, CYS's management prepared and provided certain unaudited prospective financial information regarding CYS's operations for fiscal years 2018 through 2020 (the "CYS Projections") to the CYS Board and the CYS Special Committee, in connection with its evaluation of the transaction, and to its financial advisors, Barclays and Credit Suisse, including in connection with each financial advisor's financial analyses described above under the section entitled "—Opinion of CYS's Financial Advisors." The below summary of the CYS Projections is included for the sole purpose of providing CYS stockholders and Two Harbors stockholders access to certain nonpublic information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any CYS stockholder or Two Harbors stockholder.

        The CYS Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The inclusion of the CYS Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to rely on the CYS Projections for any purpose. The CYS Projections included in this joint proxy statement/prospectus have been prepared by CYS as part of the effort to evaluate the transaction, and such information was not the result of any formal internal review or process. As such, the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance, and/or actuals results. The independent registered public accounting firm's reports, contained in CYS's Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus, relates to CYS's historical financial information. It does not extend to the unaudited CYS Projections and should not be read to do so. Furthermore, the CYS Projections do not take into account any circumstances or events occurring after the date they were prepared.

        While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to the CYS investment portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to CYS's business) that are highly inherently subjective, uncertain, and beyond the control of CYS. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to CYS's business (including its ability to achieve strategic goals, objectives, and targets over applicable periods), changes in the CYS investment portfolio, changes in interest rates, trading activity and market valuations, industry performance, general business and economic conditions, and other factors described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. CYS stockholders and Two Harbors stockholders are urged to review the most recent SEC filings of CYS for a description of the reported and anticipated results of operations and financial condition and capital resources, including those in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CYS's Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference into this joint proxy statement/prospectus.

        The inclusion of this information should not be regarded as an indication that CYS, the CYS Board, the CYS Special Committee, Barclays, Credit Suisse or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of CYS, Two

Harbors, or their respective officers, directors, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.

        CYS UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.

        CYS and Two Harbors may calculate certain non-GAAP financial metrics using different methodologies, including core earnings. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to CYS and Two Harbors may not be directly comparable to one another.

        CYS has not made and makes no representation to Two Harbors or any CYS stockholder or Two Harbors stockholder, in the Merger Agreement or otherwise, concerning the above unaudited prospective financial information, or regarding CYS's ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, CYS urges all CYS stockholders and Two Harbors stockholders not to place any reliance on such information and to review CYS's most recent SEC filings for a description of CYS's reported financial results.

  CYS Projections

        The CYS Projections were based on numerous variables and assumptions, including the following: (1) a static portfolio effective as of March 31, 2018; (2) a constant yield curve effective as of March 31, 2018; (3) no changes in Agency RMBS spreads, investment strategy, or capital raises; (4) no change in the number of outstanding shares of CYS Common Stock or CYS Preferred Stock; (5) with the exception of interest income reflecting a declining RMBS portfolio that results from the distribution assumptions described below in clause (7), recurring income and expenses remain unchanged from the levels reported in CYS's Form 10-Q for the quarter ended March 31, 2018; (6) "To Be Announced" investments and Drop Income remain unchanged from those reported in CYS's Form 10-Q for the quarter ended March 31, 2018; and (7) common stock distributions equal to 100% of CYS's projected Core Earnings plus Drop Income.

        The CYS Projections were provided to the CYS Board and CYS's financial advisors, Barclays and Credit Suisse. The following table presents a summary of the CYS Projections for the calendar years ending 2018 through 2020 for CYS on a standalone basis.

	For the year ended December 31,
	2018E	2019E	2020E
Core Earnings Per Common Share(1)	$0.89	$0.89	$0.89

(1)
Core earnings represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized and unrealized gain (loss) on investments and derivative instruments. Management of CYS uses core earnings to evaluate the effective yield of the portfolio after operating expenses. CYS believes that providing users of CYS's financial information with such measures, in addition to the related GAAP measures, gives investors additional transparency and insight into the information used by CYS's management in its financial and operational decision-making. The primary limitation associated with core earnings as a measure of financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments. In addition, CYS's presentation of core earnings may not be comparable to similarly-titled measures used by other companies, which may employ different calculations. As a result, core earnings should not be considered a substitute for CYS's GAAP net income (loss), as a measure of its financial performance, or any measure of CYS's liquidity under GAAP. Core earnings per common share is estimated to be constant from 2018 through 2020 based on numerous variables and assumptions, including the assumptions set forth in the second paragraph above the table, particularly assumption (5) with respect to recurring income and expenses remaining unchanged in those years from that reported for the first quarter of 2018.

Directors and Management of Two Harbors After the Merger

        The Merger Agreement provides that, upon and immediately after the effective time of the Merger, the board of directors of the Combined Company will be increased to eleven members and will include all the current nine directors of the Two Harbors Board and two additional independent directors from the CYS Board: James A. Stern and Karen Hammond. The current directors of Two Harbors are: Brian C. Taylor, Stephen G. Kasnet, E. Spencer Abraham, James J. Bender, Lisa A. Pollina, William Roth, W. Reid Sanders, Thomas E. Siering and Hope B. Woodhouse.

        Each of the executive officers of Two Harbors immediately prior to the effective time of the Merger will continue as an executive officer of the Combined Company following the effective time of the Merger. The current senior leadership team will continue to be led by Thomas E. Siering as Chief Executive Officer and President, William Roth as Chief Investment Officer, Brad Farrell as Chief Financial Officer and Treasurer, and Rebecca B. Sandberg as General Counsel and Secretary.

Interests of Two Harbors' Directors and Executive Officers in the Merger

        In considering the recommendation of the Two Harbors Board to approve the Two Harbors Common Stock Issuance Proposal, Two Harbors common stockholders should be aware that certain executive officers and directors of Two Harbors have certain interests in the Merger that may be different from, or in addition to, the interests of Two Harbors common stockholders generally and that may present actual or potential conflicts of interests. The Two Harbors Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.

        Following the consummation of the Merger, all nine of the current directors of the Two Harbors Board are expected to continue as directors of the board of directors of the Combined Company. Brian C. Taylor, Two Harbors' Chairman, will serve as Chairman of the board of directors of the Combined Company. Stephen G. Kasnet, lead independent director for Two Harbors, will serve as lead independent director for the Combined Company. In addition, Thomas E. Siering, Two Harbors' President and Chief Executive Officer, will serve as President and Chief Executive Officer of the Combined Company, William Roth, Two Harbors' Chief Investment Officer, will serve as Chief Investment Officer of the Combined Company, Brad Farrell, Two Harbors' Chief Financial Officer and Treasurer, will serve as Chief Financial Officer and Treasurer of the Combined Company and Rebecca B. Sandberg, Two Harbors' General Counsel and Secretary, will serve as General Counsel and Secretary of the Combined Company.

        The Combined Company will continue to be managed by PRCM Advisers under the terms of the Management Agreement. Under the Management Agreement, PRCM Advisers provides the day-to-day management of Two Harbors' business, including providing Two Harbors with its executive officers and all other personnel necessary to support its operations. In exchange for its services, Two Harbors pays PRCM Advisers a management fee as well as reimburses it for certain expenses incurred by it and its affiliates in rendering management services to Two Harbors. Pine River is the parent of PRCM Advisers. Mr. Taylor is the Chief Executive Officer, Co-Chief Investment Officer and Founding Partner of Pine River. Messrs. Siering and Roth are each partners of Pine River. Mr. Farrell and Ms. Sandberg are each employees of Pine River.

        Pursuant to the Management Agreement, Two Harbors pays PRCM Advisers a base management fee equal to 1.5% per annum of its stockholders' equity, which is calculated and payable quarterly in arrears. Following the Merger, Two Harbors stockholders' equity will include the additional equity attributable to the acquisition of CYS, thus the amount of the management fees payable to PRCM Advisers will also increase, which gives PRCM Advisers and its parent, Pine River (and therefore, Two Harbors' management), an incentive, not shared by Two Harbors stockholders, to negotiate and effect the Merger, possibly on terms less favorable to Two Harbors than would otherwise have been achieved. However, in connection with the Merger, PRCM Advisers has agreed to amend the Management Agreement to provide for: (i) a reduction in the base management fee PRCM Advisers charges Two Harbors with respect to the additional equity under management resulting from the Merger from 1.5% of stockholders' equity on an annualized basis to 0.75% through the first anniversary of the Closing; (ii) a one-time downward adjustment of $15,000,000 to the management fees payable by Two Harbors for the quarter in which the Merger closes; and (iii) a one-time downward adjustment of up to $3.3 million in the management fees payable by Two Harbors for the quarter in which the Merger occurs in order to reimburse Two Harbors for certain expenses it incurs in connection with the Merger. In the event the total amount of the management fee payable for the quarter referenced in clauses (ii) and (iii) above is less than the aggregate amount of the Adjustments, PRCM Advisers will pay to Two Harbors in immediately available funds the difference between (i) such Adjustments and (ii) the base management fee payable to PRCM Advisers with respect to such quarter.

        The Fourth Amendment to the Management Agreement between Two Harbors and PRCM Advisers was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to Two Harbors as if it had been negotiated with an unaffiliated third party.

Interests of CYS's Directors and Executive Officers in the Merger

        In considering the recommendation of the CYS Board to approve the Merger Proposal and the CYS Non-Binding Compensation Advisory Proposal, CYS stockholders should be aware that directors and executive officers of CYS have interests in the Merger that may be different from, or in addition to, the interests of CYS stockholders generally and that may present actual or potential conflicts of interests. The CYS Board was aware of, and considered the interests of, its directors and executive officers in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby.

Restricted Stock

        Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding award of CYS Restricted Stock granted pursuant to the CYS Stock Plan will automatically vest in full and any forfeiture restrictions applicable to such shares of CYS Restricted Stock shall immediately lapse. As a result, each share of CYS Restricted Stock (less any shares surrendered for income tax purposes) will be treated as a share of CYS Common Stock for all purposes of the Merger, including the right to receive the merger consideration.

Quantification of the Value of Accelerated CYS Restricted Stock

        The following table shows, for each member of the CYS Board and each executive officer of CYS, and subject to any shares surrendered for income tax purposes, (i) the number of shares of CYS Restricted Stock held by such individual as of the date of this joint proxy statement/prospectus that are expected to vest; and (ii) the estimated value of the accelerated vesting of those shares (on a pre-tax basis) as a result of the Merger. Such amounts have been calculated assuming that (x) each share of CYS Restricted Stock will result in a cash payment equal to $0.10, which was calculated by dividing $15,000,000 by 155,438,320, the sum of the number of shares of CYS Common Stock and CYS Restricted Stock outstanding as of April 25, 2018; (y) the closing price of a share of CYS Common Stock on the completion of the Merger is $7.46 (which was determined by multiplying an assumed exchange ratio of 0.4872 by $15.31, the average closing price of a share of Two Harbors Common Stock over the first five business days following the first public announcement of the Merger; and (z) the Merger is completed on August 1, 2018. Depending upon when the Merger is completed, certain awards that are outstanding as of the date hereof and included in the table below may vest pursuant to their terms, independent of the Merger. The actual value of the acceleration of the shares of CYS Restricted Stock cannot be determined with any certainty until the actual acceleration occurs.

	Number of Shares of CYS Restricted Stock to be Accelerated (#)	Value of Accelerated Shares of CYS Restricted Stock ($)
Executive Name
Kevin E Grant	501,840	3,793,425
Jack DeCicco	93,936	710,065
Richard E. Cleary	86,818	656,260
Thomas A. Rosenbloom	96,918	732,606
Director Name		—
Tanya S. Beder	3,206	24,234
Karen Hammond	3,206	24,234
Raymond A. Redlingshafer, Jr.	3,206	24,234
Dale A. Reiss	3,206	24,234
James A. Stern	3,206	24,234

Directors' and Officers' Indemnification and Insurance

        The Merger Agreement generally provides that, from and after the effective time of the Merger, Two Harbors and the surviving entity will indemnify all present and former directors, officers and fiduciaries of any employee benefit plan of CYS or any of its subsidiaries, or those who served at the request of CYS, or any of its subsidiaries, as an officer, director, or fiduciary of any employee benefit plan of any of CYS's subsidiaries for losses, claims, damages, costs, fines, penalties, expenses, liabilities or judgments or amounts that are based, in whole or in part, on the fact that such person is or was a director, officer or fiduciary of an employee benefit plan of CYS or any of its subsidiaries, or serving at the request of CYS or any of its subsidiaries as a director, officer or fiduciary of an employee benefit plan (including, without limitation, the transactions contemplated by the Merger Agreement) to the fullest extent permitted under applicable law.

        In addition, the Merger Agreement also generally requires Two Harbors and the surviving entity to maintain for a period of six years from the effective time of the Merger, "tail" director and officer liability coverage for the benefit of the directors and officers of CYS and its subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons than, the director and officer liability insurance coverage currently maintained by CYS (as long as the annual premium does not exceed 300% of the annual premium under CYS's existing policies).

Employment Agreements

        CYS maintains employment agreements with each of its named executive officers (each, individually, a "NEO" and collectively, the "NEOs"). Upon a termination of the NEOs' employment by CYS without "cause" or upon the NEOs' termination of employment for "good reason" (both as defined below), including terminations without "cause" or for "good reason" in connection with the Merger, the NEOs will be entitled to the immediate vesting of all outstanding awards of shares of CYS Restricted Stock (which is also required by the terms of the award agreements evidencing such awards of CYS Restricted Stock). In addition, the NEOs will be eligible to receive (i) a payment of accrued but unpaid base salary through the date of termination and any earned but unpaid incentive compensation for performance periods that ended prior to the date of termination, (ii) a lump sum severance payment equal to 2.5 in the case of Mr. Grant and 1.0 in the case of Messrs. DeCicco, Cleary and Rosenbloom, multiplied by the average of the sum of such NEO's base salary and bonus earned during the shorter of (a) the three (3) fiscal years immediately preceding the year in which the termination of employment occurs or (b) the period of time beginning on the date of the NEO's employment agreement and ending on the termination date of the NEO's employment, (iii) a pro rata bonus for the year of termination, and (iv) certain benefit continuation rights for up to 24 months for Mr. Grant and up to 12 months for Messrs. DeCicco, Cleary, and Rosenbloom following termination. For purposes of the Employment Agreements:

  •
  Cause, generally means, subject to certain cure and notice rights, (i) the commission of acts or omissions constituting gross or willful misconduct on the part of the NEO in connection with the performance of his duties to CYS, (ii) a material breach by the NEO of the terms of his Employment Agreement, (iii) the failure of the NEO to adhere to the lawful directions of the CYS Board that are reasonably consistent with the NEO's duties and positions or (iv) the NEO's conviction or plea of guilty or nolo contendere for fraud, misappropriation or embezzlement in connection with the assets of CYS, or to a felony.

  •
  Good reason, generally means, without the NEO's written consent, any of the following events following a change in control, without the Individual's consent, (i) the failure of CYS to pay any amounts due under the Employment Agreement in a timely manner, (ii) a material diminution in the NEO's duties, authorities or responsibilities, (iii) a reduction of the NEO's base salary, (iv) the relocation of the NEO's principal place of employment more than 50 miles from Waltham, Massachusetts, except for a relocation of the NEO's principal place of employment that is approved by a majority of the independent directors of the CYS Board after making a determination that such relocation is in the best interests of CYS, (v) a material breach of the Employment Agreement by CYS, or (vi) the failure of CYS to obtain the assumption in writing of its obligations to perform the Employment Agreement by any successor to CYS following a change of control.

        In connection with the approval of the execution of the Merger Agreement, the CYS Board approved an amendment to the Employment Agreements to provide that, beginning on the date of the public announcement of the Merger, through the consummation of the Merger, upon the earliest of (i) the date on which the NEO is informed that his employment with CYS, or its successor, will be terminated other than for cause (as defined above), (ii) the date on which the NEO informs CYS that he has good reason to terminate his employment with CYS, or its successor, and (iii) the consummation of the Merger (the "Triggering Date"), CYS, or its successor, shall, upon the Triggering Date deliver to an escrow agent (the "Escrow Agent") approved by the NEO, which approval will not be unreasonably withheld, the severance amount that would become due to the NEO pursuant to the applicable Employment Agreement, calculated as if the NEO's termination of employment occurred on the Triggering Date (the "Escrowed Amount"). Upon delivery of the Escrowed Amount, CYS, or its successor, and the NEO, will provide the Escrow Agent with written instructions to automatically deliver and transfer to the NEO the Escrowed Amount upon the effectiveness of the NEO's release of claims, and CYS, or its successor, shall take all steps necessary to cause the Escrow Agent to deliver the Escrowed Amount to the NEO, consistent with the requirements of the Employment Agreement. If the NEO's employment with CYS, or its successor, is not actually terminated by CYS, or its successor, without cause or the NEO does not terminate his employment with CYS, or its successor, for good reason within twelve months following the Merger, the amount held in escrow shall be returned to CYS, or its successor.

Director Appointments

        Upon Closing, each of James A. Stern and Karen Hammond, independent directors currently sitting on the CYS Board, will be appointed to the Two Harbors Board and will be entitled to compensation pursuant to Two Harbors' independent director compensation program.

Merger Related Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the NEOs that is based on or otherwise relates to the Merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the compensation payable to the NEOs that is related to the Merger. The "golden parachute" compensation payable to the NEOs is subject to a non-binding advisory vote of CYS stockholders. The amounts set forth below have been calculated assuming (1) that the Merger is completed on August 1, 2018, (2) that each NEO experiences a qualifying termination of employment as of August 1, 2018, and (3) that the accelerated vesting of each share of CYS Restricted Stock will result in a cash payment equal to $0.10, which was calculated by dividing $15,000,000 by 155,438,320, the sum of the number of shares of CYS Common Stock and CYS Restricted Stock outstanding as of April 25, 2018; and (4) the closing price of a share of CYS Common Stock on the completion of the Merger is $7.46 (which was determined by multiplying an assumed exchange ratio of 0.4872 by $15.31, the average closing price of a share of Two Harbors Common Stock over the first five business days following the first public announcement of the Merger). Depending upon when the Merger is completed, certain awards that are outstanding as of the date hereof and included in the table below may vest pursuant to their terms, independent of the Merger. For further information regarding the consideration to be received in settlement of equity-based awards, see "Interests of CYS's Directors and Executive Officers in the Merger—Quantification of the Value of Accelerated CYS Restricted Stock" on page [    •    ]."

        The amounts indicated below are estimates of amounts that would be payable to the NEOs, and such estimates are based on assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any NEO may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)(6)
Kevin E. Grant	9,136,458	3,793,425	48,314	12,978,197
Jack DeCicco	1,325,833	710,065	64,157	2,100,055
Richard E. Cleary	1,129,083	656,260	64,157	1,849,500
Thomas A. Rosenbloom	1,200,000	732,606	64,157	1,996,764

(1)
Represents cash severance payable to each NEO upon a qualifying termination. Pursuant to the applicable NEO's employment agreement, upon a qualifying termination, the NEOs would receive

  (i) a lump sum severance payment equal to 2.5 in the case of Mr. Grant and 1.0 in the case of Messrs. DeCicco, Cleary, and Rosenbloom, multiplied by the average of the sum of such NEO's base salary and bonus earned during the shorter of (a) the three (3) fiscal years immediately preceding the year in which the termination of employment occurs or (b) the period of time beginning on the date of the NEO's employment agreement and ending on the termination date of the NEO's employment, and (ii) a pro rata bonus for the year of termination, as set forth in the following table.

Name	Cash Severance ($)	Pro Rata Bonus ($)	Total ($)
Kevin E. Grant	7,525,000	1,611,458	9,136,458
Jack DeCicco	1,005,000	320,833	1,325,833
Richard E. Cleary	852,000	277,083	1,129,083
Thomas A. Rosenbloom	908,333	291,667	1,200,000
(2)
Represents the value of the unvested shares of CYS Restricted Stock held by each NEO that, as a result of the Merger, will automatically vest in full and any forfeiture restrictions applicable to such shares of CYS Restricted Stock shall immediately lapse. As a result, each share of CYS Restricted Stock (less any shares surrendered for income tax purposes) will be treated as a share of CYS Common Stock for all purposes of the Merger, including the right to receive the merger consideration. The amount of awards deemed to be held by each NEO has been disclosed within the tables above under the heading "Quantification of the Value of Accelerated CYS Restricted Stock". These amounts are all considered "single trigger" benefits because they will vest solely upon a change in control of CYS pursuant to the terms of the award agreements underlying the awards of CYS Restricted Stock.

(3)
Benefits include continuation of health and dental coverage for each NEO and outplacement services for each NEO other than Mr. Grant. Continued health and dental coverage will be provided for a period of 24 months for Mr. Grant and 12 months for Messrs. DeCicco, Cleary, and Rosenbloom following a qualifying termination. Contingent on the closing of the Merger and the qualifying termination of employment of the applicable NEO prior to or in connection with the Merger, each NEO other than Mr. Grant will become eligible, at the election of the applicable NEO, for outplacement services. For purposes of this column, it is assumed that each NEO other than Mr. Grant will utilize outplacement services with a total value of $40,000. However, the actual amount of the outplacement services actually utilized by an applicable NEO cannot be determined at this time. The amounts included in this column are "double trigger" payments which become payable only in connection with a qualifying termination.

Regulatory Approvals Required for the Merger

        Two Harbors and CYS are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Accounting Treatment

        GAAP requires the acquirer in a merger transaction to evaluate whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If that threshold is met, the set of acquired assets and associated activities is not deemed a business and is required to be accounted for as an asset acquisition.

        As of March 31, 2018, approximately 90% of the CYS assets to be acquired are Agency mortgage-backed securities. Two Harbors concluded that they are similar identifiable assets to be grouped to evaluate whether the "substantially all" threshold is met as the Agency mortgage-backed securities are financial assets with similar risk characteristics associated with managing these assets. Given the concentration of the fair value of the Agency mortgage-backed securities of the gross assets to be acquired, Two Harbors has concluded that the fair value of the gross assets acquired is concentrated in a group of similar identifiable assets, and therefore, the Merger is accounted for as an asset acquisition.

        Asset acquisitions are generally accounted for by allocating the cost of the acquisition including direct transaction costs to the individual assets acquired, including identified intangible assets, and liabilities assumed on a relative fair value basis. This allocation may cause identified assets to be recognized at amounts that are greater than their fair values. However, "non-qualifying" assets, which include financial assets and other current assets, should not be assigned an amount greater than their fair value.

        The gross assets acquired in the Merger consist most significantly of financial assets and other current assets. The cost of the acquisition of CYS including direct transaction costs exceeds gross assets acquired less liabilities assumed in the Merger. As there are no meaningful nonfinancial assets and non-current assets in this transaction and no identified intangible assets to assign value, the excess consideration and transaction costs are recognized in the income statement as an expense and an associated reduction in stockholders' equity.

Appraisal Rights

        Neither holders of Two Harbors Common Stock nor holders of CYS Common Stock will be entitled to appraisal rights in the Merger.

Exchange of Shares of Stock in the Merger

        Two Harbors has appointed Equiniti Trust Company to act as the exchange agent for the exchange of CYS Common Stock for the merger consideration as well as the exchange of CYS Series A Preferred Stock and CYS Series B Preferred Stock for shares of Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock, respectively.

        Prior to the effective time of the Merger, Two Harbors or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock issuable to the holders of CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock, as applicable. Two Harbors will deposit with the exchange agent cash in an aggregate amount sufficient to pay the Per Share Cash Consideration and, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions and any payments in lieu of fractional shares.

        Promptly after the effective time of the Merger, Two Harbors or Merger Sub will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate representing shares of CYS Common Stock and CYS Preferred Stock converted pursuant to the Merger Agreement. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder's CYS Common Stock or CYS Preferred Stock into the right to receive the merger consideration and specify that delivery will be effected, and risk of loss and title to the shares of CYS Common Stock or CYS Preferred Stock will pass, only upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent and will provide instructions for use in effecting the surrender of share certificates in exchange for payment of the merger consideration.

        Upon the delivery of a certificate (or affidavit of loss) to the exchange agent, the holder of such certificate will receive the number of whole shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock and the amount of cash that such holder is entitled to receive in respect of each such uncertificated share, including if applicable the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Two Harbors Common Stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on any cash.

        For holders of uncertificated shares of CYS Common Stock or Preferred Stock, promptly after the effective time of the Merger, Two Harbors or Merger Sub will cause the exchange agent to (i) mail to each record holder of uncertificated shares materials advising such holder of the effectiveness of the Merger and the conversion of its shares into the right to receive the applicable merger consideration and (ii) issue to each holder of uncertificated shares the number of whole shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock, along with the amount of cash that such holder is entitled to receive in respect of such uncertificated shares, including if applicable the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Two Harbors Common Stock, Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable merger consideration.

        Two Harbors stockholders need not take any action with respect to their share certificates or book-entry shares.

Dividends

        Two Harbors pays regular quarterly dividend distributions to its stockholders. All dividend distributions are declared by the Two Harbors Board, in its sole discretion, and depend on such items as Two Harbors REIT taxable earnings, financial condition, maintenance of its REIT status, and other factors that the Two Harbors Board may deem relevant from time to time. Holders of Two Harbors Common Stock share proportionally on a per share basis in all declared dividends on Two Harbors Common Stock. Two Harbors currently intends to pay quarterly dividends and distribute to its stockholders as dividends 100% of its REIT taxable income, on an annual basis. Two Harbors has not established a minimum dividend distribution level for shares of Two Harbors Common Stock. CYS currently pays a quarterly dividend on shares of CYS Common Stock of $0.22 per share. Each of Two Harbors and CYS plans to continue its current dividend policy until the Closing. Pursuant to the Merger Agreement, prior to the date of Closing each of CYS and Two Harbors will declare an interim dividend to their respective holders, which shall be based on CYS's and Two Harbors' most recent quarterly dividend amount and prorated to reflect the number of days elapsed since each party's most recent quarterly dividend record date. The payment date for each respective interim dividend will be the close of business on the last business day prior to the date of Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.

        In addition, the Merger Agreement permits Two Harbors to continue to pay regular quarterly dividends, and any distribution that is reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code. The Merger Agreement permits CYS to continue to pay regular quarterly dividends, and any distribution that is reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code.

        Following the Closing, Two Harbors expects the Combined Company will continue Two Harbors' current dividend policy for stockholders, subject to the discretion and authorization of the Two Harbors Board, which reserves the right to change the dividend policy of the Combined Company at any time and for any reason. See "Risk Factors—Risks Related to the Combined Company Following the Merger" on page [    •    ].

Listing of Shares of Stock

        It is a condition to the completion of the Merger that the shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

Deregistration of CYS Common Stock and CYS Preferred Stock

        After the Merger is completed, the CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

 THE MERGER AGREEMENT

        The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this joint proxy statement/prospectus, is the legal document that governs the Merger.

        The Merger Agreement has been included in this joint proxy statement/prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about Two Harbors or CYS or any of their respective affiliates or businesses. Information about Two Harbors and CYS can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of Two Harbors and CYS has made with the SEC, which are available without charge at http://www.sec.gov. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

The Merger

        The Merger Agreement provides for the merger of Merger Sub, an indirect wholly-owned subsidiary of Two Harbors with and into CYS. At the effective time of the Merger, the separate corporate existence of Merger Sub will cease and CYS will continue as the surviving corporation as an indirect, wholly owned subsidiary of Two Harbors.

Closing; Effective Time of the Merger

        The Closing will take place:

  •
  at 9:00 a.m., New York, New York time, on a date that is two business days after satisfaction or waiver of the Closing conditions in the Merger Agreement, which are described under "Conditions to Complete the Merger" beginning on page [    •    ] (other than those conditions that by their terms are required to be satisfied or waived on the date of Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York; or

  •
  such other place as the parties may agree to in writing.

        The Merger will become effective upon such time as the articles of merger for the Merger have been accepted for record by the Maryland State Department of Assessments and Taxation (the "SDAT"), or such later date (not to exceed 30 days after the articles of merger are accepted for record by the aforementioned department) and time which the parties will have agreed upon and designated in such articles of merger as the effective time of the Merger.

Organizational Documents

        At the effective time of the Merger, the charter of CYS will be amended and restated and, as so amended and restated, will be the charter of the surviving corporation. Also at the effective time of the Merger, the bylaws of CYS will be amended and restated and, as so amended and restated, will be the bylaws of the surviving corporation.

Consideration for the Merger

        Pursuant to the terms of the Merger Agreement, at the Merger effective time:

  •
  each share of CYS Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of CYS Common Stock held by Two Harbors, Merger Sub or by any wholly owned subsidiary of Two Harbors, Merger Sub or CYS, which will automatically be canceled and retired and cease to exist as of the effective time, and no consideration will be delivered or deliverable in exchange therefor) will be converted into the right to receive from Two Harbors (i) the Per Share Stock Consideration"), and (ii) the Per Share Cash Consideration. For the purposes of this paragraph, the following terms have the following meanings:

  •
  "CYS Additional Dividend Amount" means any additional dividend payment prior to the Closing deemed necessary to satisfy the Minimum Distribution Dividend;

  •
  "CYS Adjusted Book Value Per Share" means, as of the Determination Date, the result of (i) CYS's total consolidated common stockholders' equity that reflects the deduction of both the total CYS Series A Preferred Stock and CYS Series B Preferred Stock liquidation preference and a reduction by any Excess Amount, divided by (ii) the number of shares of CYS Common Stock issued and outstanding (excluding any cancelled shares), including outstanding CYS Restricted Stock that will vest upon completion of the Merger, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of CYS's audited financial statements, after giving pro forma effect to any CYS Additional Dividend Amount or any other distributions on shares of CYS Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the effective time of the Merger, and certified thereto by the chief executive officer or chief financial officer of CYS; provided, however, that CYS Adjusted Book Value Per Share will be increased by the aggregate amount of CYS Transaction Expenses accrued or paid prior to or as of the Determination Date, if any, to the extent such CYS Transaction Expenses were taken into account as a reduction in the CYS's total consolidated common stockholders' equity referred to in clause (i) above;

  •
  "CYS Transaction Expenses" means the cumulative expenses incurred or expected to be incurred in connection with the Merger for (i) services rendered to CYS by consultants advising on matters relating to Section 280G of the Code (not to exceed $75,000 in the aggregate), (ii) services rendered to CYS by financial and legal advisers with respect to the Merger, (iii) severance related payments to CYS employees, (iv) the Retention Amount, or, to the extent that the amount paid to CYS employees pursuant to the retention bonus plan is less than the Retention Amount, such lesser amount, (v) contributions to CYS employee accounts pursuant to SEP-IRA, (vi) outplacement services and post-employment benefits provided to CYS employees, and (vii) any other bonus payments or other discretionary compensation to CYS employees not listed in the foregoing; provided, however, the parties agree that CYS shall not pay or agree to pay to any third party service provider any amount that would be a CYS Transaction Expense in excess of the amount that CYS is legally obligated to pay pursuant to any agreement in effect as of the date hereof;

  •
  "Excess Amount" means the amount, if any, by which the CYS Transaction Expenses exceed $36,600,000. The parties agree to work in good faith to develop a materially accurate forecast, prepared as of the Determination Date, of the CYS Transaction Expenses;

  •
  "Minimum Distribution Dividend" means such amount, if any, with respect to any taxable year of CYS ending on or prior to the Closing, which is required to be paid by CYS prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code;

    •
    "Retention Amount" means retention bonus plan adopted by CYS or any subsidiary of CYS after the date of the Merger Agreement to the extent the total amount awarded under such plan does not exceed $1,468,871;

    •
    "Two Harbors Additional Dividend Amount" means an amount equal to the quotient obtained by dividing the CYS Additional Dividend Amount (if any) by the Exchange Ratio; and

    •
    "Two Harbors Adjusted Book Value Per Share" means, as of the Determination Date, the result of (i) Two Harbors' total consolidated common stockholders' equity that reflects the deduction of the total Two Harbors preferred stock liquidation preference (excluding the Two Harbors Series D Preferred Stock and the Two Harbors Series E Preferred Stock), divided by (ii) the number of shares of Two Harbors Common Stock issued and outstanding, plus any shares of Two Harbors Common Stock issuable upon the vesting of any Two Harbors restricted stock, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Two Harbors' audited financial statements, after giving pro forma effect to any Two Harbors Additional Dividend Amount or any other distributions on shares of Two Harbors Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the effective time of the Merger, and certified thereto by the chief executive officer or chief financial officer of Two Harbors.

  •
  each share of CYS Series A Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into the right to receive from Two Harbors one share of newly classified Two Harbors Series D Preferred Stock;

  •
  each share of CYS Series B Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into the right to receive from Two Harbors one share of newly classified Two Harbors Series E Preferred Stock; and

  •
  each share of CYS Restricted Stock granted pursuant to the CYS Stock Plan that is outstanding as of immediately prior to the effective time of the Merger will automatically vest (and all forfeiture restrictions with respect thereto will lapse) immediately prior to the effective time, and each share of CYS Restricted Stock (less any shares forfeited for income tax purposes) will be treated as a share of CYS Common Stock for all purposes of the Merger Agreement, including the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration.

        No certificates or scrips representing fractional shares of Two Harbors Common Stock will be issued with respect to the Merger, and such fractional interests will not entitle the owner thereof to vote or to any other rights as a holder of such interests. Each holder of CYS Common Stock who would otherwise have been entitled to receive a fraction of a share of Two Harbors Common Stock will be entitled to receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Two Harbors Common Stock, multiplied by the average of the volume weighted average price of one share of Two Harbors Common Stock for the five consecutive trading days immediately prior to the date of Closing as reported by Bloomberg L.P.

Tax Withholding

        Payment of the merger consideration under the Merger Agreement is subject to applicable withholding requirements.

No Rights of Objection or Appraisal

        Neither holders of Two Harbors Common Stock nor holders of CYS Common Stock will be entitled to appraisal rights in the Merger.

Exchange Procedures

        Two Harbors has appointed Equiniti Trust Company to act as the exchange agent for the exchange of CYS Common Stock for the merger consideration as well as the exchange of CYS Series A Preferred Stock and CYS Series B Preferred Stock for shares of Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock, respectively.

        Prior to the effective time of the Merger, Two Harbors or Merger Sub will deposit or cause to be deposited with the exchange agent the number of shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock issuable to the holders of CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock, as applicable. Two Harbors will deposit with the exchange agent cash in an aggregate amount sufficient to pay the Per Share Cash Consideration and, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions and any payments in lieu of fractional shares.

        Promptly after the effective time of the Merger, Two Harbors or Merger Sub will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate representing shares of CYS Common Stock and CYS Preferred Stock converted pursuant to the Merger Agreement. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder's CYS Common Stock or CYS Preferred Stock into the right to receive the merger consideration and specify that delivery will be effected, and risk of loss and title to the shares of CYS Common Stock or CYS Preferred Stock will pass, only upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent and will provide instructions for use in effecting the surrender of share certificates in exchange for payment of the merger consideration.

        Upon the delivery of a certificate (or affidavit of loss) to the exchange agent, the holder of such certificate will receive the number of whole shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock and the amount of cash that such holder is entitled to receive in respect of each such uncertificated share, including if applicable the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Two Harbors Common Stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on any cash.

        For holders of uncertificated shares of CYS Common Stock or Preferred Stock, promptly after the effective time of the Merger, Two Harbors or Merger Sub will cause the exchange agent to (i) mail to each record holder of uncertificated shares materials advising such holder of the effectiveness of the Merger and the conversion of its shares into the right to receive the applicable merger consideration and (ii) issue to each holder of uncertificated shares the number of whole shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock, along with the amount of cash that such holder is entitled to receive in respect of such uncertificated shares, including if applicable the Per Share Cash Consideration and any cash in lieu of fractional shares and any dividends and other distributions in respect of the Two Harbors Common Stock, Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the applicable merger consideration.

Representations and Warranties

        The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, neither Two Harbors stockholders nor CYS stockholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality that are different from those generally applicable to equityholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by Two Harbors and CYS. This description of the representations and warranties is included to provide Two Harbors stockholders and CYS stockholders with information regarding the terms of the Merger Agreement.

        In the Merger Agreement, CYS made representations and warranties relating to, among other things:

  •
  due organization, valid existence, and where relevant, good standing, and power and authority of CYS to own, lease and, to the extent applicable, operate its properties and to carry on its business as conducted as of the signing date;

  •
  due organization, valid existence, and where relevant, good standing, and power and authority of CYS's subsidiaries to own, lease and, to the extent applicable, operate their properties and carry on their businesses as conducted as of the signing date;

  •
  capital structure and capitalization of CYS and CYS's subsidiaries;

  •
  matters relating to the payment of dividends authorized or declared by CYS and CYS subsidiaries;

  •
  corporate power and authority to enter into the Merger Agreement and to perform CYS's obligations thereunder, and subject to CYS common stockholder approval and the acceptance for record by the SDAT of the articles of merger, complete the Merger and the other transactions contemplated by the Merger Agreement;

  •
  enforceability of the Merger Agreement against CYS;

  •
  approval by the CYS Board of the Merger Agreement;

  •
  absence of conflicts with, or violations or contraventions of CYS's organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to CYS or any of its subsidiaries;

  •
  consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

  •
  CYS's SEC filings since December 31, 2016, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

  •
  absence of any material adverse effect, as defined below under the "Material Adverse Effect" section, on CYS and certain other changes, developments and events since January 1, 2018 through the date of the Merger Agreement;

  •
  CYS and CYS's subsidiaries conducting their business in the ordinary course of business in all material respects;

  •
  material liabilities affecting CYS and CYS's subsidiaries;

  •
  the accuracy of the information contained in this joint proxy statement/prospectus and supplied by CYS for inclusion or incorporation by reference in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of Two Harbors Common Stock issued under the Merger Agreement are registered;

  •
  CYS's and each CYS subsidiary's compliance with applicable laws since December 31, 2017 and obtaining all necessary permits;

  •
  CYS's employee benefit plans and other labor and employment matters affecting CYS subsidiaries;

  •
  tax matters affecting CYS and CYS subsidiaries;

  •
  absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against CYS or any CYS subsidiary;

  •
  intellectual property matters affecting CYS and CYS subsidiaries;

  •
  real property owned or leased by CYS and CYS subsidiaries;

  •
  the material contracts of CYS and CYS subsidiaries, the enforceability of such material contracts on CYS and CYS subsidiaries (as applicable) and the absence of notice of any violations or defaults under, any such material contract;

  •
  ownership of mortgage backed securities and debt securities by CYS and CYS's subsidiaries;

  •
  insurance policy matters affecting CYS and CYS subsidiaries;

  •
  receipt by CYS of opinions from its financial advisors;

  •
  absence of any undisclosed broker's, finder's or other similar fees;

  •
  the CYS Board's actions to render any applicable takeover statutes inapplicable to the Merger;

  •
  certain matters relating to the 1940 Act; and

  •
  absence and disclaimer of any other representations or warranties made by CYS.

        In the Merger Agreement, Two Harbors and Merger Sub made representations and warranties relating to, among other things:

  •
  due organization, valid existence, and where relevant, good standing and power and authority of Two Harbors and Merger Sub to own, lease and, to the extent applicable, operate its properties and to carry on its business as conducted as of the signing date;

  •
  due organization, valid existence and where relevant, good standing and power and authority of Two Harbors' subsidiaries to own, lease and, to the extent applicable, operate their properties and carry on their businesses as conducted as of the singing date;

  •
  capital structure and capitalization of Two Harbors, Merger Sub and Two Harbors' other subsidiaries;

  •
  matters relating to the payment of dividends authorized or declared by Two Harbors and Two Harbors' subsidiaries;

  •
  corporate power and authority to enter into the Merger Agreement and to perform Two Harbors' obligations thereunder, and subject to Two Harbors common stockholder approval of the Two Harbors Common Stock Issuance Proposal and the acceptance for record of the articles of merger, consummate the Merger and the other transactions contemplated by the Merger Agreement;

  •
  enforceability of the Merger Agreement against Two Harbors and Merger Sub;

  •
  approval by the Two Harbors Board of the Merger Agreement;

  •
  absence of conflicts with, or violations or contraventions of, Two Harbors' and Merger Sub's organizational documents an any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit under certain contracts applicable to Two Harbors or any its subsidiaries;

  •
  consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

  •
  Two Harbors' SEC filings since December 31, 2018, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

  •
  absence of any material adverse effect, as defined below under the "Material Adverse Effect" section, on Two Harbors and certain other changes, developments and events since January 1, 2018 through the date of the Merger Agreement;

  •
  Two Harbors and Two Harbors' subsidiaries conducting their business in the ordinary course of business in all material respects;

  •
  material liabilities affecting Two Harbors and Two Harbors' subsidiaries;

  •
  the accuracy of the information contained in this joint proxy statement/prospectus and supplied by Two Harbors or PRCM Advisers for inclusion or incorporation by reference in this joint proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock issued under the Merger Agreement are registered;

  •
  Two Harbors', Merger Sub's and each other Two Harbors subsidiary's compliance with applicable laws since December 31, 2017 and necessary permits;

  •
  Two Harbors' employee benefit plans and other labor and employment matters affecting Two Harbors' and Two Harbors' subsidiaries;

  •
  tax matters affecting Two Harbors and each Two Harbors subsidiary;

  •
  absence certain proceedings, judgments or orders of any governmental entity or arbitrator against Two Harbors or any Two Harbors subsidiary by or before any governmental authority;

  •
  intellectual property matters affecting Two Harbors and Two Harbors' subsidiaries;

  •
  real property owned or leased by Two Harbors or any Two Harbors subsidiary;

  •
  the material contracts of Two Harbors and Two Harbors' subsidiaries, the enforceability of such material contracts against Two Harbors and any Two Harbors subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;

  •
  insurance policy matters affecting Two Harbors and Two Harbors' subsidiaries;

  •
  receipt by the Two Harbors Board of an opinion from its financial advisor;

  •
  absence of any undisclosed broker's, finder's or other similar fees;

  •
  the Two Harbors Board's actions to render any takeover statutes inapplicable to the Merger;

  •
  certain matters relating to the 1940 Act;

  •
  the ownership of CYS equity, or any right to acquire such ownership of equity by Two Harbor, Two Harbors' affiliates and Two Harbors' associates;

  •
  ownership and prior activities of Merger Sub; and

  •
  absence and disclaimer of any other representations or warranties made by Two Harbors or Merger Sub.

        The representations and warranties of all the parties to the Merger Agreement will expire upon the effective time of the Merger.

Material Adverse Effect

        Many of the representations of the parties to the Merger Agreement are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, "material adverse effect" means any fact, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely effects (a) the financial condition, business, assets, properties or results of operations of Two Harbors or CYS, as applicable, taken as a whole, or (b) the ability of the applicable parties to consummate the Merger before the End Date, except that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a material adverse effect, and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

  •
  general economic conditions (or changes in such conditions) or conditions in the global economy generally;

  •
  conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

  •
  conditions (or changes in such conditions) in any industry or industries in which Two Harbors or CYS operates (including changes in general market prices and regulatory changes affecting the industry);

  •
  political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

  •
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions;

  •
  changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

  •
  the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated therein;

  •
  any actions taken or failure to take action, in each case, to which Two Harbors or CYS, as applicable, has requested;

  •
  compliance with the terms of, or the taking of any action expressly required by, the Merger Agreement;

  •
  any changes in Two Harbors stock price or the trading volume of Two Harbors Common Stock, or any failure by Two Harbors to meet any analysts' estimates or expectations of Two Harbors' revenue, earnings or other financial performance or results of operations for any period, or any failure by Two Harbors or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

  •
  any changes in CYS stock price or the trading volume of CYS stock, or any failure by CYS to meet any analysts' estimates or expectations of CYS's revenue, earnings or other financial performance or results of operations for any period, or any failure by CYS or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); or

  •
  any proceedings made or brought by any of the current or former stockholders of Two Harbors or CYS (on their own behalf or on behalf of Two Harbors or CYS) against CYS, Two Harbors, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement, except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the first, second, third, fourth, fifth and sixth dot points disproportionately adversely affect the applicable party and its subsidiaries, taken as a whole, as compared to other participants that conduct business in the regions in the world and in the industries in which the applicable party and its subsidiaries conduct business (in which case, the incremental adverse effects (if any) will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur solely to the extent they are disproportionate).

Conduct of Business by CYS Pending the Merger

        Under the Merger Agreement, CYS has agreed that, except (a) as disclosed in CYS's disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Two Harbors in writing (which consent will not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the earlier to occur of the effective time of the Merger and the date, if any, on which the Merger Agreement is terminated (the "Interim Period"), it will maintain its status as a REIT and it will, and will cause each of the CYS subsidiaries to, use commercially reasonable efforts to (i) conduct its businesses in all material respects in the ordinary course consistent with past practice and (ii) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors and counterparties.

        CYS has also agreed that, except (a) as disclosed in CYS's disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Two Harbors in writing (which consent, in certain instances, will not be unreasonably withheld, delayed or conditioned), during the Interim Period, except to the extent required by law (or as permitted by the Merger Agreement), CYS will not, and will not cause or permit any CYS subsidiary to, among other things:

  •
  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, property or otherwise) with respect to outstanding shares of capital stock of, or other equity interests in, CYS or any CYS subsidiary, except for:

  •
  regular quarterly dividends payable with respect to shares of CYS Common Stock consistent with past practice,

  •
  regular quarterly dividends payable with respect to shares of CYS Series A Preferred Stock or shares of CYS Series B Preferred Stock consistent with past practice and in accordance with the terms of such CYS Series A Preferred Stock or CYS Series B Preferred Stock (as applicable),

  •
  dividends or other distributions to CYS by any directly or indirectly wholly owned subsidiary of CYS;

  •
  any dividends or other distributions necessary for CYS to maintain its status as a REIT under the Code and avoid or reduce the imposition of corporate level tax or excise tax under the Code, or

  •
  any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

  •
  split, combine or reclassify any capital stock of or other equity interests in, CYS or any CYS subsidiary (other than for transactions by a wholly owned subsidiary of CYS);

  •
  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CYS, subject to certain exceptions as specified in the Merger Agreement;

  •
  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, CYS or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, subject to certain exceptions as specified in the Merger Agreement;

  •
  amend the organizational documents of CYS (or such equivalent organizational or governing documents of any other CYS subsidiary), or waive for any person, or exempt any person from, or establish or increase any Excepted Holder Limit (as defined in CYS's organizational documents) for any person with respect to, any of the restrictions on transfer and ownership of shares of stock of CYS set forth in CYS's organizational documents;

  •
  merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of CYS, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, subject to certain exceptions as specified in the Merger Agreement;

  •
  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of CYS's assets, subject to certain exceptions as specified in the Merger Agreement;

  •
  adopt a plan of complete or partial liquidation or dissolution of CYS or any of its subsidiaries, other than such transactions among CYS and any wholly owned subsidiary of CYS or between or among wholly owned subsidiaries of CYS;

  •
  change in any material respect CYS's accounting principles, practices or methods, except as required by GAAP or applicable law;

  •
  subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by CYS or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any Closing or similar agreement with any tax authority, surrender any right to claim a material refund of taxes, or, except in the ordinary course of business consistent with past practice, agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

  •
  grant any material increases in the compensation payable or to become payable to any of CYS's directors, executive officers or any other employees except as required by applicable law or pursuant to a company plan existing as of the date of the Merger Agreement, subject to certain exceptions as specified in the Merger Agreement;

  •
  pay or agree to pay to any director, executive officer or any other employee, whether past or present, any pension, retirement allowance or other employee benefit not required by any company plan existing as of the date of the Merger Agreement, subject to certain exceptions as specified in the Merger Agreement;

  •
  enter into any new, or materially amend any existing, employment or severance or termination agreement with any director, executive officer or any other employee, subject to certain exceptions as specified in the Merger Agreement;

  •
  establish any employee benefit plan which was not in existence or approved by the CYS Board or duly authorized committee thereof prior to the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder, subject to certain exceptions as specified in the Merger Agreement;

  •
  make any loans, advances or capital contributions to, or investments in, any other person, subject to certain exceptions as specified in the Merger Agreement;

  •
  enter into certain contracts, except in the ordinary course of business consistent with past practice and as would not prevent or materially delay the consummation of the Merger, or modify, amend, terminate or assign, or waive or assign any rights under, certain contracts in any material respect, which could prevent or materially delay the consummation of the Merger, in each case, subject to certain exceptions as specified in the Merger Agreement.

  •
  settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) involving the payment of monetary damages by CYS or any of its subsidiaries of any amount exceeding $50,000, other than (i) the settlement of any proceeding reflected or reserved against on the balance sheet of CYS (or in the notes thereto) or (ii) that would not reasonably be expected to restrict the operations of CYS and its Subsidiaries;

  •
  take any action, or fail to take any action, which action or failure would reasonably be expected to cause CYS to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a "Qualified REIT Subsidiary" or a "Taxable REIT Subsidiary" as such terms are defined in the applicable provisions of the Code, as the case may be;

  •
  make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $500,000, other than in the ordinary course of business consistent with past practice;

  •
  except for making or modifying a tax election for the purpose of preserving or maintaining CYS's qualification as a REIT under the Code, make or modify any material tax election or settle or compromise any material tax liability or refund;

  •
  incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions as specified in the Merger Agreement;

  •
  enter into any new line of business;

  •
  take any action, or fail to take any action, which action or failure would reasonably be expected to cause CYS or any of the subsidiaries of CYS to be required to be registered as an investment company under the 1940 Act;

  •
  other than with subsidiaries of CYS, enter into any material transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of CYS; or

agree or enter into any arrangement or understanding to take any action with respect to any of the foregoing.

Conduct of Business by Two Harbors Pending the Merger

        Under the Merger Agreement, Two Harbors agreed that, except (a) as disclosed in Two Harbors' disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by CYS in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period it will maintain its status as a corporation taxed as a REIT and it will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) conduct its businesses in all material respects in the ordinary course consistent with past practice and (ii) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers (including PRCM Advisers), suppliers, business relationships, vendors and counterparties.

        Two Harbors also agreed that, except (a) as disclosed in CYS's disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Two Harbors in writing (which consent, in certain instances, will not be unreasonably withheld, delayed or conditioned), during the Interim Period, except to the extent required by law (or as permitted by the Merger Agreement), Two Harbors will not, and will not cause or permit any Two Harbors subsidiary to, among other things:

  •
  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, property or otherwise) with respect to any outstanding shares of capital stock of, or other equity interests in, Two Harbors or any of its subsidiaries, except for:

  •
  regular quarterly dividends payable with respect to shares of Two Harbors Common Stock consistent with past practice,

  •
  regular quarterly dividends payable with respect to shares of Two Harbors preferred stock (including the Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock) consistent with past practice and in accordance with the terms of such stock,

  •
  dividends or other distributions to Two Harbors by any directly or indirectly wholly owned subsidiary of Two Harbors,

    •
    any dividends or other distributions necessary for Two Harbors to maintain its status as a REIT under the Code and avoid or reduce the imposition of corporate level tax or excise tax under the Code, or

    •
    any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

  •
  split, combine or reclassify any capital stock of or other equity interests in, Two Harbors or any Two Harbors subsidiary (other than for transactions by a wholly owned subsidiary of Two Harbors);

  •
  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Two Harbors, subject to certain exceptions as specified in the Merger Agreement;

  •
  from the Determination Date until Closing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Two Harbors or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, subject to certain exceptions as specified in the Merger Agreement;

  •
  amend Two Harbors' organizational documents or adopt any material change in the organizational documents of any of Two Harbors' subsidiaries that would, in either case, reasonably be expected to prevent or materially delay the consummation of the Merger;

  •
  merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of Two Harbors, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, or enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Two Harbors or any of its subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Merger;

  •
  adopt a plan of complete or partial liquidation or dissolution of Two Harbors or any of its subsidiaries, other than such transactions among Two Harbors and any wholly owned subsidiary of Two Harbors (other than Merger Sub) or between or among wholly owned subsidiaries of Two Harbors (other than Merger Sub);

  •
  change in any material respect its material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Two Harbors and its subsidiaries, except as required by GAAP or applicable Law;

  •
  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Two Harbors to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

  •
  enter into certain contracts, except as would not reasonably be expected to prevent or materially delay the consummation of the Merger, or modify, amend, terminate or assign, or waive or assign any rights under, certain contracts in any manner which could reasonably be expected to prevent or materially delay the consummation of the Merger;

  •
  incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions as specified in the Merger Agreement;

  •
  enter into, participate or engage in or continue any discussions or negotiations with respect to (i) a merger, consolidation, combination or amalgamation with any person other than another wholly owned subsidiary of Two Harbors; (ii) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (iii) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Two Harbors or any of its subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Merger;

  •
  except in accordance with Merger Agreement, increase or decrease the size of the Two Harbors Board or enter into any agreement obligating Two Harbors or the Two Harbors Board to nominate any individual for election to the Two Harbors Board or elect any individual to fill any vacancy on the Two Harbors Board;

  •
  enter into any new line of business;

  •
  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Two Harbors or any of the subsidiaries of Two Harbors to be required to be registered as an investment company under the 1940 Act;

  •
  other than with subsidiaries of Two Harbors, enter into any material transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of Two Harbors or PRCM Advisers or any of its affiliates;

  •
  modify, amend, terminate or assign, or waive or assign any rights under the Management Agreement; or

  •
  agree or enter into any arrangement or understanding to take any action with respect to any of the foregoing.

Agreement to Use Reasonable Best Efforts

        Subject to the terms and conditions of the Merger Agreement, each of Two Harbors, Merger Sub and CYS will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement, including:

  •
  preparing and filing or otherwise providing, in consultation with the other parties to the Merger Agreement, and as promptly as practicable and advisable after the signing date, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or the other transactions contemplated by the Merger Agreement; and

  •
  taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

        Each of Two Harbors, Merger Sub and CYS will give any required notices to third parties, and each Two Harbors, Merger Sub and CYS will use, and cause each of their respective subsidiaries and affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger.

Competing Proposals

CYS Competing Proposals

        From and after the date of the Merger Agreement until the effective time of the Merger or if earlier, the termination of the Merger Agreement, CYS will not, and will cause its subsidiaries and will instruct its representatives not to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage the making of a CYS Competing Proposal (as defined below);

  •
  engage in any discussions or negotiations with any person with respect to a CYS Competing Proposal;

  •
  furnish any non-public information regarding CYS or its subsidiaries, or access to the properties, assets or employees of CYS or its subsidiaries, to any person in connection with or in response to a CYS Competing Proposal;

  •
  enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a CYS Competing Proposal (other than a confidentiality agreement);

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Two Harbors, the recommendation that the CYS common stockholders approve the Merger and the other transactions related to the Merger (the "CYS Board recommendation") or publicly recommend the approval or adoption of, or publicly approve or adopt, any CYS Competing Proposal;

  •
  fail to include the CYS Board recommendation in this joint proxy statement or any amendment or supplement thereto; or

  •
  fail publicly to reaffirm without qualification the CYS Board recommendation within five business days after the written request of Two Harbors following a CYS Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the CYS special meeting, as it may be adjourned or postponed).

        A "CYS Competing Proposal" (and the reciprocal definition for Two Harbors, a "Two Harbors Competing Proposal," collectively with a CYS Competing Proposal, the "Competing Proposals") refers to any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Two Harbors or any of its subsidiaries) involving:

  •
  any acquisition or purchase by any person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of CYS, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of CYS;

  •
  any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving CYS and a person or group pursuant to which CYS stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or

  •
  any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a person or group of more than 25% of the consolidated assets of CYS and its subsidiaries (measured by the fair market value thereof).

        From and after the date of the Merger Agreement, CYS will advise Two Harbors of the receipt by CYS of any CYS Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to CYS or any of its subsidiaries made by any person in connection with a CYS Competing Proposal or any request for discussions or negotiations with CYS or a representative of CYS relating to a CYS Competing Proposal (in each case within one business day thereof), and CYS will provide to Two Harbors (within such one Business Day time frame) either (i) a copy of any such CYS Competing Proposal made in writing provided to CYS or any of its subsidiaries or (ii) a written summary of the material terms of such CYS Competing Proposal, if not made in writing. CYS will keep Two Harbors reasonably informed on a prompt and current basis with respect to the status and material terms of any such CYS Competing Proposal and any material changes to the status of any such discussions or negotiations.

        From and after the date of the Merger Agreement until the effective time of the Merger or if earlier, the termination of the Merger Agreement, CYS will, and will cause its subsidiaries and instruct its representatives to (i) immediately cease, and cause to be terminated, any discussion or negotiations with any person conducted by CYS or any of its subsidiaries or representatives with respect to a CYS Competing Proposal (any such persons and their affiliates and representatives being referred to as "Prior CYS Bidders") and (ii) use its reasonable best efforts to take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which CYS or any of its subsidiaries is a party or of which CYS or any of its subsidiaries is a beneficiary. CYS will promptly request that each Prior CYS Bidder in possession of nonpublic information that was furnished by or on behalf of CYS or any subsidiary of CYS in connection with its consideration of any potential CYS Competing Proposal return or destroy all such nonpublic information furnished to such Prior CYS Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior CYS Bidder. CYS will not, and will not permit any of its subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which CYS or any of its subsidiaries is a party.

Two Harbors Competing Proposals

        Two Harbors has reciprocal obligations to CYS under the Merger Agreement with respect to Competing Proposals.

Superior Proposals

CYS Superior Proposals

        CYS, directly or indirectly through one or more of its representatives, may prior to the receipt of approval of the Merger Proposal by holders of CYS Common Stock at the CYS special meeting, (a) engage in any discussions or negotiations with any person with respect to a CYS Competing Proposal or (b) furnish any non-public information regarding CYS or its subsidiaries, or access to the properties, assets or employees of CYS or its subsidiaries, to any person in connection with or in response to a CYS Competing Proposal, with any person if (x) CYS receives a written, bona fide CYS Competing Proposal from such person that was not solicited at any time following the execution of the Merger Agreement and (y) such CYS Competing Proposal did not arise from a material breach of the obligations set forth in the non-solicitation provisions of the Merger Agreement; provided, however, that:

  •
  no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until CYS receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of nonpublic information furnished to such person by or on behalf of CYS that are no less favorable to CYS in the aggregate than the terms of the confidentiality agreement, as determined by the CYS

    Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit CYS from complying with the non-solicitation provisions of the Merger Agreement, and

  •
  prior to taking any such actions, the CYS Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such CYS Competing Proposal is, or is reasonably expected to lead to, a CYS Superior Proposal (as defined below).

        A "CYS Superior Proposal" refers to a bona fide CYS Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the CYS Board or any committee thereof determines in good faith after consultation with CYS's outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to CYS stockholders than the Merger.

        Prior to the receipt of approval of the Merger Proposal by holders of CYS Common Stock at the CYS special meeting, in response to a bona fide written CYS Competing Proposal from a third party that was not solicited at any time following the execution of the Merger Agreement and did not arise from a material breach of the obligations set forth in certain provisions of the Merger Agreement, if the CYS Board so chooses, cause CYS to effect a change in its CYS Board recommendation) or terminate the Merger Agreement, if prior to taking such action:

  •
  the CYS Board determines in good faith after consultation with its financial advisors and outside legal counsel that such CYS Competing Proposal is a CYS Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Two Harbors in response to such CYS Competing Proposal); and

  •
  CYS will have given notice to Two Harbors that CYS has received such proposal, specifying the material terms and conditions of such proposal, and, that CYS intends to take such action, and either (i) Two Harbors will not have proposed revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the CYS special meeting and the third business day after the date on which such notice is given to Two Harbors, or (ii) if Two Harbors within the period described in the foregoing clause (i) will have proposed revisions to the terms and conditions of the Merger Agreement, the CYS Board, after consultation with its financial advisors and outside legal counsel, will have determined in good faith that the CYS Competing Proposal remains a CYS Superior Proposal with respect to Two Harbors' revised proposal; provided, however, that each time material modifications to the financial terms of a CYS Competing Proposal determined to be a CYS Superior Proposal are made, the time period set forth in this clause (ii) prior to which CYS may effect a change in its CYS Board recommendation or terminate the Merger Agreement will be extended for two Business Days after notification of such change to Two Harbors.

Two Harbors Superior Proposals

        Two Harbors has reciprocal rights under the Merger Agreement with respect to superior proposals. However, Two Harbors cannot terminate the Merger Agreement in order to accept a superior proposal but rather can only effect a change in its board recommendation.

Stockholder Meetings

        CYS will take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its common stockholders of the Merger Proposal, with such meeting to be held as promptly as reasonably practicable following the clearance of this joint proxy statement/prospectus by the SEC.

        Two Harbors will take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by its common stockholders of the Two Harbors Common Stock Issuance Proposal, with such meeting to be held as promptly as reasonably practicable following the clearance of this joint proxy statement/prospectus by the SEC.

Stockholder Votes

        The approval of the Merger Proposal by the holders of CYS Common Stock is required to effect the Merger. The approval of the Two Harbors Common Stock Issuance Proposal by the holders of Two Harbors Common Stock is required to issue the shares of Two Harbors Common Stock to the holders of CYS Common Stock in connection with the Merger and upon any conversion (upon certain future changes of control of Two Harbors, if any) of the Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock to be issued in the Merger.

Directors' and Officers' Indemnification and Insurance

        Two Harbors and the surviving corporation of the Merger will, jointly and severally, indemnify, defend and hold harmless each person who was, at or prior to the effective time of the Merger, a director or officer of CYS or any of its subsidiaries and certain other individuals against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual proceeding based, in whole or in part, on or arising, in whole or in part, out of the fact that such person was a director or officer of CYS.

        Prior to the effective time of the Merger, Two Harbors and the surviving corporation of the Merger must purchase six-year "tail" D&O insurance policies in an amount and scope at least as favorable as CYS's current policies (so long as the surviving corporation is not obligated to pay an annual premium in excess (for any one year) of 300% of CYS's annual premiums as of the date of the Merger Agreement).

Conditions to Complete the Merger

        The respective obligation of each of Two Harbors, Merger Sub and CYS to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived jointly by the aforementioned parties, in whole or in part, to the extent permitted by applicable law:

  •
  the CYS common stockholder approval of the Merger Proposal and the Two Harbors common stockholder approval of the Two Harbors Common Stock Issuance Proposal have been obtained in accordance with applicable law, the rules and regulations of the NYSE and the organizational documents of CYS and Two Harbors, as applicable;

  •
  no governmental entity having jurisdiction over Two Harbors, Merger Sub and CYS has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law (or interpretation thereof by a governmental entity) will have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

  •
  this registration statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this registration statement will have been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced.

        The obligations of Two Harbors and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by Two Harbors, in whole or in part, to the extent permitted by applicable law:

  •
  certain representations and warranties of CYS with respect to authority, violations, approvals, material adverse effect and brokers being true and correct in all respects as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date);

  •
  the representation and warranty of CYS with respect to capital structure being true and correct in all but de minimis respects as of the specific dates set forth in that representation and warranty;

  •
  all other representations and warranties of CYS set forth in Article IV of the Merger Agreement being true and correct as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CYS;

  •
  CYS has performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the effective time of the Merger;

  •
  Two Harbors has received a certificate of CYS signed by the chief executive officer of CYS, dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

  •
  Two Harbors has received a written opinion of Vinson & Elkins (or other counsel to CYS reasonably acceptable to Two Harbors, which the parties agree will include Sidley), dated as of the date of Closing and in form and substance reasonably satisfactory to Two Harbors, to the effect that, commencing with CYS's taxable year ended December 31, 2006, CYS has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled CYS to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code; and

  •
  except as disclosed in CYS's disclosure letter, since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on CYS.

        The obligation of CYS to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by CYS, in whole or in part, to the extent permitted by applicable law:

  •
  certain representations and warranties of Two Harbors and Merger Sub with respect to authority, violations, approvals, material adverse effect and brokers being true and correct in all respects as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date);

  •
  the representation and warranty of Two Harbors and Merger Sub with respect to capital structure being true and correct in all but de minimis respects as of the specific date set forth therein;

  •
  all other representations and warranties of Two Harbors and Merger Sub set forth in Article V of the Merger Agreement being true and correct as of the date of Closing, as though made on and as of the date of Closing (except that representations and warranties that speak as of specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Two Harbors;

  •
  Two Harbors and Merger Sub each have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this the Merger Agreement at or prior to the effective time of the Merger;

  •
  CYS has received a certificate of Two Harbors signed by an executive officer of Two Harbors, dated as of the date of Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

  •
  CYS has received a written opinion of Sidley (or other counsel to Two Harbors reasonably satisfactory to CYS, which the parties agree will include Vinson & Elkins), dated as of the date of Closing and in form and substance reasonably satisfactory to CYS, to the effect that, commencing with Two Harbors' taxable year ended December 31, 2009, Two Harbors has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Two Harbors to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Two Harbors to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the Merger and thereafter;

  •
  the shares of Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock to be issued in the Merger have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Two Harbors Series D Preferred Stock and the Two Harbors Series E Preferred Stock will have been filed with and accepted for record by the SDAT; and

  •
  except as disclosed in Two Harbors' disclosure letter, since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Two Harbors.

Termination of the Merger Agreement

        The Merger may be terminated and the Merger and the other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the effective time of the Merger, whether (except as expressly set forth below) before or after the CYS common stockholder approval or the Two Harbors common stockholder approval has been obtained:

  •
  by mutual written consent of CYS and Two Harbors;

  •
  by either CYS or Two Harbors:

  •
  if any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there has been adopted prior to the effective time of the Merger or if there has been adopted prior to the effective time of the Merger any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

  •
  if the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on October 31, 2018; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

  •
  in the event of a breach by the other party of certain covenants or other agreements contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if they were continuing as of the date of Closing and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by a certain time; provided, however, that the terminating party is not then also in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

  •
  in the event of a willful and material breach by the other party of its non-solicitation provisions; or

  •
  if CYS common stockholder approval has not been obtained upon a vote held at a duly held CYS special meeting, or the Two Harbors common stockholder approval has not been obtained upon a vote held at a duly held Two Harbors special meeting;

  •
  by Two Harbors, prior to the time the CYS common stockholder approval is obtained, if the CYS Board thereof has effected a change of recommendation, whether or not in accordance with certain non-solicitation provisions; or

  •
  by CYS:

  •
  if prior to the receipt of the CYS common stockholder approval, the CYS Board determines to terminate the Merger Agreement (in accordance with its provisions) in connection with a CYS Superior Proposal and the CYS Board has approved, and concurrently with the termination hereunder, CYS enters into, a definitive agreement providing for the implementation of such CYS Superior Proposal; provided, however, that such termination will not be effective unless CYS concurrently therewith pays or causes to be paid certain termination fees; or

  •
  prior to the time the Two Harbors common stockholder approval is obtained, if the Two Harbors Board thereof has effected a change of recommendation whether or not in accordance with certain non-solicitation provisions.

Termination Fees and Expenses

        Except as described below, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger, whether or not the Merger will be consummated.

Termination Fee Payable by CYS

        CYS will pay Two Harbors a termination fee of $43.2 million, less any expense amounts already paid, if:

  •
  CYS terminates the Merger Agreement because it has entered into a definitive agreement providing for the implementation of a CYS Superior Proposal;

  •
  Two Harbors terminates the Merger Agreement because the CYS Board has effected a change of recommendation or because CYS has committed a willful and material breach of certain non-solicitation provisions;

  •
  (i) (a) Two Harbors or CYS terminates the Merger Agreement because the Merger has not been consummated by the End Date (and Two Harbors has obtained common stockholder approval for the Two Harbors Common Stock Issuance Proposal but CYS has not obtained stockholder approval for the Merger Proposal) or (b) Two Harbors terminates the Merger Agreement because CYS has committed a Terminable Breach (as defined in the Merger Agreement), (ii) on or before the date of any such termination a CYS Competing Proposal has been publicly announced or publicly disclosed or otherwise publicly communicated to the CYS Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, CYS or any subsidiary of CYS enters into a definitive agreement with respect to any CYS Competing Proposal or consummates any CYS Competing Proposal. For purposes of this paragraph, any reference in the definition of CYS Competing Proposal to "25%" will be deemed to be a reference to "more than 50%."; or

  •
  (i) Two Harbors or CYS terminates the Merger Agreement because CYS has not obtained common stockholder approval for the Merger Proposal after a vote held at the CYS special meeting, (ii) on or before the date of the CYS special meeting a CYS Competing Proposal has been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the CYS or any subsidiary of CYS enters into a definitive agreement with respect to any CYS Competing Proposal or consummates any CYS Competing Proposal. For purposes of this paragraph, any reference in the definition of CYS Competing Proposal to "25%" will be deemed to be a reference to "more than 50%".

Expense Amount Payable by CYS

        CYS will pay to Two Harbors an expense amount equal to $8.6 million if:

  •
  either CYS or Two Harbors terminates the Merger Agreement because the Merger has not been consummated by the End Date, and Two Harbors has obtained common stockholder approval for the Two Harbors Common Stock Issuance Proposal but CYS has not obtained common stockholder approval for the Merger Proposal;

  •
  either CYS or Two Harbors terminates the Merger Agreement because CYS has not obtained common stockholder approval for the Merger Proposal after a vote held at the CYS special meeting; or

  •
  Two Harbors terminates the Merger Agreement because CYS has committed a Terminable Breach.

Termination Fee Payable by Two Harbors

        Two Harbors will pay CYS a termination fee of $51.8 million, less any expense amounts already paid, if:

  •
  CYS terminates the Merger Agreement because the Two Harbors Board has effected a change of recommendation or because Two Harbors has committed a willful and material breach of certain non-solicitation provisions;

  •
  (i) (a) CYS or Two Harbors terminates the Merger Agreement because the Merger has not been consummated by the End Date (and CYS has obtained common stockholder approval for the Merger Proposal but Two Harbors has not obtained common stockholder approval for the Two Harbors Common Stock Issuance Proposal) or (b) CYS terminates the Merger Agreement because Two Harbors has committed a Terminable Breach, (ii) on or before the date of any such termination an Alternative Proposal or Two Harbors Competing Proposal has been publicly announced or publicly disclosed or otherwise publicly communicated to the Two Harbors Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Two Harbors or any subsidiary of Two Harbors enters into a definitive agreement with respect to any Alternative Proposal or Two Harbors Competing Proposal or consummates any Alternative Proposal or Two Harbors Competing Proposal. For purposes of this paragraph, any reference in the definition of Two Harbors Competing Proposal to "25%" will be deemed to be a reference to "more than 50%."; or

  •
  (i) CYS or Two Harbors terminates the Merger Agreement because Two Harbors has not obtained common stockholder approval for the Two Harbors Common Stock Issuance Proposal after a vote held at the Two Harbors special meeting, (ii) on or before the date of the Two Harbors special meeting an Alternative Proposal or a Two Harbors Competing Proposal has been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Two Harbors or a subsidiary of Two Harbors enters into a definitive agreement with respect to any Alternative Proposal or Two Harbors Competing Proposal or consummates any Alternative Proposal or Two Harbors Competing Proposal. For purposes of this paragraph, any reference in the definition of Two Harbors Competing Proposal to "25%" will be deemed to be a reference to "more than 50%".

Expense Amount Payable by Two Harbors

        Two Harbors will pay to CYS an expense amount equal to $20.6 million if:

  •
  either CYS or Two Harbors terminates the Merger Agreement because the Merger has not been consummated by the End Date, and CYS has obtained common stockholder approval for the Merger Proposal but Two Harbors has not obtained common stockholder approval for the Two Harbors Common Stock Issuance Proposal;

  •
  either CYS or Two Harbors terminates the Merger Agreement because Two Harbors has not obtained common stockholder approval for the Two Harbors Common Stock Issuance Proposal after a vote held at the Two Harbors special meeting; or

  •
  CYS terminates the Merger Agreement because Two Harbors has committed a Terminable Breach.

        In no event will Two Harbors be entitled to receive more than one payment of a termination fee or expense amount. In addition, if Two Harbors receives full payment of a termination fee, then Two Harbors will not be entitled to also receive a payment of an expense amount. In no event will CYS be entitled to receive more than one payment of a termination fee or expense amount. In addition, if CYS receives full payment of a termination fee, then CYS will not be entitled to also receive a payment of an expense amount.

Amendment and Waiver

        The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors at any time before or after adoption of the Merger Agreement by the CYS common stockholders or the Two Harbors common stockholders, but, after any such adoption, no amendment will be made which by law would require the further approval by such stockholders without first obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of CYS, Two Harbors and Merger Sub.

        At any time prior to the effective time of the Merger, any party to the Merger Agreement may waive (prospectively or retroactively) the other party's compliance with certain provisions of the Merger Agreement, to the extent legally allowed and except as otherwise set forth in the Merger Agreement.

Specific Performance

        Each of the parties to the Merger Agreement will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity to which each is entitled.

FOURTH AMENDMENT TO THE MANAGEMENT AGREEMENT

        On October 28, 2009, Two Harbors entered into the Management Agreement with Two Harbors Operating Company LLC and PRCM Advisers. The Management Agreement was subsequently amended pursuant to an Amendment to Management Agreement dated as of December 19, 2012, a Second Amendment to Management Agreement dated as of November 3, 2014, and a Third Amendment to Management Agreement dated as of June 28, 2017.

        In connection with the Merger, the Management Agreement was further amended pursuant to the Fourth Amendment to the Management Agreement dated as of April 25, 2018. The following is a summary of the material terms of the Fourth Amendment to the Management Agreement. This summary does not purport to be complete and may not contain all of the information about the amendment or the Management Agreement that is important to you. The summary of the material terms of the Fourth Amendment to the Management Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Fourth Amendment to the Management Agreement, a form of which is attached as an annex to this joint proxy statement/prospectus and incorporated by reference herein.

Amendment of Base Management Fee

        Contingent upon the Closing, the Base Management Fee (as defined in the Management Agreement) otherwise payable pursuant to the Management Agreement is adjusted as follows:

  •
  from the effective time of the Merger until the first anniversary of such effective time, the Base Management Fee will be reduced to 0.75% per annum with respect to that portion of Stockholders' Equity (as defined in the Management Agreement) equal to the amount of the stockholders' equity of CYS as of the close of business on the business day on which the effective time of the Merger occurs;

  •
  with respect to the fiscal quarter in which the effective time of the Merger occurs, in addition to any reduction resulting from the immediately preceding paragraph, the Base Management Fee will be reduced by an additional $15,000,000; provided, however, that if the management fees payable pursuant to the Management Agreement are less than $15,000,000, PRCM Advisers shall pay to Two Harbors in immediately available funds the difference between (i) $15,000,000 and (ii) the Base Management Fee payable to PRCM Advisers with respect to such quarter pursuant to the Management Agreement; and

  •
  with respect to the fiscal quarter in which the effective time of the Merger occurs, in addition to any reduction resulting from the two paragraphs above, the Base Management Fee will be further reduced, up to an aggregate maximum amount of $3,300,000, by an additional amount equal to the sum of certain transaction-related expenses expected to be incurred by Two Harbors in connection with the Merger, as set forth on the schedule to the Management Agreement; provided, however, that if, after taking into account the reductions set forth in the Management Agreement, the management fees payable pursuant to the Management Agreement are less than the aggregate amount of such Adjustments, PRCM Advisers shall pay to Two Harbors in immediately available funds the difference between (i) such Adjustments and (ii) the Base Management Fee payable to PRCM Advisers, if any after taking into account the applicable reductions, with respect to such quarter pursuant to the Management Agreement.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax considerations relating to (i) the tax consequences related to the Merger and (ii) the qualification and taxation of Two Harbors as a REIT and the acquisition, holding and disposition of Two Harbors Common Stock. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that Two Harbors' operation, and the operation of Two Harbors' subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with such entity's applicable organizational documents. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

  •
  U.S. expatriates;

  •
  persons who mark-to-market Two Harbors Common Stock or CYS Stock;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies ("RICs");

  •
  REITs;

  •
  trusts and estates;

  •
  stockholders who receive Two Harbors or CYS stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding Two Harbors or CYS stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons holding their interest in Two Harbors or CYS through a partnership or similar pass-through entity;

  •
  persons holding a 10% or more (by vote or value) beneficial interest in Two Harbors or CYS stock;

  •
  tax-exempt organizations;

  •
  stockholders subject to special tax accounting rules as a result of their use of "applicable financial statements" (within the meaning of Section 451(b)(3) of the Code); and

  •
  non-U.S. stockholders (as defined below, and except as otherwise discussed below).

        This summary assumes that stockholders hold their stock as capital assets, which generally means as property held for investment.

        For purposes of this discussion, a "U.S. stockholder" is a beneficial owner of Two Harbors or CYS who, for U.S. federal income tax purposes, is:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source; or

  •
  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

        For purposes of this discussion, a "non-U.S. stockholder" is a beneficial owner of Two Harbors or CYS Stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holders Two Harbors or CYS Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Two Harbors or CYS Stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the Merger and of the acquisition, ownership and disposition of Two Harbors stock by the partnership.

        THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND OF HOLDERS OF TWO HARBORS OR CYS STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND OF HOLDING TWO HARBORS COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER AND OF ACQUIRING, HOLDING, AND DISPOSING OF TWO HARBORS COMMON STOCK OR CYS STOCK.

I.
Material U.S. Federal Income Tax Consequences of the Merger

Consequences to CYS of the Merger

        For U.S. federal income tax purposes, CYS and Two Harbors intend to treat the Merger as (i) a taxable sale of CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock in exchange for cash and Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock, respectively, immediately followed by (ii) the taxable liquidation of CYS for U.S. federal income tax purposes. As a REIT, CYS is generally entitled to receive a deduction for liquidating distributions, and it anticipates that its deemed liquidating distribution will exceed its taxable income recognized as a result of the Merger (together with any other undistributed taxable income recognized in the taxable year of the Merger). Accordingly, CYS anticipates that it will not be subject to U.S. federal income tax on any gain recognized in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Consequences of the Merger to U.S. Stockholders of CYS Stock

  General

        A U.S. stockholder's receipt of (i) cash and Two Harbors Common Stock in exchange for CYS Common Stock, (ii) Two Harbors Series D Preferred Stock in exchange for CYS Series A Preferred Stock, or (iii) Two Harbors Series E Preferred Stock in exchange for CYS Series B Preferred Stock, as applicable, will be treated as a taxable sale for U.S. federal income tax purposes.

        In general, a U.S. stockholder of CYS Common Stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

  •
  the sum of the fair market value of the Two Harbors Common Stock and the amount of cash received in exchange for such CYS Common Stock (including any cash received for fractional shares of CYS Common Stock); and

  •
  the U.S. stockholder's adjusted tax basis in its CYS Common Stock.

        In general, a U.S. stockholder of CYS Series A Preferred Stock or CYS Series B Preferred Stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

  •
  the fair market value of the Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock, as applicable, received in exchange for such CYS Stock; and

  •
  the U.S. stockholder's adjusted tax basis in its CYS Series A Preferred Stock or CYS Series B Preferred Stock, as applicable.

        Gain or loss will be calculated separately for each block of CYS Stock, with a block consisting of either multiple shares of CYS Common Stock, CYS Series A Preferred Stock or CYS Series B Preferred Stock acquired at the same cost in a single transaction. Generally, any gain or loss recognized will be capital gain or loss and will constitute long-term capital gain or loss if the U.S. stockholder has held the related CYS Stock for more than one year as of the effective date of the Merger. An individual U.S. stockholder will be subject to tax on net long-term capital gain at a maximum U.S. federal income tax rate of 20%. Additionally, a 3.8% Medicare contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. stockholders generally are taxable at the regular U.S. federal income tax rates applicable to corporations (currently, a maximum rate of 21%). The deductibility of capital losses is subject to limitations.

        A U.S. stockholder's tax basis its Two Harbors Common Stock, Two Harbors Series D Preferred Stock or Two Harbors Series E Preferred Stock received in the Merger, as applicable, will equal the fair market value of such stock as of the effective date of the Merger, and the holding period for such stock will begin on the day immediately following the effective date of the Merger.

  Special Rule for U.S. Stockholders Who Have Held CYS Stock Less than Six Months

        A U.S. stockholder who has held its CYS Stock for less than six months as of the effective date of the Merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of its CYS Stock in the Merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from CYS, or such stockholder's share of any designated retained capital gains, with respect to those CYS Stock.

Consequences of the Merger to Non-U.S. Stockholders of CYS Stock

        General.    A non-U.S. stockholder's gain or loss from the Merger will be determined in the same manner as that of a U.S. stockholder. Subject to the discussion of backup withholding and FATCA described below, a non-U.S. stockholder generally will not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized from the Merger, unless: (1) such non-U.S. stockholder's CYS Stock is treated as being effectively connected with a U.S. trade or business of such non-U.S. stockholder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment by the non-U.S. stockholder); (2) such non-U.S. stockholder is a nonresident alien individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met; or (3), subject to certain exceptions, such non-U.S. stockholder's CYS Stock constitutes a "U.S. real property interest" ("USRPI"), within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA").

        A non-U.S. stockholder whose gain is effectively connected with the conduct of trade or business in the United States by such non-U.S. stockholder will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. stockholder. In addition, a non-U.S. stockholder that is a corporation may be subject to the 30% branch profits tax (or lower applicable treaty rate) on such effectively connected gain.

        If the non-U.S. stockholder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that non-U.S. stockholder will be subject to a 30% tax on the non-U.S. stockholder's capital gains, which may be offset by U.S.-source capital losses. In addition, the non-U.S. stockholder may be subject to applicable alternative minimum taxes.

        If the non-U.S. stockholder's CYS Stock constitutes a USRPI under FIRPTA, such non-U.S. stockholder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. stockholder. CYS Stock will not be treated as a USRPI to a non-U.S. stockholder under FIRPTA if (1) CYS is treated as a "domestically controlled REIT" on the effective date of the Merger, (2) the non-U.S. stockholder owned (after application of certain constructive ownership rules), (a) in the case of a non-U.S. stockholder holding CYS Common Stock, not more than 10% of the outstanding CYS Common Stock, (b) in the case of a non-U.S. stockholder holding CYS Series A Preferred Stock, not more than 10% of the outstanding CYS Series A Preferred Stock, or (c), in the case of a non-U.S. stockholder holding CYS Series B Preferred Stock, not more than 10% of the outstanding CYS Series B Preferred Stock (in each case, based on the fair market value of applicable class of CYS Stock) at any time during the five years preceding the effective date of the Merger, (3) CYS is not and has not been at any time during the shorter of the five years preceding the Merger or the non-U.S. stockholder's holding period for its CYS Stock, a United States real property holding corporation (a "USRPHC"), or (4) the non-U.S. stockholder is a "qualified shareholder" as defined in Section 897(k)(3)(A) of the Code. CYS believes that it is a "domestically controlled REIT," and that it will not be a USRPHC on the effective date of the Merger or at any time during the five-year period preceding the effective date of the Merger, although there can be no assurances to such effect.

        A non-U.S. stockholder that receives cash in lieu of a fractional share of Two Harbors Common Stock in the Merger will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the non-U.S. stockholder's tax basis in the fractional share and will be subject to U.S. federal income taxation in a manner described below in "Material U.S. Federal Income Tax Consequences—The Combined Company—Taxation of Non-U.S. Stockholders—Dispositions of Two Harbors Common Stock."

        If a non-U.S. stockholder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. stockholder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. stockholders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

        The rules governing the U.S. federal income tax consequences of the receipt of the merger consideration in exchange of CYS Stock in the Merger are complex. Non-U.S. stockholders should consult with their tax advisors to determine the U.S. federal income tax consequences of the Merger to them, as well as the applicability and impact of any U.S. tax laws other than those pertaining to income tax, as well as any state, local and foreign tax laws.

Information Reporting and Backup Withholding

        Information reporting and backup withholding may apply to payments made in connection with the Merger. Backup withholding will not apply, however, to a stockholder who (a) in the case of a U.S. stockholder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form, (b) in the case of a non-U.S. stockholder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections, together with the Treasury Regulations and other official guidance issued thereunder, are commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. The application of FATCA to the receipt of Two Harbors stock by a stockholder with respect to its CYS Stock exchanged pursuant to the Merger is not entirely clear. Stockholders should consult their tax advisors regarding FATCA and the application of these rules to such payment.

        The foregoing discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Because individual circumstances may differ, stockholders should consult their tax advisors regarding the applicability the rules discussed above and the particular tax effects of the Merger to their situation, including the application of state, local and foreign tax laws.

II.
Material U.S. Federal Income Tax Considerations—The Combined Company

Taxation of Two Harbors—General

        Two Harbors has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 2009. Two Harbors believes that it has been organized and has operated and Two Harbors intends to continue to operate in a manner that will allow it to continue to qualify for taxation as a REIT under the Code.

        Sidley has acted as Two Harbors' special counsel for tax matters in connection with this Merger. Two Harbors will receive, dated as of the date of Closing, an opinion of Sidley to the effect that Two Harbors has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Two Harbors' actual method of operation has enabled, and

Two Harbors' proposed method of operation will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Sidley is based on various assumptions relating to Two Harbors' organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct and that Two Harbors will at all times operate in accordance with the method of operation described in Two Harbors' organizational documents and this document. Additionally, the opinion of Sidley is conditioned upon factual representations and covenants made by Two Harbors' management and the management of PRCM Advisers, regarding Two Harbors' organization, assets, present and future conduct of Two Harbors' business operations and other items regarding Two Harbors' ability to continue to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that Two Harbors will take no action that could adversely affect Two Harbors' qualification as a REIT. While Two Harbors believes it is organized and intends to continue to operate so that Two Harbors will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in Two Harbors' circumstances or applicable law, no assurance can be given by Sidley or Two Harbors that Two Harbors will so qualify for any particular year. Sidley will have no obligation to advise Two Harbors or the holders of Two Harbors Common Stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depend on Two Harbors' ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Sidley . In addition, Two Harbors' ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which Two Harbors invests. Two Harbors' ability to qualify as a REIT also requires that Two Harbors satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by Two Harbors or which serve as security for loans made by Two Harbors. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Two Harbors' operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, qualification and taxation as a REIT depend on Two Harbors' ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under "—Requirements for Qualification as a REIT." While Two Harbors believes that it will continue to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge Two Harbors' qualification as a REIT or that Two Harbors will be able to continue to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that Two Harbors qualifies as a REIT, Two Harbors will generally be entitled to a deduction for dividends that Two Harbors pays and, therefore, will not be subject to U.S. federal corporate income tax on Two Harbors' net taxable income that is currently distributed to Two Harbors stockholders. This treatment substantially eliminates the "double taxation" with respect to distributed income at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See "—Taxation of Taxable U.S. Stockholders."

        Individuals who are stockholders of corporations that are not REITs are generally taxed on qualifying corporate dividends at a reduced maximum rate (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from Two Harbors or from other entities that are taxed as REITs are taxed at rates applicable to ordinary income. However, under the Tax Cuts and Jobs Act (the "TCJA") dividends received by individual U.S. stockholders from Two Harbors that are neither attributable to "qualified dividend income" nor designated as "capital gain dividends" will be eligible for a deduction equal to 20% of the amount of such dividends in taxable years beginning before January 1, 2026. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See "—Taxation of Taxable U.S. Stockholders."

        Even if Two Harbors qualifies for taxation as a REIT, however, Two Harbors will be subject to U.S. federal income taxation as follows:

  •
  Two Harbors will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

  •
  If Two Harbors has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions" and "—Foreclosure Property" below.

  •
  If Two Harbors elects to treat property that Two Harbors acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as "foreclosure property," Two Harbors may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to income tax at the corporate tax rate.

  •
  If Two Harbors fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains Two Harbors' qualification as a REIT because other requirements are met, Two Harbors will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which Two Harbors fails the 75% gross income test or (2) the amount by which Two Harbors fails the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect Two Harbors' profitability.

  •
  If Two Harbors fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but Two Harbors' failure is due to reasonable cause and not due to willful neglect and Two Harbors nonetheless maintains Two Harbors' REIT qualification because of specified cure provisions, Two Harbors will be required to pay a tax equal to the greater of $50,000 or the corporate tax rate of the net income generated by the non-qualifying assets during the period in which Two Harbors failed to satisfy the asset tests.

  •
  If Two Harbors fails to satisfy any provision of the Code that would result in Two Harbors' failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, Two Harbors may retain its REIT qualification but Two Harbors will be required to pay a penalty of $50,000 for each such failure.

  •
  If Two Harbors fails to distribute during each calendar year at least the sum of (a) 85% of Two Harbors' REIT ordinary income for such year, (b) 95% of Two Harbors' REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (the foregoing sum is referred to as the required distribution), Two Harbors will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

  •
  Two Harbors may be required to pay monetary penalties to the IRS in certain circumstances, including if Two Harbors fails to meet record-keeping requirements intended to monitor Two Harbors' compliance with rules relating to the composition of Two Harbors stockholders, as described below in "—Requirements for Qualification as a REIT."

  •
  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Two Harbors and any TRSs Two Harbors may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  If Two Harbors acquires appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in Two Harbors' hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, Two Harbors will be subject to tax on such appreciation at the corporate income tax rate then applicable if Two Harbors subsequently recognizes gain on a disposition of any such assets during the 5-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by Two Harbors.

  •
  Two Harbors will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits ("REMICs"), to the extent Two Harbors stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if Two Harbors owns an equity interest in a taxable mortgage pool. To the extent that Two Harbors owns a REMIC residual interest or a taxable mortgage pool through a TRS, Two Harbors will not be subject to this tax.

  •
  Two Harbors may elect to retain and pay income tax on its net long-term capital gain. In that case, a stockholder would include its proportionate share of Two Harbors' undistributed long-term capital gain (to the extent Two Harbors makes a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that Two Harbors paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in Two Harbors Common Stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

  •
  Two Harbors may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

        In addition, Two Harbors may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, franchise property and other taxes. Two Harbors could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  •
  that is managed by one or more trustees or directors;

  •
  the beneficial ownership of which is evidenced by transferable stock or by transferable certificates of beneficial interest;

  •
  that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

  •
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  •
  the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

  •
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified entities);

  •
  which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

  •
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first through forth conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The fifth and sixth conditions do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. The Two Harbors Charter provides restrictions regarding the ownership and transfer of Two Harbors stock, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in the fifth and sixth conditions. For purposes of the sixth condition, an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

        To monitor compliance with the share ownership requirements, Two Harbors is generally required to maintain records regarding the actual ownership of Two Harbors stock. To do so, Two Harbors must demand written statements each year from the record stockholders of significant percentages of Two Harbors stock, in which the record stockholders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by Two Harbors). A list of those persons failing or refusing to comply with this demand must be maintained as part of Two Harbors' records. Failure by Two Harbors to comply with these record-keeping requirements could subject Two Harbors to monetary penalties. If Two Harbors satisfies these requirements and after exercising reasonable diligence would not have known that the sixth condition is not satisfied, Two Harbors will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the stock and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Two Harbors satisfies this requirement.

Effect of Subsidiary Entities

  Ownership of Partnership Interests

        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, Two Harbors' proportionate share of the assets and items of income of partnerships in which Two Harbors owns an equity interest is treated as an asset and as an item of income for Two Harbors for purposes of applying the REIT requirements described below. Consequently, to the extent that Two Harbors directly or indirectly holds a preferred or other equity interest in a partnership, the partnership's assets and operations may affect Two Harbors' ability to qualify as a REIT, even though Two Harbors may have no control or only limited influence over the partnership.

  Disregarded Subsidiaries

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which Two Harbors holds an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly owned by Two Harbors (for example, if any equity interest in the subsidiary is acquired by a person other than Two Harbors or another disregarded subsidiary of Two Harbors), the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Two Harbors' ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Asset Tests" and "—Gross Income Tests."

  Taxable REIT Subsidiaries

        A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Two Harbors and its subsidiaries in the aggregate and Two Harbors' ability to make distributions to its stockholders.

        Two Harbors and a number of subsidiaries have jointly elected for each of such subsidiaries to be treated as a TRS. This election allows each such subsidiary to invest in assets and engage in activities that could not be held or conducted directly by Two Harbors without jeopardizing its qualification as a REIT.

        A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to Two Harbors by one or more TRSs Two Harbors may own, then a portion of the dividends that Two Harbors distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "—Taxation of Taxable U.S. Stockholders" and "—Annual Distribution Requirements."

        Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. For example, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Gross Income Tests

        In order to maintain Two Harbors' qualification as a REIT, Two Harbors must annually satisfy two gross income tests. First, at least 75% of Two Harbors' gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must consist of defined types of income that Two Harbors derives, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by a mortgage on real property or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, stock in other REITs;

  •
  gain from the sale of real estate assets (other than a nonqualified publicly offered REIT debt instrument);

  •
  income and gain derived from foreclosure property;

  •
  amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

  •
  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

  •
  income derived from certain kinds of temporary investments.

        Second, at least 95% of Two Harbors' gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or disregarded entity.

  Interest Income

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If Two Harbors receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Two Harbors acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and Two Harbors' income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. If Two Harbors acquires or originates a construction loan, for purposes of the foregoing apportionment, the fair market value of the real property includes the fair market value of the land plus the reasonably estimated cost of improvement or developments (other than personal property) which secure the construction loan.

        Two Harbors may invest in Agency RMBS whose principal and interest payments are guaranteed by a U.S. government agency, such as Ginnie Mae, or a government sponsored entity, or GSE, that are pass-through certificates. Two Harbors expects that these agency pass-through certificates will be treated as interests in grantor trusts for federal income tax purposes. Consequently, Two Harbors will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests to the extent that the obligation is secured by real property, as discussed above.

        If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if Two Harbors held such assets), Two Harbors will be treated as receiving directly Two Harbors' proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property. In addition, some REMIC securitizations include embedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income.

        Two Harbors expects that the interest income that Two Harbors receives from Two Harbors' mortgage-related securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that Two Harbors owns non-REMIC collateralized mortgage obligations, or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

  Dividend Income

        Two Harbors may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by Two Harbors from a REIT will be qualifying income in Two Harbors' hands for purposes of both the 95% and 75% gross income tests.

  TBAs

        Two Harbors may use "to-be-announced", or TBA, forward contracts as a means of investing and financing Agency RMBS. There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Two Harbors intends to treat income and gains from Two Harbors' TBAs as qualifying income for purposes of the 75% gross income test, to the extent set forth in an opinion from Sidley substantially to the effect that, for purposes of the 75% gross income test, any gain recognized by Two Harbors in connection with the settlement of TBAs should be treated as gain from the sale or disposition of the underlying Agency RMBS. Such opinions of counsel are not binding on the IRS, and there can be no assurance that the IRS will not successfully challenge the conclusions set forth therein. In addition, the opinion of Sidley is based on various assumptions relating to Two Harbors' TBAs and is conditioned upon fact-based representations and covenants made by Two Harbors' management regarding its TBAs. If the IRS were to successfully challenge the opinion of Sidley, Two Harbors could be subject to a penalty tax or Two Harbors could fail to remain qualified as a REIT if a sufficient portion of Two Harbors' assets consists of TBAs or a sufficient portion of Two Harbors' income consists of income or gains from the disposition of TBAs.

  Hedging Transactions

        Two Harbors may enter into hedging transactions with respect to one or more of Two Harbors' assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction will not constitute gross income for purposes of the 75% or 95% gross income test if Two Harbors properly identifies the transaction as specified in applicable Treasury Regulations and Two Harbors enters into such transaction (i) in the normal course of Two Harbors' business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests. In addition, income from certain new hedging transactions that counteract prior qualifying hedging transactions described in (i) and (ii) above may not constitute gross income for purposes of the 75% and 95% gross income tests if Two Harbors properly identifies the new hedging transaction as specified in applicable Treasury Regulations. To the extent that Two Harbors enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Two Harbors intends to structure any hedging transactions in a manner that does not jeopardize Two Harbors' qualification as a REIT.

  Failure to Satisfy the Gross Income Tests

        Two Harbors intends to monitor its sources of income, including any non-qualifying income received by it, so as to ensure Two Harbors' compliance with the gross income tests. If Two Harbors fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Two Harbors may still qualify as a REIT for the year if Two Harbors is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if Two Harbors' failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, Two Harbors set forth a description of each item of Two Harbors' gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether Two Harbors would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Two Harbors, Two Harbors will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which Two Harbors fails to satisfy the particular gross income test.

Phantom Income

        Due to the nature of the assets in which Two Harbors will invest, Two Harbors may be required to recognize taxable income from certain of Two Harbors' assets in advance of its receipt of cash flow on or proceeds from disposition of such assets, and Two Harbors may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        Two Harbors may acquire mortgage-backed securities in the secondary market for less than their face amount. For example, it is likely that Two Harbors will invest in assets, including mortgage-backed securities, requiring Two Harbors to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as "phantom income." Two Harbors may also be required under the terms of the indebtedness that Two Harbors incurs to use cash received from interest payments to make principal payment on that indebtedness, with the effect that Two Harbors will recognize income but will not have a corresponding amount of cash available for distribution to Two Harbors stockholders.

        Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that Two Harbors may have substantial taxable income in excess of cash available for distribution. In that event, Two Harbors may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual Distribution Requirements."

Asset Tests

        Two Harbors, at the close of each calendar quarter, must also satisfy four tests relating to the nature of Two Harbors' assets.

  •
  First, at least 75% of the value of Two Harbors' total assets must be represented by some combination of:

  •
  cash and cash items;

  •
  U.S. government securities;

  •
  interests in real property;

  •
  interests in mortgage loans secured by real property;

  •
  stock (or transferable certificates of beneficial interest) in other REITs;

  •
  debt instruments issued by publicly offered REITs; and

  •
  regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if Two Harbors held such assets, Two Harbors will be treated as holding directly Two Harbors' proportionate share of the assets of such REMIC.

  •
  Second, of Two Harbors' investments not included in the 75% asset class, the value of any one issuer's securities owned by Two Harbors may not exceed 5% of the value of Two Harbors' assets.

  •
  Third, of Two Harbors' investments not included in the 75% asset class, Two Harbors may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value.

  •
  Fourth, of Two Harbors' investments not included in the 75% asset class, the aggregate value of all securities of TRSs held by Two Harbors may not exceed 20% of the value of Two Harbors' gross assets.

  •
  Fifth, of Two Harbors' investments not included in the 75% asset class, debt instruments issued by publicly offered REITs, if they would not otherwise qualify as "real estate assets", cannot exceed 25% of the value of Two Harbors' total assets.

        The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if:

  •
  the debt is not convertible, directly or indirectly, into stock;

  •
  the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code; and

  •
  in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if Two Harbors, and any of Two Harbors' "controlled taxable REIT subsidiaries" as defined in the Code, hold any securities of the corporate or partnership issuer which

  •
  are not straight debt or other excluded securities (prior to the application of this rule); and

  •
  have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partnership).

        After initially meeting the asset tests at the close of any quarter, Two Harbors will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Two Harbors fails to satisfy the asset tests because Two Harbors acquires or increases its ownership interest in securities during a quarter, Two Harbors can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If Two Harbors fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, Two Harbors may dispose of sufficient assets (generally within six months after the last day of the quarter in which Two Harbors' identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of Two Harbors' assets at the end of the relevant quarter or $10,000,000. If Two Harbors fails any of the other asset tests or Two Harbors' failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, Two Harbors may be permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which Two Harbors' identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the corporate income tax rate of the net income generated by the non-qualifying assets during the period in which Two Harbors failed to satisfy the asset test.

        Two Harbors may invest in Agency RMBS whose principal and interest payments are guaranteed by a U.S. government agency, such as Ginnie Mae, or a government sponsored entity, or GSE, that are pass-through certificates. Two Harbors expects that these agency pass-through certificates will be treated as interests in grantor trusts for U.S. federal income tax purposes. Consequently, Two Harbors will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust and, therefore, Two Harbors will treat the Agency RMBS as qualifying assets for purposes of the 75% asset test.

        Two Harbors may invest in RMBS that are not issued or guaranteed by a U.S. government agency or a GSE. Two Harbors expects that Two Harbors investments in non-agency RMBS will be treated as interests in REMICs for U.S. federal income tax purposes. In the case of RMBS treated as interests in a REMIC, such interests will generally qualify as real estate assets for purposes of the 75% asset test. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of Two Harbors' interest in the REMIC qualifies for purposes of the 75% asset test.

        Two Harbors expects that the assets and mortgage-related securities that Two Harbors owns generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that Two Harbors owns non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test.

  TBAs

        Two Harbors may use "to-be-announced", or TBA, forward contracts as a means of investing and financing Agency RMBS. There is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. government securities for purposes of the 75% asset test. Two Harbors intends to treat its TBAs as qualifying assets for purposes of the 75% asset test, to the extent set forth in an opinion from Sidley substantially to the effect that, for purposes of the 75% asset test, Two Harbors' ownership of a TBA should be treated as ownership of the underlying Agency RMBS. Such opinion of counsel is not binding on the IRS, and there can be no assurance that the IRS will not successfully challenge the conclusions set forth therein. In addition, the opinion of Sidley is based on various assumptions relating to Two Harbors' TBAs and is conditioned upon fact-based representations and covenants made by Two Harbors' management regarding Two Harbors' TBAs. If the IRS were to successfully challenge the opinion of Sidley, Two Harbors could be subject to a penalty tax or Two Harbors could fail to remain qualified as a REIT if a sufficient portion of Two Harbors' assets consists of TBAs or a sufficient portion of Two Harbors' income consists of income or gains from the disposition of TBAs.

  Repurchase Agreements

        In order to finance some of the assets that Two Harbors holds or acquires, Two Harbors may enter into repurchase agreements under which Two Harbors will nominally sell certain of Two Harbors' assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. Although the tax treatment of repurchase transactions is unclear, Two Harbors takes the position that, for U.S. federal income tax purposes, Two Harbors is the owner of those assets that are the subject of any such repurchase agreement notwithstanding that Two Harbors may transfer record ownership of those assets to the counterparty during the term of any such agreement. Because Two Harbors enters into repurchase agreements the tax treatment of which is unclear, the IRS could assert that Two Harbors did not own the assets during the term of the repurchase agreements, in which case Two Harbors could fail to qualify as a REIT.

Annual Distribution Requirements

        In order to qualify as a REIT, Two Harbors is required to distribute dividends, other than capital gain dividends, to Two Harbors stockholders in an amount at least equal to:

  •
  the sum of:

  •
  90% of Two Harbors' "REIT taxable income" (computed without regard to the deduction for dividends paid and Two Harbors' net capital gains); and

  •
  90% of the net income (after tax), if any, from foreclosure property (as described below); minus

  •
  the sum of specified items of non-cash income that exceeds a percentage of Two Harbors' income.

        These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by Two Harbors and received by each stockholder on December 31 of the year in which they are declared. In addition, at Two Harbors' election, a distribution for a taxable year may be declared before Two Harbors timely files its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to Two Harbors stockholders in the year in which paid, even though the distributions relate to Two Harbors' prior taxable year for purposes of the 90% distribution requirement.

        Except for distributions by "publicly offered REITs", distributions must not be "preferred dividends" in order for such distributions to be counted towards the distribution requirement. A dividend is not a preferential dividend if it is pro rata among all outstanding stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. Two Harbors believes that it is and will continue to be a publicly offered REIT and, therefore, will not be subject to this limitation.

        To the extent that Two Harbors distributes at least 90%, but less than 100%, of Two Harbors' "REIT taxable income," as adjusted, Two Harbors will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, Two Harbors may elect to retain, rather than distribute, Two Harbors' net long-term capital gains and pay tax on such gains. In this case, Two Harbors could elect to have Two Harbors stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by Two Harbors. Two Harbors stockholders would then increase the adjusted basis of their stock in Two Harbors by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

        If Two Harbors fails to distribute during each calendar year at least the sum of:

  •
  85% of Two Harbors' REIT ordinary income for such year;

  •
  95% of Two Harbors' REIT capital gain net income for such year; and

  •
  any undistributed taxable income from prior periods.

        Two Harbors will be subject to a 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior periods) and (ii) the amounts of income retained on which Two Harbors has paid corporate income tax. Two Harbors intends to make timely distributions so that it is not subject to the 4% excise tax.

        It is possible that Two Harbors, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from Two Harbors' subsidiaries and (ii) the inclusion of items in income by Two Harbors for U.S. federal income tax purposes. For example, Two Harbors may acquire debt instruments or notes whose stated redemption price may exceed its issue price as determined for U.S. federal income tax purposes (such excess, "original issue discount," or OID), such that Two Harbors will be required to include in its income a portion of the OID each year that the instrument is held before Two Harbors receives any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of Two Harbors Common Stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of Two Harbors Common Stock.

        Two Harbors may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Two Harbors' deduction for dividends paid for the earlier year. In this case, Two Harbors may be able to avoid losing Two Harbors' qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, Two Harbors will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

        Two Harbors is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist Two Harbors in determining the actual ownership of its outstanding stock and maintaining its qualifications as a REIT.

Prohibited Transactions

        Net income Two Harbors derives from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Two Harbors intends to conduct its operations so that no asset owned by Two Harbors or its pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by Two Harbors directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any particular asset in which Two Harbors holds a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property:

  •
  that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property;

  •
  for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and

  •
  for which such REIT makes a proper election to treat the property as foreclosure property.

REITs generally are subject to tax at the corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Two Harbors does not anticipate that Two Harbors will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Two Harbors does receive any such income, Two Harbors intends to elect to treat the related property as foreclosure property.

Failure to Qualify

        In the event that Two Harbors violates a provision of the Code that would result in its failure to qualify as a REIT, Two Harbors may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to Two Harbors to avoid such disqualification if:

  •
  the violation is due to reasonable cause and not due to willful neglect;

  •
  Two Harbors pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT; and

  •
  the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).

        This cure provision reduces the instances that could lead to Two Harbors' disqualification as a REIT for violations due to reasonable cause. If Two Harbors fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, Two Harbors will be subject to tax on its taxable income at the regular corporate rate. Distributions to Two Harbors stockholders in any year in which Two Harbors is not a REIT will not be deductible by Two Harbors, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to Two Harbors stockholders will generally be taxable in the case of Two Harbors stockholders who are individual U.S. stockholders, as "qualified dividend income" at a reduced at a maximum rate, and dividends in the hands of Two Harbors' corporate U.S. stockholders may be eligible for the dividends received deduction. However, distributions to individual U.S. stockholders during any year in which Two Harbors is not a REIT will not be eligible for the deduction equal to 20% of the amount of such dividends. Unless Two Harbors is entitled to relief under specific statutory provisions, Two Harbors will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Two Harbors will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. stockholders who hold Two Harbors stock that are not tax-exempt organizations.

  Distributions

        Provided that Two Harbors qualifies as a REIT, distributions made to its taxable U.S. stockholders out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to Two Harbors Common Stock constitutes a dividend for U.S. federal income tax purposes, Two Harbors' earnings and profits will be allocated first to distributions with respect to Two Harbors preferred stock, if any, and then to Two Harbors Common Stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

        In addition, distributions from Two Harbors that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed Two Harbors' actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held Two Harbors stock. To the extent that Two Harbors elects under the applicable provisions of the Code to retain Two Harbors' net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, Two Harbors' undistributed capital gains as well as a corresponding credit for taxes paid by Two Harbors on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in Two Harbors Common Stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by Two Harbors. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. stockholders who are individuals, and ordinary income rates for corporations.

        Distributions in excess of Two Harbors' current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Two Harbors in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by Two Harbors and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by Two Harbors before the end of January of the following calendar year.

        With respect to U.S. stockholders who are taxed at the rates applicable to individuals, Two Harbors may elect to designate a portion of Two Harbors' distributions paid to such U.S. stockholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at the same rates as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of Two Harbors' distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  •
  the qualified dividend income received by Two Harbors during such taxable year from non-REIT C corporations (including any TRS in which Two Harbors may own an interest);

  •
  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by Two Harbors with respect to such undistributed REIT taxable income; and

  •
  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by Two Harbors with respect to such built-in gain.

        In addition, the total amount of dividends that Two Harbors may designate as "qualified dividend income" or "capital gain dividends" may not exceed Two Harbors' dividends paid for the taxable year. Generally, dividends that Two Harbors receives will be treated as qualified dividend income for purposes of the first bullet above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS Two Harbors may form, or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met.

        Under the TCJA, dividends received by individual U.S. stockholders from Two Harbors that are neither attributable to "qualified dividend income" nor designated as "capital gain dividends" will be eligible for a deduction equal to 20% of the amount of such dividends in taxable years beginning before January 1, 2026.

        To the extent that Two Harbors has available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "—Taxation of Two Harbors—General" and "—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by Two Harbors, which are generally subject to tax in the hands of U.S. stockholders to the extent that Two Harbors has current or accumulated earnings and profits.

  Dispositions of Two Harbors Common Stock

        In general, a U.S. stockholder will realize gain or loss upon the sale or other taxable disposition of Two Harbors Common Stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of Two Harbors Common Stock will be subject to a reduced maximum U.S. federal income tax rate, if Two Harbors Common Stock is held for more than one year, and will be taxed at ordinary income rates if Two Harbors Common Stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at the regular corporate rate, whether or not classified as long-term capital gains.

        Stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of Two Harbors Common Stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Two Harbors Common Stock by a U.S. stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Two Harbors that were required to be treated by the U.S. stockholder as long-term capital gain.

  Passive Activity Losses and Investment Interest Limitations

        Distributions made by Two Harbors and gain arising from the sale or exchange by a U.S. stockholder of Two Harbors Common Stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to Two Harbors Common Stock. Distributions made by Two Harbors, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

  Medicare Tax

        Certain U.S. stockholders, who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and other income, including capital gain from the sale or disposition of Two Harbors Common Stock.

Taxation of Tax-Exempt U.S. Stockholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that:

  •
  a tax-exempt U.S. stockholder has not held Two Harbors Common Stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder);

  •
  Two Harbors Common Stock is not otherwise used in an unrelated trade or business; and

  •
  Two Harbors does not hold an asset that gives rise to excess inclusion income,

distributions from its and income from the sale of its common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

        Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Two Harbors as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in Two Harbors Common Stock. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) owns more than 10% of Two Harbors stock could be required to treat a percentage of the dividends from Two Harbors as UBTI if Two Harbors is a "pension-held REIT." Two Harbors will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of Two Harbors stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of Two Harbors stock, collectively owns more than

50% of such stock; and (ii) Two Harbors would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions limiting ownership and transfer of Two Harbors stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Two Harbors stock, or Two Harbors from becoming a pension-held REIT.

        Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state and local tax consequences of owning Two Harbors stock.

Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Two Harbors Common Stock applicable to non-U.S. stockholders of Two Harbors Common Stock. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders. In addition, this discussion assumes that:

  •
  a non-U.S. stockholder will not have held more than 10% of Two Harbors Common Stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which you dispose of Two Harbors Common Stock or receive distributions from Two Harbors;

  •
  Two Harbors Common Stock is and will continue to be "regularly traded" on an established securities market located in the United States within the meaning of FIRPTA although there can be no assurance that this will continue to be the case; and

  •
  a non-U.S. stockholder is not a "qualified shareholder", as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

        A non-U.S. stockholder, and in particular a non-U.S. stockholder who is a "qualified shareholder" within the meaning of FIRPTA, should consult its tax advisor concerning the tax consequences of sales of Two Harbors stock and the receipt of dividends and other distributions from Two Harbors.

  General

        For most foreign investors, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on certain REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

  Ordinary Dividends

        The portion of dividends received by non-U.S. stockholders payable out of Two Harbors' earnings and profits that are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed, Two Harbors may have to withhold or dispose of part of the stock otherwise distributable in such dividend and use such stock or the proceeds of such disposition to satisfy the withholding tax imposed.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Two Harbors stock. In cases where the dividend income from a non-U.S. stockholder's investment in Two Harbors Common Stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

  Non-Dividend Distributions

        Unless either (i) the non-U.S. stockholder's investment in Two Harbors Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by Two Harbors which are not dividends out of Two Harbors' earnings and profits will not be subject to U.S. federal income tax. If Two Harbors cannot determine at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Two Harbors' current and accumulated earnings and profits.

  Capital Gain Dividends

        Capital gain dividends received by a non-U.S. stockholder from a REIT are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder's investment in Two Harbors Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year). In addition, under FIRPTA, a distribution made by Two Harbors to a non-U.S. stockholder, to the extent attributable to a gain from disposition of a "U.S. real property interest" held by Two Harbors' directly or through pass-through subsidiaries, will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Stockholders—Ordinary Dividends."

  Dispositions of Two Harbors Common Stock

        Gain from the sale of Two Harbors Common Stock will generally not be subject to U.S. federal income or withholding tax in the case of a non-U.S. stockholder, except in two cases: (i) if the non-U.S. stockholder's investment in Two Harbors Common Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Other U.S. Federal Income Tax Withholding and Reporting Requirements

        FATCA currently imposes a 30% withholding tax on U.S.-source dividends, interest and other income items and will impose such tax on proceeds from the sale, redemption or other disposition of property producing U.S.-source dividends and interest paid after December 31, 2018, to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of Two Harbors Common Stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets.

Backup Withholding and Information Reporting

        Two Harbors will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, Two Harbors may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.

        Two Harbors must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such stockholder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of Two Harbors Common Stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of Two Harbors Common Stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder's U.S. federal income tax liability provided the required information is furnished to the IRS.

State and Local Taxes

        Two Harbors and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which Two Harbors or they transact business, own property or reside. The state or local tax treatment of Two Harbors and its stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective stockholders should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in Two Harbors Common Stock.

Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax laws, with or without retroactive application, could materially and adversely affect Two Harbors and its stockholders. Two Harbors cannot predict how changes in the tax laws might affect Two Harbors or its stockholders. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect Two Harbors' ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

        In addition, the recently enacted TCJA makes substantial changes to the Code. Among those changes are a significant permanent reduction in the generally applicable corporate tax rate, changes in the taxation of individuals and other non-corporate taxpayers that generally but not universally reduce their taxes on a temporary basis subject to "sunset" provisions, the elimination or modification of various currently allowed deductions (including additional limitations on the deductibility of business interest and substantial limitation on the deduction for state and local taxes imposed on individuals), and preferential taxation of certain income (including REIT dividends) derived by non-corporate taxpayers from "pass-through" entities. The TCJA also imposes certain additional limitations on the deduction of net operating losses, which may in the future cause Two Harbors to make distributions that will be taxable to its stockholders to the extent of its current or accumulated earnings and profits in order to comply with the annual REIT distribution requirements. Finally, the TCJA also makes significant changes in the international tax rules, which among other things may require Two Harbors to include in its taxable income, and to distribute, pre-2018 earnings of certain of its foreign subsidiaries, which earnings have previously been deferred from taxation in the United States. The effect of these, and the many other, changes made in the TCJA is highly uncertain, both in terms of their direct effect on the taxation of an investment in Two Harbors Common Stock and their indirect effect on the value of Two Harbors' assets. Furthermore, many of the provisions of the TCJA will require guidance through the issuance of Treasury Regulations in order to assess their effect. There may be a substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on Two Harbors. It is also likely that there will be technical corrections legislation proposed with respect to the TCJA, the timing and effect of which cannot be predicted and may be adverse to Two Harbors or its stockholders.

 COMPARATIVE SHARE PRICES AND DIVIDENDS

        Two Harbors Common Stock is listed for trading on the NYSE under the symbol "TWO". CYS Common Stock is listed for trading on the NYSE under the symbol "CYS". The following table presents trading information for Two Harbors Common Stock and CYS Common Stock as of April 25, 2018, the last trading day before public announcement of the Merger, and May 23, 2018, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Two Harbors Common Stock			CYS Common Stock
Date	High	Low	Close	High	Low	Close
April 25, 2018	$15.84	$15.64	$15.79	$6.64	$6.53	$6.62
May 23, 2018	$15.66	$15.53	$15.55	$7.33	$7.24	$7.32

        For illustrative purposes, the following table provides CYS equivalent per share information on each of the specified dates. CYS equivalent per share amounts are calculated by multiplying the per share price of each share of Two Harbors Common Stock by an assumed Exchange Ratio of 0.4872 based on the adjusted book value per share of Two Harbors Common Stock and CYS Common Stock as of March 31, 2018, calculated in accordance with the Merger Agreement and rounded up or down to the nearest cent.

	Two Harbors Common Stock			CYS Common Stock
Date	High	Low	Close	High	Low	Close
April 25, 2018	$15.84	$15.64	$15.79	$7.72	$7.62	$7.70
May 23, 2018	$15.66	$15.53	$15.55	$7.63	$7.57	$7.58

Market Prices and Dividend Data

        The following tables set forth the high and low prices of Two Harbors Common Stock and CYS Common Stock as reported on the NYSE, and the quarterly cash dividends per share, for the calendar quarters indicated.

Two Harbors

	High	Low	Dividend
2018
Second Quarter (through May 23, 2018)	$15.86	$15.02	—
First Quarter	$16.30	$13.85	$0.47
2017
First Quarter	$19.64	$17.02	$0.50
Second Quarter	$21.08	$19.10	$0.52
Third Quarter	$20.51	$19.16	$0.52
Fourth Quarter	$20.42	$15.21	$0.47
2016
First Quarter	$16.97	$13.81	$0.46
Second Quarter	$17.60	$15.24	$0.46
Third Quarter	$18.35	$16.84	$0.46
Fourth Quarter	$18.28	$15.82	$0.48
2015
First Quarter	$11.00	$10.00	$0.52
Second Quarter	$10.78	$9.71	$0.52
Third Quarter	$10.30	$8.00	$0.52
Fourth Quarter	$9.24	$7.80	$0.52
2014
First Quarter	$10.70	$9.28	$0.52
Second Quarter	$10.79	$10.06	$0.52
Third Quarter	$10.74	$9.61	$0.52
Fourth Quarter	$10.53	$9.60	$0.52

CYS

	High	Low	Dividend
2018
Second Quarter (through May 23, 2018)	$7.43	$6.52	—
First Quarter	$8.05	$6.25	$0.22
2017
First Quarter	$8.02	$7.46	$0.25
Second Quarter	$8.92	$7.95	$0.25
Third Quarter	$8.83	$8.32	$0.25
Fourth Quarter	$8.72	$7.88	$0.25
2016
First Quarter	$8.15	$6.26	$0.26
Second Quarter	$8.54	$7.97	$0.25
Third Quarter	$9.15	$8.39	$0.25
Fourth Quarter	$8.72	$7.42	$0.25
2015
First Quarter	$9.22	$8.59	$0.30
Second Quarter	$9.19	$7.73	$0.28
Third Quarter	$8.14	$7.18	$0.26
Fourth Quarter	$8.10	$7.12	$0.26
2014
First Quarter	$8.92	$7.41	$0.32
Second Quarter	$9.24	$8.13	$0.32
Third Quarter	$9.43	$8.24	$0.30
Fourth Quarter	$9.28	$8.34	$0.30

UNAUDITED COMPARATIVE PER SHARE INFORMATION

        The following table sets forth for the year ended December 31, 2017 and as of and for the three months ended March 31, 2018, selected per share information for Two Harbors Common Stock on a historical and pro forma combined basis and for CYS Common Stock on a historical and pro forma equivalent basis. Except for the historical information for the year ended December 31, 2017, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes thereto of Two Harbors and CYS contained in Two Harbors' Annual Report on Form 10-K for the year ended December 31, 2017, CYS's Annual Report on Form 10-K for the year ended December 31, 2017, and each of Two Harbors' and CYS's respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, all of which are incorporated herein by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

        The Two Harbors pro forma combined amounts were calculated using the methodology as described in the section titled "Unaudited Pro Forma Condensed Combined Financial Statements," and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations data gives effect to the Merger as if it occurred on January 1, 2017. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on March 31, 2018 or January 1, 2017, respectively, nor do they purport to represent Two Harbors' future financial position or operating results. The CYS pro forma equivalent amounts were calculated by multiplying the Two Harbors pro forma combined amounts by the assumed Exchange Ratio of 0.4872 based on the adjusted book value per share of Two Harbors Common Stock and CYS Common Stock as of March 31, 2018, calculated in accordance with the Merger Agreement.

	CYS Historical	Two Harbors Historical		Pro Forma Combined		Pro Forma Equivalent CYS Share
For the year ended December 31, 2017
Net income per weighted share of common stock, basic	$1.05	$1.85		$1.56		$0.76
Net income per weighted share of common stock, diluted	$1.05	$1.81		$1.54		$0.75
Dividends declared per share	$1.00	$3.02	(1)		(2)		(2)
For the quarter ended March 31, 2018
Net income (loss) per weighted share of common stock, basic	$(0.74)	$1.83		$1.49		$0.73
Net income (loss) per weighted share of common stock, diluted	$(0.74)	$1.69		$1.41		$0.69
Dividends declared per share	$0.22	$0.47			(2)		(2)
As of March 31, 2018
Net book value per share of common stock	$7.41	$15.63		$15.36	(3)	$7.48

(1)
Includes the special dividend of Granite Point common stock of $1.78 per common share.

(2)
Pro forma dividends per share of common stock are not presented as the dividend policy for the Combined Company will be determined by the Two Harbors board following the completion of the Merger. It is anticipated that the initial per share dividend for the first full quarter following the Closing will be $0.47.

(3)
Net book value per share of common stock for Pro Forma Combined does not reflect approximately $9.0 million of compensation related expenses (i.e., non-executive severance, retention, etc.) which will be recognized subsequent to the Closing in accordance with GAAP.

 DESCRIPTION OF TWO HARBORS CAPITAL STOCK

General

        The following is a summary of some of the terms of Two Harbors' capital stock, the Two Harbors Charter, the Two Harbors Bylaws, and certain provisions of the Maryland General Corporation Law (the "MGCL"). You should read the Two Harbors Charter and the Two Harbors Bylaws and the applicable provisions of the MGCL for complete information on Two Harbors' capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the MGCL and the provisions of the Two Harbors Charter and the Two Harbors Bylaws. To obtain copies of these documents, see "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

        The description of Two Harbors capital stock in this section applies to the capital stock of the Combined Company after the Merger. For additional information, see "Comparison of Rights of Two Harbors Common Stockholders and CYS Common Stockholders" beginning on page [    •    ].

Shares Authorized

        The Two Harbors Charter provides that Two Harbors may issue up to 450,000,000 shares of Two Harbors Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 5,750,000 shares have been classified and designated as Two Harbors Series A Preferred Stock, 11,500,000 shares have been classified and designated as Two Harbors Series B Preferred Stock and 12,650,000 shares have been classified and designated as Two Harbors Series C Preferred Stock. The Two Harbors Charter authorizes a majority of the entire Two Harbors Board to amend the charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of any class or series without stockholder approval.

Shares Outstanding

        As of May 23, 2018, 175,467,421 shares of Two Harbors Common Stock were issued and outstanding and 5,750,000 shares of the Two Harbors Series A Preferred Stock, 11,500,000 shares of the Two Harbors Series B Preferred Stock and 11,800,000 shares of the Two Harbors Series C Preferred Stock were issued and outstanding. Upon consummation of the Merger, the Combined Company is expected to have approximately 251.1 million shares of Two Harbors Common Stock, 5,750,000 shares of Two Harbors Series A Preferred Stock, 11,500,000 shares of Two Harbors Series B Preferred Stock, 11,800,000 shares of Two Harbors Series C Preferred Stock, 3,000,000 shares of newly classified Two Harbors Series D Preferred Stock and 8,000,000 shares of newly classified Two Harbors Series E Preferred Stock issued and outstanding.

Common Stock

  Voting Rights

        Subject to the provisions of the Two Harbors Charter regarding the restrictions on transfer and ownership of shares and except as may otherwise be specified in the terms of any class or series of shares, each outstanding share of Two Harbors Common Stock entitles the holder to one vote per share on all matters upon which the Two Harbors common stockholders are entitled to vote, including the election of directors, and the holders of shares of Two Harbors Common Stock possess the exclusive voting power. There is no cumulative voting in the election of directors.

  Dividends, Distributions, Liquidation and Other Rights

        Subject to the preferential rights of any other class or series of shares (including the outstanding shares of Two Harbors preferred stock) and to the provisions of the Two Harbors Charter regarding the restrictions on transfer and ownership of shares, holders of Two Harbors Common Stock are entitled to receive dividends on such Two Harbors Common Stock if, as and when authorized by the Two Harbors Board, and declared by Two Harbors out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of Two Harbors legally available for distribution to stockholders in the event of Two Harbors' liquidation, dissolution or winding up after payment or establishment of reserves for all debts and other liabilities of Two Harbors and any shares with preferential rights related thereto.

        Holders of Two Harbors Common Stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of Two Harbors and have no appraisal rights. Subject to the provisions of the Two Harbors Charter regarding the restrictions on transfer and ownership of shares, each share of Two Harbors Common Stock will have equal dividend, liquidation and other rights.

Preferred Stock Issued in Connection with the Merger

        Pursuant to articles supplementary to be filed by Two Harbors prior to the effective time of the Merger, in connection with the Merger, Two Harbors will issue (1) 3,000,000 shares of Two Harbors Series D Preferred Stock, in exchange for shares of CYS Series A Preferred Stock and (2) 8,000,000 shares of Two Harbors Series E Preferred Stock, in exchange for shares of CYS Series B Preferred Stock.

  Preemptive Rights

        The holders of Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock will have no preemptive rights and will not be subject to any sinking fund. Unless converted or redeemed by Two Harbors into Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock will have a perpetual term, with no maturity.

  Ranking

        Two Harbors Series D Preferred Stock will rank senior to Two Harbors Common Stock, and on parity with the Two Harbors Series A Preferred Stock, Two Harbors Series B Preferred Stock and Two Harbors Series C Preferred Stock, with respect to the payment of dividends and any distributions upon liquidation, dissolution or winding up. So long as any Two Harbors Series D Stock is outstanding, Two Harbors may authorize, reclassify, create or increase the authorized amount of any class of shares having rights senior to Two Harbors Series D Preferred Stock, or authorize or issue securities exercisable or convertible for such shares, only if such action is approved by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of Two Harbors Series D Preferred Stock and every other series of parity shares outstanding, voting together as a single class regardless of series, in addition to any other vote of Two Harbors stockholders required by law. However, no such vote of the holders of Two Harbors Series D Preferred Stock will be required in connection with such authorization, creation, or increase in the authorized amount of a senior class if all of the outstanding shares of Two Harbors Series D Preferred Stock are redeemed or called for redemption upon proper notice with sufficient funds deposited in trust to effect such redemption. Two Harbors may create additional classes of securities, increase the authorized number of preferred shares or issue series of preferred shares ranking junior to, or on parity with, Two Harbors Series D Preferred Stock, without the vote or consent of any holder of Two Harbors Series D Preferred Stock.

        The description of Two Harbors Series D Preferred Stock included in this section applies equally to Two Harbors Series E Preferred Stock. Two Harbors Series E Preferred Stock will rank on a parity with Two Harbors Series D Preferred Stock with respect to the payment of dividends and any distributions upon liquidation, dissolution or winding up.

  Dividends

        Holders of Two Harbors Series D Preferred Stock are entitled to receive, when, as and if authorized by the Two Harbors Board and declared by Two Harbors, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.75% of the $25.00 per share liquidation preference per annum (equivalent to $1.9375 per annum per share). Dividends on Two Harbors Series D Preferred Stock, for the quarterly periods commencing on January 15, April 15, July 15 and October 15 of each year, are payable quarterly in arrears on the 15th of January, April, July and October of each year. Dividends are cumulative and accumulations of dividends on the Two Harbors Series D Preferred Stock do not bear interest. Dividends payable on Two Harbors Series D Preferred Stock are computed on the basis of a 360-day year consisting of twelve 30-day months.

        Holders of Two Harbors Series E Preferred Stock are entitled to receive, when, as and if authorized by the Two Harbors Board and declared by Two Harbors, out of funds legally available for payment of dividends, cash cumulative cash dividends at the rate of 7.50% of the $25.00 per share liquidation preference per annum (equivalent to $1.875 per annum per share). Dividends on Two Harbors Series E Preferred Stock, for the quarterly periods commencing January 15, April 15, July 15 and October 15 of each year, are payable quarterly in arrears on the 15th of January, April, July and October of each year. Dividends are cumulative and accumulations of dividends on the Two Harbors Series E Preferred Stock do not bear interest. Dividends payable on Two Harbors Series E Preferred Stock are computed on the basis of a 360-day year consisting of twelve 30-day months.

        Except as provided in the next sentence, no dividend will be declared or paid, or a sum sufficient set apart for payment, on any parity shares unless full cumulative dividends have been, or contemporaneously are, declared and paid, or set apart for payment, on Two Harbors Series D Preferred Stock for all prior dividend periods. If accrued dividends on Two Harbors Series D Preferred Stock and any parity shares for all prior dividend periods have not been paid in full (or a sum sufficient set apart for payment), then any dividend declared on Two Harbors Series D Preferred Stock and any parity shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on Two Harbors Series D Preferred Stock and any parity shares.

        Unless full cumulative dividends then required to be paid on Two Harbors Series D Preferred Stock and any parity shares have been, or contemporaneously are, declared and paid, or a sum sufficient set apart for payment, Two Harbors will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior shares or redeem, purchase or otherwise acquire for consideration any junior shares, subject to certain exceptions as described in the Two Harbors Charter. Notwithstanding the foregoing limitations, Two Harbors may, at any time, acquire shares of Two Harbors Common Stock, without regard to rank, for the purpose of preserving its status as a REIT.

        As used for these purposes,

  •
  the term "dividend" does not include dividends or distributions payable solely in shares of junior shares, or in options, warrants or rights to holders of junior shares to subscribe for or purchase any junior shares;

  •
  the term "junior shares" will mean Two Harbors Common Stock and any other class or series of shares of Two Harbors over which Two Harbors Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Two Harbors; and

  •
  the term "parity shares" means the Two Harbors Series A Preferred Stock, the Two Harbors Series B Preferred Stock, the Two Harbors Series C Preferred Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock, and any other class or series of Two Harbors stock now or hereafter issued and outstanding that ranks equally with Two Harbors

    Series D Preferred Stock as to the payment of dividends and amounts upon the liquidation, dissolution or winding up of Two Harbors.

        The description of Two Harbors Series D Preferred Stock included in this section (other than the first paragraph) applies equally to Two Harbors Series E Preferred Stock.

  Optional Redemption

        Two Harbors may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Two Harbors Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of twenty-five dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. Two Harbors may also, at its option, upon the occurrence of a change of control, upon not less than 30 nor more than 60 days' written notice, redeem the Two Harbors Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such change of control occurred, for cash at a redemption price of twenty-five dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. In the event that the Two Harbors elects to redeem Two Harbors Series D Preferred Stock, the notice of redemption will be mailed by Two Harbors, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date.

        On the redemption date, Two Harbors must pay on each share of Two Harbors Series D Preferred Stock to be redeemed any accumulated and unpaid dividends, in arrears, to, but not including, the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of Two Harbors Series D Preferred Stock at the close of business on that record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, notwithstanding the redemption of their shares prior to the dividend payment date. Except as provided for in the preceding sentence, no payment or allowance will be made for unpaid dividends, whether or not in arrears, on any Two Harbors Series D Preferred Stock called for redemption or on the Two Harbors Common Stock issuable upon that redemption.

        Unless full cumulative dividends then required to be paid on Two Harbors Series D Preferred Stock and any parity shares have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, Two Harbors Series D Preferred Stock may not be redeemed in part, and Two Harbors may not, except as set forth in the following sentence, redeem, purchase or otherwise acquire for consideration any Two Harbors Series D Preferred Stock, other than pursuant to a purchase or exchange offer made on the same terms to all holders of Two Harbors Series D Preferred Stock. Notwithstanding the foregoing limitations, Two Harbors may, at any time, acquire Two Harbors Series D Preferred Stock, without regard to rank, for the purpose of preserving its status as a REIT.

        On and after the date fixed for redemption, provided that Two Harbors has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on Two Harbors Series D Preferred Stock called for redemption, those shares will no longer be deemed to be outstanding and all rights of the holders of those Two Harbors Series D Preferred Stock will cease, except for the right to receive cash payable upon redemption, without interest from the date of redemption, and except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Two Harbors Series D Preferred Stock on the dividend payment record date will be entitled on the dividend payment date to receive the dividend payable on those shares.

        The description of Two Harbors Series D Preferred Stock included in this section applies equally to Two Harbors Series E Preferred Stock.

  Liquidation Preference

        Subject to the preferential rights of the holders of any senior securities, the holders of Two Harbors Series D Preferred Stock are entitled to receive, in the event of any liquidation, dissolution or winding up of Two Harbors, whether voluntary or involuntary, a liquidation preference (the "Series D Liquidation Preference") of $25.00 per share of Two Harbors Series D Preferred Stock, plus an amount per share of Two Harbors Series D Preferred Stock equal to any accumulated and unpaid dividends, whether or not earned or declared to, but not including, the date of final distribution to such holders and will not be entitled to any other payment.

        Until the holders of Two Harbors Series D Preferred Stock have been paid the Series D Liquidation Preference, plus an amount equal to such accumulated and unpaid dividends, in full, no payment will be made to any holder of junior shares upon the liquidation, dissolution or winding up of Two Harbors. If, upon any liquidation, dissolution or winding up of Two Harbors, the assets of Two Harbors or proceeds thereof distributable among the holders of Two Harbors Series D Preferred Stock and any parity shares are insufficient to pay in full the liquidating distributions on all outstanding Two Harbors Series D Preferred Stock and the liquidating distributions applicable to any parity shares, then those assets will be distributed among the holders of Two Harbors Series D Preferred Stock and any parity shares, ratably, in accordance with the respective amounts that would be payable on those shares if all amounts payable on those shares were to be paid in full. After payment in full of the liquidating distributions to which they are entitled, the holders of Two Harbors Series D Preferred Stock will have no right or claim to any of the remaining assets of Two Harbors. Neither a consolidation nor merger of Two Harbors with another corporation, a statutory share exchange by Two Harbors, nor a sale, lease or transfer or conveyance of all or substantially all of Two Harbors' assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Two Harbors. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of Two Harbors or otherwise, is permitted under the MGCL, amounts that would be needed if Two Harbors were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of holders of Two Harbors Series D Preferred Stock shall not be added to Two Harbors' total liabilities.

        The description of Two Harbors Series D Preferred Stock included in this section applies equally to Two Harbors Series E Preferred Stock, the liquidation preference of which is the same as the Series D Liquidation Preference.

  Voting Rights

        If six quarterly dividends, whether or not consecutive, payable on Two Harbors Series D Preferred Stock, or any parity shares, are in arrears, whether or not earned or declared, the number of directors then constituting the Two Harbors Board will automatically be increased by two, and the holders of shares of Two Harbors Series D Preferred Stock and any other parity shares upon which like voting rights have been conferred and are exercisable, voting together as a single class, which are referred to as the voting preferred shares, will have the right to elect two additional directors to serve on the Two Harbors Board. This voting right will be applicable to any annual meeting or special meeting of Two Harbors stockholders, or a properly called special meeting called by the holders of record of at least 25% of the outstanding shares of Two Harbors Series D Preferred Stock or by the holders of any other class or series of voting preferred shares, until all the delinquent dividends on the voting preferred shares have been paid and dividends for the then current dividend period have been paid or declared and a sum sufficient and set aside for payment. At such time as all delinquent dividends have been fully paid or a sum sufficient set apart for payment, the terms of the two additional directors elected by the holders of Two Harbors Series D Preferred Stock and any voting preferred stock shall immediately terminate and the number of directors constituting the Two Harbors Board shall be reduced accordingly.

        The approval by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Two Harbors Series D Preferred Stock and any voting preferred shares similarly affected, voting together as a single class, is required in order to:

  •
  amend the Two Harbors Charter, whether by merger or otherwise, to affect materially and adversely the rights, preferences or voting power of the holders of Two Harbors Series D Preferred Stock and any applicable voting preferred shares; or

  •
  authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to Two Harbors Series D Preferred Stock and any applicable voting preferred shares with respect to the payment of dividends or amounts upon the liquidation, dissolution or winding up of Two Harbors, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase such shares.

        Two Harbors may, however, increase the authorized number of shares of Two Harbors Common Stock and may create additional classes of parity shares and junior shares, increase the authorized number of shares of parity shares and junior shares and issue additional series of parity shares and junior shares, all without the consent of any holder of Two Harbors Series D Preferred Stock.

        Except as set forth above, the holders of Two Harbors Series D Preferred Stock will not be entitled to vote on any merger or consolidation involving Two Harbors or a sale, lease or transfer of all or substantially all of Two Harbors' assets. See "Conversion Price Adjustments" below.

        The description of Two Harbors Series D Preferred Stock included in this section applies equally to Two Harbors Series E Preferred Stock.

  Conversion Rights

        Upon the occurrence of a change of control, each holder of Two Harbors Series D Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date (as defined below), Two Harbors has provided or provides notice of Two Harbors' election to redeem some or all of the shares of Two Harbors Series D Preferred Stock, to convert some or all of the shares of Two Harbors Series D Preferred Stock held by such holder on a business day selected by Two Harbors that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice (the "Change of Control Conversion Date") into a number of shares of Two Harbors Common Stock per share of Two Harbors Series D Preferred Stock to be converted, equal to the lesser of:

  •
  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for Two Harbors Series D Preferred Stock dividend payment and prior to the corresponding Two Harbors Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

  •
  [    •    ] (the "Share Cap"), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Two Harbors Series D Preferred Stock.

        The "Common Stock Price" is (i) if the consideration to be received in the change of control by the holders of Two Harbors Common Stock is solely cash, the amount of cash consideration per share of Two Harbors Common Stock or (ii) if the consideration to be received in the change of control by holders of Two Harbors Common Stock is other than solely cash (x) the average of the closing sale prices per share of Two Harbors Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such change of control occurred as reported on the principal U.S. securities exchange on which Two Harbors Common Stock is then traded, or (y) the average of the last quoted bid prices for Two Harbors Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such change of control occurred, if Two Harbors Common Stock is not then listed for trading on a U.S. securities exchange.

        If, prior to the Change of Control Conversion Date, Two Harbors has provided or provides a redemption notice, whether pursuant to Two Harbors' special optional redemption right in connection with a change of control or Two Harbors' optional redemption right, holders of Two Harbors Series D Preferred Stock will not have any right to convert such shares of Two Harbors Series D Preferred Stock in connection with the change of control and any shares of Two Harbors Series D Preferred Stock selected for redemption, even if such shares have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

        Except as provided above in connection with a change of control, the Two Harbors Series D Preferred Stock is not convertible into or exchangeable for any other securities or property.

        The description of Two Harbors Series D Preferred Stock included in this section applies equally to Two Harbors Series E Preferred Stock, except that the share cap for Two Harbors Series E Preferred Stock is [    •    ].

Power to Reclassify the Unissued Shares of Two Harbors Common Stock or Two Harbors Preferred Stock

        The Two Harbors Charter authorizes the Two Harbors Board to classify and reclassify any unissued shares of Two Harbors Common Stock or Two Harbors preferred stock into other classes or series of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase or Decrease Authorized Shares of Two Harbors Common Stock and Issue Additional Shares of Two Harbors Common Stock and Two Harbors Preferred Stock

        The Two Harbors Board may amend the Two Harbors Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Two Harbors has the authority to issue, without stockholder approval.

Certain Provisions of the MGCL, the Two Harbors Charter and the Two Harbors Bylaws

        In addition to the ownership limits, certain provisions of the Two Harbors Charter and the Two Harbors Bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of shares of Two Harbors Common Stock might receive a premium for their shares over the then prevailing market price of those shares or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the MGCL.

  The Two Harbors Board of Directors

        The Two Harbors Charter and the Two Harbors Bylaws provide that the number of directors of Two Harbors may be established by the Two Harbors Board, but may not be fewer than the minimum number required by the MGCL nor more than fifteen. Currently, Two Harbors has nine directors. The

Two Harbors Charter and the Two Harbors Bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

        Pursuant to the Two Harbors Bylaws, each of Two Harbors' directors will be elected by the holders of Two Harbors Common Stock to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of Two Harbors Common Stock will have no right to cumulative voting in the election of directors. Directors will be elected by a majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present; provided, however, that if on the record date for such meeting the number of director nominees exceeds the number of directors to be elected, then a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present will be sufficient to elect a director. If the directors are to be elected by a plurality of the votes cast, the stockholders shall not be permitted to vote against a nominee.

  Removal of Directors

        The Two Harbors Charter provides that, subject to the rights of holders of one or more classes or series of Two Harbors preferred stock to elect or remove one or more directors, any director or the entire Two Harbors Board may be removed with or without cause by the holders of shares entitled to cast two-thirds of the votes entitled to be cast generally in the election of directors, and that the Two Harbors Board has the exclusive power to fill vacant directorships, even if the remaining directors do not constitute a quorum. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

  Business Combinations

        Under provisions of the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the corporation.

        A person is not an interested stockholder under the statute if the board of a Maryland corporation approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of a Maryland corporation may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

        These supermajority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The Two Harbors Board has opted out of these provisions with respect to the Merger. The Two Harbors Board has also elected to exempt under the statute any business combinations between Two Harbors and Pine River or any of its affiliates. With the exception of the foregoing, the Two Harbors Board has otherwise not opted out of the business combination provisions of the MGCL, and consequently, the five-year prohibition and the supermajority vote requirements will apply to business combinations between Two Harbors and any interested stockholder.

        Two Harbors is subject to the business combination provisions described above. However, the Two Harbors Board may elect to opt out of the business combination provisions at any time.

  Control Share Acquisitions

        Maryland law provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel the Two Harbors Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, Two Harbors may present the question at any stockholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless appraisal rights are eliminated under the charter. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if Two Harbors is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        The Two Harbors Bylaws contain a provision that exempts from the control share acquisition statute any and all acquisitions by any person of shares of Two Harbors stock. This provision may be amended or eliminated at any time in the future.

  Subtitle 8 of Title 3 of the Maryland General Corporation Law

        Subtitle 8 of Title 3 of the MGCL ("Section 8") permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

  •
  a classified board;

  •
  a two-thirds stockholder vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors, and that any director elected to fill such vacancy serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a requirement that requires the secretary of the corporation call a special meeting of stockholders at the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

        Pursuant to provisions in the Two Harbors Charter and the Two Harbors Bylaws unrelated to Subtitle 8, Two Harbors currently (1) requires the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director, (2) requires, unless called by the Chairman of the Two Harbors Board, the President or Chief Executive Officer or the Two Harbors Board, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such meeting to call a special meeting, and (3) requires that the number of directors be fixed only by the vote of a majority of the entire Two Harbors Board. In addition, Two Harbors has affirmatively opted into the provision of Subtitle 8 providing that directors have the exclusive right to fill vacancies on the Two Harbors Board and, therefore, pursuant to provisions in the MGCL, stockholders will not have the authority to fill vacancies on the Two Harbors Board.

  Amendment of the Two Harbors Charter and the Two Harbors Bylaws and Approval of Extraordinary Transactions

        Under Maryland law, a Maryland corporation generally cannot amend its charter or merge with another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation's charter. The Two Harbors Charter provides that such actions (other than certain amendments to the provisions of the Two Harbors Charter related to the removal of directors, the restrictions on ownership and transfer of Two Harbors shares and the amendment of such provisions) may be taken if declared advisable by the Two Harbors Board and approved by the vote of stockholders holding a majority of the votes entitled to be cast on the matter.

        Two Harbors Bylaws may be altered, amended or repealed, and new bylaws adopted, by the vote of the Two Harbors Board or by the stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

  Stockholder Action by Written Consent

        The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given in writing or by electronic transmission by all stockholders entitled to vote on the matter. The Two Harbors Charter authorizes and the Two Harbors Bylaws provide that stockholder action may be taken without a meeting if such action is advised, and submitted to the stockholders for approval, by the Two Harbors Board, and a consent, setting forth the action is given, in writing or by electronic transmission, by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders is delivered to Two Harbors in accordance with the MGCL.

  Meetings of Stockholders

        Under the Two Harbors Bylaws, annual meetings of stockholders will be held each year at a date and time as determined by the Two Harbors Board. Special meetings of stockholders may be called only by the Two Harbors Board, by the Chairman of the Two Harbors Board, Two Harbors' President or Two Harbors' Chief Executive Officer. Additionally, subject to the provisions of the Two Harbors Bylaws, a special meeting of stockholders will be called by Two Harbors' Secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

  Advance Notice of Director Nominations and New Business

        Two Harbors Bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the Two Harbors Board and the proposal of business to be considered by stockholders at the annual meeting may be made only:

  •
  pursuant to Two Harbors' notice of the meeting;

  •
  by or at the direction of the Two Harbors Board; or

  •
  by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in the Two Harbors Bylaws.

        The Two Harbors Bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of Two Harbors stockholders. Nominations of individuals for election as directors at a special meeting of stockholders at which directors are to be elected may be made only:

  •
  by or at the direction of the Two Harbors Board; or

  •
  if the special meeting has been called in accordance with the Two Harbors Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in the Two Harbors Bylaws.

        The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford the Two Harbors Board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the Two Harbors Board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice provisions also enable a more orderly procedure for conducting Two Harbors stockholder meetings. Although the Two Harbors Bylaws do not give the Two Harbors Board the power to disapprove timely stockholder nominations and proposals, the Two Harbors Bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to the Two Harbors Board or to approve its own proposal.

  Anti-takeover Effect of Certain Provisions of Maryland Law, the Two Harbors Charter and the Two Harbors Bylaws

        The provisions of the Two Harbors Charter on removal of directors and the advance notice provisions of the Two Harbors Bylaws could delay, defer or prevent a transaction or a change in control of Two Harbors that might involve a premium price for holders of Two Harbors Common Stock or otherwise be in the best interests of Two Harbors stockholders. Likewise, because the Two Harbors Board has not opted out of the business combination provisions of the MGCL or the provisions of Subtitle 8 of Title 3 of the MGCL, these provisions of the MGCL could have similar anti-takeover effects.

  Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Two Harbors Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires Two Harbors (unless the Two Harbors Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits Two Harbors to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or certain other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        The MGCL prohibits Two Harbors from indemnifying a director or officer who has been adjudged liable in a suit by Two Harbors or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by Two Harbors or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by such director or officer or on such director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        To the maximum extent permitted by Maryland law, the Two Harbors Charter authorizes Two Harbors to indemnify any individual who serves or has served, and the Two Harbors Bylaws obligate Two Harbors to indemnify any individual who is made or threatened to be made a party to a proceeding by reason of his or her service:

  •
  as a director or officer of Two Harbors; or

  •
  while a director or officer of Two Harbors and at Two Harbors' request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Two Harbors Charter and the Two Harbors Bylaws also permit Two Harbors to indemnify and advance expenses to any individual who served any of Two Harbors' predecessors in any of the capacities described above and any employee or agent of Two Harbors or any of Two Harbors' predecessors.

        In addition, Two Harbors has entered into indemnification agreements with each of Two Harbors' directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Exclusive Forum

        The Two Harbors Bylaws provide that, unless Two Harbors consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on Two Harbors' behalf, (b) any action asserting a claim of breach of any duty owed by any of Two Harbors' directors, officers or other employees to Two Harbors or to its stockholders, (c) any action asserting a claim against Two Harbors or any of Two Harbors' directors, officers or other employees arising pursuant to any provision of the MGCL or the Two Harbors Charter or the Two Harbors Bylaws or (d) any action asserting a claim against Two Harbors or any of Two Harbors' directors, officers or other employees that is governed by the internal affairs doctrine.

Restrictions on Ownership and Transfer

        In order to qualify to be taxed as a REIT under the Code, Two Harbors shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of Two Harbors' outstanding shares (after taking into account options to acquire common shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Because the Two Harbors Board believes that it is essential for Two Harbors to qualify as a REIT, the Two Harbors Charter, subject to certain exceptions, contains restrictions on the number of Two Harbors stock that a person may own.

        In order to assist Two Harbors in complying with the limitations on the concentration of ownership of Two Harbors shares imposed by the Code, the Two Harbors Charter generally prohibits any person (other than a person who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of the outstanding shares of Two Harbors Common Stock, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of capital stock Two Harbors, by value or by number of shares, whichever is more restrictive. However, the Two Harbors Charter permits (but does not require) exceptions to be made for stockholders, provided that the Two Harbors Board determines that such exceptions will not jeopardize Two Harbors' qualification as a REIT subject to certain determinations by the Two Harbors Board.

        The Two Harbors Charter also prohibits any person from (1) beneficially or constructively owning Two Harbors stock that would result in Two Harbors being "closely held" under Section 856(h) of the Code, (2) transferring Two Harbors stock if such transfer would result in Two Harbors capital stock being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning Two Harbors stock that would cause Two Harbors otherwise to fail to qualify as a REIT, including, but not limited to, beneficial or constructive ownership that would result in Two Harbors owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Two Harbors could cause it to fail to satisfy any of the gross income requirements of Section 856(c) of the Code . Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Two Harbors capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to Two Harbors or, in the case of a proposed or attempted transfer, give at least 15 days prior written notice, and provide Two Harbors with such other information as Two Harbors may request in order to determine the effect of such transfers on Two Harbors' qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Two Harbors Board determines that it is no longer in Two Harbors' best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, the Two Harbors Board may determine that compliance with the foregoing restrictions is no longer required for Two Harbors' qualification as a REIT.

        The Two Harbors Board, in its sole discretion, may waive (prospectively or retroactively) the 9.8% ownership limit for Two Harbors Common Stock or Two Harbors capital stock for a person if such stockholder provides information and makes representations to the Two Harbors Board that are satisfactory to the Two Harbors Board, in its reasonable discretion, to establish that such person's ownership in excess of the 9.8% limit for Two Harbors Common Stock or Two Harbors capital stock would not jeopardize Two Harbors' qualification as a REIT. As a condition of granting the waiver, the Two Harbors Board, in its sole discretion, may require a ruling from the IRS, or an opinion of counsel in either case in form and substance satisfactory to the Two Harbors Board in order to determine or ensure Two Harbors' qualification as a REIT.

        In addition, the Two Harbors Board from time to time may increase the stock ownership limits. However, the stock ownership limits may not be increased if, after giving effect to such increase, five or fewer persons could own or constructively own in the aggregate, more than 49.9% in value of the shares of Two Harbors capital stock then outstanding.

        If any transfer of Two Harbors shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer of ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a trust for the exclusive benefit of a charitable beneficiary or beneficiaries, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Two Harbors stock held in the trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the stocks held in the trust. The trustee of the trust will be appointed by Two Harbors and must be unaffiliated with Two Harbors or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to stock held in the trust, and these rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before Two Harbors' discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee, in its sole discretion, will have the authority to:

  •
  rescind as void any vote cast by a prohibited owner prior to Two Harbors' discovery that such shares have been transferred to the trust; and

  •
  recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's charitable beneficiary.

However, if Two Harbors has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from Two Harbors that the stock has been transferred to the trust, and unless Two Harbors buys the stock first as described below, the trustee will sell the stock held in the charitable trust to a person, designated by the trustee, whose ownership of the stock will not violate the stock ownership limits in the Two Harbors Charter. Upon the sale, the interest of the charitable beneficiary in the stock sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

  •
  the price paid by the prohibited owner for the stock or, if the prohibited owner did not give value for the stock in connection with the event causing the stock to be held in the trust (for example, in the case of a gift or devise), the market price of the stock on the day of the event causing the stock to be held in the trust; and

  •
  the price per share received by the trustee from the sale or other disposition of the stock held in the trust (less any commission and other expenses of a sale).

        The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before Two Harbors' discovery that Two Harbors stock has been transferred to the trust, the stock is sold by a prohibited owner, then:

  •
  the stock will be deemed to have been sold on behalf of the trust; and

  •
  to the extent that the prohibited owner received an amount for the stock that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

        In addition, stock held in the trust will be deemed to have been offered for sale to Two Harbors, or Two Harbors' designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

  •
  the market price on the date Two Harbors, or Two Harbors' designee, accepts such offer.

        Two Harbors may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Two Harbors may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. Two Harbors will have the right to accept the offer until the trustee has sold the stock held in the trust. Upon such a sale to Two Harbors, the interest of the charitable beneficiary in the stock sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

        All certificates representing Two Harbors stock will bear a legend referring to the restrictions described above.

        Every stockholder of record of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares will be required to give written notice to Two Harbors within 30 days after the end of each taxable year stating the name and address of each actual owner, the number of shares of each class and series of stock that the each actual owner beneficially owns and a description of the manner in which such shares are held. Each such stockholder will provide to Two Harbors such additional information as Two Harbors may request in order to determine the effect, if any, of such beneficial ownership on Two Harbors' status as a REIT and to ensure compliance with the ownership limitations. In addition, each stockholder will upon demand be required to provide to Two Harbors such information as Two Harbors may request, in good faith, in order to determine Two Harbors' status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These stock ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of Two Harbors Common Stock or might otherwise be in the best interest of Two Harbors stockholders.

  REIT Qualification

        The Two Harbors Charter provides that the Two Harbors Board may revoke or otherwise terminate Two Harbors' REIT election, without approval of Two Harbors stockholders, if Two Harbors determines that it is no longer in Two Harbors' best interests to attempt to qualify, or to continue to qualify, as a REIT.

Stock Exchange Listing

        Two Harbors Common Stock is listed on the NYSE under the symbol "TWO".

        Following the Merger, the Two Harbors Series D Preferred Stock will be listed on the NYSE under the symbol "TWO PRD", and Two Harbors Series E Preferred Stock will be listed on the NYSE under the symbol "TWO PRE".

Transfer Agent and Registrar

        The transfer agent and registrar for Two Harbors Common Stock, Two Harbors Series D Preferred Stock and Two Harbors Series E Preferred Stock is Equiniti Trust Company.

COMPARISON OF RIGHTS OF TWO HARBORS COMMON STOCKHOLDERS AND CYS COMMON STOCKHOLDERS

        Both Two Harbors and CYS are each incorporated under Maryland law. The rights of Two Harbors common stockholders are governed by the MGCL, the Two Harbors Charter and the Two Harbors Bylaws. The rights of CYS common stockholders are governed by the MGCL, the CYS Charter and the CYS Bylaws. Upon consummation of the Merger, the rights of the former CYS common stockholders who receive Two Harbors Common Stock will be governed by the MGCL and the Two Harbors Charter and the Two Harbors Bylaws. Upon consummation of the Merger, holders of CYS Series A Preferred Stock will receive Two Harbors Series D Preferred Stock having the preferences, rights and privileges materially unchanged from the preferences, rights and privileges of the CYS Series A Preferred Stock. Also upon consummation of the Merger, holders of CYS Series B Preferred Stock will receive Two Harbors Series E Preferred Stock having the preferences, rights and privileges materially unchanged from the preferences, rights and privileges of the CYS Series B Preferred Stock.

        The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of Two Harbors common stockholders and the rights of CYS common stockholders under the governing documents of Two Harbors and CYS and the above-described laws which govern Two Harbors and CYS. The following summary is qualified in its entirety by reference to the relevant provisions of the (i) MGCL, (ii) Two Harbors Charter, (iii) CYS Charter, (iv) Two Harbors Bylaws, and (v) CYS Bylaws.

        This section does not include a complete description of all differences between the rights of Two Harbors common stockholders and CYS common stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing instruments of each of Two Harbors and CYS, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" beginning on page [    •    ].

	Rights of Two Harbors common stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of CYS common stockholders
Authorized Capital Stock	Two Harbors is authorized to issue 500,000,000 shares, consisting of (i) 450,000,000 shares of common stock, $0.01 par value per share, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share.	CYS is authorized to issue 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, $0.01 par value per share, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share.

As of April 25, 2018, there were 175,431,391 shares of Two Harbors Common Stock outstanding, 5,750,000 shares of Two Harbors Series A Preferred Stock, 11,500,000 shares of Two Harbors Series B Preferred Stock and 11,800,000 shares of Two Harbors Series C Preferred Stock issued and outstanding.
As of April 25, 2018, there were 155,438,320 shares of CYS Common Stock outstanding, and as of March 31, 2018, there were 3,000 shares of CYS Series A Preferred Stock and 8,000 shares of CYS Series B Preferred Stock issued and outstanding.

	Rights of Two Harbors common stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of CYS common stockholders
Size of Board	The Two Harbors Charter sets the number of directors at two directors, which number may only be increased or decreased by the Two Harbors Board pursuant to the Two Harbors Bylaws. The Two Harbors Bylaws provide that a majority of the entire Two Harbors Board may increase or decrease the number of directors, but that the number of directors may not be less the minimum number required by the MGCL, which is one, nor more than fifteen. Currently, the Two Harbors Board consists of nine directors.	The CYS Charter sets the number of directors at five directors, which number may only be increased or decreased by the CYS Board pursuant to the CYS Bylaws. The CYS Bylaws provide that a majority of the entire CYS Board may increase or decrease the number of directors, but that the number of directors may not be less than five nor more than eleven. Currently, the CYS Board consists of six directors.
Election of Directors
	The Two Harbors Bylaws provide that directors must receive a majority of all votes at a meeting of stockholders duly called and at which a quorum is present in order to be elected; provided, however, that if the number of director nominees at the record date for such meeting exceeds the number of directors to be elected, then a plurality of all the votes cast at a meeting of common stockholders duly called and at which a quorum is present will be sufficient.	The CYS Bylaws provide that directors must receive a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present in order to be elected.
Removal of Directors
Subject to the rights of holders of one or more classes of preferred stock to elect or remove a director, any director or the entire Two Harbors Board may be removed at any time, with or without cause, by the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.
Subject to the rights of holders of one or more classes of preferred stock to elect or remove a director, any director or the entire CYS Board may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. "Cause" means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to CYS through bad faith or active and deliberate dishonesty.

	Rights of Two Harbors common stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of CYS common stockholders
Amendment of the Two Harbors Charter	Under the MGCL, a Maryland corporation generally cannot amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of a charter amendment by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.	Under the MGCL, a Maryland corporation generally cannot amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of a charter amendment by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

The Two Harbors Charter provides that amendments require the affirmative vote of a majority of the votes entitled to be cast on the matter, except that amendments relating to the vote required to remove a director, Two Harbors' ownership and transfer restrictions or the provisions relating to the vote required to amend these provisions will be valid only if declared advisable by the Two Harbors Board and approved by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.
The CYS Charter provides that amendments require the affirmative vote of a majority of the votes entitled to be cast on the matter, except that amendments relating to the vote required to remove a director, the classification or reclassification of shares of preferred stock, CYS's ownership and transfer restrictions or the provisions relating to the vote required to amend these provisions will be valid only if approved by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.
Amendment of Bylaws
	The Two Harbors Bylaws may be altered, amended or repealed, and new bylaws adopted, by the vote of the Two Harbors Board or by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.	The CYS Board has the exclusive power to adopt, alter or repeal any provision of the CYS Bylaws and to make new bylaws of CYS.

	Rights of Two Harbors common stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of CYS common stockholders
Maryland Business Combination Act	The Two Harbors Board elected to permit any business combinations between Two Harbors and Pine River or any of its affiliates. Consequently, the five-year prohibition and the supermajority vote approval requirements under the Maryland Business Combination Act, otherwise applicable in a business combination between a corporation and an interested stockholder (or its affiliates) will not apply to combinations between Two Harbors and Pine River or any of its associates. However, the Two Harbors Board may repeal or modify this resolution at any time.	As permitted by the MGCL, the CYS Board has by resolution exempted business combinations between CYS and any person from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the CYS Board (including a majority of directors who are not affiliates or associates of such persons). However, the CYS Board may repeal or modify this resolution at any time.

The CYS Board has also adopted a resolution exempting the Merger from the provisions of the Maryland Business Combination Act.

The Two Harbors Board has also adopted a resolution exempting the Merger from the provisions of the Maryland Business Combination Act.
Stockholder Consent in Lieu of Meeting
	The MGCL generally provides that, unless the charter of a corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter.	Stockholders of CYS are only permitted to act without a meeting by unanimous consent.

The Two Harbors Charter authorizes and the Two Harbors Bylaws provide that stockholder action may be taken without a meeting if (a) a unanimous consent is given in writing or by electronic transmission by each stockholder entitled to vote on the matter or (b) such action is advised, and submitted to the stockholders for approval, by the Two Harbors Board, and a consent, setting forth the action is given, in writing or by electronic transmission, by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders is delivered to Two Harbors in accordance with the MGCL.

DESCRIPTION OF POLICIES OF TWO HARBORS

        The following is a discussion of Two Harbors' investment policies and its policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Two Harbors Board without stockholder approval. No assurance can be given that Two Harbors' investment objectives will be attained. Since it entered into the Merger Agreement, Two Harbors' ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See "The Merger Agreement—Conduct of Business by Two Harbors Pending the Merger" beginning on page [    •    ].

Investments Guidelines and Strategy

        Two Harbors' investment objective is to provide attractive risk-adjusted total return to its stockholders over the long-term, primarily through dividends and secondarily through capital appreciation. It intends to achieve this objective by constructing a well-balanced portfolio consisting of Agency residential mortgage-backed security, non-Agency securities, mortgage servicing rights and other financial assets, with a focus on managing various associated risks, including interest rate, prepayment, credit, mortgage spread and financing risk. The preservation of book value is of paramount importance to Two Harbors' ability to generate total return on an ongoing basis. Consistent with the objective of achieving attractive risk-adjusted total return over various market cycles, Two Harbors intends to maintain a balanced approach to these various risks.

        Two Harbors makes investment decisions based on a rigorous asset selection process that takes into consideration a variety of factors, including expected cash yield, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost of financing and financing availability. It is Two Harbors' intention to select its assets in such a way as to maintain its REIT qualification and exemption from registration under the 1940 Act.

        The Two Harbors Board has approved the following investment guidelines:

  •
  no investment shall be made that would cause Two Harbors to fail to qualify as a REIT for U.S. federal income tax purposes

  •
  no investment shall be made that would cause Two Harbors to be regulated as an investment company under the 1940 Act;

  •
  Two Harbors will primarily invest within its target assets, consisting primarily of Agency RMBS, non-Agency securities, residential mortgage loans, mortgage servicing rights and commercial real estate assets, inclusive of commercial real estate loans, commercial real property, CMBS, commercial corporate debt and loans and other commercial real estate-related investments in the U.S.;

  •
  approximately 5% to 10% of Two Harbors' portfolio may include other financial assets; and

  •
  until appropriate investments can be identified, Two Harbors may invest available cash in interest-bearing and short-term investments that are consistent with (i) its intention to qualify as a REIT and (ii) its exemption from registration under the 1940 Act.

        Within the constraints of the foregoing investment guidelines, Two Harbors has broad authority to select, finance and manage its investment portfolio. As a general matter, Two Harbors' investment strategy is designed to enable it to:

  •
  build an investment portfolio consisting of Agency RMBS, non-Agency securities, mortgage servicing rights and other financial assets that will generate attractive returns while having a moderate risk profile;

  •
  manage financing, interest, prepayment rate, credit and similar risks;

  •
  capitalize on discrepancies in the relative valuations in the mortgage and housing markets; and

  •
  provide regular quarterly dividend distributions to stockholders.

        Two Harbors' senior management makes determinations as to the percentage of Two Harbors' assets that will be invested in each of Two Harbors' target assets. Investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, Two Harbors cannot predict with certainty the percentage of its assets that will be invested in any of Two Harbors' target asset classes at any given time. Two Harbors believes the diversification of its portfolio of assets and the flexibility of its strategy, combined with the expertise of its external manager and its affiliates, will enable it to achieve attractive risk-adjusted total return under a variety of market conditions and economic cycles.

        Two Harbors investment guidelines may be changed from time to time by Two Harbors' Board in its discretion without the approval of Two Harbors stockholders.

Purchase and Sale of Investments

        Two Harbors' investment model allows it to allocate capital across various sectors within the mortgage market, with a focus on asset selection and the implementation of a relative value investment approach. Two Harbors' capital allocation decisions factor in the opportunities in the marketplace, the cost of financing and the cost of hedging interest rate, prepayment, credit and other portfolio risks. As a result, allocation among Two Harbors' target assets reflects its flexible approach to investing in the marketplace, subject to ensuring that Two Harbors' assets are selected in a way as to maintain its REIT qualification and exemption from registration under the 1940 Act.

Financing Strategy

        Two Harbors deploys moderate leverage to increase potential returns to its stockholders and to fund the acquisition of its target assets. Two Harbors is not required to maintain any particular leverage ratio. The amount of leverage it deploys for particular investments in its target assets depends upon a variety of factors, including without limitation: general economic, political and financial market conditions; the anticipated liquidity and price volatility of its assets; the gap between the duration of assets and liabilities, including hedges; the availability and cost of financing the assets; its opinion of the credit worthiness of financing counterparties; the health of the U.S. residential mortgage and housing markets; its outlook for the level, slope and volatility of interest rates; the credit quality of the loans underlying its Agency and non-Agency securities; the rating assigned to securities; and its outlook for asset spreads relative to the London Interbank Offered Rate curve.

        Two Harbors' primary financing sources for Agency RMBS and non-Agency securities are repurchase agreements and FHLB advances. Repurchase agreements are financings pursuant to which one party, the seller/borrower, sells assets to the repurchase agreement counterparty, the buyer/lender, for an agreed price with the obligation to repurchase the assets from the buyer at a future date and at a price higher than the original purchase price. The amount of financing available under a repurchase agreement is limited to a specified percentage of the estimated market value of the assets. The difference between the sale price and repurchase price is the interest expense of financing under a repurchase agreement. Under repurchase agreement financing arrangements, if the value of the collateral decreases, the buyer could require the seller to provide additional cash collateral to re-establish the ratio of value of the collateral to the amount of borrowing (i.e., a margin call). In the current economic climate, lenders under repurchase agreements generally advance approximately 90% to 97% of the market value of the Agency RMBS financed (a discount from market value, generally referred to as a haircut, of 3% to 10%) and 50% to 75% of the market value of the non-Agency securities financed (i.e., a haircut of 25% to 50%).

        To finance mortgage servicing rights, Two Harbors enters into repurchase agreements and revolving credit facilities collateralized by the value of the mortgage servicing rights pledged. If the value of the mortgage servicing rights pledged as collateral for these agreements decreases, the respective lender could require Two Harbors to provide additional collateral to re-establish the ratio of value of the collateral to the amount of the debt outstanding. Due to certain GSE requirements, Two Harbors may be restricted as to the frequency in which it is able to pledge additional mortgage servicing rights collateral to counterparties. As a result, it may choose to over-collateralize certain repurchase agreements and revolving credit facilities in order to avoid having to provide cash as additional collateral. Lenders generally advance approximately 60% to 65% of the market value of the mortgage servicing rights financed (i.e., a haircut of 35% to 40%).

        A significant decrease in the advance rate or an increase in the haircut could result in Two Harbors having to sell assets in order to meet additional margin requirements by the lender. Two Harbors expects to mitigate its risk of margin calls under repurchase agreements by deploying leverage at an amount that is below what could be used under current advance rates.

        In order to reduce Two Harbors' exposure to risks associated with lender counterparty concentration, it generally seeks to diversify its exposure by entering into repurchase agreements with multiple counterparties. At December 31, 2017, Two Harbors had $19.5 billion of outstanding balances under repurchase agreements with 27 counterparties, with a maximum net exposure (the difference between the amount loaned to Two Harbors, including interest payable, and the value of the assets pledged by Two Harbors as collateral, including accrued interest receivable on such assets) to any single lender of $275.1 million, or 7.7% of equity.

        Two Harbors' wholly owned subsidiary, TH Insurance Holdings Company LLC ("TH Insurance"), is a member of the FHLB. As a member of the FHLB, TH Insurance currently has access to a variety of products and services offered by the FHLB, including secured advances. Eligible collateral may include conventional 1-4 family residential loans, commercial real estate loans, Agency RMBS and non-Agency securities with a rating of A and above.

        Two Harbors uses FHLB advances to finance its Agency and non-Agency securities. Similar to repurchase agreements, if the value of Two Harbors' assets pledged to the FHLB as collateral for advances decreases, the FHLB could require Two Harbors to provide additional collateral to re-establish the ratio of value of the collateral to the amount of advances outstanding. The FHLB generally advances approximately 90% to 95% of the market value of the Agency RMBS financed (i.e., a haircut of 5% to 10%) and 85% to 90% of the market value of the non-Agency securities financed (i.e., a haircut of 10% to 15%).

        In January 2016, the FHFA released a final rule regarding membership in the Federal Home Loan Bank system. Among other effects, the ruling excludes captive insurers from membership eligibility, including Two Harbors' subsidiary member, TH Insurance. Since TH Insurance was admitted as a member in 2013, it is eligible for a membership grace period that runs through February 19, 2021, during which new advances or renewals that mature beyond the grace period will be prohibited. However, any existing advances that mature beyond this grace period will be permitted to remain in place subject to their terms insofar as TH Insurance maintains good standing with the FHLB. If any new advances or renewals occur, TH Insurance's outstanding advances will be limited to forty percent of its total assets.

Lending Policies

        Two Harbors does not have a policy limiting its ability to make loans to other persons or third parties, although its ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act of 2002. Subject to tax rules applicable to REITs, Two Harbors may make loans to unaffiliated third parties and, in the past, it operated a commercial real estate lending business through its wholly owned subsidiaries. In November 2017, Two Harbors divested itself of its majority-ownership interests in its commercial real estate lending subsidiaries and currently has no intent to make commercial real estate loans in the future. Two Harbors may choose to and routinely does guarantee debt of its direct and indirect wholly subsidiaries. The Two Harbors Board may adopt a formal lending policy without notice to or consent of Two Harbors stockholders.

Issuance of Additional Securities

        If the Two Harbors Board determines that obtaining additional capital would be advantageous to it, Two Harbors may, at any time without stockholder approval and on terms and for such consideration as it deems appropriate, issue shares of common stock or preferred stock, debt or other equity securities, in exchange for cash, stock, real estate assets or other property, or retain earnings (subject to provisions of the Code concerning distribution requirements and taxability of undistributed REIT taxable income). Two Harbors may issue preferred shares from time to time, in one or more classes or series, as authorized by the Two Harbors Board without the need for stockholder approval. Two Harbors has not adopted a specific policy governing the issuance of senior securities.

Share Repurchase Program

        Two Harbors' share repurchase program allows for the repurchase of up to an aggregate of 37,500,000 shares of Two Harbors Common Stock. Shares may be repurchased from time to time through privately negotiated transactions or open market transactions, pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act or by any combination of such methods. The manner, price, number and timing of share repurchases are subject to a variety of factors, including market conditions and applicable SEC rules. The share repurchase program does not require the purchase of any minimum number of shares, and, subject to SEC rules, purchases may be commenced or suspended at any time without prior notice. The share repurchase program does not have an expiration date. At December 31, 2017, a total of 12,067,500 shares had been repurchased under the program.

Reporting Policies

        Two Harbors makes available to its stockholders audited annual financial statements and annual reports. Two Harbors is subject to the information reporting requirements of the Exchange Act, pursuant to which it files periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies With Respect to Certain Other Activities

        As of the date of this proxy statement/prospectus, Two Harbors does not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities, and does not intend to underwrite the securities of other issuers.

Changes in Strategies and Policies

        The strategies and policies may be amended or waived at the discretion of the Two Harbors Board without a vote of the Two Harbors stockholders. Two Harbors has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting Two Harbors make its stated strategies and policies unworkable or imprudent.

 PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF TWO HARBORS

        The following table sets forth certain information regarding the beneficial ownership of shares of the Two Harbors Common Stock, as of [    •    ], 2018 by (a) each of Two Harbors' directors, (b) each of Two Harbors' named executive officers, (c) all of Two Harbors' directors and executive officers as a group, and (d) each person known to Two Harbors to be the beneficial owner of more than five percent of the issued and outstanding shares of Two Harbors Common Stock. Unless otherwise indicated, all shares of Two Harbors Common Stock are owned directly and the indicated person has sole voting and dispositive power with respect to such shares of Two Harbors Common Stock. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person listed below is 575 Lexington Avenue, Suite 2930, New York, New York 10022.

Name and Position	Number of Shares Beneficially Owned	% of All Shares(1)
Directors
E. Spencer Abraham	20,205	*
James J. Bender	27,526	*
Stephen G. Kasnet(2)	75,117	*
Lisa A. Pollina	16,813	*
William Roth(3)	728,704	*
W. Reid Sanders	74,712	*
Thomas E. Siering(4)	1,071,509	*
Brian C. Taylor	35,432	*
Hope B. Woodhouse	35,406	*
Officers
Brad Farrell(5)	275,012	*
Rebecca B. Sandberg(6)	125,490	*
All directors and executive officers as a group (11 individuals)	2,485,926	1.42%
More than Five Percent Beneficial Owners(7)
The Vanguard Group(8)	14,515,417	8.31%
BlackRock Inc.(9)	11,416,154	6.50%
Barclays PLC(10)	9,340,342	5.35%

*
Represents ownership of less than 1.0%.

(1)
Based on the [175,467,421] shares of Two Harbors Common Stock outstanding as of [    •    ], 2018. Two Harbors' directors and executive officers are prohibited from both hedging Two Harbors Common Stock and from pledging Two Harbors Common Stock in any manner, whether as collateral for a loan, in margin account held at a broker, or otherwise.

(2)
Mr. Kasnet also owns 10,000 shares of Two Harbors Series A Preferred Stock, which were acquired in connection with Two Harbors' public offering of 5,750,000 shares of Two Harbors Series A Preferred Stock in March of 2017 at the public offering price of $25.00 per share. Holders of Two Harbors Series A Preferred Stock generally do not have any voting rights. Mr. Kasnet's beneficial ownership of Two Harbors Series A Preferred Stock did not exceed one percent of the shares of Series A Preferred Stock issued and outstanding as of [    •    ], 2018.

(3)
This figure includes 255,229 shares of unvested restricted Two Harbors Common Stock held by Mr. Roth.

(4)
This figure includes 364,356 shares of unvested restricted Two Harbors Common Stock held by Mr. Siering.

(5)
This figure includes 175,687 shares of unvested restricted Two Harbors Common Stock held by Mr. Farrell.

(6)
This figure includes 77,185 shares of unvested restricted Two Harbors Common Stock held by Ms. Sandberg.

(7)
Based on filings made under Section 13(g) of the Exchange Act, the persons known by Two Harbors to be beneficial owners of more than 5% of Two Harbors Common Stock.

(8)
This information is based on a Schedule 13G/A filed with the SEC on February 8, 2018, by The Vanguard Group. The Vanguard Group reported that it has sole voting power with respect to 92,020 shares, shared voting power with respect to 16,745 shares, sole dispositive power with respect to 14,419,765 shares and shared dispositive power with respect to 95,652 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
This information is based on a Schedule 13G/A filed with the SEC on February 8, 2018, by BlackRock, Inc. ("Blackrock"). Blackrock reported sole voting power with respect to 10,721,480 shares and sole dispositive power with respect to all shares reported in the table. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(10)
This information is based on a Schedule 13G filed with the SEC on February 14, 2018, by Barclays PLC. Barclays reported that it has sole voting power and sole dispositive power with respect to all shares reported in this table. The address of Barclays PLC is 1 Churchill Place, London, E14 5HP, England.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF CYS

        The following table shows how much of the CYS Common Stock, CYS Series A Preferred Stock and CYS Series B Preferred Stock was beneficially owned on [    •    ], 2018 by all current directors and executive officers of CYS individually, and as a group and each person known to CYS to be the beneficial owner of more than five percent of the CYS Common Stock. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below and has sole voting and investment power with respect to such shares. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o CYS Investments, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class(1)	Amount and Nature of Beneficial Ownership of Series A Preferred Stock	Percent of Class(1)	Amount and Nature of Beneficial Ownership of Series B Preferred Stock	Percent of Class(1)
Kevin E. Grant(2)	823,326	*	—	*	—	*
Tanya S. Beder(3)	55,303	*	—	*	—	*
Karen Hammond(3)	56,511	*	—	*	—	*
Raymond A. Redlingshafer, Jr.(3)	79,713	*	—	*	—	*
Dale A. Reiss(3)	36,557	*	—	*	—	*
James A. Stern(3)(4)	149,202	*	—	*	—	*
Jack DeCicco(5)	119,192	*	—	*	—	*
Richard E. Cleary(6)	230,983	*	—	*	—	*
Thomas A. Rosenbloom(7)	193,924	*	—	*	—	*
All executive officers and directors, as a group (9 persons)	1,744,711	[•] %	—	*	—	*
More than Five Percent Beneficial Owners
The Vanguard Group, Inc.(8)	13,115,047	8.8%
BlackRock, Inc.(9)	11,814,844	8.4%

*
Represents ownership of less than 1.0%.

(1)
Based upon [    •    ] shares of CYS Common Stock, [    •    ] shares of CYS Series A Preferred Stock, and [    •    ] shares of CYS Series B Preferred Stock as of [    •    ], 2018.

(2)
Includes 501,840 unvested shares of CYS Restricted Stock.

(3)
Includes 2,609 unvested shares of CYS Restricted Stock.

(4)
Includes 16,666 shares of common stock held in a trust for which Mr. Stern is a trustee.

(5)
Includes 93,936 unvested shares of CYS Restricted Stock.

(6)
Includes 86,818 unvested shares of CYS Restricted Stock.

(7)
Includes 96,918 unvested shares of CYS Restricted Stock.

(8)
Information based on a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock. Blackrock has (a) sole voting power over 13,258,377 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 13,623,101 shares; and (d) shared dispositive power over zero shares. BlackRock beneficially owns an aggregate of 13,623,101 shares. This total includes shares on behalf of BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.

(9)
Information based on a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group, Inc. ("Vanguard"). Vanguard has (a) sole voting power over 173,250 shares; (b) shared voting power over 16,490 shares; (c) sole dispositive power over 12,940,841 shares; and (d) shared dispositive power over 174,206 shares. Vanguard beneficially owns an aggregate of 13,115,047 shares. This total includes 157,716 shares on behalf of Vanguard Fiduciary Trust Company and 32,024 shares on behalf of Vanguard Investments Australia, Ltd. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

 EXPERTS

Two Harbors

        The consolidated financial statements of Two Harbors, incorporated by reference in Two Harbors' Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Two Harbors' internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

CYS

        The consolidated financial statements incorporated in this Prospectus by reference from CYS's Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of CYS's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 LEGAL MATTERS

        The validity of the shares of Two Harbors Common Stock, the shares of the Two Harbors Series D Preferred Stock and the shares of the Two Harbors Series E Preferred Stock to be issued in the Merger will be passed upon by Sidley. It is a condition to the Merger that Two Harbors and CYS receive opinions from Sidley (or other counsel reasonably acceptable to CYS) and Vinson & Elkins (or other counsel reasonably acceptable to Two Harbors), respectively, concerning the qualification of Two Harbors and CYS as REITs under the Code.

 STOCKHOLDER PROPOSALS

2019 Two Harbors Annual Meeting of Stockholders

        If the Merger is completed, the CYS stockholders will become stockholders of Two Harbors. Two Harbors' first regularly scheduled annual meeting of stockholders following the completion of the Merger will occur in 2019. A date has not been set for Two Harbors' 2019 annual meeting of stockholders. Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in Two Harbors' proxy materials for the 2019 annual meeting of stockholders must be received at Two Harbors' principal executive offices, 575 Lexington Avenue, Suite 2930, New York, New York 10022, no later than November 29, 2018.

        In addition, any Two Harbors stockholder who wishes to propose a nominee to the Two Harbors Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in Two Harbors' proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of the Two Harbors Bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to Investor Relations, Two Harbors Investment Corp., 575 Lexington Avenue, Suite 2930, New York, New York 10022. These notice provisions require that nominations of persons for election to the Two Harbors Board and the proposal of business to be considered by the stockholders for the 2019 annual meeting of stockholders must be received no earlier than October 30, 2018 and no later than November 29, 2018.

2019 CYS Annual Meeting of Stockholders

        CYS will not hold an annual meeting of stockholders in 2019 if the Merger is completed. However, if the Merger Agreement is terminated for any reason, CYS expects to hold an annual meeting of stockholders in 2019. A date has not been set for CYS's 2019 annual meeting.

        If CYS holds an annual meeting in 2019, the CYS Bylaws currently provide that in order for a nomination or proposal of business of a stockholder to be presented at its 2019 annual meeting of stockholders, other than a stockholder proposal included in CYS's proxy statement pursuant to Rule 14a-8, it must be received at CYS's principal executive offices no earlier than October 30, 2018 and on or before 5:00 p.m., Eastern Time, November 29, 2018. If the 2019 annual meeting of stockholders is scheduled to take place before April 11, 2019 or after June 10, 2019, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2019 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2019 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made public by CYS. Any such proposal should be mailed to: CYS Investments, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Corporate Secretary. The stockholder filing the notice of nomination or proposal of business must comply with all the requirements of the CYS Bylaws. A copy of the CYS Bylaws may be obtained from CYS's corporate secretary by written request to the same address.

        Additionally, if CYS holds an annual meeting in 2019, stockholder proposals intended to be presented at the 2019 annual meeting of stockholders must be received by the corporate secretary of CYS no later than November 29, 2018 in order to be considered for inclusion in CYS's proxy statement relating to the 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act.

        If you have questions or need more information about the annual meeting, you may write to:

    CYS Investments, Inc.
    500 Totten Pond Road, 6th Floor
    Waltham, Massachusetts 02451
    Attention: Secretary

 WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        CYS and Two Harbors each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CYS's and Two Harbors' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You also may obtain free copies of the documents filed with the SEC by CYS and Two Harbors by going to CYS's and Two Harbors' websites at www.cysinv.com and www.twoharborsinvestment.com, respectively. CYS's and Two Harbors' website addresses are provided as an inactive textual reference only. The information provided on CYS's and Two Harbors' websites is not part of this joint proxy statement/prospectus, and is not incorporated by reference into this joint proxy statement/prospectus.

        Two Harbors has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Two Harbors Common Stock to be issued to CYS stockholders in the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about Two Harbors Common Stock. The rules and regulations of the SEC allow Two Harbors and CYS to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        The SEC allows Two Harbors to "incorporate by reference" into this joint proxy statement/prospectus the information it files with the SEC, which means Two Harbors can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.

        This joint proxy statement/prospectus incorporates by reference the Two Harbors documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Two Harbors with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; and

  •
  Current Reports on Form 8-K filed with the SEC on April 26, 2018 and May 21, 2018.

        This joint proxy statement/prospectus incorporates by reference the CYS documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by CYS with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; and

  •
  Current Reports on Form 8-K filed with the SEC on January 30, April 26, April 27 and May 14, 2018.

        Two Harbors and CYS each also incorporate by reference into this joint proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the dates of the CYS and Two Harbors special meetings; provided, however that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

        Two Harbors and CYS will each provide free copies of its reports, proxy statements and other information, including this joint proxy statement/prospectus, filed with the SEC at the SEC's website at www.sec.gov. Copies of the documents filed by Two Harbors with the SEC will be available free of charge on Two Harbors website at www.twoharborsinvestment.com or by contacting Two Harbors Investor Relations at investors@twoharborsinvestment.com or at (612) 629-2500. Copies of the documents filed by CYS with the SEC will be available free of charge on CYS's website at www.cysinv.com or by contacting CYS Investor Relations at ir@cysinv.com or at (617) 639-0440. The information contained on Two Harbors' website is not part of this joint proxy statement/prospectus. The reference to Two Harbors' website is intended to be an inactive textual reference only.

 MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        Two Harbors and CYS and some brokers may be householding proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Two Harbors or CYS that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of Two Harbors or stockholder of record of CYS, notify either Two Harbors' investor relations department at 575 Lexington Avenue, Suite 2930, New York, New York 10022, Tel. (612) 629-2500 or CYS's investor relations department at 500 Totten Pond Road, 6th Floor, Waltham, MA 02451, Tel. (617) 639-0440, as applicable. Two Harbors stockholders or CYS stockholders who share a single address, but receive multiple copies of Two Harbors' or CYS's, as applicable, proxy statement, may request that in the future they receive a single copy by notifying Two Harbors or CYS, as applicable, at the telephone and address set forth in the preceding sentences. In addition, Two Harbors or CYS, as applicable, will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements as of March 31, 2018 and for the year ended December 31, 2017 and the three months ended March 31, 2018 have been prepared (i) as if the Merger occurred on March 31, 2018 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) as if the Merger occurred on January 1, 2017 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and for the three months ended March 31, 2018. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on March 31, 2018 or January 1, 2017, respectively, nor do they purport to represent Two Harbors' future financial position or operating results.

        The fair value of the assets acquired and the liabilities assumed as a result of the Merger and the related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of equity to be issued in connection with the Merger and the assignment of fair value to the assets and liabilities of CYS has not been finalized and is subject to change. A final determination of fair value and the related allocation of the merger consideration, which cannot be made prior to the completion of the Merger, will be based on the actual market price of Two Harbors Common Stock and the number of shares of CYS Common Stock and CYS Preferred Stock outstanding immediately prior to the effective time of the Merger. Changes in the market price of Two Harbors Common Stock prior to the Merger will affect the market value of the merger consideration that CYS common stockholders will receive on the date of Closing of the Merger. The amount of the equity to be issued in connection with the Merger will be based on the number of CYS Common Stock outstanding immediately prior to the effective date of the Merger, converted pursuant to the Exchange Ratio, and the actual Exchange Ratio will be based on each of the parties' adjusted book value per share as of the Determination Date. The fair value of the assets acquired and liabilities assumed will be based on the actual assets and liabilities of CYS that exist at the effective time of the Merger.

        The actual amounts recorded in connection with the Merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed, and may result in variances to the amounts presented in the unaudited pro forma condensed combined financial statements. The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The adjustments are based on available information and assumptions that management of Two Harbors considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (1) represent Two Harbors' actual financial position had the Merger occurred on March 31, 2018; (2) represent the results of Two Harbors' operations that would have actually occurred had the Merger occurred on January 1, 2017; or (3) project Two Harbors' financial position or results of operations as of any future date or for any future period, as applicable.

        The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, the consolidated financial statements of Two Harbors and the accompanying notes thereto included in Two Harbors' Annual Report filed on Form 10-K for the year ended December 31, 2017 and Quarterly Report filed on Form 10-Q for the three months ended March 31, 2018, incorporated herein by reference, (ii) the consolidated financial statements of CYS and the accompanying notes thereto included in CYS's Annual Report filed on Form 10-K for the year ended December 31, 2017, as amended, and Quarterly Report filed on Form 10-Q for the three months ended March 31, 2018, incorporated herein by reference, (iii) the accompanying notes to the unaudited pro forma condensed combined financial statements and (iv) the information relating to Two Harbors and CYS contained in or incorporated by reference into this joint proxy statement/prospectus. In Two Harbors' opinion, all adjustments necessary to reflect the Merger with CYS and the issuance of Two Harbors Common Stock have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2018
(in thousands, except share data)

	Two Harbors Historical(1)	CYS Historical(1)	Pro Forma Adjustments	Notes	Two Harbors Pro Forma
ASSETS
Available-for-sale securities, at fair value	$21,059,377	$11,535,960	$—	A	$32,595,337
Mortgage servicing rights, at fair value	1,301,023	—	—		1,301,023
Residential mortgage loans held-for-sale, at fair value	29,428	—	—		29,428
Cash and cash equivalents	388,450	6,206	(15,000)	B	379,656
Restricted cash	712,791	—	—		712,791
Accrued interest receivable	67,370	38,559	—		105,929
Due from counterparties	85,319	287,360	—		372,679
Receivable for reverse repurchase agreements	—	767,422	—		767,422
Derivative assets, at fair value	274,048	281,528	—		555,576
Other investments	—	9,765	—		9,765
Other assets	159,359	3,461	—		162,820

Total Assets	$24,077,165	$12,930,261	$(15,000)		$36,992,426

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Repurchase agreements	$19,148,679	$10,084,643	—		$29,233,322
Federal Home Loan Bank advances	865,024	—	—		865,024
Revolving credit facilities	20,00	—	—		20,000
Convertible senior notes	283,054	—	—		283,054
Obligation to return securities borrowed under reverse repurchase agreements, at fair value		767,062	—		767,062
Derivative liabilities, at fair value	46,074	9,749	—		55,823
Due to counterparties	39,809	552,979	—		592,788
Dividends payable	96,201	38,601	—		134,802
Accrued interest payable	85,405	47,911	—		133,316
Other liabilities	25,234	2,371	21,061	C	48,666

Total liabilities	20,609,480	11,503,316	21,061		32,133,857
Stockholders' Equity
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized:
8.125% Two Harbors Series A cumulative redeemable preferred stock: 5,750,000 shares issued and outstanding ($143,750 liquidation preference)	138,872	—	—		138,872
7.625% Two Harbors Series B cumulative redeemable preferred stock: 11,500,000 shares issued and outstanding ($287,500 liquidation preference)	278,094	—	—		278,094
7.25% Two Harbors Series C cumulative redeemable preferred stock: 11,800,000 shares issued and outstanding ($295,000 liquidation preference)	285,584	—	—		285,584
Two Harbors Series D Preferred Stock: 3,000,000 shares issued and outstanding ($75,000 liquidation preference)	—	—	75,000	D	75,000
Two Harbors Series E Preferred Stock: 8,000,000 shares issued and outstanding ($200,000 liquidation preference)	—	—	200,000	D	200,000
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized:
CYS Series A Preferred Stock: 3,000,000 shares issued and outstanding ($75,000 liquidation preference)	—	72,369	(72,369)	D	—
CYS Series B Preferred Stock: 8,000,000 shares issued and outstanding ($200,000 liquidation preference)	—	193,531	(193,531)	D	—
Two Harbors Common Stock, par value $0.01 per share; 450,000,000 shares authorized and 175,434,778 and 251,147,621 shares issued and outstanding, respectively	1,754	—	757	E	2,511
CYS Common Stock, par value $0.01 per share; 500,000,000 shares authorized and 155,415,878 shares issued and outstanding	—	1,554	(1,554)	E	—
Additional paid-in capital	3,674,411	1,976,906	(800,328)	E	4,850,989
Accumulated other comprehensive loss	(46)	—	(167,287)	A	(167,333)
Retained earnings (accumulated deficit)	(910,984)	(817,415)	923,251	A, F	(805,148)

Total Stockholders' Equity	3,467,685	1,426,945	(36,061)		4,858,569

Total Liabilities and Stockholders' Equity	$24,077,165	$12,930,261	$(15,000)		$36,992,426

(1)
The historical financial information of Two Harbors and CYS is derived from their respective Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2018. Certain historical CYS amounts have been reclassified to conform to Two Harbors' financial statement presentation.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2017
(in thousands, except per share data)

	For the year ended December 31, 2017
	Two Harbors Historical(1)	CYS Historical(1)	Pro Forma Adjustments	Notes	Two Harbors Pro Forma
Interest income:
Available-for-sale securities	$631,853	$304,421	$—		$936,274
Residential mortgage loans held-for-investment in securitization trusts	102,886	—	—		102,886
Residential mortgage loans held-for-sale	1,704	—	—		1,704
Other	8,646	6,362	—		15,008

Total interest income	745,089	310,783	—		1,055,872
Interest expense:
Repurchase agreements	210,430	114,616	—		325,046
Collateralized borrowings in securitization trusts	82,573	—	—		82,573
Federal Home Loan Bank advances	36,911	—	—		36,911
Revolving credit facilities	2,341	—	—		2,341
Convertible senior notes	17,933	—	—		17,933

Total interest expense	350,188	114,616	—		464,804

Net interest income	394,901	196,167	—		591,068
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(789)	—	—		(789)
Other income (loss):
Loss on investment securities	(34,695)	(20,274)	(93,490)	A	(148,459)
Servicing income	209,065	—	—		209,065
Loss on servicing asset	(91,033)	—	—		(91,033)
Loss on interest rate swap, swaption and cap agreements	(9,753)	(29,550)	—		(39,303)
(Loss) gain on other derivative instruments	(70,159)	57,750	—		(12,409)
Other income	30,141	163	—		30,304

Total other income (loss)	33,566	8,089	(93,490)		(51,835)
Expenses:
Management fees	40,472	—	—		40,472
Servicing expenses	35,289	—	—		35,289
Other operating expenses	54,160	22,995	—		77,155

Total expenses	129,921	22,995	—		152,916

Income (loss) from continuing operations before income taxes	297,757	181,261	(93,490)		385,528
Benefit from income taxes	(10,482)	—	—		(10,482)

Net income (loss) from continuing operations	308,239	181,261	(93,490)		396,010
Income from discontinued operations, net of tax	44,146	—			44,146

Net income (loss)	352,385	181,261	(93,490)		440,156
Income from discontinued operations attributable to non-controlling interest	3,814	—	—		3,814

Net income (loss) attributable to Two Harbors or CYS (as applicable)	348,571	181,261	(93,490)		436,342
Dividends on preferred stock	25,122	20,812	—		45,934

Net income (loss) attributable to common stockholders	$323,449	$160,449	$(93,490)		$390,408

Basic per common share data:
Net income (loss) from continuing operations per weighted average common share	$1.62	$1.05	$(1.27)	B	$1.40
Income (loss) from discontinued operations per weighted average common share	0.23	—	(0.07)		0.16

Net income (loss) per weighted average common share	$1.85	$1.05	$(1.34)	B	$1.56

Weighted average number of shares of common stock outstanding	174,433,999	151,757,485	(76,044,642)		250,146,842
Diluted per common share data:
Net income (loss) from continuing operations per weighted average common share	$1.60	$1.05	$(1.26)	B	$1.39
Income (loss) from discontinued operations per weighted average common share	0.21	—	(0.06)		0.15

Net income (loss) per weighted average common share	$1.81	$1.05	$(1.32)	B	$1.54

Weighted average number of shares of common stock outstanding	188,133,341	151,757,485	(76,044,642)		263,846,184
Comprehensive income:
Net income (loss)	$352,385	$181,261	$(93,490)		$440,156
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale securities	135,586	—	93,490	A	229,076

Other comprehensive income	135,586	—	93,490		229,076

Comprehensive income	487,971	181,261	—		669,232
Comprehensive income attributable to non-controlling interest	3,814	—	—		3,814

Comprehensive income attributable to Two Harbors or CYS (as applicable)	484,157	181,261	—		665,418
Dividends on preferred stock	25,122	20,812	—		45,934

Comprehensive income attributable to common stockholders	$459,035	$160,449	$—		$619,484

(1)
The historical financial information of Two Harbors and CYS is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2017. Certain historical CYS amounts have been reclassified to conform to Two Harbors' financial statement presentation.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE
INCOME (LOSS)

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(in thousands, except per share data)

	For the three months ended March 31, 2018
	Two Harbors Historical(1)	CYS Historical(1)	Pro Forma Adjustments	Notes	Two Harbors Pro Forma
Interest income:
Available-for-sale securities	$190,716	$85,986	$—		$276,702
Residential mortgage loans held-for-sale	307	—	—		307
Other	2,996	2,692	—		5,688

Total interest income	194,019	88,678	—		282,697
Interest expense:
Repurchase agreements	86,580	41,117	—		127,697
Federal Home Loan Bank advances	4,458	—	—		4,458
Revolving credit facilities	804	—	—		804
Convertible senior notes	4,718	—	—		4,718

Total interest expense	96,560	41,117	—		137,677

Net interest income	97,459	47,561	—		145,020
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(94)	—	—		(94)
Other income (loss):
Loss on investment securities	(20,671)	(237,200)	167,039	A	(90,832)
Servicing income	71,190	—	—		71,190
Gain on servicing asset	71,807	—	—		71,807
Gain (loss) on interest rate swap, swaption and cap agreements	150,545	(2,508)	—		148,037
Gain on other derivative instruments	8,053	89,468	—		97,521
Other income	1,058	39	—		1,097

Total other income (loss)	281,982	(150,201)	167,039		298,820
Expenses:
Management fees	11,708	—	—		11,708
Servicing expenses	14,554	—	—		14,554
Other operating expenses	14,492	5,868	—		20,360

Total expenses	40,754	5,868			46,622

Income (loss) before income taxes	338,593	(108,508)	167,039		397,124
Provision for income taxes	3,784	—	—		3,784

Net income (loss)	334,809	(108,508)	167,039		393,340
Dividends on preferred stock	13,747	5,203	—		18,950

Net income (loss) attributable to common stockholders	$321,062	$(113,711)	$167,039		$374,390

Basic per common share data:
Net income (loss) per weighted average common share	$1.83	$(0.74)	$0.40	B	$1.49
Weighted average number of shares of common stock outstanding	175,145,964	154,230,144	(78,517,301)		250,858,807
Diluted per common share data:
Net income (loss) per weighted average common share	$1.69	$(0.74)	$0.46	B	$1.41
Weighted average number of shares of common stock outstanding	192,818,531	154,230,144	(78,517,301)		268,531,374
Comprehensive loss:
Net income (loss)	$334,809	$(108,508)	$167,039		$393,340
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities	(344,777)	—	(167,039)	A	(511,816)

Other comprehensive loss	(344,777)	—	(167,039)		(511,816)

Comprehensive loss	(9,968)	(108,508)	—		(118,476)
Dividends on preferred stock	13,747	5,203	—		18,950

Comprehensive loss attributable to common stockholders	$(23,715)	$(113,711)	$—		$(137,426)

(1)
The historical financial information of Two Harbors and CYS is derived from their respective Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2018. Certain historical CYS amounts have been reclassified to conform to Two Harbors' financial statement presentation.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands unless otherwise noted)

1.     Overview

        For purposes of the unaudited pro forma condensed combined financial statements, Two Harbors has assumed a total preliminary purchase price for the Merger of approximately $1.5 billion, which consists primarily of Two Harbors Common Stock issued in exchange for shares of CYS Common Stock. The total preliminary purchase price was calculated based on the closing price of Two Harbors Common Stock on May 23, 2018, which was $15.55. At the effective time of the Merger, each share of CYS Common Stock, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive (i) 0.4872 of a share of newly issued shares of Two Harbors Common Stock, totaling approximately 75.7 million shares of Two Harbors Common Stock, based on the number of shares of CYS Common Stock outstanding as of March 31, 2018 and an assumed Exchange Ratio of 0.4872 based on the adjusted book value per share of Two Harbors Common Stock and CYS Common Stock as of March 31, 2018, calculated in accordance with the Merger Agreement, and (ii) a Per Share Cash Consideration of $0.0965. The actual Exchange Ratio will be publicly announced at least five business days before the earlier of the Two Harbors special meeting or the CYS special meeting. In addition, each share of CYS Series A Preferred Stock outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive one share of newly classified Two Harbors Series D Preferred Stock, and each share of CYS Series B Preferred Stock outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive one share of newly classified Two Harbors Series E Preferred Stock.

	CYS	Two Harbors
Adjusted Book Value / Exchange Ratio:
Total stockholders' equity at March 31, 2018	$1,426,945	$3,467,685
Less liquidation preference of preferred stock	(275,000)	(726,250)

	$1,151,945	$2,741,435

Common stock outstanding as of March 31, 2018	155,415,878	175,434,778
Adjusted Book Value per Share	$7.41	$15.63
Adjusted Book Value multiplier	96.75%	94.20%
	$7.17	$14.72
Assumed Exchange Ratio	0.4872

Estimated Purchase Price:
Common Stock Exchange:
CYS Common Stock Outstanding	155,415,878
Assumed Exchange Ratio	0.4872
Two Harbors Common Stock to be issued	75,712,843
Two Harbors Share Price	$15.55

		$1,177,335
Per Share Cash Consideration:
CYS Common Stock Outstanding	155,415,878
Per Share Cash Consideration	$0.0965

Per Share Cash Consideration		$15,000
Preferred Stock Exchange:	Shares
Two Harbors Series D Preferred Stock	3,000,000	$75,000
Two Harbors Series E Preferred Stock	8,000,000	$200,000

Total Estimated Purchase Price		$1,467,335

        The unaudited pro forma condensed combined financial statements have been prepared by accounting for the Merger as an asset acquisition with Two Harbors as the acquiring entity. The financial assets and liabilities are recorded at fair value, no goodwill is recorded, and the excess consideration (premium) paid and transactions costs are expensed given there are no meaningful non-financial assets or other intangibles which to assign value.

        To the extent identified, certain reclassifications have been reflected in the unaudited pro forma condensed combined financials statements to conform CYS's financial statement presentation to that of Two Harbors. However, the unaudited pro forma condensed combined financial statements may not reflect all the adjustments necessary to conform the accounting policies of CYS to those of Two Harbors due to limitations on the availability of information as of the date of this joint proxy statement/prospectus.

        The pro forma adjustments represent Two Harbors management's estimates based on the information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect the impact of possible cost savings from operating efficiencies or synergies. Also, the unaudited pro forma condensed combined statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact. Further, non-recurring transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing of the Merger are not included in the unaudited pro forma condensed statements of comprehensive income (loss).

        The unaudited pro forma condensed combined statements of comprehensive income (loss) for the year ended December 31, 2017 and for the three months ended March 31, 2018 combine the historical consolidated statements of comprehensive income (loss) of Two Harbors and CYS, giving effect to the Merger as if it occurred on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Two Harbors and CYS as of March 31, 2018, giving effect to the Merger as if it occurred on March 31, 2018.

Preliminary Estimated Purchase Price

        The total preliminary estimated purchase price of approximately $1.5 billion was determined based on the number of outstanding shares of CYS Common Stock and the adjusted book value per share of both CYS and Two Harbors as of March 31, 2018. For purposes of the unaudited pro forma condensed combined financial statements, such shares of CYS Common Stock are assumed to be outstanding as of the date of the unaudited pro forma condensed combined balance sheet. Further, no effect has been given to any other new shares of CYS Common Stock that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the date of Closing. In all cases, the closing price of Two Harbors Common Stock price was a determining factor in arriving at the value of the final consideration for the Merger. The common share price assumed for the total preliminary estimated purchase price was the closing price of Two Harbors Common Stock on May 23, 2018 of $15.55 per share, the most recent date practicable in the preparation of this joint proxy statement/prospectus.

        The actual purchase price will be computed using the closing price of Two Harbors Common Stock on the date of Closing and the adjusted book value per share of both CYS and Two Harbors on the Determination Date. Therefore, the actual purchase price will fluctuate with the market price of Two Harbors Common Stock until the date of Closing and changes in the adjusted book value per share for both CYS and Two Harbors until the Determination Date. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements.

        The following table presents the change to the value of Two Harbors Common Stock to be issued and the total preliminary purchase price based on a 10% increase and decrease in the per share price of Two Harbors Common Stock (in thousands, except per share data and price of Two Harbors Common Stock):

	Number of Shares Issued(1)	Price per Two Harbors Common Stock	Value of Shares Issued	Cash Consideration	Preferred Stock Issuance	Total Estimated Purchase Price
Closing price on May 23, 2018	75,712,843	$15.55	$1,177,335	$15,000	$275,000	$1,467,335
Decrease of 10%	75,712,843	$14.00	$1,059,601	$15,000	$275,000	$1,349,601
Increase of 10%	75,712,843	$17.11	$1,295,068	$15,000	$275,000	$1,585,068

(1)
The number of shares issued reflects the illustrative March 31, 2018 exchange ratio, which will fluctuate based on changes in the adjusted book value per share of each of CYS and Two Harbors until the Determination Date.

        The total preliminary estimated purchase price described above has been allocated to the assets acquired and the liabilities assumed for purposes of the pro forma condensed combined financial statements, based on their estimated relative fair values, assuming the Merger was completed on March 31, 2018. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined after the Merger is consummated and after a thorough analysis has been completed to determine the fair value of CYS's net assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming CYS's accounting policies to those of Two Harbors', could differ materially from the pro forma adjustments presented herein. The purchase price of CYS (as calculated in the manner described above) is allocated to the assets to be acquired and the liabilities to be assumed on the following preliminary basis:

Available-for-sale securities, at fair value	$11,535,960
Cash and cash equivalents	6,206
Accrued interest receivable	38,559
Due from counterparties	287,360
Receivable for reverse repurchase agreements	767,422
Derivative assets, at fair value	281,528
Other investments	9,765
Other assets	3,461
Repurchase agreements	(10,084,643)
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	(767,062)
Derivative liabilities, at fair value	(9,749)
Due to counterparties	(552,979)
Dividends payable	(38,601)
Accrued interest payable	(47,911)
Other liabilities	(2,371)
Retained earnings (accumulated deficit)	40,390

$1,467,335

2.     Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

        The unaudited pro forma condensed combined balance sheet as of March 31, 2018 reflects the following adjustments:

A. Reclassification Adjustments

        Certain reclassifications have been made to the historical presentation of CYS to conform to the financial statement presentation of Two Harbors. Two Harbors classifies its Agency RMBS, excluding inverse interest-only Agency classified as derivatives for purposes of U.S. GAAP, as available-for-sale securities and all associated changes in unrealized gains and losses are included in accumulated other comprehensive income, on an after-tax basis. Therefore, the CYS Agency RMBS unrealized gains and losses, which have been accounted for historically under the fair value election pursuant to ASC 825—Financial Instruments, have been reclassified from other income (loss) to other comprehensive income (loss) in the Statement of Comprehensive Income to conform to the presentation and to the accounting policies of Two Harbors.

        The cumulative adjustment to reflect this reclassification in the Statement of Stockholders' Equity:

Accumulated other comprehensive loss	$(167,287)
Retained earnings (accumulated deficit)	167,287

B. Cash

        The pro forma adjustment represents the cash consideration of $15 million payable to CYS common stockholders at the effective time of the Merger.

C. Other Liabilities

        Non-recurring transaction costs include those costs to be paid by Two Harbors or CYS that are directly attributable to the Merger. These transaction costs, consisting primarily of executive compensation for change of control provisions and fees for bankers, legal, accounting, tax and other professional services, are estimated to be approximately $36.1 million. These costs are non-recurring in nature and directly related to the Merger and, therefore, are reflected as a reduction to retained earnings and not included in the unaudited pro forma condensed combined statements of comprehensive income (loss).

        In connection with the Merger, PRCM Advisers, Two Harbors' external manager, has agreed to make a one-time downward adjustment of $15 million to the management fees payable by Two Harbors for the quarter in which the Merger closes.

Non-recurring transaction costs	$36,061
Reduction in management fee	(15,000)

Adjustment to other liabilities	$21,061

D. Preferred Stock

        The pro forma adjustments represent the conversion of each share of (i) CYS Series A Preferred Stock into one share of newly classified Two Harbors Series D Preferred Stock and (ii) CYS Series B Preferred Stock into one share of newly classified Two Harbors Series E Preferred Stock. All shares of CYS Series A Preferred Stock and CYS Series B Preferred Stock, when so converted, shall automatically be cancelled and cease to exist.

Two Harbors Series D Preferred Stock to be issued	$75,000
Less: CYS Series A Preferred Stock—historical basis	$(72,369)
Two Harbors Series E Preferred Stock to be issued	$200,000
Less: CYS Series B Preferred Stock—historical basis	$(193,531)

E. Common Stock and Additional Paid-in Capital

        The pro forma adjustments represent the issuance of Two Harbors Common Stock with a par value of $0.01 per share and a market price of $15.55 as of May 23, 2018, the most recent date practicable in the preparation of this joint proxy statement/prospectus. Each share of CYS Common Stock will be converted into 0.4872 shares of Two Harbors Common Stock at the effective date of the Merger, assuming an Exchange Ratio of 0.4872 based on the adjusted book value per share of Two Harbors Common Stock and CYS Common Stock as of March 31, 2018, calculated in accordance with the Merger Agreement. The actual Exchange Ratio will be publicly announced at least five business days before the earlier of the Two Harbors special meeting or the CYS special meeting.

CYS Common Stock outstanding as of March 31, 2018	155,415,878
Exchange Ratio	0.4872

Two Harbors Common Stock to be issued	75,712,843
Par value per share of Two Harbors Common Stock	$0.01
Par value of Two Harbors Common Stock to be issued	$757
Less: Par value of CYS Common Stock—historical basis	(1,554)

Cumulative Adjustment to common stock	$(797)

Two Harbors Common Stock to be issued	75,712,843
Additional paid-in capital per share ($15.55-$0.01 par value)	$15.54

Additional paid-in capital of Two Harbors Common Stock to be issued	$1,176,578
Less: CYS additional paid-in capital—historical basis	(1,976,906)

Adjustment to additional paid-in capital	$(800,328)

F. Retained Earnings (Accumulated Deficit)

        The pro forma adjustments represent the elimination of CYS's accumulated deficit of $817 million as of March 31, 2018, an adjustment of $40.4 million to decrease retained earnings for the excess consideration (the amount that the cost of the acquisition of CYS exceeds the gross assets acquired less liabilities assumed; see the section entitled "Notes to Unaudited Pro Forma Condensed Combined Financial Statements—Overview" above), an adjustment of $36.1 million to decrease retained earnings for non-recurring transaction costs directly attributable to the Merger that have not yet been expensed in the historical consolidated statements of comprehensive income (loss) (see the section entitled "Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet—Other Liabilities" above), and an adjustment of $15 million to increase retained earnings for the one-time downward adjustment to management fees payable by Two Harbors for the quarter in which the merger closes.

Elimination of CYS's accumulated deficit	$817,415
Adjustment for excess consideration	(40,390)
Adjustment for non-recurring transaction costs	(36,061)
Adjustment for reduction in management fee	15,000

Adjustment to retained earnings (accumulated deficit)	$755,964

3.     Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Comprehensive Income (Loss) for the year ended December 31, 2017 and the three months ended March 31, 2018

        The historical amounts include Two Harbors' and CYS's actual operating results for the periods presented, as filed with the SEC on their respective Forms 10-K and Forms 10-Q, which are incorporated in this joint proxy statements/prospectus by reference. The pro forma adjustments to the historical amounts are presented in the unaudited pro forma condensed combined statements of comprehensive income (loss) for the year ended December 31, 2017 and the three months ended March 31, 2018, assuming the Merger occurred on January 1, 2017. Noted below are the explanations for the adjustments included in the unaudited pro forma condensed combined statements of comprehensive income (loss) for the year ended December 31, 2017 and the three months ended March 31, 2018.

A. Reclassification Adjustments

        Certain reclassifications have been made to the historical presentation of CYS to conform to the financial statement presentation of Two Harbors. Two Harbors classifies its Agency RMBS, excluding inverse interest-only Agency classified as derivatives for purposes of U.S. GAAP, as available-for-sale securities and all associated changes in unrealized gains and losses are included in accumulated other comprehensive income, on an after-tax basis. Therefore, the CYS Agency RMBS unrealized gains and losses, which have been accounted for historically under the fair value election pursuant to ASC 825—Financial Instruments, have been reclassified from other income (loss) to other comprehensive income (loss) in the Statement of Comprehensive Income to conform to the presentation and to the accounting policies of Two Harbors.

B. Earnings (Loss) per Share

        The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the assumed exchange ratio, as follows (in thousands, except share data):

	For the year ended December 31, 2017	For the three months ended March 31, 2018
Numerator:
Net income from continuing operations	$395,037	$392,310
Income from discontinued operations, net of tax	44,146	—

Net income	439,183	392,310
Income from discontinued operations attributable to non-controlling interest	3,814	—

Net income attributable to Two Harbors or CYS (as applicable)	435,369	392,310
Dividends on preferred stock	45,934	18,950

Net income attributable to common stockholders	389,435	373,360
Interest expense attributable to convertible notes	17,867	4,701

	$407,302	$378,061

Denominator:
Two Harbors weighted average common shares outstanding—basic	174,433,999	175,145,964
Two Harbors Common Stock to be issued to CYS stockholders	75,712,843	75,712,843

Pro forma weighted average common shares outstanding—basic	250,146,842	250,858,807
Effect of dilutive shares issued in an assumed conversion	13,699,342	17,672,567

Pro forma weighted average common shares outstanding—diluted	263,846,184	268,531,374

Basic per common share data:
Net income from continuing operations per weighted average common share	$1.40	$1.49
Income from discontinued operations per weighted average common share	0.16	—

Net income per weighted average common share	$1.56	$1.49

Diluted per common share data:
Net income from continuing operations per weighted average common share	$1.39	$1.41
Income from discontinued operations per weighted average common share	0.15	—

Net income per weighted average common share	$1.54	$1.41

Annex A

EXECUTION VERSION

        AGREEMENT AND PLAN OF MERGER

among

TWO HARBORS INVESTMENT CORP.,

EIGER MERGER SUBSIDIARY LLC

and

CYS INVESTMENTS, INC.

Dated as of April 25, 2018

A-i

A-ii

A-iii

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2018 (this "Agreement"), by and among Two Harbors Investment Corp., a Maryland corporation ("Parent"), Eiger Merger Subsidiary LLC, a Maryland limited liability company and an indirect, wholly owned subsidiary of Parent ("Merger Sub"), and CYS Investments, Inc., a Maryland corporation (the "Company").

        WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes ("REITs");

        WHEREAS, (i) Merger Sub is a direct, wholly owned subsidiary of Eiger Partnership LLC, a Delaware limited liability company ("Eiger Partnership"), (ii) Eiger Partnership is directly owned, in part, by Eiger Holdings Company LLC, a Delaware limited liability company ("Eiger Holdings") and directly owned, in part, by another wholly-owned subsidiary of Parent; and (iii) Eiger Holdings is 100% indirectly owned by Parent;

        WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a special committee of independent directors of the Company (the "Company Special Committee") formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to this Agreement and the transactions contemplated hereby (collectively, the "Transactions"), has unanimously (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the "Merger"), are in the best interests of the Company and its stockholders (the "Company Stockholders"), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) recommended that the Company Stockholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the "Company Board Recommendation");

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock, Parent Series D Preferred Stock and Parent Series E Preferred Stock pursuant to this Agreement (collectively, the "Parent Stock Issuance"), are in the best interests of Parent and its stockholders (the "Parent Stockholders"), (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the issuance of the shares of Parent Common Stock to be issued in the Merger (the "Parent Common Stock Issuance");

        WHEREAS, the Board of Directors of Merger Sub and Eiger Partnership, in its capacity as the sole member of Merger Sub (the "Merger Sub Sole Member"), has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub; (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable; (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken by the Merger Sub Sole Member for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;

        WHEREAS, the external manager of Parent, PRCM Advisers LLC ("Parent Manager"), has agreed, in a separate agreement of even date herewith with Parent, (i) to reduce its base management fee with respect to the additional equity under management resulting from the Transactions to 0.75%

from the Effective Time through the first anniversary of the Effective Time and (ii) for the fiscal quarter in which the Closing (as defined below) occurs, to make a one-time downward adjustment of its management fees payable by Parent for such quarter by $15 million to offset the cash consideration payable to Company Stockholders, plus up to an additional $3.3 million for certain transaction-related expenses;

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.     As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this agreement.

        1.2    Terms Defined Elsewhere.     As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Articles of Merger	2.2(b)
Book-Entry Shares	3.3(b)(i)
Cancelled Shares	3.1(b)(v)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Common Merger Consideration	3.1(b)(i)
Company	Preamble
Company Additional Dividend Amount	6.19(a)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)
Company Contracts	4.16(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Employee Benefit Plans	6.9(b)
Company Equity Plan	3.2(a)
Company Material Adverse Effect	4.1(a)
Company MBS	4.17
Company Permits	4.9
Company Plans	4.10(a)
Company Preferred Stock	3.1(b)(iii)
Company Restricted Stock	3.2(a)

Definition	Section
Company SEC Documents	4.5(a)
Company Series A Preferred Stock	3.1(b)(iii)
Company Series B Preferred Stock	3.1(b)(iii)
Company Special Committee	Recitals
Company Stockholders	Recitals
Company Stockholders Meeting	4.4(a)(i)
Confidentiality Agreement	6.7(b)
Creditors' Rights	4.3(a)
D&O Insurance	6.10(d)
Dispute Notice	3.1(c)(ii)
e-mail	9.3(c)
Effective Time	2.2(b)
Eiger Holdings	Recitals
Eiger Partnership	Recitals
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Exchange Ratio Announcement	3.1(c)(iv)
GAAP	4.5(b)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Independent Accounting or Valuation Firm	3.1(c)(iii)
Joint Proxy Statement	4.4(a)(i)
Letter of Transmittal	3.3(b)(i)
Maryland Courts	9.7(b)
Maryland Department	2.2(b)
Material Company Insurance Policies	4.19
Material Parent Insurance Policies	5.17
MGCL	2.1
Merger	Recitals
Merger Sub	Preamble
Merger Sub Sole Member	Recitals
Parent	Preamble
Parent Additional Dividend Amount	6.19(b)(ii)
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Change of Recommendation	6.4(b)
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Contracts	5.16(b)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Manager	Recitals
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5
Parent Stock Issuance	Recitals

Definition	Section
Parent Stockholders	Recitals
.pdf	9.5
Per Share Stock Consideration	3.1(b)(i)
Pine River	6.9(a)
Portfolio Securities	6.1(b)(iv)
Post-Merger Employee Benefit Plans	6.9(a)
Preferred Merger Consideration	3.1(b)(iii)
Preferred Series D Merger Consideration	3.1(b)(iii)
Preferred Series E Merger Consideration	3.1(b)(iii)
Prior Company Bidders	6.3(a)
Prior Parent Bidders	6.4(a)
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(h)(i)
Registration Statement	4.8(a)
REITs	Recitals
Retention Amount	6.1(b)(ix)
SEP-IRA	6.1(b)(ix)
Surviving Corporation	2.1
Taxable REIT Subsidiary	4.1(b)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.15
Transactions	Recitals
U.S. Treasuries	4.18

ARTICLE II
THE MERGER

        2.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the Maryland General Corporation Law (the "MGCL"). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the name "CYS Investments, Inc." under the laws of the State of Maryland as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). As a result of the Merger, the Surviving Corporation shall be an indirect, wholly owned Subsidiary of Parent.

        2.2    Closing.

          (a)   The closing of the Merger (the "Closing"), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, or such other place as Parent and the Company may agree to in writing. For purposes of this Agreement "Closing Date" shall mean the date on which the Closing occurs.

          (b)   As soon as practicable on the Closing Date after the Closing, the parties shall cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") articles of merger (the "Articles of Merger") in connection with the Merger, in such form as is required by, and executed in accordance with, the MGCL, and the parties shall make all other filings or recordings required under the MGCL in connection with the Merger. The Merger shall become effective at the time the Articles of Merger are accepted for record by the Maryland Department or such later date (not to exceed 30 days after the Articles of Merger are accepted for record by the Maryland Department) and time as shall be agreed to in writing by the Company and Parent and specified in the Articles of Merger (such date and time the Merger becomes effective, the "Effective Time").

        2.3    Effect of the Merger.     At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.4    Organizational Documents.     At the Effective Time, and as part of the Merger, the corporate charter of the Company will be amended and restated to read in the form attached hereto as Annex B-1, and as so amended and restated shall be the corporate charter of the Surviving Corporation, until thereafter amended, subject to Section 6.10(b), in accordance with its respective terms and applicable law. In addition, at the Effective Time, the bylaws of the Company shall be amended and restated to read in the form attached hereto as Annex B-2, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended, subject to Section 6.10(b), in accordance with their respective terms and applicable law. Prior to the Effective Time, the parties shall take all actions necessary to amend and restate the bylaws of the Company, as aforesaid, as of the Effective Time.

        2.5    Directors and Officers of the Surviving Corporation.     From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

        2.6    Directors of Parent.     Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, the size of the Parent Board is increased by two members, and each of James A. Stern and Karen Hammond (each, a "Company Director Designee") are appointed to the Parent Board. In the event that either or both James A. Stern and Karen Hammond are unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute shall be designated by the Company on the earlier to occur of (i) five Business Days after the date that such Company Director Designee is determined to be unable to serve or informs the Company that he or she is unwilling to serve and (ii) the fifth Business Day prior to the Closing Date, which substitute member shall be deemed to be a Company Director Designee for purposes of this Agreement. Each Company Director Designee must (i) satisfy the director qualification standards set forth in the Corporate Governance Guidelines of Parent, (ii) meet the qualifications of an "independent director" under the rules of the NYSE and (iii) provide to Parent the information required by Article II, Section 11 of the Company's Amended and Restated Bylaws regarding such Company Director Designees, are elected or appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase to serve until the first annual meeting of stockholders following the Closing or until their successors are elected and qualified. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designees. The obligations of Parent and the Surviving Corporation under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designees unless (a) such termination or modification is required by applicable Law or (b) the Company Director Designees have consented in writing to such termination or modification (it being expressly agreed that the Company Director Designees shall be third-party beneficiaries of this Section 2.6).

        2.7    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a taxable sale of the Company Common Stock and the Company Preferred Stock in exchange for the Common Merger Consideration and the Preferred Merger Consideration immediately followed by (b) the liquidiation of the Company for U.S. federal income tax purposes governed by Sections 331 and 336 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
MERGER SUB; EXCHANGE

        3.1    Effect of the Merger on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

          (a)    Capital Stock of Merger Sub.    All of the outstanding limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into 100 shares of common stock of the Surviving Corporation.

          (b)    Capital Stock of the Company.

              (i)  Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent (A) that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Per Share Stock Consideration") and (B) the Per Share Cash Consideration (the "Common Merger Consideration"). As used in this Agreement, "Exchange Ratio" means a quotient (rounded to the nearest one ten-thousandth) determined by dividing (1) (x) the Company Adjusted Book Value Per Share, multiplied by (y) 96.75% by (2) (x) the Parent Adjusted Book Value Per Share, multiplied by (y) 94.20%, in each case as determined in accordance with Section 3.1(c) and as such number may be adjusted in accordance with Section 3.1(d).

             (ii)  All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Common Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

            (iii)  Subject to the other provisions of this Article III, (A) each share of the Company's 7.75% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Company Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued share of Parent Series D Preferred Stock (the "Preferred Series D Merger Consideration") and (B) each share of the Company's 7.50% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Company Series B Preferred Stock" and, together with the Company

    Series A Preferred Stock, the "Company Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued share of Parent Series E Preferred Stock (the "Preferred Series E Merger Consideration" and, together with the Preferred Series D Merger Consideration, the "Preferred Merger Consideration").

            (iv)  All such shares of Company Preferred Stock, when so converted pursuant to Section 3.1(b)(iii), shall automatically be canceled and cease to exist. Each holder of a share of Company Preferred Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Preferred Merger Consideration therefor upon the surrender of such share of Company Preferred Stock in accordance with Section 3.3.

             (v)  All shares of Company Common Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the "Cancelled Shares").

          (c)    Determination of Exchange Ratio.

              (i)  As promptly as practicable, and in any event within ten (10) Business Days after the Determination Date, each Calculating Party shall prepare and deliver to the Receiving Party a Proposed Book Value Schedule, together with such supporting documentation that the Receiving Party may reasonably request. The Proposed Book Value Schedule of Company shall include, and the Company Adjusted Book Value Per Share shall reflect, the value of the asset(s) set forth on Schedule 3.1(c)(i) of the Company Disclosure Letter as determined by an Independent Accounting or Valuation Firm (defined below) applying the guidelines set forth on Schedule 3.1(c)(i) of the Company Disclosure Letter and conducted prior to the Determination Date; provided, however, that (A) nothing in this Section 3.1(c)(i) shall prohibit Company from selling or otherwise disposing the asset(s) set forth on Schedule 3.1(c)(i) of the Company Disclosure Letter for fair market value prior to the Determination Date and (B) the fees and expenses of the Independent Accounting or Valuation Firm for purposes of this Section 3.1(c)(i) shall be borne by Parent.

             (ii)  Within three (3) Business Days of the delivery of each Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party whether it accepts or disputes the accuracy of the Proposed Book Value Schedule. In the event that the Receiving Party disputes the accuracy of the Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party in reasonable detail of those items and amounts as to which the Receiving Party disagrees and shall set forth the Receiving Party's calculation of such disputed amounts (a "Dispute Notice"), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule. In the event that the Receiving Party notifies the Calculating Party that it accepts the Proposed Book Value Schedule or does not deliver a Dispute Notice to the Calculating Party during such three Business Day period, the Receiving Party shall be deemed to have accepted the accuracy of the Proposed Book Value Schedule, and the calculations of the Parent Adjusted Book Value Per Share or Company Adjusted Book Value Per Share set forth therein shall be final, conclusive and binding upon the parties.

            (iii)  If a Dispute Notice shall be timely delivered by the Receiving Party pursuant to Section 3.1(c)(ii) above, then the Calculating Party and the Receiving Party shall forthwith jointly request that a mutually agreed upon nationally recognized registered independent public accounting firm or a nationally recognized independent valuation expert (in either case, the "Independent Accounting or Valuation Firm"), make a binding determination only as to the items set forth in the Dispute Notice in accordance with the terms of this Agreement. The Independent Accounting or Valuation Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Independent Accounting or Valuation Firm shall consider only those items or amounts in the Proposed Book Value Schedule as to which the Receiving Party and the Calculating Party are in disagreement. The Independent Accounting or Valuation Firm shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule based on the Independent Accounting or Valuation Firm's determination with respect to the disputed items and amounts in accordance with this Agreement and the Calculation Principles and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party or the Receiving Party are in disagreement, the Independent Accounting or Valuation Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the parties, and neither party nor any of their respective Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Accounting or Valuation Firm. The fees and expenses of the Independent Accounting or Valuation Firm for purposes of this Section 3.1(c)(iii) shall be shared equally by the parties.

            (iv)  Subject to Section 6.12, as soon as practicable (but not more than two (2) Business Days) following the final determination of the Parent Adjusted Book Value Per Share, the Company Adjusted Book Value Per Share and the Exchange Ratio, Parent and the Company shall make a joint public statement to disclose the Exchange Ratio and the Per Share Cash Consideration (the "Exchange Ratio Announcement").

          (d)    Adjustment to Merger Consideration.    The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        3.2    Treatment of Restricted Stock Awards.

          (a)    Restricted Stock.    Immediately prior to the Effective Time, any outstanding award of Company Common Stock subject to vesting, repurchase or other lapse restriction (the "Company Restricted Stock") granted pursuant to the Company's 2013 Equity Incentive Plan, as amended from time to time (the "Company Equity Plan"), shall immediately vest and any forfeiture restrictions applicable to such Company Restricted Stock shall immediately lapse and, immediately prior to the Effective Time, without any action on the part of the holder thereof, each share of Company Restricted Stock shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Common Merger Consideration in accordance with the terms hereof.

          (b)   Prior to the Effective Time, the Company shall take such actions as are required to effectuate the treatment of the Company Restricted Stock pursuant to the terms of Section 3.2(a), and to take all actions reasonably required to effectuate any provision of Section 3.2(a).

        3.3    Payment for Securities; Exchange.

          (a)    Exchange Agent; Exchange Fund.    Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with the Company's transfer agent to act as agent for the holders of Company Common Stock and Company Preferred Stock in connection with the Merger (the "Exchange Agent") and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, for issuance in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (ii) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock and Parent Preferred Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the "Exchange Fund." The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Stock and Company Preferred Stock for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

          (b)    Exchange Procedures.

              (i)  As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (1) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock, as applicable (the "Certificates") or (2) shares of Company Common Stock or Company Preferred Stock, as applicable, represented by book-entry ("Book-Entry Shares"), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the applicable Merger Consideration at the Effective Time, (A) a letter of transmittal ("Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration set forth in Section 3.1.

             (ii)  Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and Parent Preferred Stock shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the applicable Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Company Preferred Stock, as applicable, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration payable in respect of such shares of Company Common Stock and Company Preferred Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

          (c)    Termination of Rights.    All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock or Company Preferred Stock, as applicable. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former Company Stockholders who have not theretofore received the applicable Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock, as applicable, to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

          (e)    No Liability.    None of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Lost, Stolen, or Destroyed Certificates.    If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g).

          (g)    Distributions with Respect to Parent Common Stock.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares of Parent Common Stock.    No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the volume weighted average prices of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (i)    Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent, Eiger Partnership or the Exchange Agent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

          (j)    Dissenters' Rights.    No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

        4.1    Organization, Standing and Power.

          (a)   Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.

          (b)   Schedule 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary"), or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"), together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock, and (iv) the amount of its outstanding capital stock.

          4.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of Company Preferred Stock. At the close of business on April 25, 2018: (A) 155,438,320 shares of Company Common Stock were issued and outstanding, including 1,033,715 shares of Company Restricted Stock were issued and outstanding; (B) 3,000,000 shares of the Company Series A Preferred Stock were issued and outstanding; (C) 8,000,000 shares of the Company Series B Preferred Stock were issued and outstanding; and (D) 6,472,466 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan. Except as set forth in this Section 4.2, at the close of business on April 25, 2018, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.

          (b)   All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on April 25, 2018, except as set forth in this Section 4.2, the DRSPP and the Organizational Documents of the Company, and except for stock grants or other awards granted in accordance with Section 6.1, there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.

          (c)   All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

        4.3    Authority; No Violations; Approvals.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval and (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, "Creditors' Rights"). The Company Board, at a meeting duly called and held, acting upon the unanimous recommendation of the Company Special Committee, (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) made the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded or modified in any way. Assuming that the terms of the Parent Series D Preferred Stock and Parent Series E Preferred Stock to be issued to the holders of Company Series A Preferred Stock and Company Series B Preferred Stock, respectively, are as set forth in the articles supplementary in the forms attached hereto as Annex C and Annex D, as applicable, (i) each holder of Company Series A Preferred Stock and Company Series B Preferred Stock shall not have the right to convert any of the shares of Company Series A Preferred Stock and Company Series B Preferred Stock, as applicable, into Company Common Stock, and (ii) the Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions (including the conversion of the Company Preferred Stock in accordance with Section 3.1(b)).

          (b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.4    Consents.     No Consent from any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the "Joint Proxy Statement") relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the "Company Stockholders Meeting") and the Parent Stockholders Meeting and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.5    SEC Documents; Financial Statements; Internal Controls and Procedures.

          (a)   Since December 31, 2016, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the "Company SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.

          (c)   Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company's published financial statements or any Company SEC Documents.

          (d)   The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, the Company's auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company's auditors or the Company Board.

        4.6    Absence of Certain Changes or Events.

          (a)   From January 1, 2018 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (b)   From January 1, 2018 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

        4.7    No Undisclosed Material Liabilities.     There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2017 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.8    Information Supplied.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock, Parent Series D Preferred Stock and Parent Series E Preferred Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company's filings with the SEC.

        4.9    Company Permits; Compliance with Applicable Law.     The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2017 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Section 4.10, Section 4.11 and Section 4.12.

        4.10    Compensation; Benefits.

          (a)   Set forth on Schedule 4.10 of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (the "Company Plans"). True, correct and complete copies of each of the Company Plans and any related trust agreements, insurance contracts or other funding arrangements have been furnished or made available to Parent or its Representatives.

          (b)   To the Company's knowledge, each Company Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   All material contributions required to be made to the Company Plans pursuant to their terms have been timely made.

          (e)   There are no material unfunded benefit obligations that have not been properly accrued for in the Company's financial statements or disclosed in the notes thereto in accordance with GAAP.

          (f)    None of the Company or any of its Subsidiaries contributes to or has an obligation to contribute to, and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

          (g)   Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event), (i) result in any material payment from the Company or any of its Subsidiaries becoming due, or materially increase in the amount of any compensation due, to any of their respective employees or consultants, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of any compensation or benefits payable to or in respect of any employee, director or consultant or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan. The Company has provided to Parent such information as is necessary for Parent to determine the treatment under Section 280G of the Code of the compensation and benefits to be provided as a result of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Company Plan or other compensation arrangement.

        4.11    Labor Matters.     Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any Subsidiary of the Company is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and have been since January 1, 2017, in compliance with all applicable Laws respecting employment and employment practices, including terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes, as applicable.

        4.12    Taxes.

          (a)   The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them.

          (b)   The Company (i) for its taxable years commencing with the Company's taxable year that ended on December 31, 2006 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or has been threatened in writing.

          (c)   Each of the Company's Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

          (d)   Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

          (e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (f)    Since the Company's formation, (i) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any its Subsidiaries.

          (g)   The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (i)    Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

          (j)    There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

          (k)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

          (l)    Neither the Company nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (m)  Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

          (n)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement.

          (o)   No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

          (p)   This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

        4.13    Litigation.     There is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that, either individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole or (b) judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

        4.14    Intellectual Property.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property of any other Person. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.15    Real Property.     Except as set forth on Schedule 4.15 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in Schedule 4.15 of the Company Disclosure Letter or the Company SEC Documents filed with the SEC prior to the date hereof.

        4.16    Material Contracts.

          (a)    Schedule 4.16    of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

              (i)  other than contracts providing for the acquisition, purchase, sale or divestiture of mortgage backed securities, debt securities and other financial instruments owned or entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $50,000;

             (ii)  each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

            (iii)  each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely among the Company and its wholly owned Subsidiaries;

            (iv)  other than contracts providing for reverse repurchase transactions in the ordinary course of business involving Company Portfolio Securities in an amount of $10,000,000 or less, each contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

             (v)  each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

            (vi)  each employment contract to which the Company or a Subsidiary of the Company is a party;

           (vii)  each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;

          (viii)  each material partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);

            (ix)  each contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

             (x)  each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

            (xi)  each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.16(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $25,000 following the Effective Time; and

           (xii)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.

          (xiii)  Collectively, the contracts set forth in Section 4.16(a) are herein referred to as the "Company Contracts." Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

        4.17    Mortgage Backed Securities.     As of December 31, 2017, the Company or a Subsidiary of the Company is the sole owner of each of the mortgage backed securities set forth in Section 4.17 of the Company Disclosure Letter (collectively, the "Company MBS") and the related certificates and other instruments evidencing ownership of the Company MBS, free and clear of any Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.18    U.S. Treasuries.     As of December 31, 2017, the Company or a Subsidiary of the Company is the sole owner of each of the debt securities set forth in Section 4.18 of the Company Disclosure Letter (collectively, the "U.S. Treasuries") and the related certificates and other instruments evidencing ownership of the U.S. Treasuries, free and clear of any Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.19    Insurance.     To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the "Material Company Insurance Policies") are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

        4.20    Opinion of Financial Advisor.     The Company Board has received opinions from each of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Common Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, copies of which opinions have been (or within two Business Days after the date hereof will be) delivered to Parent for information purposes only.

        4.21    Brokers.     Except for the fees and expenses payable to Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        4.22    State Takeover Statute.     Neither the Company nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of Parent. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law.

        4.23    Investment Company Act.     Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

        4.24    No Additional Representations.

          (a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter") and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" Section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

        5.1    Organization, Standing and Power.

          (a)   Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect"). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

          (b)   Schedule 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent, including a list of each Subsidiary that is a Qualified REIT Subsidiary, or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Subsidiary, (iii) the amount of its authorized capital stock, and (iv) the amount of its outstanding capital stock.

        5.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on April 25, 2018: (A) 175,431,391 shares of Parent Common Stock were issued and outstanding; (B) 29,050,000 shares of Pre-Merger Parent Preferred Stock were issued and outstanding; (C) 2,178,651 shares of Parent Common Stock were reserved for issuance pursuant to the equity compensation plan of Parent (the "Parent Equity Plan"); and (D) 20,159,903 shares of Parent Common Stock were reserved for issuance in connection with the conversion of 6.25% convertible senior notes due January 2022. Except as set forth in this Section 5.2, at the close of business on April 25, 2018, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.

          (b)   All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable contracts. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of Parent, including Merger Sub, free and clear of all Liens, other than Permitted

  Liens. As of the close of business on April 25, 2018, except as set forth in this Section 5.2, and except for changes since April 25, 2018 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii) , there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

          (c)   As of the date of this Agreement, all of the outstanding limited liability company interests of Merger Sub are validly issued, fully paid and nonassessable and are indirectly wholly owned by Parent.

          (d)   All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

        5.3    Authority; No Violations; Approvals.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub, subject, with respect to consummation of the Merger, the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors' Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Common Stock Issuance (such recommendation described in clause (iii), the "Parent Board Recommendation"). The Merger Sub Sole Member has (i)(A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (ii) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance and Transactions, including the Merger.

          (b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses 4.3(b)(ii) and 4.3(b) (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.4    Consents.     No Consent from any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.5    SEC Documents.

          (a)   Since December 31, 2016, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the "Parent SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders' equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.

          (c)   Other than any off-balance sheet financings disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent's published financial statements or any Parent SEC Documents.

          (d)   Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, Parent's auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent's auditors or the Parent Board.

        5.6    Absence of Certain Changes or Events.

          (a)   From January 1, 2018 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (b)   From January 1, 2018 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

        5.7    No Undisclosed Material Liabilities.     There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2017 (including the notes thereto) contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.8    Information Supplied.     None of the information supplied or to be supplied by Parent or the Parent Manager for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent's filings with the SEC.

        5.9    Parent Permits; Compliance with Applicable Laws.     Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2017 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10, Section 5.11 and Section 5.12.

        5.10    Compensation; Benefits.

          (a)   Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained or contributed to by Parent or any of its Subsidiaries or with respect to which the Parent or any of its Subsidiaries could reasonably be expected to have any liability (the "Parent Plans"). True, correct and complete copies of each of the Parent Plans and any related trust agreements, insurance contracts or other funding arrangements have been furnished or made available to the Company or its Representatives.

          (b)   To Parent's knowledge, each Parent Plan has been operated, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.

          (e)   There are no material unfunded benefit obligations that have not been properly accrued for in Parent's financial statements or disclosed in the notes thereto in accordance with GAAP.

          (f)    Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

          (g)   Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event), (i) result in any material payment from Parent or any of its Subsidiaries becoming due, or materially increase in the amount of any compensation due, to any of their respective employees or consultants, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Parent Plan) or vesting of any compensation or benefits payable to or in respect of any employee, director or consultant or (iv) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Plan.

        5.11    Labor Matters.

          (a)   As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)   As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.12    Taxes.

          (a)   Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them.

          (b)   Parent (i) for its taxable years commencing with Parent's taxable year that ended on December 31, 2009 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2018 and thereafter; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or has been threatened in writing.

          (c)   Each of Parent's Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

          (d)   Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

          (e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (f)    Since Parent's formation, (i) neither Parent nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any its Subsidiaries.

          (g)   Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (i)    Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

          (j)    There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

          (k)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

          (l)    Neither Parent nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (m)  Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement.

          (n)   No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

          (o)   Eiger Holdings and Parent have jointly elected for Eiger Holdings to be treated as a Taxable REIT Subsidiary for U.S. federal income tax purposes. Eiger Partnership is intended to be treated as a partnership for U.S. federal income tax purposes and has taken no actions to the contrary. Merger Sub has at all times been treated as disregarded as separate from Eiger Partnership for U.S. federal income tax purposes.

          (p)   This Section 5.12 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

        5.13    Litigation.     There is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets that, either individually or in the aggregate, is material to the Parent and its Subsidiaries, taken as a whole or (b) judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

        5.14    Intellectual Property.     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.15    Real Property.     Neither Parent nor any Subsidiary of Parent owns any real property. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof.

        5.16    Material Contracts.

          (a)   Schedule 5.16 of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

              (i)  other than contracts providing for the acquisition, purchase, sale or divestiture of mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $150,000;

             (ii)  each contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

            (iii)  each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;

            (iv)  each contract under which Parent or a Subsidiary of Parent has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Parent or a Subsidiary of Parent), in any such case that, individually, is in excess of $1,000,000;

             (v)  each master agreement under which Parent or a Subsidiary of Parent enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

            (vi)  each employment contract to which Parent or a Subsidiary of Parent is a party;

           (vii)  each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;

          (viii)  each material partnership, joint venture, limited liability company or strategic alliance agreement (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);

            (ix)  each contract between or among Parent or any Subsidiary of Parent, on the one hand, and Parent Manager or any officer, director or affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Parent Manager, on the other hand;

             (x)  each contract that obligates Parent or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries is the indemnitor; and

            (xi)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.16(a) with respect to Parent or Subsidiary of Parent.

          (b)   Collectively, the contracts set forth in Section 5.16(a) are herein referred to as the "Parent Contracts." Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder.

        5.17    Insurance.     To the knowledge of Parent, all current, material insurance policies of Parent and each of its Subsidiaries (collectively, the "Material Parent Insurance Policies") are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

        5.18    Opinion of Financial Advisor.     The Parent Board has received the opinion of JMP Securities LLC addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Per Share Stock Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, a copy of which opinion has been (or within two Business Days after the date hereof will be) delivered to the Company for information purposes only.

        5.19    Brokers.     Except for the fees and expenses payable to JMP Securities LLC, which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        5.20    State Takeover Statute.     Neither Parent nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the Company. The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL, (c) to the extent applicable to Parent, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.

        5.21    Investment Company Act.     Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

        5.22    Ownership of Company Capital Stock.     Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.

        5.23    Business Conduct.     Merger Sub was formed on April 24, 2018. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

        5.24    No Additional Representations.

          (a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI
COVENANTS AND AGREEMENTS

        6.1    Conduct of Company Business Pending the Merger.

          (a)   The Company agrees that except as (i) set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors and counterparties and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b) .

          (b)   Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned, provided, however, that with respect to clauses (i), (ii), (iii) (with respect to the Company's Organizational Documents), (iv), (vi), (xiii) and (xix) (as it relates to clauses (i), (ii), (iii) (with respect to the Company's Organizational Documents), (iv), (vi) and (xiii)) below, Parent may withhold, delay or condition its consent in its sole discretion), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice; (2) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend), or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Employee Benefit Plan of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

             (ii)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Restricted Stock or other awards granted under the Company Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of Company Restricted Stock or other awards granted under the Company Equity Plan to employees, directors and other service providers in amounts and of times consistent with past practice; (C) shares of Company Capital Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i); (D) the issuance of Company Common Stock in connection with the DRSPP consistent with past practice and in accordance with the terms of the DRSPP existing as of the date hereof; and (E) the issuance of Company Common Stock upon the vesting of Company Restricted Stock granted under the Company Equity Plan to Stephen P. Jonas and David A. Tyson in connection with the end of their service on the Company Board;

            (iii)  amend the Company's Organizational Documents or amend the Organizational Documents of any of the Company's Subsidiaries, or waive for any Person, or exempt any Person from, or establish or increase any Excepted Holder Limit (as defined in the Company's Organizational Documents) for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of the Company set forth in the Company's Organizational Documents;

            (iv)  (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, (2) acquisitions, other than in the ordinary course of business consistent with past practice, for which the consideration constitutes fair market value therefor and does not exceed $50,000 individually or $500,000 in the aggregate or (3) acquisitions of assets in the ordinary course of business consistent with past practice, including the acquisition of any Agency RMBS, U.S. Treasuries or other assets or securities permitted under the Company's investment guidelines as set forth on Schedule 6.1, including derivative securities and other instruments used for the purpose of hedging interest rate risk (collectively, "Company Portfolio Securities");

             (v)  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) that are Company Portfolio Securities or (B) that, if other than in the ordinary course of business consistent with past practice, involve consideration in excess of $50,000 individually or $500,000 in the aggregate or (C) made in the ordinary course of business consistent with past practice;

            (vi)  adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;

           (vii)  change in any material respect its accounting principles, practices or methods, except as required by GAAP or applicable Law;

          (viii)  except (A) if required by Law or (B) if necessary (1) to preserve the Company's qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Tax authority, surrender any right to claim a material refund of Taxes, or, except in the ordinary course of business consistent with past practice, agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

            (ix)  (A) grant any material increases in the compensation payable or to become payable to any of its directors, executive officers or any other employees except as required by applicable Law or pursuant to a Company Plan existing as of the date hereof; (B) pay or agree to pay to any director, executive officer or any other employee, whether past or present, any pension, retirement allowance or other employee benefit not required by any Company Plan existing as of the date hereof; (C) enter into any new, or materially amend any existing, employment or severance or termination agreement with any director, executive officer or any other employee; or (D) establish any Employee Benefit Plan which was not in existence or approved by the Company Board or duly authorized committee thereof prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; provided, however, that no action will be a violation of this Section 6.1(b)(ix) if it is taken (1) pursuant to Section 3.2 of this Agreement, (2) in the ordinary course of business consistent with past practice or in order to comply with applicable Law (3) pursuant to a retention bonus plan adopted by the Company or any Subsidiary of the Company after the date of this Agreement to the extent the total amount awarded under such plan does not exceed $1,468,871 (the "Retention Amount") or (4) in order to make contributions to employee accounts pursuant to the Company's SEP-IRA (the "SEP-IRA"), in a manner consistent with past practice;

             (x)  make any loans, advances or capital contributions to, or investments in, any other Person, except (A) for reverse repurchase transactions involving Company Portfolio Securities in the ordinary course of business, (B) for loans among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries or (B) advances for reimbursable employee expenses;

            (xi)  (A) enter into any contract that would be a Company Contract, except in the ordinary course of business consistent with past practice and as would not prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect, which could prevent or materially delay the consummation of the Transactions, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for (1) repurchase agreements and/or master repurchase agreements to finance the purchase price of assets in the ordinary course of the Company's business consistent with past practice or refinance the Company's repurchase obligations pursuant to such master repurchase agreements when due; (2) any Company Contracts to execute dollar roll financing transactions pursuant to the Company's master securities forward transactions agreements to finance the purchase price of "To Be Announced" agency mortgage-backed securities in the ordinary course of the Company's business consistent with past practice; (3) any derivative financial agreements or instruments (including any swaps, swap options, caps and short positions) entered into or incurred by the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate risk and not for speculative purposes; (4) to the extent not prohibited by other provisions hereof, contracts providing for the acquisition, purchase, sale or divestiture of debt securities by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and that are materially consistent with the contracts or forms thereof provided to Parent prior to the date hereof; (5) any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any Subsidiary of the Company; (6) any trade agreements entered into, modified, amended, terminated or assigned in the ordinary course of business consistent with past practice; and (7) any master securities lending agreements, master securities forward transaction agreements and ISDA master agreements entered into, amended, terminated or assigned in the ordinary course of business consistent with past practice;

           (xii)  other than (A) the settlement of any Proceeding reflected or reserved against on the balance sheet of the Company (or in the notes thereto) or (B) that would not reasonably be expected to restrict the operations of the Company and its Subsidiaries or, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000;

          (xiii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

          (xiv)  other than in the ordinary course of business consistent with past practice, make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $500,000;

           (xv)  except for making or modifying a Tax election for the purpose of preserving or maintaining the Company's qualification as a REIT under the Code, make or modify any material Tax election or settle or compromise any material Tax liability or refund;

          (xvi)  other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (i) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, (ii) transactions pursuant to the Company's master repurchase agreements to finance the purchase price of assets in the ordinary course of the Company's business consistent with past practice or refinance the Company's repurchase obligations pursuant to such master repurchase agreements when due, (iii) guarantees by the

    Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with the immediately preceding clause (ii), (iv) dollar roll financing transactions pursuant to the Company's master securities forward transactions agreements to finance the purchase price of agency "To Be Announced" agency mortgage-backed securities in the ordinary course of business consistent with past practice, (v) the incurrence of any Indebtedness in connection with repurchase agreements entered into in the ordinary course of business consistent with past practice or (vi) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes;

         (xvii)  enter into any new line of business;

        (xviii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act;

          (xix)  other than with Subsidiaries of the Company, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company; or

           (xx)  agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

          (c)   Within one Business Day of the Determination Date, the Company shall deliver a statement that sets forth all of the Company's holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the Determination Date until the Closing Date, the Company shall (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice; provided, however, that the Company shall not purchase any assets except for U.S. Treasuries or Agency RMBS, in each case, in the ordinary course consistent with past practice, subject to the provisions of Section 6.1(b); (ii) on each Business Day prior to the Closing, participate in a call with the investment personnel of Parent to discuss the status of the Company's and the Parent's respective portfolios and planned portfolio management activities; and (iii) on each Business Day prior to the Closing, report to Parent all investment transactions daily to Parent by 5:00 pm New York, New York time on such day.

        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

        6.2    Conduct of Parent Business Pending the Merger.

          (a)   Parent agrees that except as (i) set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers (including Parent Manager) suppliers, business relationships, vendors and counterparties and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

          (b)   Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned, provided, however, that with respect to clauses (i), (ii), (iii) (with respect to Parent's Organizational Documents), (iv), (v), (vii) and (xvii) (as it relates to clauses (i), (ii), (iii) (with respect to Parent's Organizational Documents), (iv), (v) and (vii)) below, the Company may withhold, delay or condition its consent in its sole discretion)), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock; (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent; (4) without duplication of the amounts described in clauses (1) through (3), dividends or other distributions necessary for Parent to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend), or (5) any dividend to the extent declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of Parent or any Subsidiary of Parent or as contemplated by any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

             (ii)  from the Determination Date until the Closing Date, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees and directors in amounts consistent with past practice; and (C) the issuance of Parent Common Stock in connection with the Parent's Dividend Reinvestment and Share Purchase Plan consistent with past practice and in accordance with the terms of such plan existing as of the date hereof;

            (iii)  amend Parent's Organizational Documents or adopt any material change in the Organizational Documents of any of Parent's Subsidiaries that would, in either case, reasonably be expected to prevent or materially delay the consummation of the Transactions;

            (iv)  (A) merge, consolidate, combine or amalgamate with any Person other than the Company or another wholly owned Subsidiary of Parent, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, or (C) enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Transactions;

             (v)  adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent (other than Merger Sub) or between or among wholly owned Subsidiaries of Parent (other than Merger Sub);

            (vi)  change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

           (vii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

          (viii)  (A) enter into any contract that would be a Parent Contract, except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract in any manner which could reasonably be expected to prevent or materially delay the consummation of the Transactions;

            (ix)  other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict the incurrence of (i) any Indebtedness among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries or (ii) any Indebtedness not to exceed $25,000,000 in aggregate principal amount outstanding;

             (x)  enter into, participate or engage in or continue any discussions or negotiations with respect to (A) a merger, consolidation, combination or amalgamation with any Person other than another wholly owned Subsidiary of Parent; (B) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (C) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Transactions;

            (xi)  except in accordance with Section 2.6, increase or decrease the size of the Parent Board or enter into any agreement obligating Parent or the Parent Board to nominate any individual for election to the Parent Board or elect any individual to fill any vacancy on the Parent Board;

           (xii)  enter into any new line of business;

          (xiii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

          (xiv)  other than with Subsdiaries of Parent, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent or the Parent Manager or any of its Affiliates;

           (xv)  modify, amend, terminate or assign, or waive or assign any rights under, the Parent Management Agreement; or

          (xvi)  agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).

          (c)   Within three (3) Business Days of the Determination Date, Parent shall deliver a statement that sets forth all of Parent's holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the Determination Date until the Closing Date, Parent shall (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice and (ii) on each Business Day prior to the Closing, participate in a call with the investment personnel of Company to discuss the status of the Company's and the Parent's respective portfolios and planned portfolio management activities.

        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.

        6.3    No Solicitation by the Company.

          (a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct its Representatives to (i) immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as "Prior Company Bidders") and (ii) use its reasonable best efforts to take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary. The Company will promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Subsidiary of the Company in connection with its consideration of any potential Company Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder.

  The Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party.

          (b)   Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (vi) fail to include the Company Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail publicly to reaffirm without qualification the Company Board Recommendation within five Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholder Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.3(b) being referred to as a "Company Change of Recommendation").

          (c)   From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within one Business Day thereof), and the Company shall provide to Parent (within such one Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a prompt and current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.

          (d)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

              (i)  make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

             (ii)  prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if (1) the Company receives a written, bona fide Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Company Competing

    Proposal did not arise from a material breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or is reasonably expected to lead to, a Company Superior Proposal;

            (iii)  prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent's revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent; and

            (iv)  prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).

          (e)   Notwithstanding anything in this Agreement to the contrary, the Company Board shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, prior to taking such action, (i) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law, (ii) the

  Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be inconsistent with its legal duties as directors under applicable Law.

        6.4    No Solicitation by Parent.

          (a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will, and will cause its Subsidiaries and instruct its Representatives to (i) immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to a Parent Competing Proposal (any such Persons and their Affiliates and Representatives with respect to a Parent Competing Proposal being referred to as "Prior Parent Bidders") and (ii) use its reasonable best efforts to take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which Parent or any of its Subsidiaries is a party or of which Parent or any of its Subsidiaries is a beneficiary. Parent will promptly request that each Prior Parent Bidder in possession of nonpublic information that was furnished by or on behalf of Parent or any Subsidiary of Parent in connection with its consideration of any potential Parent Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Parent Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Parent Bidder. Parent shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which Parent or any of its Subsidiaries is a party.

          (b)   Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal, (vi) fail to include the Parent Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail to publicly reaffirm without qualification the Parent Board Recommendation within five Business Days after the written request of the Company following a Parent Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Parent Shareholder Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.4(b) being referred to as a "Parent Change of Recommendation").

          (c)   From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within one Business Day thereof), and Parent shall provide to the Company (within such one Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing. Parent shall keep the Company reasonably informed on a prompt and current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.

          (d)   Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

              (i)  make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(d)(iii) or Section 6.4(e), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

             (ii)  prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) and 6.4(b)(iii) with any Person if (1) Parent receives a written, bona fide Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Parent Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (B) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or is reasonably expected to lead to, a Parent Superior Proposal;

            (iii)  prior to receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation, if prior to taking such action (A) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal); and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.4(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company's revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to the Company; and

            (iv)  prior to receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board or any committee thereof to make an informed determination under Section 6.4(d)(ii).

          (e)   Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, other than in response to a Parent Competing Proposal (which is addressed in Section 6.4(d)(iii)), to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law and (ii) Parent shall have given notice to the Company that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation), and either (A) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (B) if the Company within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change of Recommendation would be inconsistent with its legal duties as directors under applicable Law

        6.5    Preparation of Joint Proxy Statement and Registration Statement.

          (a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto.

          (b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company

  Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; and provided, further that the Company, in connection with any Company Change of Recommendation, or Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.

          (c)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

          (d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.

        6.6    Stockholders Meetings.

          (a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company's transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company's obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.

          (b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, the Parent, through the Parent Board, shall recommend to the Parent Stockholders that they vote in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from Parent Stockholders proxies in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint

  Proxy Statement is provided to the Parent's stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(d)(iii)(B). If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent's transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent's obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation.

          (c)   The parties shall use their commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.

        6.7    Access to Information.

          (a)   Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries' business, properties, contracts, records and personnel as such other party may reasonably request, including information about the Company's financing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

          (b)   The Confidentiality Agreement dated as of March 1, 2018 between Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this

  Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be "Evaluation Material" as defined under the Confidentiality Agreement.

        6.8    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

          (b)   In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

          (c)   In connection with obtaining any approval or consent from any Person with respect to the Merger, the Company or any Subsidiary of the Company shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.

        6.9    Employee Matters.

          (a)   Prior to the Closing Date, Pine River Capital Management L.P. ("Pine River") will extend offers of employment for its office located in Minnetonka, Minnesota to each individual who is employed by the Company or a Subsidiary thereof immediately prior to the Closing Date and is not an executive officer of the Company (a "Company Employee"). Neither Pine River nor Parent will make any guarantees as to the role, compensation, benefits, or term of employment offered to such a Company Employee. Any Company Employee who accepts such an offer will become subject to same employment policies, compensation practices and benefit plans applicable to Pine River employees whose services are dedicated to Parent. If a Company Employee does not receive or accept such an offer from Pine River, such Company Employee shall be entitled to severance benefits in accordance with the Company's severance policies as in effect immediately prior to the Closing Date as set forth on Schedule 6.9(a) of the Company Disclosure Letter.

          (b)   Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement.

        6.10    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Corporation), from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the "Indemnified Persons") against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company's regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such party's position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation, the Company or the Indemnified Person within the last three (3) years.

          (b)   Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would affect) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

          (c)   Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person's rights under this Section 6.10 or under any charter, bylaw or contract in the event such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

          (d)   Parent and the Surviving Corporation shall put in place, and fully prepay immediately prior to the Effective Time, "tail" insurance policies (collectively, the "D&O Insurance") with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) 300% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.

          (e)   In the event that Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or such Subsidiary of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

        6.11    Stockholder Litigation.     Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party's advice with respect to such Transaction Litigation; provided, that the Company shall not agree to settle any Transaction Litigation without the prior written consent of Parent.

        6.12    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party's capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation or a Parent Change of Recommendation, respectively; provided, however, each party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12.

        6.13    Control of Business.     Without limiting in any way any party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.14    Transfer Taxes.     All Transfer Taxes incurred in connection with the Transactions shall be paid 50% by the Company and 50% by Parent, whether levied on Parent or any other Person, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns. The portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and its subsidiaries in New York State shall be determined by Merger Sub in its reasonable discretion.

        6.15    Notification.     The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) of any Proceeding commenced or, to any party's knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction ("Transaction Litigation"), and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

        6.16    Section 16 Matters.     Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

        6.17    Listing Application.     Parent shall use reasonable best efforts to cause the Parent Common Stock, the Parent Series D Preferred Stock and the Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

        6.18    Tax Matters.

          (a)   After the Closing, Eiger Partnership shall cause the Company to convert to a limited liability company and revoke the Company's REIT election.

          (b)   The parties shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.2(d) and Sections 7.3(d), respectively.

          (c)   The Company shall cause to be prepared all Tax Returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

        6.19    Additional Dividends.

          (a)   Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company pursuant to this Section 6.19(a) shall be an amount equal to (i) the Company's then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the "Company Additional Dividend Amount"), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.

          (b)   Prior to the Effective Time, Parent shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by Parent pursuant to this Section 6.19(b) shall be an amount equal to (i) Parent's then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the "Parent Additional Dividend Amount") equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.

        6.20    Takeover Laws.     The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.

        6.21    Delisting.     Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        6.22    Obligations of Merger Sub.     Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Consummate the Merger.     The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

          (a)    Stockholder Approvals.    The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company and Parent, as applicable.

          (b)    No Injunctions or Restraints.    No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

          (c)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.

        7.2    Additional Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

          (a)   Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.21 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

          (c)    Compliance Certificate.    Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

          (d)    REIT Opinion.    Parent shall have received a written opinion of Vinson & Elkins L.L.P. (or other counsel to Company reasonably acceptable to Parent, which the parties agree shall include Sidley Austin LLP for purposes of this Section 7.2(d)), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company's taxable year ended December 31, 2006, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

          (e)    Absence of Company Material Adverse Effect.    Except as disclosed in Schedule 7.2(e) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        7.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of Parent and Merger Sub.    (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

          (c)    Compliance Certificate.    The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

          (d)    REIT Opinion.    The Company shall have received a written opinion of Sidley Austin LLP (or other counsel to Parent reasonably satisfactory to the Company, which the parties agree shall include Vinson & Elkins L.L.P. for purposes of this Section 7.3(d)), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent's taxable year ended December 31, 2009, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualification and based on customary representations contained in officer's certificates executed by Parent and the Company, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

          (e)    Listing; Classification.    The shares of Parent Common Stock, Parent Series D Preferred Stock and Parent Series E Preferred Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Parent Series D Preferred Stock attached hereto as Annex C and the Parent Series E Preferred Stock attached hereto as Annex D shall have been filed with and accepted for record by the Maryland Department.

          (f)    Absence of Parent Material Adverse Effect.    Except as disclosed in Schedule 7.3(f) of the Parent Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        7.4    Frustration of Closing Conditions.     None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination.     This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

             (ii)  if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on October 31, 2018 (such date being the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

            (iii)  (A) in the event of a breach by the other party of any covenant or other agreement contained in this Agreement (other than in Section 6.3 or 6.4) or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days (five Business Days in the case of any breach of Sections 6.5 or 6.6) after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a "Terminable Breach"); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement or (B) in the event of a Willful and Material Breach by the other party of Section 6.3 or 6.4, as applicable;

            (iv)  if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting; or

          (c)   By Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board thereof shall have effected a Company Change of Recommendation, whether or not in accordance with Section 6.3(d)(iii) or Section 6.3(e); or

          (d)   by the Company:

              (i)  if prior to the receipt of the Company Stockholder Approval, the Company Board determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(b); or

             (ii)  prior to the time the Parent Stockholder Approval is obtained, if the Parent Board thereof shall have effected a Parent Change of Recommendation whether or not in accordance with Section 6.4(d)(iii) or Section 6.4(e).

        8.2    Notice of Termination; Effect of Termination.

          (a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.

          (b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

        8.3    Expenses and Other Payments.

          (a)   Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

          (b)   If (1) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(b)(iii)(B) (Company's Breach of No Solicitation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two Business Days after notice of termination of this Agreement or (2) the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement.

          (c)   If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Parent Change of Recommendation) or Section 8.1(b)(iii)(B) (Parent's Breach of No Solicitation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two Business Days after notice of termination of this Agreement.

          (d)   (i) If (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), then the Company shall pay Parent the Parent Expenses or (ii) if (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the

  Parent Stockholder Approval has not been obtained) or Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), then Parent shall pay the Company the Company Expenses, in each case, in cash by wire transfer of immediately available funds (to an account designated by the receiving party) no later than three Business Days after notice of termination of this Agreement.

          (e)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%."

          (f)    If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), (ii) on or before the date of the Company Stockholders Meeting a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%.

          (g)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained), or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), (ii) on or before the date of any such termination an Alternative Proposal or Parent Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Parent Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement with respect to any Alternative Proposal or Parent Competing Proposal or consummates any Alternative Proposal or Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Parent Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%."

          (h)   If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), (ii) on or before the date of the Parent Stockholders Meeting an Alternative Proposal or a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Parent or a Subsidiary of Parent enters into a definitive agreement with respect to any Alternative Proposal or Parent Competing Proposal or consummates any Alternative Proposal or Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to

  Section 8.3(d). For purposes of this Section 8.3(h), any reference in the definition of Parent Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%.

          (i)    In no event shall Parent be entitled to receive more than one payment of a Company Termination Fee or Parent Expenses. In addition, if Parent receives a full Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of a Parent Termination Fee or Company Expenses. In addition, if the Company receives a full Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails promptly to pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 7% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.

          (j)    In the event that Parent is required to pay the Parent Termination Fee:

              (i)  The amount payable to the Company in any tax year of the Company shall not exceed the lesser of (A) the Parent Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income") and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company's independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company's counsel indicating that the Company has received a ruling from the IRS as described below or (y) an opinion from the Company's outside counsel as described below, an amount equal to the excess of the Parent Termination Fee less the amount payable under clause (1) above.

             (ii)  To secure Parent's obligation to pay the amounts described in Section 8.3(j)(i), Parent shall deposit into escrow the amount in cash equal to the Parent Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee. The escrow agent shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (i) a letter from the Company's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the required of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company's counsel indicating that (A) the Company has received a ruling from IRS holding that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) the Company's outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(j) at the reasonable request of the Company in order to (1) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(j)(ii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(j).

          (k)   In the event that the Company is required to pay the Company Termination Fee:

              (i)  The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent's independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent's counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent's outside counsel as described below, an amount equal to the excess of the Company Termination Fee, less the amount payable under clause (1) above.

             (ii)  To secure the Company's obligation to pay the amounts described in Section 8.3(k)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent received any one or a combination of the following: (i) a letter from Parent's independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the required of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent's counsel indicating that (A) Parent has received a ruling from IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) Parent's outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(k) at the reasonable request of Parent in order to (1) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(k)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(k).

ARTICLE IX
GENERAL PROVISIONS

        9.1    Schedule Definitions.     All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

        9.2    Survival.     Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Section 6.10 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

        9.3    Notices.     All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail ("e-mail") (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

            (i)  if to Parent or Merger Sub, to:

      601 Carlson Parkway, Suite 1400
      Minnetonka, Minnesota 55305
      Attention: Rebecca B. Sandberg
      Facsimile: (612) 629-2501
      E-mail: Rebecca.Sandberg@twoharborsinvestment.com

        with a required copy to (which copy shall not constitute notice):

      Sidley Austin LLP
      787 Seventh Avenue
      New York, New York 10019
      Attention: Scott M. Freeman
                         Gabriel Saltarelli
      Facsimile: (212) 839-5599
      E-mail: sfreeman@sidley.com
                    gsaltarelli@sidley.com

           (ii)  if to the Company, to:

      CYS Investments, Inc.
      500 Totten Pond Road, 6th Floor
      Waltham, Massachusetts 02451
      Attention: Thomas A. Rosenbloom
      Facsimile (617) 507-6439
      E-mail: thomas.rosenbloom@cysinv.com

        with a required copy to (which copy shall not constitute notice):

      Vinson & Elkins L.L.P.
      2200 Pennsylvania Avenue NW
      Suite 500 West
      Washington, D.C. 20037-1701
      Attention: S. Gregory Cope
                         Stephen M. Gill
      Facsimile (202) 879-8916
      E-mail: gcope@velaw.com
                    sgill@velaw.com

        9.4    Rules of Construction.

          (a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

          (b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          (d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

          (e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) "days" mean calendar days.

        9.5    Counterparts.     This Agreement may be executed in two or more counterparts, including via facsimile or email in "portable document format" (".pdf") form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.6    Entire Agreement; Third Party Beneficiaries.

          (a)   This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b)   Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and Company Preferred Stock to receive the applicable Merger Consideration) and Sections 2.6 and 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent's or Merger Sub's Willful and Material Breach of this Agreement or intentional fraud, then the Company Stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys' fees; provided, however, that, to the fullest extent permitted by applicable Law, the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company Stockholders, in the Company's sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company's sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

        9.7    Governing Law; Venue; Waiver of Jury Trial.

          (a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          (b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE "MARYLAND COURTS") IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE

  IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

        9.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

        9.10    Affiliate Liability.

          (a)   Each of the following is herein referred to as a "Company Affiliate": (A) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (B) any director, officer, employee, representative or agent of (i) the Company or (ii) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

          (b)   Each of the following is herein referred to as a "Parent Affiliate": (A) any direct or indirect holder of equity interests or securities in Parent (whether limited or general partners, members, stockholders or otherwise), and (B) any director, officer, employee, representative or agent of (i) Parent or (ii) any Person who controls Parent, including Pine River and its Affiliates. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waive and release all claims of any such liability and obligation.

        9.11    Remedies; Specific Performance.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

          (c)   This parties' rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

        9.12    Amendment.     This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Company Stockholders or the Parent Stockholders, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.13    Extension; Waiver.     At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent and Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TWO HARBORS INVESTMENT CORP.
By:	/s/ THOMAS E. SIERING
	Name:	Thomas E. Siering
	Title:	President and Chief Executive Officer

EIGER MERGER SUBSIDIARY LLC
By:	/s/ THOMAS E. SIERING
	Name:	Thomas E. Siering
	Title:	President and Chief Executive Officer

SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

CYS INVESTMENTS, INC.
By:	/s/ KEVIN E. GRANT
	Name:	Kevin E. Grant
	Title:	Chief Executive Officer, President, and Chief Investment Officer

SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

 ANNEX A

Certain Definitions

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

        "Agency RMBS" means residential mortgage-backed securities whose principal and interest payments are guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association, or the Federal Home Loan Mortgage Corporation.

        "Alternative Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving any merger, amalgamation, share exchange, recapitalization, consolidation, acquisition, business combination of or involving Parent and/or any of its Subsidiaries, and any Person, in which the consideration paid by Parent or its Subsidiaries was cash, voting stock of Parent or other consideration valued at $500,000,000 or more.

        "beneficial ownership," including the correlative term "beneficially owning," has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Business Day" means a day other than a day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.

        "Calculating Party" means (i) Parent, with respect to the Parent Adjusted Book Value Per Share, and (ii) the Company, with respect to the Company Adjusted Book Value Per Share.

        "Calculation Principles" means the principles set forth on Exhibit A.

        "Company Adjusted Book Value Per Share" means, as of the Determination Date, the result of (i) the Company's total consolidated common stockholders' equity that reflects the deduction of the total Company Preferred Stock liquidation preference and a reduction by any Excess Amount, divided by (ii) the number of shares of Company Common Stock issued and outstanding (excluding any Cancelled Shares), plus any shares of Company Common Stock issuable upon the vesting of any outstanding Company Restricted Stock in accordance with Section 3.2(a), in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the Company's audited financial statements, after giving pro forma effect to the Company Additional Dividend Amount or any other distributions on shares of Company Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time, and certified thereto by the chief executive officer or chief financial officer of the Company; provided, however, that Company Adjusted Book Value Per Share shall be increased by the aggregate amount of Company Transaction Expenses accrued or paid prior to or as of the Determination Date, if any, to the extent such Company Transaction Expenses were taken into account as a reduction in the Company's total consolidated common stockholders' equity referred to in clause (i) above. An example calculation of the Company Adjusted Book Value Per Share and the associated Proposed Book Value Schedule is set forth on Schedule 1.1(a).

        "Company Capital Stock" means the Company Common Stock and Company Preferred Stock.

        "Company Competing Proposal" means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture,

A-A-1

recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

        "Company Expenses" means a cash amount equal to $20,600,000 to be paid in respect of the Company's costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

        "Company Intellectual Property" means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.

        "Company Stockholder Approval" means the approval of the Merger and the other Transactions by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger in accordance with the MGCL and the Organizational Documents of the Company.

        "Company Superior Proposal" means a bona fide Company Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company's outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions.

        "Company Termination Fee" means a cash amount equal to $43,200,000.

        "Company Transaction Expenses" means the cumulative expenses incurred or expected to be incurred in connection with the Transactions for (i) services rendered to the Company by consultants advising on matters relating to Section 280G of the Code (not to exceed $75,000 in the aggregate), (ii) services rendered to the Company by financial and legal advisers with respect to the Transactions, (iii) severance related payments to Company Employees, (iv) the Retention Amount, or, to the extent that the amount paid to Company Employees pursuant to the retention bonus plan is less than the Retention Amount, such lesser amount, (v) contributions to Company Employee accounts pursuant to SEP-IRA, (vi) outplacement services and post-employment benefits provided to Company Employees, and (vii) any other bonus payments or other discretionary compensation to Company Employees not listed in the foregoing; provided, however, the parties agree that the Company shall not pay or agree to pay to any third party service provider any amount that would be a Company Transaction Expense in excess of the amount that the Company is legally obligated to pay pursuant to any agreement in effect as of the date hereof.

        "Consent" means any approval, consent, ratification, clearance, permission, waiver, or authorization.

        "control" and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Determination Date" means the last day of the month immediately preceding the month in which the conditions set forth in Article VII are reasonably expected to be satisfied (other than the conditions set forth in Section 7.1(a) and those conditions that by their nature are to be satisfied or waived at the

A-A-2

Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions.

        "DRSPP" means the Company's Dividend Reinvestment and Direct Stock Purchase Plan.

        "Employee Benefit Plan" of any Person means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Excess Amount" means the amount, if any, by which the Company Transaction Expenses exceed $36,600,000. The parties agree to work in good faith to develop a materially accurate forecast, prepared as of the Determination Date, of the Company Transaction Expenses.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "Governmental Entity" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

        "group" has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, "dollar roll" transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Intellectual Property" means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

A-A-3

        "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        "knowledge" means the actual knowledge, after reasonable investigation, of, (a) in the case of the Company, the individuals listed in Schedule 1.1(c) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1(c) of the Parent Disclosure Letter.

        "IRS" means the U.S. Internal Revenue Service.

        "Law" means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Lien" means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

        "Material Adverse Effect" means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Material Adverse Effect," and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Company operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (viii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has requested; (ix) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (x) any changes in such Person's stock price or the trading volume of such Person's stock, or any failure by such Person to meet any analysts' estimates or expectations of such Person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xi) any Proceedings

A-A-4

made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

        "Merger Consideration" means the Common Merger Consideration and the Preferred Merger Consideration.

        "Minimum Distribution Dividend" means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

        "NYSE" means the New York Stock Exchange.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "other party" means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

        "Parent Adjusted Book Value Per Share" means, as of the Determination Date, the result of (i) Parent's total consolidated common stockholders' equity that reflects the deduction of the total Pre-Merger Parent Preferred Stock liquidation preference, divided by (ii) the number of shares of Parent Common Stock issued and outstanding, plus any shares of Parent Common Stock issuable upon the vesting of any Parent Restricted Stock, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Parent's audited financial statements, after giving pro forma effect to the Parent Additional Dividend Amount or any other distributions on shares of Parent Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time, and certified thereto by the chief executive officer or chief financial officer of Parent. An example calculation of the Parent Adjusted Book Value Per Share and the associated Proposed Book Value Schedule is set forth on Schedule 1.1(d) .

        "Parent Capital Stock" means Parent Common Stock and Parent Preferred Stock.

        "Parent Common Stock" means the common stock of Parent, par value $0.01 per share.

        "Parent Competing Proposal" means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Parent; (b) any merger,

A-A-5

consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).

        "Parent Expenses" means a cash amount equal to $8,600,000 to be paid in respect of Parent's costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

        "Parent Management Agreement" means Management Agreement by and among Parent, Two Harbors Operating Company LLC and Parent Manager dated as of October 28, 2009, as amended.

        "Parent Preferred Stock" means the (i) Pre-Merger Parent Preferred Stock, (ii) Parent Series D Preferred Stock and (iii) Parent Series E Preferred Stock, in each case of clauses (ii) and (iii), to be issued in connection with the Merger.

        "Parent Restricted Stock" means any outstanding award of Parent Common Stock subject to vesting, repurchase or other lapse restriction granted pursuant to the Parent Equity Plan.

        "Parent Series D Preferred Stock" means Parent's 7.75% Series D Cumulative Redeemable Preferred Stock, with the terms of the Parent Series D Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series A Preferred Stock immediately prior to the Merger.

        "Parent Series E Preferred Stock" means Parent's 7.50% Series E Cumulative Redeemable Preferred Stock, with the terms of the Parent Series E Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex D, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Merger.

        "Parent Stockholder Approval" means the approval of the Parent Common Stock Issuance by the affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

        "Parent Stockholders Meeting" means a meeting of Parent Stockholders to consider the approval of the Parent Common Stock Issuance, including any postponement, adjournment or recess thereof.

        "Parent Superior Proposal" means a bona fide Parent Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the Parent Board or any committee thereof determines in good faith after consultation with the Parent's outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Parent's stockholders than the Transactions.

        "Parent Termination Fee" means a cash amount equal to $51,800,000.

        "party" or "parties" means a party or the parties to this Agreement, except as the context may otherwise require.

        "Permitted Liens" means any Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past

A-A-6

practice; (iii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iii) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (iv) which is a statutory or common law Liens or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (v) which is imposed on the underlying fee interest in real property subject to a company lease.

        "Person" means any individual, corporation, partnership, limited partnership, limited liability company, group (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).

        "Per Share Cash Consideration" means $15,000,000 divided by the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) and (ii) the number of shares of Company Common Stock issuable upon the vesting of outstanding Company Restricted Stock in accordance with Section 3.2(a).

        "Pre-Merger Parent Preferred Stock" means Parent's (i) 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (ii) 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share and (iii) 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share.

        "Proceeding" means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

        "Proposed Book Value Schedule" means a schedule setting forth in reasonable detail the good faith calculation of (i) Parent, with respect to the Parent Adjusted Book Value Per Share, or (ii) the Company, with respect to the Company Adjusted Book Value Per Share.

        "Receiving Party" means (i) the Company, with respect to the Parent Adjusted Book Value Per Share, and (ii) Parent, with respect to the Company Adjusted Book Value Per Share.

        "Representatives" means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.

A-A-7

        "Tax" or "Taxes" means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

        "Tax Returns" means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

        "Taxing Authority" means any Governmental Entity having jurisdiction in matters relating to Tax matters.

        "Transaction Agreements" means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

        "Transfer Taxes" means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

        "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

        "Willful and Material Breach" shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

A-A-8

 ANNEX B-1

CYS INVESTMENTS, INC.

AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

        The name of the corporation (the "Corporation") is:

CYS Investments, Inc.

ARTICLE II

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

        The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation (the "Charter"), and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to, and not in limitation of, the general powers of corporations under the general laws of the State of Maryland.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

        Section 4.1    Number of Directors.     The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the "Board of Directors"). The number of directors of the Corporation is two (2), which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the "Bylaws"), but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). The names of the directors who shall serve until their successors are duly elected and qualify are:

Thomas Siering
Brad Farrell

        The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

        Section 4.2    Extraordinary Actions.     Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Section 4.3    Authorization by Board of Directors of Stock Issuance.     The Board of Directors, without approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

        Section 4.4    Preemptive and Appraisal Rights.     Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

        Section 4.5    Indemnification.     To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall have the power to obligate itself to indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

        Section 4.6    Determinations by Board of Directors.     The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset

B-1-2

owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

ARTICLE V

STOCK

        Section 5.1    Authorized Shares.     The Corporation has authority to issue 500,000,000 shares of stock, consisting of 450,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), and 50,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2 or Section 5.3 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

        Section 5.2    Common Stock.     Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

        Section 5.3    Preferred Stock.    The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, into one or more classes or series of stock.

        Section 5.4    Classified or Reclassified Shares.     Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

        Section 5.5    Charter and Bylaws.     The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Bylaws may provide that the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

B-1-3

 ARTICLE VI

AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

ARTICLE VII

LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

B-1-4

 ANNEX B-2

CYS INVESTMENTS, INC.

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

        Section 1.    PRINCIPAL OFFICE.     The principal office of CYS Investments, Inc. (the "Corporation"), in the State of Maryland shall be located at such place as the board of directors of the Corporation (the "Board of Directors") may designate.

        Section 2.    ADDITIONAL OFFICES.     The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1.    PLACE.     All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws (the "Bylaws") and stated in the notice of the meeting.

        Section 2.    ANNUAL MEETING.     An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid acts of the Corporation.

        Section 3.    SPECIAL MEETINGS.     Each of the chief executive officer, president and Board of Directors may call a special meeting of stockholders. A special meeting of stockholders shall be held on the date and at the time and place set by the chief executive officer, president or Board of Directors, whoever has called the meeting. A special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. The secretary shall inform such stockholders of the reasonably estimated costs of preparing and mailing notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the secretary shall give notice to each stockholder entitled to notice of the meeting.

        Section 4.    NOTICE.     Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting, notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called. Such notice may be delivered by mail, by presenting it to such stockholder personally, by leaving it at the stockholder's residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder's address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless a stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

        Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

        Section 5.    ORGANIZATION AND CONDUCT.     Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary's absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 6.    QUORUM; ADJOURNMENTS.     At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the "Charter") for the vote necessary for the approval of any matter. If, however, such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

        The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

B-2-2

        Section 7.    VOTING.     A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted, without any right to cumulative voting. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

        Section 8.    PROXIES.     A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder's duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

        Section 9.    VOTING OF STOCK BY CERTAIN HOLDERS.     Stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, managing member or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.

        Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

        The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

        Section 10.    INSPECTORS.     The Board of Directors or the chairman of the meeting, in advance of or at any meeting, may, but need not, appoint one or more inspectors for the meeting and any successor to an inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chairman of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or

B-2-3

inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

        Section 11.    CONTROL SHARE ACQUISITION ACT.     Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the "MGCL"), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

        Section 12.    ACTION WITHOUT MEETING.     Any action to be taken by the stockholders may be taken without a meeting, if, prior to such action, all stockholders entitled to vote thereon shall consent in writing or by electronic transmission to such action being taken, and such consent shall be treated for all purposes as a vote at a meeting.

ARTICLE III

DIRECTORS

        Section 1.    GENERAL POWERS.     The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

        Section 2.    NUMBER, TENURE AND RESIGNATIONS.     At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL nor more than ten (10), and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

        Section 3.    ANNUAL AND REGULAR MEETINGS.     An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

        Section 4.    SPECIAL MEETINGS.     Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

        Section 5.    NOTICE.     Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the

B-2-4

message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

        Section 6.    QUORUM.     A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

        The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

        Section 7.    VOTING.     The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

        Section 8.    ORGANIZATION.     At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

        Section 9.    TELEPHONE MEETINGS.     Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

        Section 10.    CONSENT BY DIRECTORS WITHOUT A MEETING.     Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

        Section 11.    VACANCIES.     If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors; and any individual so

B-2-5

elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

        Section 12.    COMPENSATION.     Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

        Section 13.    RELIANCE.     Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person's professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

        Section 14.    RATIFICATION.     The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders' derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

        Section 15.    CERTAIN RIGHTS OF DIRECTORS AND OFFICERS.     A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

        Section 16.    EMERGENCY PROVISIONS.     Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an "Emergency"). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio, and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

B-2-6

 ARTICLE IV

COMMITTEES

        Section 1.    NUMBER, TENURE AND QUALIFICATIONS.     The Board of Directors may appoint from among its members one or more committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

        Section 2.    POWERS.     The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law.

        Section 3.    MEETINGS.     Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. Unless the Board of Directors prescribes voting rules to the contrary, the act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

        Section 4.    TELEPHONE MEETINGS.     Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

        Section 5.    CONSENT BY COMMITTEES WITHOUT A MEETING.     Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

        Section 6.    VACANCIES.     Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

        Section 1.    GENERAL PROVISIONS.     The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

        Section 2.    REMOVAL AND RESIGNATION.     Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract

B-2-7

rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

        Section 3.    VACANCIES.     A vacancy in any office may be filled by the Board of Directors for the balance of the term.

        Section 4.    CHIEF EXECUTIVE OFFICER.     The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

        Section 5.    CHIEF OPERATING OFFICER.     The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

        Section 6.    CHIEF FINANCIAL OFFICER.     The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

        Section 7.    CHAIRMAN OF THE BOARD.     The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

        Section 8.    PRESIDENT.     In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

        Section 9.    VICE PRESIDENTS.     In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

B-2-8

        Section 10.    SECRETARY.     The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

        Section 11.    TREASURER.     The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

        The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

        Section 12.    ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.     The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

        Section 13.    COMPENSATION.     The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

        Section 1.    CONTRACTS.     The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

        Section 2.    CHECKS AND DRAFTS.     All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

        Section 3.    DEPOSITS.     All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

B-2-9

 ARTICLE VII

STOCK

        Section 1.    CERTIFICATES.     Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

        Section 2.    TRANSFERS.     All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

        The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

        Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

        Section 3.    REPLACEMENT CERTIFICATE.     Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct, and/or provide the Corporation with a written indemnity, as indemnity against any claim that may be made against the Corporation.

        Section 4.    FIXING OF RECORD DATE.     The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

        When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to

B-2-10

apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

        Section 5.    STOCK LEDGER.     The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

        Section 6.    FRACTIONAL STOCK; ISSUANCE OF UNITS.     The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

        The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

        Section 1.    AUTHORIZATION.     Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

        Section 2.    CONTINGENCIES.     Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

        Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

        Section 1.    SEAL.     The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and

B-2-11

the words "Incorporated Maryland." The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

        Section 2.    AFFIXING SEAL.     Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

        To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

        Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph of this Article XII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

        Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

B-2-12

 ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

        Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any present or former director or officer or other employee or stockholder of the Corporation to the Corporation or to the stockholders of the Corporation or any standard of conduct applicable to the directors of the Corporation, (c) any action asserting a claim against the Corporation or any present or former director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL or the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any present or former director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

ARTICLE XV

AMENDMENT OF BYLAWS

        The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

B-2-13

ANNEX C

TWO HARBORS INVESTMENT CORP.

FORM OF ARTICLES SUPPLEMENTARY

7.75% Series D Cumulative Redeemable Preferred Stock

        Two Harbors Investment Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Under a power contained in Article VI of the charter of the Corporation (the "Charter"), the Board of Directors (the "Board of Directors") of the Corporation, by duly adopted resolutions classified and designated 3,000,000 authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation ("Preferred Stock") as shares of 7.75% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Series D Preferred Stock"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

        1.    Designation and Number.    A series of Preferred Stock, classified as the "7.75% Series D Cumulative Redeemable Preferred Stock" is hereby established. The number of authorized shares of the Series D Preferred Stock shall be 3,000,000.

        2.    Maturity.    The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series D Preferred Stock or (ii) the Series D Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series D Preferred Stock.

        3.    Ranking.    The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the common stock of the Corporation, par value $0.01 per share (the "Common Stock"), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation's 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.50% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share, and all other all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term "equity securities" shall not include convertible debt securities.

        4.    Dividends.

          (a)   Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 7.75% of the $25.00 per share liquidation preference per annum (equivalent to $1.9375 per annum per share). Dividends on the Series D Preferred Stock shall accumulate daily and shall be cumulative from, and including, [July 15, 2018](1) and shall be payable for each subsequent quarterly dividend

(1)
NTD: Insert most recent Dividend Payment Date before the Closing Date.

  period, quarterly in arrears on the 15th day of each January, April, July and October (each, a "Dividend Payment Date"); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a "Dividend Record Date"). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

          (b)   No dividends on shares of Series D Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

          (c)   Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears, and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series D Preferred Stock.

          (d)   Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series D Preferred Stock as to dividends and upon liquidation and for transfers made pursuant to the provisions of Article VII of the Charter); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of any class or series of stock pursuant to the provisions of Article VII of

C-1-2

  the Charter to preserve its status as a REIT (as defined in the Charter) for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock and any Preferred Stock that the Corporation may issue ranking on a parity with the Series D Preferred Stock as to dividends or upon liquidation.

          (e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of Preferred Stock that the Corporation may issue ranking on a parity as to dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series D Preferred Stock and accumulated or accrued dividends per share on such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears.

          (f)    "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

          (g)   "Set apart for payment" shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

        5.    Liquidation Preference.

          (a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

          (b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes

C-1-3

  or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c)   Holders of Series D Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          (d)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series D Preferred Stock shall not be added to the Corporation's total liabilities.

        6.    Redemption.

          (a)   The Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

          (b)   Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as hereinafter defined), the Corporation provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to this Section 6, the holders of Series D Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares called for redemption.

          (c)   A "Change of Control" is deemed to occur when, after the effective time of the merger of CYS Investments, Inc., a Maryland corporation, with and into a wholly owned subsidiary of the Corporation, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the "NYSE"), the NYSE Amex Equities (the "NYSE Amex") or the Nasdaq Stock Market ("Nasdaq"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

C-1-4

          (d)   In the event the Corporation elects to redeem Series D Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series D Preferred Stock called for redemption at such holder's address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a) or Section 6(b) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series D Preferred Stock being so called for redemption will not be able to tender such shares of Series D Preferred Stock for conversion in connection with the Change of Control and that each share of Series D Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series D Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes.

          (e)   Holders of shares Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

          (f)    If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

          (g)   If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

          (h)   If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine that will not result in the automatic transfer of any shares of Series D Preferred Stock to a trust pursuant to Article VII of the Charter (as to restrictions on transfer and ownership of shares of the Corporation's capital stock).

C-1-5

          (i)    Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(i), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

          (j)    Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging them for its capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series D Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

          (k)   Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

        7.    Conversion Rights.    Shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

          (a)   Upon the occurrence of a Change of Control, each holder of Series D Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock held by such holder pursuant to Section 6, in which case such holder will have the right only with respect to shares of Series D Preferred Stock that are not called for redemption) to convert some or all of the shares of Series D Preferred Stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series D Preferred Stock (the "Common Stock Conversion Consideration") equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series D Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the

C-1-6

  "Conversion Rate"); and (ii) [    •    ](2) (the "Share Cap"), subject to adjustments provided in Section 7(b) below.

          (b)   The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a "Share Split") with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series D Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

          (c)   The "Change of Control Conversion Date" is the date the Series D Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series D Preferred Stock.

          (d)   The "Common Stock Price" is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

          (e)   In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series D Preferred Stock will receive upon conversion of such shares of Series D Preferred Stock the kind and amount of Alternative Form

(2)
NTD: Share cap to be adjusted to preserve the economics of the Crest preferred. Formula would be: New Share Cap is equal to (A) Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the Per Share Cash Consideration and (y) the product of (1) the Exchange Ratio and (2) the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date) and (ii) the denominator is the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date).

C-1-7

  Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the "Conversion Consideration").

          (f)    If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

          (g)   No fractional shares of Common Stock upon the conversion of the Series D Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

          (h)   Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series D Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series D Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series D Preferred Stock in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series D Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series D Preferred Stock, holders will not be able to convert the shares of Series D Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series D Preferred Stock; (ix) the procedures that the holders of Series D Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series D Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

          (i)    The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series D Preferred Stock.

C-1-8

          (j)    To exercise the Change of Control Conversion Right, the holders of Series D Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series D Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series D Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series D Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series D Preferred Stock to be converted; and (iii) that the shares of Series D Preferred Stock are to be converted pursuant to the applicable provisions of the Series D Preferred Stock.

          (k)   Holders of Series D Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series D Preferred Stock; (ii) if certificated Series D Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series D Preferred Stock; and (iii) the number of shares of Series D Preferred Stock, if any, which remain subject to the holder's conversion notice.

          (l)    Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series D Preferred Stock are held in book-entry form through The Depository Trust Company ("DTC") or a similar depositary (each, a "Depositary"), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

          (m)  Series D Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to Section 6, in which case only the shares of Series D Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series D Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

          (n)   The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

          (o)   In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series D Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series D Preferred Stock, no holder of Series D Preferred Stock will be entitled to convert such shares of Series D Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to exceed the applicable share transfer and ownership

C-1-9

  limitations contained in Article VII of the Charter, unless the Corporation provides an exemption from this limitation to such holder pursuant to Article VII of the Charter.

          (p)   Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series D Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series D Preferred Stock to be converted.

        8.    Voting Rights.

          (a)   Holders of the Series D Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote, except that when shares of any other class or series of the Preferred Stock have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

          (b)   Whenever dividends on any shares of Series D Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock, voting together as a single class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series D Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series D Preferred Stock (voting as a single class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred

C-1-10

  Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

          (c)   If a special meeting at a place within the United States designated by the Corporation is not called by the Corporation within 30 days after request from the holders of Series D Preferred Stock as described in Section 8(b) hereof, then the holders of record of at least 25% of the outstanding Series D Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b) hereof, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

          (d)   If, at any time when the voting rights conferred upon the Series D Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

          (e)   So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, voting together as a single class with all series of Preferred Stock ranking on a parity with the Series D Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an "Event"); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Stock and, provided further, that any increase in the amount of the authorized Common Stock or Preferred Stock, including the Series D Preferred Stock, or the creation or issuance of any additional shares of Series D Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series,

C-1-11

  in each case ranking on a parity with or junior to the Series D Preferred Stock that the Corporation may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (f)    The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series D Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6 hereof.

          (g)   Except as expressly stated in this Section 8, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series D Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series D Preferred Stock.

          (h)   Notwithstanding the foregoing, holders of any series of Preferred Stock ranking on a parity with the Series D Preferred Stock that the Corporation may issue shall not be entitled to vote together as a class with the holders of Series D Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series D Preferred Stock and such other series of Preferred Stock equally.

        9.    Information Rights.    During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series D Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series D Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a "non-accelerated filer" within the meaning of the Exchange Act.

        10.    Restrictions on Ownership and Transfer.    The Series D Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Charter.

        11.    Record Holders.    The Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

        12.    Office or Agency.    For so long as any shares of Series D Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series D Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

C-1-12

        SECOND:    The Series D Preferred Stock has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and vote required by law.

        THIRD:    The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

C-1-13

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its [    •    ] and attested to by its [    •    ] on this [    •    ]th day of [    •    ], 2018.

ATTEST:			Two Harbors Investment Corp.
By:	/s/ [•]		By:	/s/ [•]
	Name:	[•]		Name:	[•]
	Title:	[•]		Title:	[•]

[Signature Page to the Articles Supplementary]

ANNEX D

TWO HARBORS INVESTMENT CORP.

FORM OF ARTICLES SUPPLEMENTARY

7.50% Series E Cumulative Redeemable Preferred Stock

        Two Harbors Investment Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Under a power contained in Article VI of the charter of the Corporation (the "Charter"), the Board of Directors (the "Board of Directors") of the Corporation, by duly adopted resolutions classified and designated 8,000,000 authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation ("Preferred Stock") as shares of 7.50% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Series E Preferred Stock"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

        1.    Designation and Number.    A series of Preferred Stock, classified as the "7.50% Series E Cumulative Redeemable Preferred Stock" is hereby established. The number of authorized shares of the Series E Preferred Stock shall be 8,000,000.

        2.    Maturity.    The Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series E Preferred Stock or (ii) the Series E Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series E Preferred Stock.

        3.    Ranking.    The Series E Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the common stock of the Corporation, par value $0.01 per share (the "Common Stock"), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation's 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.75% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share, and all other equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term "equity securities" shall not include convertible debt securities.

        4.    Dividends.

          (a)   Holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 7.50% of the $25.00 per share liquidation preference per annum (equivalent to $1.875 per annum per share). Dividends on the Series E Preferred Stock shall accumulate daily and shall be cumulative from, and including, [July 15, 2018](1) and shall be payable for each subsequent quarterly dividend

(1)
NTD: Insert most recent Dividend Payment Date before the Closing Date.

  period, quarterly in arrears on the 15th day of each January, April, July and October (each, a "Dividend Payment Date"); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series E Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series E Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a "Dividend Record Date"). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

          (b)   No dividends on shares of Series E Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

          (c)   Notwithstanding anything to the contrary contained herein, dividends on the Series E Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears, and holders of the Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E Preferred Stock.

          (d)   Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon shares of Common Stock or Preferred Stock that rank junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that rank junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock and Preferred Stock that rank junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that rank junior to the Series E Preferred Stock as to dividends and upon liquidation and for transfers made pursuant to the provisions of Article VII of the Charter); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of any class or series of stock pursuant to the provisions of Article VII of the Charter to preserve its status as a REIT (as defined in the Charter) for federal income tax purposes or pursuant to a purchase or exchange

D-1-2

  offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock and any Preferred Stock that rank on a parity with the Series E Preferred Stock as to dividends or upon liquidation.

          (e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other series of Preferred Stock that rank on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other series of Preferred Stock that rank on a parity as to dividends with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series E Preferred Stock and accumulated or accrued dividends per share on such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

          (f)    "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

          (g)   "Set apart for payment" shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock ranking junior to or on a parity with the Series E Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series E Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

        5.    Liquidation Preference.

          (a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series E Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series E Preferred Stock as to liquidation rights.

          (b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that ranks on a parity with the Series E Preferred Stock in the distribution of assets, then the holders of the Series E Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

D-1-3

          (c)   Holders of Series E Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          (d)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series E Preferred Stock shall not be added to the Corporation's total liabilities.

        6.    Redemption.

          (a)   Optional Redemption Right. The Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

          (b)   Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as hereinafter defined), the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to this Section 6, the holders of Series E Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares called for redemption.

          (c)   A "Change of Control" is deemed to occur when, after the effective time of the merger of CYS Investments, Inc., a Maryland corporation, with and into a wholly owned subsidiary of the Corporation, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the "NYSE"), the NYSE Amex Equities (the "NYSE Amex") or the Nasdaq Stock Market ("Nasdaq"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

D-1-4

          (d)   In the event the Corporation elects to redeem Series E Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series E Preferred Stock called for redemption at such holder's address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a) or Section 6(b) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series E Preferred Stock being so called for redemption will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and that each share of Series E Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series E Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes.

          (e)   Holders of shares of Series E Preferred Stock to be redeemed shall surrender the Series E Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

          (f)    If notice of redemption of any shares of Series E Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption in trust for the benefit of the holders of the shares of Series E Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series E Preferred Stock, those shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

          (g)   If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

          (h)   If less than all of the outstanding Series E Preferred Stock is to be redeemed, the Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine that will not result in the automatic transfer of any shares of Series E Preferred Stock to a trust pursuant to Article VII of the Charter (as to restrictions on transfer and ownership of shares of the Corporation's capital stock).

D-1-5

          (i)    Immediately prior to any redemption of Series E Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series E Preferred Stock to be redeemed.

          (j)    Unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock (except by exchanging them for its capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series E Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

          (k)   Subject to applicable law, the Corporation may purchase shares of Series E Preferred Stock in the open market, by tender or by private agreement. Any shares of Series E Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

        7.    Conversion Rights.    Shares of Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

          (a)   Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series E Preferred Stock that are not called for redemption) to convert some or all of the shares of Series E Preferred Stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock (the "Common Stock Conversion Consideration") equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series E Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series E Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the

D-1-6

  "Conversion Rate"); and (ii) [    •    ](2) (the "Share Cap"), subject to adjustments provided in Section 7(b) below.

          (b)   The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a "Share Split") with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

          (c)   The "Change of Control Conversion Date" is the date the Series E Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series E Preferred Stock.

          (d)   The "Common Stock Price" is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

          (e)   In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series E Preferred Stock will receive upon conversion of such shares of Series E Preferred Stock the kind and amount of Alternative Form

(2)
NTD: Share cap to be adjusted to preserve the economics of the Crest preferred. Formula would be: New Share Cap is equal to (A) Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the Per Share Cash Consideration and (y) the product of (1) the Exchange Ratio and (2) the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date) and (ii) the denominator is the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date).

D-1-7

  Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the "Conversion Consideration").

          (f)    If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

          (g)   No fractional shares of Common Stock upon the conversion of the Series E Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

          (h)   Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series E Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series E Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series E Preferred Stock in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series E Preferred Stock, holders will not be able to convert the shares of Series E Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series E Preferred Stock; (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series E Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

          (i)    The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series E Preferred Stock.

D-1-8

          (j)    To exercise the Change of Control Conversion Right, the holders of Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series E Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series E Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the applicable provisions of the Series E Preferred Stock.

          (k)   Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated Series E Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the holder's conversion notice.

          (l)    Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series E Preferred Stock are held in book-entry form through The Depository Trust Company ("DTC") or a similar depositary (each, a "Depositary"), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

          (m)  Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

          (n)   The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

          (o)   In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series E Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series E Preferred Stock, no holder of Series E Preferred Stock will be entitled to convert such shares of Series E Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to exceed the applicable share transfer and

D-1-9

  ownership limitations contained in Article VII of the Charter, unless the Corporation provides an exemption from this limitation to such holder pursuant to Article VII of the Charter.

          (p)   Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series E Preferred Stock to be converted.

        8.    Voting Rights.

          (a)   Holders of the Series E Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series E Preferred Stock are entitled to vote, each share of Series E Preferred Stock will be entitled to one vote, except that when shares of any other class or series of the Preferred Stock have the right to vote with the Series E Preferred Stock as a single class on any matter, the Series E Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

          (b)   Whenever dividends on any shares of Series E Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and with which the Series E Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series E Preferred Stock, voting as a single class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series E Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series E Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series E Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series E Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series E Preferred Stock (voting as a single class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

D-1-10

          (c)   If a special meeting at a place within the United States designated by the Corporation is not called by the Corporation within 30 days after request from the holders of Series E Preferred Stock as described in Section 8(b) hereof, then the holders of record of at least 25% of the outstanding Series E Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b) hereof, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

          (d)   If, at any time when the voting rights conferred upon the Series E Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series E Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series E Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series E Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series E Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

          (e)   So long as any shares of Series E Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series E Preferred Stock outstanding at the time, voting together as a single class with all series of Preferred Stock ranking on a parity with the Series E Preferred Stock upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock (each, an "Event"); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series E Preferred Stock and, provided further, that any increase in the amount of the authorized Common Stock or Preferred Stock, including the Series E Preferred Stock, or the creation or issuance of any additional shares of Series E Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series E Preferred Stock that the Corporation may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

D-1-11

          (f)    The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series E Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6 hereof.

          (g)   Except as expressly stated in this Section 8, the Series E Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series E Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series E Preferred Stock.

          (h)   Notwithstanding the foregoing, holders of any series of Preferred Stock ranking on a parity with the Series E Preferred Stock shall not be entitled to vote together as a class with the holders of Series E Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series E Preferred Stock and such other series of Preferred Stock equally.

        9.    Information Rights.    During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series E Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series E Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a "non-accelerated filer" within the meaning of the Exchange Act.

        10.    Restrictions on Ownership and Transfer.    The Series E Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Charter.

        11.    Record Holders.    The Corporation and the transfer agent for the Series E Preferred Stock may deem and treat the record holder of any Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

        12.    Office or Agency.    For so long as any shares of Series E Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series E Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

        SECOND:    The Series E Preferred Stock has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and vote required by law.

D-1-12

        THIRD:    The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

D-1-13

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its [    •    ] and attested to by its [    •    ] on this [    •    ]th day of [    •    ], 2018.

ATTEST:			Two Harbors Investment Corp.
By:	/s/ [•]		By:	/s/ [•]
	Name:	[•]		Name:	[•]
	Title:	[•]		Title:	[•]

[Signature Page to the Articles Supplementary]

 EXHIBIT A

Calculation Principles

        All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in that certain Agreement and Plan of Merger (the "Agreement") by and among Two Harbors Investment Corp., a Maryland corporation ("Parent"), Eiger Merger Subsidiary LLC, a Maryland limited liability company and an indirect, wholly owned subsidiary of Parent ("Merger Sub"), and CYS Investments, Inc., a Maryland corporation (the "Company").

  1.
  Company and Parent investment securities, equity securities, mortgage servicing rights and derivatives shall be valued at market value as of the Determination Date in accordance with GAAP applied in a manner consistent with the party's past practice in the preparation of its audited financial statements.

  2.
  Parent loans held for sale shall be valued at fair value as of the Determination Date in accordance with GAAP and Parent's past practice in the preparation of its audited financial statements.

  3.
  Company Adjusted Book Value Per Share shall be calculated to reflect the value of the Company assets held as of the Determination Date set forth on Schedule 3.1(c)(i) based on the valuation determined by a Valuation Firm prior to the Determination Date and the methodology set forth on such schedule.

  4.
  Company Adjusted Book Value Per Share and Parent Adjusted Book Value Per Share shall in each case be calculated to reflect the deduction of the respective Company Preferred Stock and Parent Preferred Stock at liquidation preference.

  5.
  Company Adjusted Book Value Per Share and Parent Adjusted Book Value Per Share shall in each case be calculated based on the number of shares of respective Company Common Stock and Parent Common Stock issued and outstanding (excluding any Cancelled Shares), plus any shares of Company Common Stock or Parent Common Stock issuable upon the vesting of any Company Restricted Stock and Parent Restricted Stock.

  6.
  Company Adjusted Book Value Per Share shall reflect a reduction for the Company Additional Dividend Amount or any other distributions on shares of Company Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time.

  7.
  Parent Adjusted Book Value Per Share shall reflect a reduction for the Parent Additional Dividend Amount or any other distributions on shares of Parent Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time.

  8.
  Except as set forth in these calculation principles, no further adjustment will be made for expenses previously accrued, paid or otherwise reflected as of the Determination Date in the financial statements used to determine the Company Adjusted Book Value Per Share or the Parent Adjusted Book Value Per Share, other than to the extent necessary to correct any errors in the application of GAAP.

  9.
  The effect of the conversion or exchange of any outstanding securities that are convertible or exchangeable for Company Common Stock or Parent Common Stock shall be computed using the treasury stock method.

  10.
  If the Company is required after the date of the Agreement, but prior to the Determination Date, to record any impairment of goodwill or other intangible assets pursuant to GAAP, then the amount of such impairment will be disregarded from the determination of Company Adjusted Book Value Per Share.

  11.
  The Company Adjusted Book Value Per Share and the Parent Adjusted Book Value Per Share will exclude any expenses or reserves associated with any Proceeding made or initiated by any holder of Company Common Stock or Parent Common Stock, respectively, including any derivative claims, arising out of or relating to the Agreement or the Transactions, including the Merger.

 Annex B

April 25, 2018

The Board of Directors
Two Harbors Investment Corp.
575 Lexington Avenue
Suite 2930
New York, NY 10022

Dear Board of Directors:

        We understand that Two Harbors Investment Corp. ("TWO") is contemplating a merger of CYS Investments, Inc. ("CYS") and Eiger Merger Subsidiary LLC ("Merger Sub" and, such merger, the "Transaction"), an indirect wholly owned subsidiary of TWO, with CYS as the surviving entity in the Transaction, on the terms and subject to the conditions set forth in the Agreement (as defined below). We also understand that the Agreement provides that, by virtue of the Transaction, each outstanding share of the common stock, par value $0.01 per share, of CYS ("CYS Common Stock"), excluding any Cancelled Shares (as defined in the Agreement), will be converted into the right to receive from TWO (a) that number of shares (the "Per Share Stock Consideration") of the common stock, par value $0.01 per share, of TWO ("TWO Common Stock") equal to the Exchange Ratio (as defined in the Agreement), and (b) the Per Share Cash Consideration (as defined in the Agreement), the aggregate of which Per Share Cash Consideration to be paid for all outstanding shares of CYS Common Stock will be $15 million. With the approval of TWO, we also understand that the Exchange Ratio, calculated based on the Company Adjusted Book Value Per Share (as defined in the Agreement) as of March 31, 2018 (as provided by CYS) and the Parent Adjusted Book Value Per Share (as defined in the Agreement) as of March 31, 2018 (as provided by TWO), would be 0.4872. As more fully described in the Agreement, the external manager of TWO, PRCM Advisers LLC ("Pine River"), will agree in a separate letter agreement (i) to reduce its base management fee with respect to the additional equity under management resulting from the Transactions to 0.75% for a one-year period (the "Base Management Fee Rate Reduction"), and (ii) for the fiscal quarter in which the closing of the Transaction occurs, to make a one-time downward adjustment of its management fees payable by TWO for such quarter by $15 million (the "Additional Management Fee Reduction" and, together with the Base Management Fee Rate Reduction, the "Management Fee Reductions").

        The Board of Directors of TWO (the "Board") (a) will be considering certain financial aspects of the Transaction, among other matters, prior to deciding whether or not to approve the execution and delivery of the Agreement and (b) has requested our opinion as to whether the Per Share Stock Consideration is fair, from a financial point of view, to TWO. As you are aware, TWO has advised us, and we have assumed, that the proceeds of the Additional Management Fee Reduction will be used by TWO to fund the aggregate Per Share Cash Consideration and, accordingly, (i) we have treated the Per Share Cash Consideration as if it were paid directly by Pine River and not TWO and (ii) our opinion does not address, and we express no view or opinion with respect to, the Per Share Cash Consideration.

        For purposes of our opinion, we have:

  1.
  reviewed the financial terms and conditions of a draft dated April 25, 2018 of the Agreement and Plan of Merger to be entered into by TWO, Merger Sub and CYS (the "Agreement");

  2.
  reviewed certain publicly available business and financial information relating to CYS and TWO, including research analyst estimates for CYS and TWO;

  3.
  reviewed certain financial projections provided to us by CYS relating to CYS and certain other historical and current financial and business information relating to CYS provided to us by CYS, including estimates of the senior management of CYS as to the net asset value per share of CYS as of March 31, 2018;

  4.
  reviewed certain historical, current and prospective financial and business information relating to TWO provided to us by TWO, including estimates of the senior management of TWO (which consists solely of employees of Pine River) as to the net asset value per share of TWO as of March 31, 2018;

  5.
  held discussions regarding the operations, financial condition and prospects of CYS and TWO with the respective senior managements of CYS and TWO;

  6.
  reviewed the financial and stock market performance of CYS and TWO and compared them with one another and with those of certain other publicly traded companies that we deemed to be relevant;

  7.
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  8.
  reviewed the premiums paid in certain publicly announced specialty finance mergers and acquisitions transactions;

  9.
  reviewed the current and historical trading prices and volume for CYS Common Stock and TWO Common Stock;

  10.
  reviewed certain publicly available research analyst price targets for CYS; and

  11.
  performed such other studies, analyses and inquiries and considered such other factors as we deemed appropriate.

        In arriving at our opinion, we have, with your consent, (i) relied upon and assumed the accuracy and completeness of all information from public sources or which was provided to us by or on behalf of CYS or TWO or otherwise reviewed by us, without independent verification, (ii) not assumed any responsibility for independently verifying such information, and (iii) relied on the assurances of the senior managements of CYS and TWO that they are not aware of any facts or circumstances that would make such information which was provided to us inaccurate or misleading. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CYS or TWO, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections and net asset value per share estimates referred to above and any other forecasts or forward-looking information, we have assumed, upon the advice of the respective senior managements of CYS and TWO, as the case may be, that such projections, estimates, forecasts and information were reasonably prepared and reflect the best currently available estimates and good faith judgments of the managements of CYS and TWO, as the case may be, as to the expected future results of operations and financial condition of CYS and TWO and the other matters covered thereby, and we have relied on such information in arriving at our opinion and have not assessed the reasonableness or achievability of such projections, estimates, forecasts and information. Further, with respect to such financial projections, as part of our analysis in connection with this opinion, we have assumed, at the direction of TWO, that the financial results reflected therein can be realized in the amounts and at the times indicated thereby. In addition, we have not performed or relied upon any analysis to (i) value the respective portfolio investments or assets of CYS or TWO, (ii) value any preferred securities of CYS or TWO, or (iii) evaluate the potential pro forma financial and/or strategic effects of the Transaction on TWO. We also have assumed that there will be no developments with respect to the housing market, mortgage industry and related credit and financial markets that would be material in any respect to our analysis or opinion.

        In addition, in arriving at our opinion, we have assumed, with your consent, that (i) there has been no material change in any of the assets, financial condition, business or prospects of CYS or TWO since the date of the most recent financial statements and other information made available to us, (ii) all material information we have requested from TWO and CYS during the scope of our engagement has been provided to us fully and in good faith, (iii) the Transaction and related transactions (including, without limitation, the Management Fee Reductions) will be consummated in accordance with the terms and conditions set forth in the Agreement (the final terms and conditions of which we have assumed will not differ in any respect material to our analysis from the aforementioned draft we have reviewed), without any waiver, modification or amendment of any material terms or conditions, (iv) the representations and warranties made by the parties to the Agreement are and will be true and correct in all respects material to our analysis, (v) all governmental and third party consents, approvals and agreements necessary for the consummation of the Transaction and related transactions will be obtained without any adverse effect on TWO, CYS or the Transaction, and (vi) the Transaction and related transactions will not violate any applicable federal or state statutes, rules or regulations. We have assumed, with your consent, that TWO and CYS have operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since their respective formation as a REIT, and also have assumed, with your consent, that the Transaction and related transactions will not adversely affect the REIT status of TWO. We have further assumed, with your consent, that the Transaction will qualify for the intended tax treatment described in the Agreement for U.S. federal income tax purposes. We have not reviewed, and express no view or opinion with respect to, the repurchase agreements of TWO or CYS.

        This opinion addresses only the fairness, from a financial point of view and as of the date hereof, to TWO of the Per Share Stock Consideration based on the illustrative 0.4872x exchange ratio referred to above. We express no view or opinion as to the form or structure of the Transaction, including, without limitation, the calculation of the Exchange Ratio, what the actual Exchange Ratio will be when determined, the allocation of the consideration to be paid to the holders of CYS Common Stock between the Per Share Stock Consideration and the Per Share Cash Consideration or the treatment of the outstanding preferred stock of CYS in the Transaction. This opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and does not address (i) the underlying decision of TWO to proceed with or effect the Transaction or any related transaction (including, without limitation, the Management Fee Reductions), (ii) the terms of the Transaction (other than the Per Share Stock Consideration to the extent expressly addressed herein), the Management Fee Reductions or any other related transaction or any arrangements, understandings, agreements or documents related to the Transaction or any related transaction, (iii) the fairness of the Transaction or any other transaction to TWO's equity holders or creditors, Pine River or any other person or entity (other than to TWO with respect to the Per Share Stock Consideration to the extent expressly addressed herein), (iv) the relative merits of the Transaction or any related transaction as compared to any alternative strategy or transaction that might exist for TWO, or the effect of any other transaction which it may consider in the future, (v) the tax, accounting or legal consequences of the Transaction or any related transaction, (vi) the solvency, creditworthiness, fair market value or fair value of any of TWO, CYS or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the appropriate capital structure of TWO or the potential dilutive or other effects of the Transaction on the existing security holders of TWO. This opinion expresses no opinion as to the fairness of the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons, relative to the Per Share Stock Consideration.

        Our opinion is necessarily based on business, economic, monetary, market and other conditions as they exist and can reasonably be evaluated on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion, and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof (regardless of the closing date of the Transaction). We have not been engaged to amend, supplement or update this opinion at any time. We express no view or opinion as to what the value of TWO Common Stock or any other security of TWO actually will be when issued pursuant to the Transaction or otherwise or the prices at which TWO Common Stock, CYS Common Stock or any other security of TWO or CYS may be purchased, sold or exchanged, or otherwise be transferable, at any time. We also express no view or opinion as to the prices at which any of the respective portfolio investments or assets of TWO or CYS may be purchased, sold or exchanged, or otherwise be transferable, at any time.

        We have acted as a financial advisor to TWO with respect to the proposed Transaction and will receive a fee for our services, a portion of which became payable upon the execution of our engagement agreement, a portion of which is payable upon the delivery of this opinion and a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, (i) TWO has agreed to indemnify us against certain claims and liabilities related to or arising out of our engagement, and (ii) we may seek to provide investment banking and other financial services to TWO, CYS or their respective affiliates in the future, for which we would expect to receive compensation. We and our affiliates in the past have provided investment banking and other financial services to TWO and CYS and have received and may receive compensation for the rendering of these services, including (i) having acted as manager for a share repurchase program of CYS and (ii) having acted as manager on the at-the-market equity placement program for CYS. Furthermore, we have acted as co-manager on the initial public offering of Granite Point Mortgage Trust Inc., then an affiliate of TWO.

        This opinion was approved by a JMP Securities LLC fairness opinion committee.

        This opinion is directed and addressed to the Board (in its capacity as such) in connection with its consideration of the Transaction. This opinion does not (i) constitute a recommendation as to how the Board or any shareholder should act or vote with respect to the Transaction or any other matter, and (ii) create any fiduciary duties on the part of JMP Securities LLC to any persons or entities.

        Based upon and subject to and in reliance on the foregoing, it is our opinion that, as of the date hereof, the Per Share Stock Consideration is fair, from a financial point of view, to TWO.

Very truly yours,

/s/ JMP Securities LLC

JMP SECURITIES LLC

 Annex C

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL
April 25, 2018

Board of Directors
CYS Investments, Inc.
500 Totten Pond Road, 6th Floor
Waltham, Massachusetts 02451

Members of the Board of Directors:

        We understand that CYS Investments, Inc. (the "Company") intends to enter into a transaction (the "Proposed Transaction") with Two Harbors Investment Corp., a Maryland corporation ("Parent"), and Eiger Merger Subsidiary LLC, a Maryland limited liability company and an indirect wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the "Merger"). We further understand that, upon the effectiveness of the Merger, among other things, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") (other than any shares held by Parent, Merger Sub, the Company or any of their respective wholly owned subsidiaries ("Cancelled Shares")) will be converted into the right to receive (i) that number of validly issued, fully-paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the quotient determined by dividing (1) the product of (x) the Company Adjusted Book Value Per Share (as defined in the Agreement and Plan of Merger proposed to be entered into by and among Parent, Merger Sub and the Company (the "Agreement")) multiplied by (y) 96.75% by (2) the product of (x) the Parent Adjusted Book Value Per Share (as defined in the Agreement) multiplied by (y) 94.20%, in each case as determined in accordance with the Agreement (the such number, the "Exchange Ratio") and (ii) an amount equal to the quotient determined by dividing (1) $15,000,000 by (2) the sum of (x) the number of shares of Company Common Stock issued and outstanding (excluding any Cancelled Shares) immediately prior to the effective time of the Proposed Transaction (the "Effective Time") plus (y) the number of shares of Company Common Stock issuable upon the vesting of outstanding awards of Company Common Stock subject to vesting, repurchase or other lapse restriction ("Company Restricted Stock") granted pursuant to the Company's 2013 Equity Incentive Plan (as defined in the Agreement) ((i) and (ii) together, the "Consideration"). Further, the Agreement provides that PRCM Advisers LLC, the external manager of Parent, has agreed, in a separate agreement, (i) for the fiscal quarter in which the Effective Time occurs, to make a one-time downward adjustment of its management fees payable to it by Parent for such quarter by $15 million, plus up to an additional $3.3 million for certain transaction-related expenses and (ii) to reduce its base management fee with respect to the additional equity under management resulting from the Proposed Transaction to 0.75% from the Effective Time through the first anniversary of the Effective Time. For purposes of our analyses and this opinion, we have assumed at the direction of the Company that (a) the Company Adjusted Book Value Per Share (as of March 31, 2018) equals $7.41, (b) the Parent Adjusted Book Value Per Share (as of March 31, 2018) equals $15.63, (c) the sum of the number of issued and outstanding shares of Company Common Stock (excluding any Cancelled Shares) plus the number of shares of Company Common Stock issuable upon the vesting of outstanding Company Restricted Stock (as of April 25, 2018) equals 155,438,320 and (d) the Exchange Ratio equals 0.4872x, in each case as provided by the Company and based on the assumption that the Proposed Transaction is consummated on April 25, 2018.

        The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than the holders of Cancelled Shares) of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the holders of shares of Company Common Stock in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

        In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of April 25, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Parent that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company and furnished to us by the Company (the "Company Projections"); (4) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by Parent or the Company, including financial projections of Parent prepared by management of Parent and furnished to us by Parent (the "Parent Projections"); (5) financial and operating information with respect to the business, operations and prospects of the pro forma combined company furnished to us by Parent or the Company, including financial projections of the pro forma combined company (reflecting consummation of the Proposed Transaction) prepared by management of Parent and furnished to us by Parent (the "Pro Forma Projections"); (6) a trading history of each of the Company Common Stock and the Parent Common Stock from June 17, 2009 to April 20, 2018 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant; (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; and (9) published estimates of independent research analysts with respect to the future financial performance and net asset value of the Company and Parent and price targets of the Company Common Stock and Parent Common Stock. In addition, we have had discussions with the managements of the Company and Parent concerning the business, operations, assets, liabilities, financial condition and prospects of Parent and with the management of the Company concerning the strategic rationale for the Proposed Transaction and the business, operations, assets, liabilities, financial condition and prospects of the Company; and we have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice and at the direction of the

Company, we have assumed that such projections, based on the assumptions stated therein, (a) have been reasonably prepared and (b) reflect the most reasonable currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Parent Projections, upon the advice and at the direction of the Company, we have assumed that such projections, based on the assumptions stated therein, (a) have been reasonably prepared and (b) reflect the most reasonable currently available estimates of the management of the Company as to the future financial performance of Parent and that Parent will perform substantially in accordance with such projections. With respect to the Pro Forma Projections, upon the advice and at the direction of the Company, we have assumed that such projections, based on the assumptions stated therein, (a) have been reasonably prepared and (b) reflect the most reasonable currently available estimates and judgments of the management of the Company as to the future financial performance of the pro forma combined company and that the pro forma combined company will perform substantially in accordance with the Pro Forma Projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Parent and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Parent. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

        We express no opinion as to the prices at which (i) shares of Parent Common Stock would trade following the announcement or consummation of the Proposed Transaction or (ii) shares of Company Common Stock would trade following the announcement of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Parent Common Stock to be held by the holders of shares of Company Common Stock after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

        We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the holders of shares of Company Common Stock (other than the holders of Cancelled Shares) in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have acted as a lender under Parent's existing warehouse facility.

        Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any holder of shares of Company Common Stock of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

 Annex D

April 25, 2018

CYS Investments, Inc.
500 Totten Pond Road, 6th Floor
Waltham, Massachusetts 02451
Attention: Board of Directors

Members of the Board:

        You have asked us to advise you in your capacity as the Board of Directors (the "Board") of CYS Investments, Inc. (the "Company") with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share ("Company Common Stock"), of the Company, other than Two Harbors Investment Corp. ("Parent"), Eiger Merger Subsidiary LLC, a wholly owned subsidiary of Parent ("Merger Sub"), the Company and any of their respective wholly owned subsidiaries (collectively, the "Excluded Holders"), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") to be entered into by and among Parent, Merger Sub and the Company. We understand that the Agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "Transaction") pursuant to which each outstanding share of Company Common Stock, other than any shares held by Excluded Holders, will be converted into the right to receive (i) that number of validly issued, fully-paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the quotient determined by dividing (1) the product of (x) the Company Adjusted Book Value Per Share (as defined in the Agreement) multiplied by (y) 96.75% by (2) the product of (x) the Parent Adjusted Book Value Per Share (as defined in the Agreement) multiplied by (y) 94.20%, in each case as determined in accordance with the Agreement (such number, the "Exchange Ratio") and (ii) an amount equal to the quotient determined by dividing (1) $15,000,000 by (2) the sum of (x) the number of shares of Company Common Stock issued and outstanding (excluding any shares of Company Common Stock held by the Excluded Holders) immediately prior to the effective time of the Transaction (the "Effective Time") plus (y) the number of shares of Company Common Stock issuable upon the vesting of outstanding awards of Company Common Stock subject to vesting, repurchase or other lapse restriction ("Company Restricted Stock") granted pursuant to the Company's 2013 Equity Incentive Plan (as defined in the Agreement) ((i) and (ii) together, the "Consideration"). Further, the Agreement provides that PRCM Advisers LLC, the external manager of Parent, has agreed, in a separate agreement, (i) for the fiscal quarter in which the Effective Time occurs, to make a one-time downward adjustment of its management fees payable to it by Parent for such quarter by $15 million, plus up to an additional $3.3 million for certain transaction-related expenses and (ii) to reduce its base management fee with respect to the additional equity under management resulting from the Transaction to 0.75% from the Effective Time through the first anniversary of the Effective Time. The terms and conditions of the Transaction are set forth more fully in the Agreement. For purposes of our analyses and this opinion, we have assumed at your direction that (a) the Company Adjusted Book Value Per Share (as of March 31, 2018) equals $7.41, (b) the Parent Adjusted Book Value Per Share (as of March 31, 2018) equals $15.63, (c) the sum of the number of issued and outstanding shares of Company Common Stock (excluding any shares of Company Common Stock held by the Excluded Holders) plus the number of shares of Company Common Stock issuable upon the vesting of outstanding Company Restricted Stock (as of April 25, 2018) equals 155,438,320 and (d) the Exchange Ratio equals 0.4872x, in each case as provided by the Company and based on the assumption that the Transaction is consummated on April 25, 2018.

        In arriving at our opinion, we have reviewed a draft, dated April 25, 2018, of the Agreement and certain publicly available business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company and Parent, including (a) financial forecasts relating to the Company for the fiscal years ending December 31, 2018 through December 31, 2020 (the "Company Projections") prepared and provided to us by the management of the Company, (b) financial forecasts relating to Parent for the fiscal quarters ending June 30, 2018 through December 31, 2020 (the "Parent Projections") prepared by the management of Parent and provided to us by the management of Parent and (c) financial forecasts relating to the pro forma combined company (reflecting consummation of the Transaction) for the fiscal quarters ending June 30, 2018 through December 31, 2020 (the "Pro Forma Projections") prepared by the management of Parent and provided to us by the management of Parent. We have also met with the management of Parent and certain of its representatives to discuss the business and prospects of Parent and have met with the management of the Company and certain of its representatives to discuss the business and prospects of Parent and the Company. We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and Parent, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Company Projections, we have been advised by the management of the Company, and we have assumed with your consent, that such forecasts and estimates, based on the assumptions stated therein, (a) have been reasonably prepared and (b) reflect the most reasonable currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Parent Projections and the Pro Forma Projections, we have been advised by the management of Parent, and we have assumed with your consent, that such forecasts and estimates, based on the assumptions stated therein, (a) have been reasonably prepared and (b) reflect the most reasonable currently available estimates and judgments of the management of the Company as to the future financial performance of Parent and the pro forma combined company, respectively. At your direction, we have assumed that the Company Projections, the Parent Projections and the Pro Forma Projections are a reasonable basis to evaluate the Company, Parent and the Transaction and at your direction we have relied upon the Company Projections, the Parent Projections and the Pro Forma Projections for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections, the Parent Projections or the Pro Forma Projections, or the assumptions and methodologies upon which they are based. With your consent, we have assumed that any adjustments to the Consideration pursuant to the Agreement or otherwise would not be material to our analyses or this opinion.

        We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction and that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

        Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction or the Consideration and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

        Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of shares of Parent Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Agreement or the prices or ranges of prices at which shares of Company Common Stock or Parent Common Stock may be purchased or sold at any time. We have assumed that the shares of Parent Common Stock to be issued in the Transaction will be approved for listing on the New York Stock Exchange prior to the consummation of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction.

        We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Parent and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as the sole underwriter in connection with an offering of Convertible Senior Notes by Parent in January 2017 and having acted as financial advisor to the Parent Board of Directors in connection with the initial public offering and spin-off of Granite Point Mortgage Trust Inc. in June 2017. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

        It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock, other than the Excluded Holders, in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ FELIX SCHERZER Managing Director

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Two Harbors Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires Two Harbors (unless the Two Harbors Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits Two Harbors to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or certain other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        The MGCL prohibits Two Harbors from indemnifying a director or officer who has been adjudged liable in a suit by Two Harbors or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by Two Harbors or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by such director or officer or on such director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        To the maximum extent permitted by Maryland law, the Two Harbors Charter authorizes Two Harbors to indemnify any person who serves or has served, and the Two Harbors Bylaws obligate Two Harbors to indemnify any individual who is made or threatened to be made a party to a proceeding by reason of his or her service:

  •
  as a director or officer of Two Harbors; or

  •
  while a director or officer of Two Harbors and at Two Harbors' request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Two Harbors Charter and the Two Harbors Bylaws also permit Two Harbors to indemnify and advance expenses to any individual who served any of Two Harbors' predecessors in any of the capacities described above and any employee or agent of Two Harbors or any of Two Harbors' predecessors.

        In addition, Two Harbors has entered into indemnification agreements with each of Two Harbors' and executive officers to provide for indemnification to the maximum extent permitted by Maryland law.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that follows the signature page to this registration statement and is incorporated herein by reference.

ITEM 22.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to

    Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.		Description
2.1		Agreement and Plan of Merger, by and among Two Harbors Investment Corp., Eiger Merger Subsidiary LLC and CYS Investments, Inc., dated as of April 25, 2018 (attached as Annex A to the prospectus/proxy statement that forms a part of this registration statement).

3.1		Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Exhibit 99.1 to Annex B filed with Pre Effective Amendment No. 4 to the Registrant's Registration Statement on Form S-4 (File No. 333-160199) filed with the Securities and Exchange Commission, or SEC, on October 8, 2009, or Amendment No. 4).

3.2		Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on December 19, 2012).

3.3		Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:01 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on November 2, 2017).

3.4		Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:02 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed with the SEC on November 2, 2017).

3.5		Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.3 of the Registrant's Form 8-A filed with the SEC on March 13, 2017).

3.6		Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.4 of the Registrant's Form 8-A filed with the SEC on July 17, 2017).

3.7		Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.7 of the Registrant's Form 8-A filed with the SEC on November 22, 2017).

3.8	*	Form of Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share.

3.9	*	Form of Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share.

3.10		Amended and Restated Bylaws of Two Harbors Investment Corp. (incorporated by reference to Exhibit 3.4 to the Registrant's Current Report on Form 8-K, filed with the SEC on April 6, 2017).

Exhibit No.		Description
4.1		Specimen Common Stock Certificate of Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.2 to Amendment No. 4).

5.1	**	Opinion of Ballard Spahr LLP regarding the legality of the securities being registered.

8.1	**	Opinion of Vinson & Elkins L.L.P. regarding tax matters.

8.2	**	Opinion of Sidley Austin LLP regarding tax matters.

10.1		Fourth Amendment to the Management Agreement between Two Harbors, Two Harbors Operating Company LLC and PRCM Advisers dated April 25, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on April 26, 2018).

12.1	*	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Share Dividends.

21.1		List of Subsidiaries of Two Harbors Investment Corp. (incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K filed on February 27, 2018).

23.1	**	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2	**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

23.3	**	Consent of Sidley Austin LLP (included in Exhibit 8.2).

23.4	*	Consent of Ernst & Young LLP, independent registered public accounting firm (in respect of Two Harbors Investment Corp.).

23.5	*	Consent of Deloitte & Touche LLP, independent registered public accounting firm (in respect of CYS Investments, Inc.).

24.1	*	Powers of Attorney (included on the signature pages of this registration statement).

99.1	*	Consent of JMP Securities LLC.

99.2	*	Consent of Barclays Capital Inc.

99.3	*	Consent of Credit Suisse Securities (USA) LLC.

99.4	**	Form of Proxy solicited by the Board of Directors of Two Harbors Investment Corp.

99.5	**	Form of Proxy solicited by the Board of Directors of CYS Investments, Inc.

*
Filed herewith.

**
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 25, 2018.

TWO HARBORS INVESTMENT CORP.
By:	/s/ THOMAS E. SIERING
Thomas E. Siering Chief Executive Officer, President and Director

POWER OF ATTORNEY

        NOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Siering and Brad Farrell, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to this registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on May 25, 2018.

Signature	Title	Date

/s/ THOMAS E. SIERING Thomas E. Siering	Chief Executive Officer, President and Director (principal executive officer)	May 25, 2018
/s/ BRAD FARRELL Brad Farrell	Chief Financial Officer and Treasurer (principal financial officer)	May 25, 2018
/s/ MARY K. RISKEY Mary K. Riskey	Chief Accounting Officer (principal accounting officer)	May 25, 2018
/s/ BRIAN C. TAYLOR Brian C. Taylor	Chairman of the Board of Directors	May 25, 2018

Signature	Title	Date

/s/ E. SPENCER ABRAHAM E. Spencer Abraham	Director	May 25, 2018
/s/ JAMES J. BENDER James J. Bender	Director	May 25, 2018
/s/ STEPHEN G. KASNET Stephen G. Kasnet	Director	May 25, 2018
/s/ LISA A. POLLINA Lisa A. Pollina	Director	May 25, 2018
/s/ WILLIAM ROTH William Roth	Chief Investment Officer and Director	May 25, 2018
/s/ W. REID SANDERS W. Reid Sanders	Director	May 25, 2018
/s/ HOPE B. WOODHOUSE Hope B. Woodhouse	Director	May 25, 2018